As filed with the Securities and Exchange Commission on September 23, 2013

Registration No. 333-191133

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COEUR MINING, INC.

(Exact name of registrant as specified in its charter)

The subsidiary guarantors listed on Schedule A hereto

(Exact name of registrant as specified in its charter)

1040	Delaware	82-0109423
(Primary Standard Industrial Classification Code Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

505 Front Avenue, P.O. Box I

Coeur d’Alene, Idaho 83814

(208) 667-3511

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Casey M. Nault

Vice President, General Counsel and Secretary

505 Front Avenue, P.O. Box I

Coeur d’Alene, Idaho 83814

(208) 667-3511

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Andrew L. Fabens

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
7.875% Senior Notes due 2021	$300,000,000	100.000%	$300,000,000	$40,920(4)
Guarantees of 7.875% Senior Notes due 2021(2)	$300,000,000	N/A(3)	NA(3)	N/A(3)

(1)	Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.
(2)	The notes are guaranteed by the direct and indirect wholly owned subsidiaries of Coeur Mining, Inc. listed on the following page.
(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable for the guarantees. The guarantees are not traded separately.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Subsidiary Guarantors

The following direct and indirect wholly owned subsidiaries of Coeur Mining, Inc. will guarantee Coeur Mining, Inc.’s 7.875% Senior Notes due 2021 and are co-registrants with Coeur Mining, Inc. under this registration statement.

Name	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number
Coeur Alaska, Inc.	Delaware	82-0416477
Coeur Explorations, Inc.	Idaho	82-0356364
Coeur Rochester, Inc.	Delaware	88-0212514
Coeur South America Corp.	Delaware	13-3100836

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 23, 2013

PRELIMINARY PROSPECTUS

$300,000,000

Coeur Mining, Inc.

OFFER TO EXCHANGE

All outstanding 7.875% Senior Notes due 2021 for new 7.875% Senior Notes due 2021 that have been registered under the Securities Act of 1933, as amended

The Exchange Offer will expire at 5:00 p.m., New York City time,

on                     , 2013, unless extended.

We are offering to exchange Coeur Mining, Inc.’s 7.875% Senior Notes due 2021 (CUSIP No. 192108 AY4) (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of Coeur Mining, Inc.’s 7.875% Senior Notes due 2021 issued on January 29, 2013 (CUSIP Nos. 192108 AX6 and U19210 AE0) (the “Outstanding Notes”). The term “Notes” refers to both the Outstanding Notes and the New Notes. We refer to the offer to exchange the New Notes for the Outstanding Notes as the “exchange offer” in this prospectus.

The New Notes:

•

The terms of the New Notes to be issued in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the New Notes.

•	We are offering the New Notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the Outstanding Notes.

•	The New Notes will bear interest at the rate of 7.875% per annum, payable semi-annually, in cash in arrears, on February 1 and August 1 of each year.

•	The New Notes will be guaranteed on a senior unsecured basis by each of Coeur Mining, Inc.’s subsidiaries that has guaranteed the Outstanding Notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the New Notes for Outstanding Notes will not be a taxable exchange for U.S. federal income tax purposes.

•

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such New Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in any such resale. See “Plan of Distribution.”

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

Investing in the New Notes involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                     , 2013

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the SEC a registration statement on Form S-4 with respect to the New Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the New Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

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You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

Coeur Mining, Inc.

505 Front Avenue, P.O. Box I

Coeur d’Alene, Idaho 83814

Attention: Investor Relations

Phone: (208) 667-3511

In order to ensure timely delivery, you must request the information no later than                     , 2013, which is five business days before the expiration of the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. The information on the SEC’s website is not incorporated by reference in this prospectus. You may request a copy of our filings at no cost, by writing or telephoning us at the address provided above.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains numerous forward-looking statements, including statements relating to our gold and silver mining business, expectations as to production levels and financial performance, operating schedules, results of operations, ore reserves and mineralized material, capital costs, capital expenditures, and other operating data, expectations as to recovery rates, metal grades, production consistency and receipt of permits, potential quality and/or grade of mineralized material, permit and other regulatory approvals, as well as our ability and expected results of initiatives to generate and protect cash flow, manage metals price risk, reduce costs and capital expenditures, enhance revenue, manage working capital and maximize net cash flow and expectations with respect to the development of the La Preciosa project. Such forward-looking statements may be identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “will,” “plan,” “projected,” “contemplates,” “anticipates” or similar words. Actual production, operating schedules, results of operations, ore reserves and mineralized material, capital costs, capital expenditures and other operating data, quality and/or grade of mineralized material, permit and regulatory approvals, results of initiatives to reduce costs and capital expenditures, enhance revenue, manage working capital and maximize net cash flow and development of the La Preciosa project could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include:

•	the risk that permits necessary for the planned Rochester expansion may not be obtained;

•

the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions);

•	changes in the market prices of gold and silver and a sustained lower price environment;

•

the uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages;

•	the uncertainties inherent in the estimation of gold and silver ore reserves;

•	changes that could result from our future acquisition of new mining properties or businesses;

•	reliance on third parties to operate certain mines where we own silver production and reserves;

•	the loss of any third-party smelter to which we market silver and gold;

•	the effects of environmental and other governmental regulations;

•	the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries; and

•	our ability to raise additional financing necessary to conduct our business, make payments or refinance our debt.

You should not put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are further qualified by and should be read in conjunction with the risks and uncertainties described or referred to under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” respectively, of this prospectus.

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SUMMARY

This summary highlights information contained in this prospectus. For a more complete understanding of our business, you should read this entire prospectus, particularly the discussion set forth under the heading “Risk Factors,” , and our historical consolidated financial statements and the respective notes to those statements, as well as the documents incorporated herein by reference.

In this prospectus, except as otherwise indicated or as the context otherwise requires, the words “Coeur Mining” refer to Coeur Mining, Inc. on an unconsolidated basis and the words “Coeur,” “we,” “us,” “our,” the “Company” and “ours” refer to Coeur Mining and its consolidated subsidiaries.

Our Company

We are a large primary silver producer with growing gold production and assets located in the United States, Mexico, Bolivia, Argentina and Australia. The Palmarejo mine, San Bartolomé mine, Kensington mine, and Rochester mine, each of which is operated by us, and the Endeavor mine, which is operated by a non-affiliated party, constituted our principal sources of mining revenues during the first six months of 2013.

Our business strategy is to discover, acquire, develop and operate low-cost silver and gold operations that we expect to produce long-term cash flow, provide opportunities for growth through continued exploration and generate superior and sustainable returns for stockholders. Our management focuses on maximizing net cash flow through identifying and implementing revenue enhancement opportunities at existing operations, reducing operating and non-operating costs, completing capital projects and reducing capital expenditures, and managing working capital.

Overview of Mining Properties and Interests

Our most significant operating properties and interests are described below:

•

We own 100% of Coeur Mexicana S.A. de C.V. (“Coeur Mexicana”), which operates the underground and surface Palmarejo silver and gold mine in Mexico. The Palmarejo mine began shipping silver/gold doré in April 2009. Palmarejo produced 8.2 million ounces of silver and 106,038 gold ounces in 2012. On January 21, 2009, we entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced by Coeur from the Palmarejo mine. Royalty payments made beyond the minimum obligation of 400,000 ounces of gold are payable when the market price per ounce of gold is greater than $400.00. We control a large land position around our existing operations.

•

We own 100% of Empresa Minera Manquiri (“Manquiri”) S.A., a Bolivian company that controls the mining rights for the San Bartolomé mine, which is a surface silver mine in Bolivia where we commenced commercial production in June 2008. San Bartolomé produced 5.9 million ounces of silver during 2012.

•

We own 100% of Coeur Alaska, Inc., which owns the Kensington mine, an underground gold mine located north of Juneau, Alaska. The Kensington mine began processing ore on June 24, 2010 and began commercial production on July 3, 2010. Kensington produced 82,125 ounces of gold in 2012.

•

We own 100% of Coeur Rochester, Inc., which has operated the Rochester mine, a silver and gold surface mining operation located in northwestern Nevada, since 1986. We completed construction of a new leach pad and related infrastructure in the fourth quarter of 2011. Rochester produced 2.8 million ounces of silver and 38,066 ounces of gold in 2012.

•

We own, directly or indirectly, 100% of Coeur Argentina S.R.L., which owns and operated the underground silver and gold Martha mine located in Santa Cruz, Argentina. Mining operations commenced at the Martha mine in June 2002 and the mine ceased active mining operations in September 2012.

•

In May 2005, we acquired, for $44.0 million, all of the silver production and reserves (up to 20.0 million payable ounces) contained at the Endeavor mine in New South Wales, Australia, which is owned and operated by Cobar Operations Pty. Limited, a wholly owned subsidiary of CBH Resources Ltd. (“CBH”). The Endeavor mine is an underground zinc, lead and silver mine, which has been in production since 1983. Endeavor produced 0.7 million ounces of silver in 2012.

•

Since December 2012, we have owned 100% of the Joaquin silver and gold development project located in the Santa Cruz province of southern Argentina. We commenced exploration of this large property located north of our Martha silver mine in November 2007. Since that time, we have defined silver and gold mineralization in two deposits at Joaquin, La Negra and La Morocha, and have commenced work on detailed drilling and other technical, economic and environmental programs which we expect will lead to completion of a feasibility study.

•

In April 2013, we completed our acquisition of Orko Silver Corp. (“Orko”), which holds the La Preciosa silver-gold project in Durango state, Mexico. On July 8, 2013, we announced results of a preliminary economic assessment (“PEA”) for the La Preciosa project and we have commenced a feasibility study for the project that we expect will be completed by mid-2014.

Coeur also has interests in other properties that are subject to silver or gold exploration activities upon which no minable ore reserves have yet been delineated.

Corporate Information

Coeur Mining, Inc. is a Delaware corporation. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814, and our telephone number is (208) 667-3511. We maintain an Internet website at www.coeur.com. Information contained in the website is not incorporated by reference into this prospectus, and you should not consider information contained in the website as part of this prospectus.

The Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the New Notes for the Outstanding Notes. The terms of the New Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description, see “Description of the New Notes.”

Issuer	Coeur Mining, Inc., a Delaware corporation.

New Notes Offered	$300,000,000 aggregate principal amount of 7.875% Senior Notes due 2021.

Outstanding Notes	$300,000,000 aggregate principal amount of 7.875% Senior Notes due 2021.

The Exchange Offer	We are offering to issue registered New Notes in exchange for a like principal amount and like denomination of our Outstanding Notes. We are offering to issue these registered New Notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchaser of the Outstanding Notes when we sold the Outstanding Notes in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your Outstanding Notes for exchange by following the procedures described in the section entitled “The Exchange Offer” elsewhere in this prospectus.

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, which is 21 business days after the exchange offer is commenced, unless we extend it. If you decide to exchange your Outstanding Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. You may withdraw any Outstanding Notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any Outstanding Notes you have tendered for exchange, those Outstanding Notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer” for a description of the conditions. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

U.S. Federal Income Tax Considerations	Your exchange of Outstanding Notes for New Notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. For additional information, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the New Notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	The Bank of New York Mellon.

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to register the Outstanding Notes. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Consequences of Exchanging Your Outstanding Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the New Notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquire the New Notes issued in the exchange offer in the ordinary course of your business;

•	are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the New Notes issued to you in the exchange offer; and

•	are not an “affiliate” of Coeur as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any New Notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Outstanding Notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any New Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Interest on Outstanding Notes Exchanged in the Exchange Offer	On the record date for the first interest payment date for the New Notes offered hereby following the consummation of the exchange offer, holders of such New Notes will receive interest accruing from the issue date of the Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid on the Outstanding Notes.

The New Notes

A brief description of the material terms of the New Notes follows. For a more complete description, see “Description of the New Notes.”

Issuer	Coeur Mining, Inc., a Delaware corporation.

New Notes Offered	$300,000,000 aggregate principal amount of new 7.875% Senior Notes due 2021.

Maturity Date	The New Notes will mature on February 1, 2021.

Interest Payment Dates	Interest on the New Notes will be payable in cash on February 1 and August 1 of each year.

Guarantees	Each of our subsidiaries that is a borrower or a guarantor under our senior secured credit facility (the “Secured Senior Credit Facility”) will, jointly and severally, guarantee the New Notes on the issue date. In addition, each of our restricted subsidiaries that becomes a borrower under or that guarantees the Secured Senior Credit Facility, or that guarantees other indebtedness that exceeds $20.0 million aggregate principal amount, will be required to guarantee the New Notes in the future. Under certain circumstances, subsidiary guarantors may be released from their guarantees without the consent of the holders of notes. See “Description of the New Notes—Note Guarantees.”

For the six months ended June 30, 2013, our non-guarantor subsidiaries represented 62% of our sales of metals and 114% of our operating income. As of June 30, 2013, our non-guarantor subsidiaries represented 76% of our total assets and 65% of our total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities).

Ranking	The New Notes and the guarantees, respectively, will be our and the guarantors’ general unsecured obligations and will be:

•

effectively subordinated to any of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our Secured Senior Credit Facility, to the extent of the value of the collateral securing such indebtedness;

•	pari passu in right of payment with all of our and the guarantors’ existing and future unsecured senior indebtedness;

•	senior in right of payment to all of our and the guarantors’ future subordinated indebtedness; and

•	structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our non-guarantor subsidiaries.

As of June 30, 2013, Coeur Mining had approximately $312.0 million of outstanding indebtedness, of which $6.7 million effectively ranked senior to the Outstanding Notes, and Coeur Mining would have had unused commitments of $100 million under its Secured Senior Credit Facility, all of which would effectively rank senior to the Outstanding Notes if borrowed. As of June 30, 2013, our non-guarantor subsidiaries had $858.0 million of total liabilities (including trade payables, deferred tax liabilities and royalty obligations, but excluding intercompany liabilities), all of which was structurally senior to the Outstanding Notes.

Interest Rate	The New Notes will bear interest at a rate per annum equal to 7.875%.

Optional Redemption	The New Notes will be redeemable at our option, in whole or in part, at any time on or after February 1, 2017, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to February 1, 2016, we may redeem up to 35% of the original principal amount of the New Notes (including any additional notes) with an amount of cash not greater than the net proceeds of certain equity offerings at a redemption price of 107.875% of the principal amount of the New Notes, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to February 1, 2017, we may also redeem some or all of the New Notes at a price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, plus a “make-whole premium.” See “Description of the New Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of specific change of control events, you will have the right, as holders of the New Notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries sell assets under certain circumstances and do not use the proceeds for certain specified purposes, we must offer to use certain net proceeds therefrom to repurchase the New Notes and other debt that is pari passu with the New Notes on a pro rata basis. The purchase price of the New Notes will be equal to 100% of the principal amount of the New Notes repurchased, plus accrued and unpaid interest and additional interest on the New Notes, if any, to the applicable repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Asset Sales.”

Political Risk Insurance Offer	If we receive political risk insurance proceeds related to our San Bartolomé mine and do not use the proceeds for certain specified purposes, we must offer to use certain net proceeds therefrom to repurchase the New Notes and other debt that is pari passu with the New Notes containing similar political risk insurance offer provisions on a pro rata basis. The purchase price of the New Notes will be equal to 100% of the principal amount of the New Notes repurchased, plus accrued and unpaid interest and additional interest on the New Notes, if any, to the applicable repurchase date. See “Description of the New Notes—Repurchase at the Option of Holders—Political Risk Insurance.”

Certain Covenants	We will issue the New Notes under an indenture containing covenants for your benefit. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

However, these limitations will be subject to a number of important qualifications and exceptions. See “Description of the New Notes—Certain Covenants.”

Many of these covenants will cease to apply to the New Notes if, on any date following the issue date, the New Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group. See “Description of the New Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the New Notes, see “Description of the New Notes—Events of Default and Remedies.”

Additional Notes	Coeur may issue additional notes under the indenture from time to time. The New Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

No Established Trading Market	The New Notes are a new issue of securities with no established trading market. The New Notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active or liquid trading market for the New Notes will develop. If an active or liquid trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. The initial purchaser has advised us that it currently intends to make a market in the New Notes. However, it is not obligated to do so, and any market making with respect to the New Notes may be discontinued without notice.

Form and Denominations	The New Notes will be issued in minimum denominations of $2,000 and higher integral multiples of $1,000 in excess thereof. The New Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Beneficial interests in the New Notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants of DTC.

Governing Law	The New Notes will be governed by and construed in accordance with the laws of the State of New York.

Risk Factors	Investing in the New Notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to purchase any notes.

RISK FACTORS

Investing in the New Notes involves various risks, including the risks described below. Before tendering the Outstanding Notes, you should carefully consider these risks and the other information included in this prospectus before deciding to invest in the New Notes. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. In any such case, the trading price of the New Notes could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only risks and uncertainties that you may face.

Risks Relating to Our Business

Our results of operations, cash flows and operating costs are highly dependent upon the market prices of silver and gold and other commodities, which are volatile and beyond our control. Substantial or extended declines in gold and silver prices would materially and adversely affect our results of operations and cash flows.

Silver and gold are commodities, and their prices are volatile. During the twelve months ended December 31, 2012, the price of silver ranged from a low of $26.39 per ounce to a high of $36.88 per ounce, and the price of gold ranged from a low of $1,540 per ounce to a high of $1,792 per ounce. During the first six months of 2013, the price of silver ranged from a low of $18.70 per ounce to a high of $32.31 per ounce, and the price of gold ranged from a low of $1,192 per ounce to a high of $1,693 per ounce. The closing market price of silver and gold on September 20, 2013 was $21.76 per ounce and $1,325.71 per ounce, respectively.

Silver and gold prices are affected by many factors beyond our control, including prevailing interest rates and returns on other asset classes, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. In addition, Exchange Traded Funds (“ETFs”), which have substantially facilitated the ability of large and small investors to buy and sell precious metals, have become significant holders of gold and silver. Factors that are generally understood to contribute to a decline in the prices of silver and gold include a strengthening of the U.S. dollar, net outflows from gold and silver ETFs, bullion sales by private and government holders and a general global economic slowdown.

Because we derive all of our revenues from sales of silver and gold, our results of operations and cash flows will fluctuate as the prices of these metals increase or decrease. A sustained period of declining gold and silver prices would materially and adversely affect our results of operations and cash flows. Additionally, if market prices for silver and gold decline or remain at relatively low levels for a sustained period of time, we may have to revise our operating plans, including reducing operating costs and capital expenditures, terminating or suspending mining operations at one or more of our properties and discontinuing certain exploration and development plans. We may be unable to decrease our costs in an amount sufficient to offset reductions in revenues, and may incur losses.

Operating costs at our mines are also affected by the price of input commodities, such as fuel, electricity, labor, chemical reagents, explosives, steel and concrete. Prices for these input commodities are volatile and can fluctuate due to conditions that are difficult to predict, including global competition for resources, currency fluctuations, consumer or industrial demand and other factors. Continued volatility in the prices of commodities and other supplies we purchase could lead to higher costs, which would adversely affect results of operations and cash flows.

Since the beginning of 2011, we have made strategic minority investments in eight silver and gold development companies in North and South America. The value of these investments depends significantly on the market prices of silver and gold. We cannot assure that the value of these investments, or the value of future investments we may make in other development companies, will not decline. Declines in the value of these investments could adversely affect our financial condition.

A significant and sustained decline in gold and silver prices could cause one or more of our mining properties to become unprofitable, which could require us to record write-downs of long-lived assets that would adversely affect results of operations and financial condition.

Established accounting standards for impairment of the value of long-lived assets such as mining properties require us to review the recoverability of the cost of our assets upon a triggering event by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment, measured by comparing an asset’s carrying value to its fair value, must be recognized when the carrying value of the asset exceeds these cash flows. A significant and sustained decline in or sustained period of relatively low silver or gold prices, or the failure to control production and operating costs or realize the minable ore reserves at our mining properties, could lead us to terminate or suspend mining operations at one or more of our properties and require a write-down of the carrying value of the assets. Any such actions would negatively affect results of operations and financial condition.

We may record other types of additional mining property charges in the future if we sell a property for a price less than its carrying value or have to increase reclamation liabilities in connection with the closure and reclamation of a property. Any such additional write-downs of mining properties could adversely affect results of operations and financial condition.

Our use of derivative contracts to protect against market price volatility exposes us to risk of opportunity loss, mark-to-market accounting adjustments and exposure to counterparty credit risk.

From time to time, we may enter into price risk management contracts to protect against fluctuations in the price of our products and changes in the price of fuel and other input costs. These contracts could include forward sales or purchase contracts, futures contracts, purchased or sold put and call options and other contracts. Any such use of forward or futures contracts can expose us to risk of an opportunity loss. The use of derivative contracts may also result in significant mark-to-market accounting adjustments, which may have a material adverse impact on reported financial results. We are exposed to credit risk with contract counterparties, including, but not limited to, in connection with sales contracts and derivative contracts. In the event of non-performance in connection with a contract, we could be exposed to a loss of value for that contract.

We are an international company and are exposed to political and social risks in the countries in which we have significant operations or interests.

A majority of our revenues are generated by operations outside the United States, and we are subject to significant risks inherent in mineralized material extraction by foreign companies and contracts with government-owned entities. Exploration, development, production and closure activities in many countries are potentially subject to heightened political and social risks that are beyond our control. These risks include the possible unilateral cancellation or forced re-negotiation of contracts, unfavorable changes in foreign laws and regulations, royalty and tax increases, claims by governmental entities or indigenous communities, expropriation or nationalization of property and other risks arising out of foreign sovereignty over areas in which operations are conducted. The right to export silver and gold may depend on obtaining certain licenses and quotas, which could be delayed or denied at the discretion of the relevant regulatory authorities. In addition, our rights under local law may be less secure in countries where judicial systems are susceptible to manipulation and intimidation by government agencies, non-governmental organizations or civic groups.

Any of these developments could require us to curtail or terminate operations at our mines, incur significant costs to meet newly imposed environmental or other standards, pay greater royalties or higher prices for labor or services and recognize higher taxes, which could materially and adversely affect financial condition, results of operations and cash flows.

These risks may be higher in developing countries in which we may expand our exploration for and development of mineral deposits. Potential operations in these areas increase our exposure to risks of war, local economic conditions, political disruption, civil disturbance and governmental policies that may disrupt our operations.

Our operations outside the United States also expose us to economic and operational risks.

Our operations outside the United States also expose us to economic and operational risks. Local economic conditions can cause shortages of skilled workers and supplies, increase costs and adversely affect the security of operations. In addition, higher incidences of criminal activity and violence in the area of some of our foreign operations, including drug-cartel related violence in Mexico, could adversely affect our ability to operate in an optimal fashion and may impose greater risks of theft and greater risks as to property security. These conditions could lead to lower productivity and higher costs, which would adversely affect results of operations and cash flows. We sell gold and silver doré in U.S. dollars, but we conduct operations outside the United States in local currency. Currency exchange movements could adversely affect results of operations.

Silver and gold mining involves significant production and operational risks.

Silver and gold mining involves significant production and operational risks, including those related to uncertain mineral exploration success, unexpected geological or mining conditions, the difficulty of development of new deposits, unfavorable climate conditions, equipment or service failures, current unavailability of or delays in installing and commissioning plants and equipment, import or customs delays and other general operating risks. Commencement of mining can reveal mineralization or geologic formations, including higher than expected content of other minerals that can be difficult to separate from silver, which can result in unexpectedly low recovery rates.

Problems also may arise due to the quality or failure of locally obtained equipment or interruptions to services (such as power, water, fuel or transport or processing capacity) or technical support, which could result in the failure to achieve expected target dates for exploration, or could cause production activities to require greater capital expenditure to achieve expected recoveries.

Many of these production and operational risks are beyond our control. Delays in commencing successful mining activities at new or expanded mines, disruptions in production and low recovery rates could have adverse effects on our financial condition, results of operations and cash flows.

The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. Our results of operations and financial position may be negatively affected by inaccurate estimates.

The ore reserve figures presented in our public filings are estimates made by our technical personnel and by independent mining consultants with whom we contract. Reserve estimates are a function of geological and engineering analyses that require us to make assumptions about production costs, recoveries and silver and gold market prices. Reserve estimation is an imprecise and subjective process. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and we may be required to reduce reserve estimates, discontinue development or mining at one or more of our properties or write down assets as impaired. Should we encounter mineralization or geologic formations at any of our mines or projects different from those predicted, we may adjust our reserve estimates and alter our mining plans. Either of these alternatives may adversely affect actual production and financial condition, results of operations and cash flows.

Forward sales and royalty arrangements can result in limiting our ability to take advantage of increased metal prices while increasing our exposure to lower metal prices.

We have in the past entered into, and may in the future enter into, arrangements under which we have agreed to make royalty or similar payments to lenders in amounts that are based on expected production and price levels for gold or silver. We enter into such arrangements when we conclude that they provide us with necessary capital to develop a specific mining property on favorable terms. Royalty or similar payment obligations, however, can limit our ability to realize the full effects of rising gold or silver prices and require us to make potentially significant cash payments if the mine fails to achieve specified minimum production levels.

Our future operating performance may not generate cash flows sufficient to meet debt payment obligations.

As of June 30, 2013, Coeur Mining had a total of approximately $312.0 million of outstanding indebtedness, which includes $300 million aggregate principal amount of the Outstanding Notes, $5.3 million of 3.25% Convertible Senior Notes due 2028 (the “3.25% Convertible Senior Notes”) and capital lease obligations of $6.7 million, and excludes $56.5 million of future estimated gold production royalty payments due from our subsidiary Coeur Mexicana to Franco-Nevada. The liabilities associated with the royalty payments increase as the price of gold increases. Our ability to make scheduled debt payments on outstanding indebtedness will depend on future results of operations and cash flows. Our results of operations and cash flows, in part, are subject to economic factors beyond our control, including the market prices of silver and gold. We may not be able to generate enough cash flow to meet obligations and commitments. If we cannot generate sufficient cash flow from operations to service debt, we may need to further refinance debt, dispose of assets or issue equity to obtain the necessary funds. We cannot predict whether we would be able to refinance debt, issue equity or dispose of assets to raise funds on a timely basis or on satisfactory terms.

Our future growth will depend upon our ability to develop new mines, either through exploration at existing properties or by acquisition from other mining companies.

Because mines have limited lives based on proven and probable ore reserves, an important element of our business strategy is the opportunistic acquisition of silver and gold mines, properties and businesses or interests therein. During 2011, we successfully constructed a new leach pad at our Rochester mine and substantially completed development of other major mining properties at Palmarejo, San Bartolomé and Kensington. Since December 2012, we have owned 100% of the Joaquin silver and gold development project located in the Santa Cruz province of southern Argentina and as a result of our acquisition of Orko in April 2013, we also hold the La Preciosa silver-gold project in the state of Durango, Mexico. Our ability to achieve significant additional growth in revenues and cash flows will depend upon success in further developing existing properties and developing or acquiring new mining properties. Both strategies are inherently risky, and we cannot assure that we will be able to successfully compete in either the development of existing or new mining properties or acquisitions of additional mining properties.

While it is our practice to engage independent mining consultants to assist in evaluating and making acquisitions, any mining properties or interests that we may acquire may not be developed profitably. If profitable when acquired, that profitability might not be sustained. In connection with any future acquisitions, we may incur indebtedness or issue equity securities, resulting in increased interest expense, or dilution of the percentage ownership of existing stockholders. We cannot predict the impact of future acquisitions on the price of our business or common stock or that we would be able to obtain any necessary financing on acceptable terms. Unprofitable acquisitions, or additional indebtedness or issuances of securities in connection with such acquisitions, may negatively affect results of operations.

In addition, since the beginning of 2011, we have also made strategic minority investments in eight silver and gold development companies in North and South America. As of June 30, 2013, our investments in these companies had an estimated fair value of $16.0 million. We cannot assure that the value of these investments, or the value of future investments we may make in other development companies, will not decline. Declines in the value of these investments could adversely affect our financial condition and results of operations.

Mineral exploration and development inherently involves significant and irreducible financial risks. We may suffer from the failure to find and develop profitable mines.

The exploration for and development of mineral deposits involves significant financial risks that even a combination of careful evaluation, experience and knowledge cannot eliminate. Unprofitable efforts may result from the failure to discover mineral deposits. Even if mineral deposits are found, those deposits may be insufficient in quantity and quality to return a profit from production, or it may take a number of years until production is possible, during which time the economic viability of the project may change. Few properties which are explored are ultimately developed into producing mines.

Substantial expenditures are required to establish ore reserves, to extract metals from ores and, in the case of new properties, to construct mining and processing facilities. The economic feasibility of any development project is based upon, among other things, volatile metals prices, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources such as water and power, metallurgical recoveries, production rates and capital and operating costs. Development projects also are subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

The commercial viability of a mineral deposit, once developed, depends on a number of factors, including: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; government regulations including taxes, royalties, foreign exchange controls and land tenure; land use; importing and exporting of minerals; environmental protection; and mineral prices. Factors that affect adequacy of infrastructure include: reliability of roads, bridges, power sources and water supply; unusual or infrequent weather phenomena; sabotage; and government or other interference in the maintenance or provision of such infrastructure. All of these factors are highly cyclical. The exact effect of these factors cannot be accurately predicted, but the combination may result in not receiving an adequate return on invested capital.

Significant investment risks and operational costs are associated with exploration, development and mining activities. These risks and costs may result in lower economic returns and may adversely affect our business.

Our ability to sustain or increase our present production levels depends in part on successful exploration and development of new ore bodies and expansion of existing mining operations. Mineral exploration, particularly for silver and gold, involves many risks and is frequently unproductive. The economic feasibility of any development project is based upon, among other things, estimates of the size and grade of ore reserves, proximity to infrastructures and other resources (such as water and power), metallurgical recoveries, production rates and capital and operating costs of such development projects, and metals prices. Development projects are also subject to the completion of favorable feasibility studies, issuance and maintenance of necessary permits and receipt of adequate financing.

Development projects may have no operating history upon which to base estimates of future operating costs and capital requirements. Development project items such as estimates of reserves, metal recoveries and cash operating costs are to a large extent based upon the interpretation of geologic data obtained from a limited number of drill holes and other sampling techniques, and feasibility studies. Estimates of cash operating costs are then derived based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climate conditions and other factors.

As a result, actual cash operating costs and economic returns of any and all development projects may materially differ from the costs and returns estimated, and accordingly, our financial condition, results of operations and cash flows may be negatively affected.

We might be unable to raise additional financing necessary to meet capital needs, conduct business, make payments when due or refinance debt.

We might need to raise additional funds in order to meet capital needs, implement our business plan, refinance debt or acquire complementary businesses or products. Any required additional financing might not be available on commercially reasonable terms, or at all. If we raise additional funds by issuing equity securities, holders of our common stock could experience significant dilution of our ownership interest, and these securities could have rights senior to those of the holders of common stock.

Our newly acquired silver-gold project, La Preciosa, is subject to significant development, operational and regulatory risks.

As a development phase project, La Preciosa is subject to numerous risks. These risks include uncertainty as to the development of the La Preciosa project in accordance with current expectations or at all, and the ultimate extent, quality, grade and mineability of silver mineralization. Further, we may be unable to complete project and environmental permitting within an economically acceptable time frame.

The recently completed preliminary economic assessment, or PEA, for the La Preciosa project does not have sufficient certainty to constitute a pre-feasibility study or a feasibility study. The PEA includes mineralized material that is considered too speculative geologically to have economic considerations applied to it that would enable it to be categorized as proven and probable reserves. We cannot assure that the results reflected in the PEA will be realized or that we will ever be in a position to identify proven and probable reserves at the La Preciosa project. In particular, the PEA uses estimated capital costs and operating costs which are based on factors including tonnage and grades of metal expected to be mined and processed and expected recovery rates, none of which has been completed to a pre-feasibility study or a feasibility study level. While we are currently commencing a feasibility study on the La Preciosa project, the ultimate identification of proven and probable reserves will depend on a number of factors, including the attributes of the deposit (including size, grade, geological formation and proximity to infrastructure), metal prices, government regulations (including regulations pertaining to taxes, royalties, land use, international trade and permitting) and environmental protections. It is possible that proven and probable reserves will never be identified at the La Preciosa project, which would inhibit our ability to develop the La Preciosa project into a commercial mining operation. In addition, following completion of the feasibility study, we may determine not to proceed with project construction.

We plan to configure and design the La Preciosa project as a large-tonnage, open pit operation in an effort to maximize annual production and mine life. However, we may be unable to obtain the permits required for this design scope, or we may be unable to complete the design in a manner that complies with environmental laws. Further, geological or technological impediments to extraction and processing may render the engineering impracticable or uneconomic.

As a result of these and related risks, future estimates of or actual cash operating costs and economic returns of the La Preciosa project may materially differ from these estimated costs and returns for this project, and accordingly, our financial condition, results of operations and cash flows may be negatively affected.

A significant delay or disruption in sales of concentrates as a result of the unexpected discontinuation of purchases by smelter customers could have a material adverse effect on operations.

We currently market silver and gold doré and concentrates to third-party refiners and smelters in the United States, Switzerland, China and Japan. The loss of any one smelter could have a material adverse effect on us if alternative smelters and refineries were unavailable. We cannot assure you that alternative smelters or refineries would be available if the need for them were to arise or that we would not experience delays or disruptions in sales that would materially and adversely affect results of operations.

Our silver and gold production may decline in the future, reducing our results of operations and cash flows.

Our silver and gold production, unless we are able to develop or acquire new properties, will decline over time due to the exhaustion of reserves and the possible closure of mines in response to declining metals prices or other factors. Identifying promising mining properties is difficult and speculative. We encounter strong competition from other mining companies in connection with the acquisition of properties producing or capable of producing silver and gold. Many of these companies have greater financial resources than we do. Consequently, we may be unable to replace and expand current ore reserves through the acquisition of new mining properties or interests therein on terms that are considered acceptable. As a result, revenues from the sale of silver and gold may decline, resulting in lower income and reduced growth. We cannot assure that we would be able to replace the production that would be lost due to the exhaustion of reserves and the possible closure of mines.

There are significant hazards associated with mining activities, some of which may not be fully covered by insurance.

The mining business is subject to risks and hazards, including environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, cave-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, reduced production and delays in mining, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many environmental risks, including potential liability for pollution or other hazards as a result of disposal of waste products occurring from exploration and production, is not generally available to us or to other companies in the industry. Any liabilities that we incur for these risks and hazards could be significant and could adversely affect results of operation, cash flows and financial condition.

We are subject to significant governmental regulations, including under the Federal Mine Safety and Health Act, and related costs and delays may negatively affect our business.

Mining activities are subject to extensive federal, state, local and foreign laws and regulations governing environmental protection, natural resources, prospecting, development, production, post-closure reclamation, taxes, labor standards and occupational health and safety laws and regulations, including mine safety, toxic substances and other matters. The costs associated with compliance with such laws and regulations are substantial. Possible future laws and regulations, or more restrictive interpretations of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of operations and delays in the development of new properties.

U.S. surface and underground mines like the Kensington and Rochester mines are continuously inspected by the U.S. Mine Safety and Health Administration (“MSHA”), which inspections often lead to notices of violation. Recently, the MSHA has been conducting more frequent and more comprehensive inspections of mining operations in general.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, which may require corrective measures including capital expenditures, installation of additional equipment or remedial actions. In addition, any of our U.S. mines could be subject to a temporary or extended shut down as a result of a violation alleged by the MSHA. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may be subject to civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Any such penalties, fines, sanctions or shutdowns could have a material adverse effect on our business and results of operations.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation, and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for mining companies and their officers, directors and employees. We may incur environmental costs that could have a material adverse effect on our financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy. The environmental standards that ultimately may be imposed at a mine site affect the cost of remediation and could exceed the financial accruals that we have made for such remediation. The potential exposure may be significant and could have a material adverse effect on our financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations, including operations conducted by other mining companies many years ago at sites located on properties that we currently or formerly owned. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in our operations. We cannot assure that any such law, regulation, enforcement or private claim would not have a negative effect on our financial condition, results of operations or cash flows.

Some of our mining wastes currently are exempt to a limited extent from the extensive set of federal Environmental Protection Agency (the “EPA”) regulations governing hazardous waste under the Resource Conservation and Recovery Act (“RCRA”). If the EPA designates these wastes as hazardous under RCRA, we would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, that facility could be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Under CERCLA, any present owner or operator of a Superfund site or the owner or operator at the time of contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts. The owner or operator also may be liable to governmental entities for the cost of damages to natural resources, which could be substantial. Additional regulations or requirements also are imposed on our tailings and waste disposal areas in Alaska under the federal Clean Water Act (“CWA”) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA.

Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada and Alaska. In addition, there are numerous legislative and regulatory proposals related to climate change, including legislation pending in the U.S. Congress to require reductions in greenhouse gas emissions. Adoption of these proposals could have a materially adverse effect on results of operations and cash flows.

We rely on third parties to operate, maintain and produce silver for us at the Endeavor mine.

The Endeavor mine is owned, maintained and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly owned subsidiary of CBH. However, pursuant to a silver sale and purchase agreement, our wholly owned subsidiary, CDE Australia Pty. Ltd. (“CDE Australia”), has acquired all silver production and reserves at the Endeavor mine, up to a total of 20.0 million payable ounces. CDE Australia has agreed to pay Cobar an operating cost contribution of $1.00 for each ounce of payable silver plus 50% of the amount by which the silver price exceeds $7.00 per ounce, subject to annual adjustments for inflation.

Under this arrangement, we rely on Cobar to own, maintain and operate the Endeavor mine, which exposes us to substantial counterparty risk. Cobar may fail to adequately or appropriately operate or maintain the project or may fail to fulfill its other obligations under the silver purchase agreement. We cannot assure that Cobar will not suffer financial hardship, that it will continue as a going concern or that it will not enter bankruptcy or otherwise liquidate. Any such event could expose us to significant costs and could limit the amounts, if any, we could recover in any proceeding against CBH or Cobar for breach of the silver purchase agreement. Any failure, inability or refusal of Cobar to meet its obligations to us could have a material adverse effect on our business, results of operations or financial condition.

Our ability to obtain necessary government permits to expand operations or begin new operations can be materially affected by third-party activists.

Private parties such as environmental activists frequently attempt to intervene in the permitting process and to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. These third-party actions can materially increase the costs and cause delays in the permitting process and could cause us to not proceed with the development or expansion of a mine.

An environmental organization, Great Basin Resource Watch (“GBRW”) has brought an administrative appeal challenging the Bureau of Land Management’s approval of a plan of amendment which allows active mining to be resumed and a new heap leach pad to be constructed at the Rochester property. However, because GBRW did not seek a stay of the BLM’s decision, operations have been proceeding as approved during the IBLA proceeding. We cannot predict the outcome of the appeal or what effect, if any, an adverse ruling may have on current operations. If an adverse ruling is issued, we may be required to update the permitting for the current operations at Rochester.

Our operations in Bolivia are subject to political risks.

The Bolivian government adopted a new constitution in early 2009 that strengthened state control over key economic sectors such as mining. In connection with the 2009 constitution, the government of Bolivia announced a restructuring of the mining law. A commission was established in March 2011 to finalize the mining law updates and the commission’s evaluation remains ongoing. We have been assessing the potential effects of the proposed legislation on our Bolivian operations but any effects remain uncertain until the law is enacted. The law is expected to regulate taxation and royalties and to provide for contracting with the government rather than concession holding. The revised mining law is expected to be enacted by the end of 2013. We cannot assure that our operations at the San Bartolomé mine will not be affected by the current political environment in Bolivia.

On October 14, 2009, the Bolivian state-owned mining company, Corporación Minera de Bolivia (“COMIBOL”), announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of the Cerro Rico mountain are undertaken. We hold rights to mine above this elevation under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. We temporarily adjusted our mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction. The Cooperative Reserva Fiscal, with which we have one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high-grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, we resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur. Mining in other areas above the 4,400 meter level continue to be suspended. The partial suspension may reduce production until we are able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that our operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force us to cease mining at such deposits. If COMIBOL objects to our mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, we may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Our business depends on good relations with our employees.

We could experience labor disputes, work stoppages or other disruptions in production that could adversely affect our business and results of operations. Labor disruptions may be used to advocate labor, political or social goals, particularly at non-U.S. mines. For example, labor disruptions may occur in sympathy with strikes or labor unrest in other sectors of local economies. During the past three years, two of our mines have experienced work stoppages, each of which was resolved within a short period of time and had no material effect on operations. In May 2012, a small, unorganized group of employees at the Palmarejo mine blocked access to the mine. Palmarejo management supervised an orderly, temporary shutdown of the mine and mill in order to allow for dialogue with employees while ensuring the safety of workers at the mine site. Management considered the actions taken by the group to be illegal. Within approximately five days, the group agreed to return to work and full production resumed at the mine. We cannot assure that work stoppages or other disruptions will not occur in the future. Any such work stoppage or disruption could expose us to significant costs and have a material adverse effect on our business, results of operations or financial condition.

As of June 30, 2013, unions represented approximately 10.2% of our worldwide workforce. We currently have a labor agreement at our San Bartolomé mine which is in effect for 2013. We cannot predict whether this agreement will be renewed on similar terms or at all, whether future labor disruptions will occur or, if disruptions do occur, how long they will last.

Third parties may dispute our unpatented mining claims, which could result in the discovery of defective titles and losses affecting our business.

The validity of mining claims is often uncertain and may be contested. Although we have attempted to acquire satisfactory title to undeveloped properties, in accordance with mining industry practice, we do not generally obtain title opinions until a decision is made to develop a property. As a result, some titles, particularly titles to undeveloped properties, may be defective. Defective title to any of our mining claims could result in litigation, insurance claims and potential losses affecting our business as a whole.

There may be challenges to the title of any of the claims comprising our mines that, if successful, could impair development and operations. A defect could result in our losing all or a portion of our right, title, estate and interest in and to the properties to which the title defect relates.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock and may materially and adversely affect the price of our common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of our existing stockholders’ equity ownership. We are authorized to issue, without stockholder approval, 10,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative participating, optional, conversion and other special rights of the shares of each series as well as the qualification, limitations or restrictions on each series. Any series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. If we issue additional equity securities, the price of our common stock may be materially and adversely affected.

Risks Relating to the Exchange Offer and the New Notes

You may be adversely affected if you fail to exchange Outstanding Notes.

We will issue New Notes to you only if your Outstanding Notes are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Outstanding Notes. If you are eligible to participate in the exchange offer and do not tender your Outstanding Notes or if we do not accept your Outstanding Notes because you did not tender your Outstanding Notes properly, then, after we consummate the exchange offer, you will continue to hold Outstanding Notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any special interest with respect to the Outstanding Notes. In addition:

•

if you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

•

if you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes.

After the exchange offer is consummated, if you continue to hold any Outstanding Notes, you may have difficulty selling them because there will be fewer Outstanding Notes outstanding.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the New Notes.

We have and, following the offering of the New Notes, we will continue to have a significant amount of indebtedness. As of June 30, 2013, Coeur Mining had approximately $312.0 million of outstanding indebtedness, which includes $300 million aggregate principal amount of the Outstanding Notes, $5.3 million net of debt discount of Coeur Mining’s 3.25% Convertible Senior Notes and capital lease obligations of $6.7 million and excludes $56.5 million of future estimated gold production royalty payments due from our subsidiary Coeur Mexicana to Franco-Nevada. The liabilities associated with such royalty payments increase as the price of gold increases. In addition, $100 million would have been available for borrowing by Coeur Mining under its Secured Senior Credit Facility at June 30, 2013.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the New Notes and our other debt;

•

limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements, or require us to make non-strategic divestitures;

•

require a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for and reacting to changes in the industry in which we compete;

•	place us at a disadvantage compared to other, less leveraged competitors; and

•	increase our cost of borrowing additional funds.

In addition, the indenture governing the New Notes and the documents governing our Secured Senior Credit Facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts. Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our Secured Senior Credit Facility permits additional borrowings of up to $100 million and, by virtue of the security provisions in such agreement, all of those borrowings would effectively rank senior to the New Notes and the subsidiary guarantees. The amount available under the Secured Senior Credit Facility may be increased by up to $50 million, subject to receiving additional commitments therefor. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could increase. See “Description of Other Indebtedness—Secured Senior Credit Facility.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the New Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

As of June 30, 2013, as adjusted to give effect to our issuance of the New Notes offered hereby and cancellation of the Outstanding Notes, we had approximately $312.0 million of outstanding indebtedness, which includes $300 million aggregate principal amount of the Outstanding Notes, $5.3 million net of debt discount of our 3.25% Convertible Senior Notes and capital lease obligations of $6.7 million and excludes $56.5 million of future estimated gold production royalty payments due from our subsidiary Coeur Mexicana to Franco-Nevada and $22.0 million in net smelter royalty payments to RyePatch. The liabilities associated with such royalty payments increase as the price of gold increases. In addition, $100 million would have been available for borrowing under our Secured Senior Credit Facility at June 30, 2013. Our ability to make scheduled payments on or refinance our debt obligations, including the New Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the New Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the New Notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing our Secured Senior Credit Facility and the indenture governing the New Notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we conduct substantially all of our operations through our subsidiaries, certain of which will not be guarantors of the New Notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the New Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the New Notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the New Notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the New Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the credit agreement governing our Secured Senior Credit Facility and the indenture governing the New Notes will limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the New Notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the New Notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the New Notes could declare all outstanding principal and interest to be due and payable, the lenders under our Secured Senior Credit Facility could terminate their commitments to loan money, the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in the loss of your investment in the New Notes.

There are restrictions imposed by the terms of our indebtedness.

The operating and financial restrictions and covenants in our Secured Senior Credit Facility and the indenture governing the New Notes may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that we will meet the financial covenants contained in our Secured Senior Credit Facility. If we breach any of these restrictions or covenants, or suffer a material adverse change which restricts our borrowing ability under our Secured Senior Credit Facility, we would be unable to borrow funds thereunder without a waiver, which inability could have an adverse effect on our business, financial condition and results of operations. A breach could cause a default under the New Notes and our other debt. Our indebtedness may then become immediately due and payable. We may not have or be able to obtain sufficient funds to make these accelerated payments, including payments on the New Notes.

In addition, the indenture governing the New Notes will restrict, among other things, our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

If we fail to comply with these covenants, we would be in default under the indenture governing the New Notes, and the principal and accrued interest on the New Notes would become due and payable. See “Description of the New Notes—Certain Covenants.”

The New Notes and the guarantees will be effectively subordinated to any of our and our guarantors’ secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The New Notes and the guarantees will not be secured by any of our and our guarantors’ assets. As a result, the New Notes and the guarantees will be effectively subordinated to our and our guarantors’ future secured indebtedness with respect to the collateral that secures such indebtedness, including any borrowings under our Secured Senior Credit Facility. Following the closing of this offering, we would have had unused commitments of up to $100 million under our Secured Senior Credit Facility. In addition, we may incur additional secured debt in the future. Upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding involving us or such guarantor, the proceeds from the sale of collateral securing any secured indebtedness will be available to pay obligations on the New Notes only after such secured indebtedness has been paid in full. As a result, the holders of the New Notes may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding involving us or such guarantor. As of June 30, 2013, we and our subsidiaries had $6.7 million in secured indebtedness outstanding and an additional $100 million was available for borrowing under our Secured Senior Credit Facility.

The New Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.

The New Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries that are not guaranteeing the New Notes, which include all of our non-domestic subsidiaries and certain other subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the New Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of New Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us or any guarantor.

For the six months ended June 30, 2013, our non-guarantor subsidiaries represented 62% of our sales of metals and 114% of our operating income. As of June 30, 2013, our non-guarantor subsidiaries represented 76% of our total assets and 65% of our total liabilities, including trade payables, deferred tax liabilities and royalty obligations but excluding intercompany liabilities.

Many of the covenants contained in the indenture will be suspended if the New Notes are rated investment grade by Standard & Poor’s and Moody’s and no default or event of default has occurred and is continuing.

Many of the covenants in the indenture governing the New Notes will be suspended if the New Notes are rated investment grade by Standard & Poor’s and Moody’s provided at such time no default or event of default has occurred and is continuing. The covenants will restrict, among other things, our ability to pay dividends, incur debt and to enter into certain other transactions. There can be no assurance that the New Notes will ever be rated investment grade. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the New Notes are subsequently downgraded below investment grade. See “Description of the New Notes—Certain Covenants—Changes in Covenants When Notes Rated Investment Grade.”

The New Notes will be subject to a change of control provision, but we may not have the ability to raise the funds necessary to fulfill our obligations under the New Notes following a change of control.

Under the indenture, upon the occurrence of a defined change of control, we will be required to offer to repurchase all outstanding New Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the New Notes. In addition, a change of control could result in an event of default under our Secured Senior Credit Facility, which may limit our ability to make a change of control payment for the New Notes without the repayment of any debt then outstanding thereunder or obtaining the requisite consents from the lenders thereunder. However, we cannot assure you that we would be able to repay such debt or obtain such consents at such time.

Holders of the New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the New Notes will include a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of New Notes to require us to repurchase its New Notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state statutes allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.

The New Notes will be guaranteed by certain of our existing and future subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws, if a bankruptcy or insolvency proceeding or a lawsuit is commenced by or on behalf of us or one of our guarantors or by our unpaid creditors or the unpaid creditors of one of our guarantors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the New Notes to that guarantor’s other debt or take other action detrimental to the holders of the New Notes and the guarantees of the New Notes, if among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature; or

•	was a defendant in an action for money damages or had a judgment for money damages docketed against it, if in either case, after final judgment the judgment is unsatisfied.

In those cases where our solvency or the solvency of one of our guarantors is a relevant factor, the measures of insolvency will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a party would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a party was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

There is no established trading market for the New Notes.

The New Notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the New Notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the New Notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the New Notes may be adversely affected. In that case, you may not be able to sell your New Notes at a particular time or at a favorable price.

Our credit ratings may not reflect all risks associated with an investment in the New Notes.

Credit rating agencies rate our debt securities on factors that include our results of operations, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the New Notes offered hereby.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive in exchange Outstanding Notes in like principal amount. We will cancel all Outstanding Notes exchanged for New Notes in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2011	2010		2009		2008
Ratio of earnings to fixed charges(1)	1.59	4.56	6.18	N/A	(2)	N/A	(2)	N/A	(2)

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, and less interest capitalized. Fixed charges consist of interest and that portion of rent deemed representative of interest.
(2)	N/A—represents coverage ratio of less than 1. Our earnings were inadequate to cover fixed charges for 2008, 2009 and 2010. The amounts by which earnings were inadequate to cover fixed charges were approximately $44.2 million in 2008, $97.5 million in 2009 and $99.3 million in 2010. Earnings were sufficient to cover fixed charges in 2011 and 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND PRODUCTION DATA

The summary historical consolidated financial and production data set forth below are not necessarily indicative of our future results of operations or financial condition. The summary historical consolidated financial data as of December 31, 2011 and 2012 and for the years ended December 31, 2010, 2011 and 2012 have been derived from our audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) included in this prospectus. The summary historical consolidated financial data as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP not included in this prospectus. The summary historical consolidated financial data as of June 30, 2013 and for the six months ended June 30, 2012 and 2013 have been derived from our unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP included in this prospectus. The summary historical consolidated financial data as of June 30, 2012 have been derived from our unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP not included in this prospectus. These unaudited historical condensed consolidated financial statements have been prepared on the same basis as our audited financial statements, and in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

Our results for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the entire year. Historical results are not necessarily indicative of results that may be expected for any future period. You should read this summary historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements included in this prospectus, including the accompanying notes.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Income Statement Data:
Sales of metal	$376,322	$458,970	$895,492	$1,021,200	$515,457	$300,361	$129,285
Production costs applicable to sales	(231,708)	(224,377)	(456,757)	(419,956)	(257,636)	(191,311)	(78,652)
Depreciation and depletion	(108,089)	(113,616)	(218,857)	(224,500)	(141,619)	(81,376)	(16,499)

Gross profit	36,525	120,977	219,878	376,744	116,202	27,674	34,134
Costs and expenses
Administrative and general	25,253	16,190	32,977	31,379	24,176	22,070	25,825
Exploration	13,615	12,872	26,270	19,128	14,249	13,056	17,838
Litigation settlement	32,046	—
Loss on impairment and other	205	4,813	5,825	—	—	—	—
Pre-development, care, maintenance and other	5,458	1,341	1,261	19,441	2,877	1,468	17,074

Total costs and expenses	76,577	35,216	66,333	69,948	41,302	36,594	60,737

Operating income (loss)	(40,052)	85,761	153,545	306,796	74,900	(8,920)	(26,603)
Other income (expense)
Gains (loss) on debt extinguishments	—	—	(1,036)	(5,526)	(20,300)	31,528	—
Fair value adjustments, net	84,550	(7,074)	(23,487)	(52,050)	(117,094)	(82,227)	1,756
Other than temporary impairment of marketable securities	(17,227)	—
Interest income and other, net	4,275	1,786	14,436	(6,610)	771	1,648	4,023
Interest expense, net of capitalized interest	(20,662)	(14,227)	(26,169)	(34,774)	(30,942)	(18,102)	(4,726)

Total other income (expense)	50,936	(19,515)	(36,256)	(98,960)	(167,565)	(67,153)	1,053

Income (loss) from continuing operations before income taxes	10,884	66,246	117,289	207,836	(92,665)	(76,073)	(25,550)
Income tax benefit (provision)	(33,654)	(39,298)	(68,612)	(114,337)	9,481	33,071	17,387

Income (loss) from continuing operations	(22,770)	(26,948)	48,677	93,499	(83,184)	(43,002)	(8,163)
Income (loss) from discontinued operations	—	—	—	—	(6,029)	(9,601)	7,536
Gain (loss) on sale of net assets of discontinued operation	—	—	—	—	(2,095)	25,537	—

Net income (loss)	$(22,770)	$(26,948)	$48,677	$93,499	$(91,308)	$(27,066)	$(627)

Other comprehensive income (loss)	6,170	(5,252)	(2,746)	(4,975)	(5)	—	(634)
COMPREHENSIVE INCOME (LOSS)	$(16,600)	$21,696	$45,931	$88,524	$(91,313)	$(27,066)	$(1,261)

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Basic and Diluted Income (Loss) Per Share
Basic income (loss) per share:
Income (loss) from continuing operations	$(0.24)	$0.30	$0.54	$1.05	$(0.95)	$(0.6)	$(0.15)
Income (loss) from discontinued operations	—	—	—	—	(0.10)	0.22	0.14

Net income (loss)	$(0.24)	$0.30	$0.54	$1.05	$(1.05)	$0.38)	$(0.01)

Diluted income (loss) per share:
Income (loss) from continuing operations(2),(3)	$(0.24)	$(0.30)	$0.54	$1.04	$(0.95)	$(0.6)	$(0.15)
Income (loss) from discontinued operations(2),(3)	—	—	—	—	(0.1)	0.22	0.14
Net income (loss)	$(0.24)	$(0.30)	$0.54	$1.04	$(1.05)	$(0.38)	$(0.01)

Weighted average number of shares of common stock(1)
Basic	94,918	89,611	89,437	89,383	87,185	71,565	55,073

Diluted	94,918	89,777	89,603	89,725	87,185	71,565	55,073

	June 30,		December 31,
	2013	2012	2012	2011	2010	2009	2008
Balance Sheet Data:
Total assets	$3,666,716	$3,233,510	$3,221,401	$3,264,441	$3,157,527	$3,054,035	$2,928,121
Working capital	$360,655	$201,544	$167,930	$212,862	$(4,506)	$(2,572)	$(8,533)
Long-term liabilities	$1,163,250	$803,161	$784,869	$875,639	$846,043	$867,381	$981,225

Stockholders’ equity	$2,351,492	$2,160,710	$2,198,280	$2,136,721	$2,040,767	$1,998,046	$1,785,912

(1)	In May 2009, our Board of Directors authorized a 1-for-10 reverse stock split which became effective on May 26, 2009. Consequently, previously reported amounts for weighted average number of shares of common stock have been adjusted to reflect the 1-for-10 reverse stock split.
(2)	Effective July 1, 2009, we sold to Perilya Broken Hill Ltd. our 100% interest in the silver contained at the Broken Hill mine for $55.0 million in cash. We originally purchased this interest from Perilya Broken Hill, Ltd. in September 2005 for $36.9 million. As a result of this transaction, we realized a gain on the sale of approximately $25.5 million, net of income taxes, in 2009.
(3)	In August 2010, we sold our 100% interest in subsidiary Minera Cerro Bayo to Mandalay. We realized a loss on the sale of approximately $2.1 million, net of income taxes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help you understand and assess the significant changes and trends in the historical results of our operations and financial condition and factors affecting our financial resources. You should read this in conjunction with our historical consolidated financial statements, including the notes thereto, which are incorporated by reference in this offering memorandum.

Some of the information contained in this discussion and analysis, including information with respect to our plans and strategies for our business and our expected sources of financing, contain forward-looking statements that involve risk and uncertainties. You should read “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of the risks related to those statements. You should also read “Risk Factors” for a discussion of certain factors that may affect our business, financial condition and results of operations.

Overview

We are a large primary silver producer with growing gold production and have assets located in the United States, Mexico, Bolivia, Argentina and Australia. Our principal sources of mining revenues during 2012 were our Palmarejo mine, San Bartolomé mine, Kensington mine and Rochester mine, each of which is operated by us; the Martha mine, which ceased active mining operations in September 2012; and the Endeavor mine, which is operated by a non-affiliated party. Coeur Mining is a corporation originally incorporated in Idaho in 1928 and converted to a Delaware corporation in May 2013.

Our business strategy is to discover, acquire, develop and operate low-cost silver and gold operations that will produce long-term cash flow, provide opportunities for growth through continued exploration, and generate superior and sustainable returns for stockholders. Our management focuses on maximizing net cash flow through identifying and implementing revenue enhancement opportunities at existing operations, reducing operating and non-operating costs, completing capital projects and reducing capital expenditures, and managing working capital.

The results of our operations are significantly affected by fluctuation in prices of silver and gold, which may fluctuate widely and have declined substantially in recent months. These prices are affected by numerous factors beyond our control, including interest rates, expectations regarding inflation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional political and economic conditions and other factors. In addition, we face challenges including raising capital, increasing production and managing social, political and environmental issues. Operating costs at our mines are subject to variation due to a number of factors such as changing commodity prices, ore grades, metallurgy, revisions to mine plans and changes in accounting principles. At foreign locations, operating costs are also influenced by currency fluctuations that may affect our U.S. dollar costs.

Highlights during the second quarter of 2013:

•

The average price of silver (Handy & Harman) and gold (London Gold PM) for the three months ended June 30, 2013 was $23.19 and $1,415 per ounce, respectively, compared to $29.45 and $1,609 per ounce, respectively, for the three months ended June 30, 2012.

•

Net cash provided by operating activities for the second quarter of 2013 was $63.3 million, compared to $113.2 million during the second quarter of 2012. The reduction was primarily the result of lower silver ounces sold and lower silver and gold prices, partially offset by higher gold ounces sold.

•

We spent $27.2 million on capital expenditures in the second quarter of 2013, which is $5.0 million lower than the same time period last year. Capital expenditures in the second quarter were primarily related to drilling and development of the Guadalupe satellite underground mine; underground development at Palmarejo, underground development at Kensington, and the stage 3 leach pad, metal removal system, and crusher at Rochester.

•	On April 16, 2013, we completed the acquisition of Orko and now hold the La Preciosa silver-gold project in Durango state, Mexico.

•	The Company’s ratio of current assets to current liabilities was 3.37 to 1 at June 30, 2013, compared to 1.70 to 1 at December 31, 2012.

On September 23, 2013, we narrowed our full-year 2013 projected consolidated silver and gold production within the original guidance range as shown in the table below, which provides a mine-by-mine outlook of expected production through 2016. This outlook indicates modest growth in both silver and gold ounces compared to 2012. The forecast incorporates current mine plans, which are based solely on reserves, other than La Preciosa’s expected 2016 production, and does not take into account any drilling data from our $37 million exploration program. At this time, we have not designated any reserves at the La Preciosa project.

Production Outlook Detail

(silver ounces in millions, gold ounces in thousands)

	2013		2014		2015		2016
	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	7.7 - 8.3	108 - 110	7.7 - 7.9	113 - 115	7.8 - 8.0	100 - 102	7.5 - 7.7	66 - 68
San Bartolomé	5.9 - 6.0	-	5.9 - 6.1	-	5.9 - 6.1	-	5.7 - 5.9	-
Rochester	3.7 - 4.0	34 - 36	4.5 - 4.7	33 - 35	4.5 - 4.7	42 - 44	4.6 - 4.8	45 - 47
Kensington		108 - 112	-	110 - 112	-	104 - 106	-	110 - 112
Endeavor	0.7 - 0.8	-	0.5 - 0.6	-	0.9 - 1.0	-	1.0 - 1.1	-
La Preciosa	-	-	-	-	-	-	2.0 - 3.0	3 - 4

Total	18.0 - 19.1	250 - 258	18.6 - 19.3	256 - 262	19.1 - 19.8	246 - 252	20.8 - 22.5	224 - 231

Also on September 23, 2013, we announced increases in proven and probable reserves of silver and gold at our Rochester mine as shown as the table below, representing increases of 91.5% silver ounces and 96.4% gold ounces. In addition to these reserves, we estimated that, effective as of September 16, 2013, Rochester contained approximately 69.3 million silver ounces and 560,000 gold ounces of measured and indicated mineralized material.

Pro-Forma(1) Rochester Proven and Probable Reserves

		GRADE (Oz/Ton)		OUNCES
	SHORT TONS	SILVER	GOLD	SILVER	GOLD
ROCHESTER IN-SITU
Proven	78,767,000	0.58	0.005	45,539,000	384,000
Probable	42,703,000	0.62	0.004	26,589,000	156,000

ROCHESTER STOCKPILE
Proven	19,949,000	0.52	0.003	10,275,000	50,000
Probable	6,997,000	0.51	0.002	3,582,000	16,000

Total	148,416,000	0.58	0.004	85,985,000	605,000

(1)	Effective as of September 16, 2013 using metal prices of $25.00 per silver ounce and $1,450 per gold ounce and year-end 2012 topography and parameters (other than the lower metals price assumptions and the impact of the previously announced resolution of the claims dispute). The reserves do not reflect 2013 mine production, depletion of reserves or exploration or drilling conducted during 2013. Rounding of tons and ounces, as required by reporting guidelines, may result in apparent differences between tons, grade and contained metal content.

Critical Accounting Policies and Estimates

The information provided in this prospectus is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. We base these estimates on historical experience and on assumptions that we consider reasonable under the circumstances; however, reported results could differ from those based on the current estimates under different assumptions or conditions.

Management considers the policies discussed below to be most critical in understanding the judgments that are involved in preparing our consolidated financial statements and the uncertainties that could affect our results of operations, financial condition, and cash flows. The effects and associated risks of these policies on our business operations are discussed throughout this discussion and analysis. The areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; useful lives utilized for depreciation, depletion, and long lived assets; estimates of recoverable gold and silver ounces in ore on leach pad; reclamation and remediation costs; valuation allowance for deferred tax assets; and post-employment and other employee benefit liabilities. For a detailed discussion on the application of these and other accounting policies, see Note 3—Summary of Significant Accounting Policies to the annual consolidated financial statements included herein.

Revenue Recognition. Revenue includes sales value received for our principal product, silver, and associated by-product revenues from the sale of by-product metals by our silver producing properties, consisting primarily of gold. Revenue is recognized when title to silver and gold passes to the buyer and when collectability is reasonably assured. Title passes to the buyer based on terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example, the London Bullion Market for both gold and silver, in an identical form to the product sold.

Under our concentrate sales contracts with third-party smelters, final gold and silver prices are set on a specified future quotational period, typically one to three months, after the shipment date based on market metal prices. Revenues are recorded under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. The contracts, in general, provide for provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on the average applicable price for the specified future quotational period and generally occurs from three to six months after shipment. Final sales are settled using smelter weights and settlement assays (average of assays exchanged and/or umpire assay results) and are priced as specified in the smelter contract. Our provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative does not qualify for hedge accounting. The embedded derivative is recorded as a derivative asset in prepaid expenses and other assets or as a derivative liability in accrued liabilities and other on the balance sheet and is adjusted to fair value through revenue each period until the date of final gold and silver settlement. The form of the material being sold, after deduction for smelting and refining, is in an identical form to that sold on the London Bullion Market.

The form of the product is metal in flotation concentrate, which is the final process for which we are responsible.

The effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered. Third-party smelting and refining costs are recorded as a reduction of revenue.

At June 30, 2013, the Company had outstanding provisionally priced sales of $29.5 million consisting of 0.3 million ounces of silver and 15,589 ounces of gold, which had a fair value of $28.4 million including the embedded derivative. At December 31, 2012, we had outstanding provisionally priced sales of $33.2 million consisting of 0.4 million ounces of silver and 11,957 ounces of gold, which had a fair value of approximately $34.1 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $4 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $12. At December 31, 2011, we had outstanding provisionally priced sales of $22.5 million consisting of 0.2 million ounces of silver and 9,701 ounces of gold, which had a fair value of approximately $21.7 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $2,000 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $9,700.

Reserve Estimates. The preparation of our consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. The most critical accounting principles upon which our financial status depends are those requiring estimates of recoverable ounces from proven and probable reserves and/or assumptions of future commodity prices. There are a number of uncertainties inherent in estimating quantities of reserves, including many factors beyond our control. Ore reserve estimates are based upon engineering evaluations of samplings of drill holes and other openings. These estimates involve assumptions regarding future silver and gold prices, the geology of our mines, the mining methods we use and the related costs we incur to develop and mine our reserves. Changes in these assumptions could result in material adjustments to our reserve estimates. We use reserve estimates in determining the units-of-production depreciation and amortization expense, as well as in evaluating mine asset impairments.

Impairments. We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if total estimated future cash flows or probability-weighted cash flows on an undiscounted basis are less than the carrying amount of the assets, including property, plant and equipment, mineral property, development property, and any deferred costs. The accounting estimates related to impairment are critical accounting estimates because the future cash flows used to determine whether an impairment exists is dependent on reserve estimates and other assumptions, including silver and gold prices, production levels, and capital and reclamation costs, all of which are based on detailed engineering life-of-mine plans.

Depreciation and Amortization. We depreciate our property, plant and equipment, mining properties and mine development using the units-of-production method over the estimated life of the ore body based on our proven and probable recoverable reserves or on a straight-line basis over the useful life, whichever is shorter. The accounting estimates related to depreciation and amortization are critical accounting estimates because (1) the determination of reserves involves uncertainties with respect to the ultimate geology of our reserves and the assumptions used in determining the economic feasibility of mining those reserves and (2) changes in estimated proven and probable reserves and useful asset lives can have a material impact on net income.

Ore on Leach Pad. The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

We use several integrated steps to scientifically measure the metal content of ore placed on the leach pads. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue which were assayed to determine estimated quantities of contained metal. We estimate the quantity of ore by utilizing global positioning satellite survey techniques. We then process the ore through crushing facilities where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, it is continuously sampled for assaying. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to doré, which is the final product produced by the mine. The inventory is stated at lower of cost or market, with cost being determined using a weighted average cost method.

As of June 30, 2013, we reported ore on leach pad of $55.8 million, of which $28.9 million is reported as a current asset and $26.9 million is reported as a non-current asset. We reported ore on leach pad of $44.3 million as of December 31, 2012, of which $23.0 million is reported as a current asset and $21.3 million is reported as a non-current asset. The distinction between current and non-current is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that will be extracted beyond twelve months is classified as non-current. Inventories of ore on leach pad are valued based on actual production costs incurred to produce and place ore on the leach pad, adjusted for effects on monthly production of costs of abnormal production levels, less costs allocated to minerals recovered through the leach process. The costs consist of those production activities occurring at the mine site and include the costs, including depreciation, associated with mining, crushing and precipitation circuits. In addition, refining is provided by a third-party refiner to place the metal extracted from the leach pad in a saleable form. These additional costs are considered in the valuation of inventory.

The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates which are inherently inaccurate since they rely upon laboratory testwork. Testwork consists of 60 day leach columns from which we project metal recoveries up to five years in the future. The quantities of metal contained in the ore are estimated based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over more than twenty years of leach pad operations at the Rochester mine. The assumptions used by us to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. We periodically review our estimates compared to actual experience and revises our estimates when appropriate. We believe our current residual heap leach activities are expected to continue through 2015. The ultimate recovery will not be known until leaching operations cease. We estimated the number of ounces that are recoverable from the stage IV leach pad at December 31, 2012. If our estimate of ultimate recovery requires adjustment, the impact upon our valuation and upon our income statement would be as follows:

	Positive/Negative Change in Recoverable Silver Ounces			Positive/Negative Change in Recoverable Gold Ounces
	5%	10%	15%	5%	10%	15%
Quantity of recoverable ounces	65,026	130,052	195,079	578	1,157	1,735
Positive impact on future cost of production per silver equivalent ounce for increases in recoverable metal	$0.23	$0.45	$0.66	$0.13	$0.25	$0.37
Negative impact on future cost of production per silver equivalent ounce for decreases in recoverable metal	$(0.25)	$(0.51)	$(0.80)	$(0.13)	$(0.27)	$(0.41)

Inventories of ore on leach pads are valued based upon actual production costs incurred to produce and place such ore on the leach pad during the current period, adjusted for the effects on monthly production of costs of abnormal production levels, less costs allocated to minerals recovered through the leach process.

Reclamation and remediation costs. We recognize obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. These legal obligations are associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset. The fair value of a liability for an asset retirement obligation will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period in depreciation, depletion and amortization expense. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at the site. Such cost estimates include, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

Derivatives accounting. We recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. Changes in the value of derivative instruments are recorded each period in fair value adjustments, net.

Income taxes. We compute income taxes using an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting bases and the tax bases of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of our deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of our net deferred tax assets for which it is more likely than not that they will not be realized.

We and our subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. We have substantially concluded all U.S. federal income tax matters for years through 1999. Federal income tax returns for 2000 through 2011 are subject to examination. Our practice is to recognize interest and/or penalties related to income tax matters in income tax expense. We have accrued $2.5 million in interest and penalties at December 31, 2012, related to an item under audit review in Bolivia.

Operating Statistics and Ore Reserve Estimates

Our total production in 2012 was 18.0 million ounces of silver and 226,486 ounces of gold, compared to 19.1 million ounces of silver and 220,382 ounces of gold in 2011. Total estimated proven and probable reserves at December 31, 2012 were approximately 220.4 million ounces of silver and 2.0 million ounces of gold, compared to silver and gold ore reserves at December 31, 2011 of approximately 216.3 million ounces and 2.3 million ounces, respectively.

Our total production in the first six months of 2013 was 8.5 million ounces of silver and 117,671 ounces of gold, compared to 9.8 million ounces of silver and 106,947 ounces of gold in the first six months of 2012.

The following table shows the estimated amounts of proven and probable ore reserves and mineralized material at the following Company locations at year-end 2012:

	Proven and Probable Ore Reserves					Mineralized Material
	(000’s) Tons	Grade Ag oz/t	Grade Au oz/t	(000’s) Ounces Ag	(000’s) Ounces Au	(000’s) Tons	Grade Ag oz/t	Grade Au oz/t
Palmarejo	12,852	4.13	0.05	53,110	665	23,712	1.93	0.041
San Bartolomé	42,886	2.54	—	109,088	—	20,040	2.27	—
Kensington	4,667	—	0.22	—	1,016	2,606	—	0.202
Rochester	79,923	0.56	0.004	44,897	308	264,283	0.46	0.003
Martha(1)	—	—	—	—	—	57	13.57	0.02
Endeavor	4,766	2.8	—	13,345	—	10,941	2.21	—
Joaquin Development Property(2)	—	—	—	—	—	17,340	3.76	0.004
Lejano Development Property	—	—	—	—	—	1,233	2.42	0.008

Total	145,094			220,440	1,989	340,212

	Total tons (000’s)	Ag oz/t (Wt. Avg.)	Au oz/t (Wt. Avg.)			Total tons (000’s)	Ag oz/t (Wt. Avg.)	Au oz/ t (Wt. Avg.)
Summary by metal:
Silver	140,427	1.57				337,606	0.90
Gold	97,442		0.02			309,231		0.008

(1)	The Martha mine ceased active mining operations in September 2012.
(2)	Tons are shown reflecting our current 100% ownership in the Joaquin property.

The following table presents production information by mine and consolidated sales information for the three- and six-month periods ended June 30, 2013 and 2012:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Silver Operations:
Palmarejo
Tons milled	570,322	489,924	1,143,492	1,018,467
Ore grade/Ag oz	4.69	5.74	4.17	5.94
Ore grade/Au oz	0.06	0.07	0.05	0.07
Recovery/Ag oz(E)	76.5%	84.2%	77.5%	80.2%
Recovery/Au oz(E)	81.2%	92.0%	84.9%	92.6%
Silver production ounces	2,044,967	2,365,484	3,691,365	4,848,298
Gold production ounces	28,191	31,258	51,157	62,338
Cash operating cost/oz	$3.25	$(0.85)	$2.78	$(1.58)
Cash cost/oz	$3.25	$(0.85)	$2.78	$(1.58)
Total production cost/oz	$20.63	$17.28	$20.41	$15.10
San Bartolomé
Tons milled	424,310	391,005	799,295	769,109
Ore grade/Ag oz	3.98	4.26	4.03	4.43
Recovery/Ag oz(E)	90.3%	88.3%	90.5%	89.8%
Silver production ounces	1,523,262	1,470,342	2,914,361	3,061,634
Cash operating cost/oz	$12.89	$11.05	$13.07	$10.62
Cash cost/oz	$13.80	$12.04	$14.05	$11.76
Total production cost/oz	$17.21	$14.89	$17.65	$14.44

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Martha
Tons milled	—	39,199	—	73,268
Ore grade/Ag oz	—	3.52	—	3.94
Ore grade/Au oz	—	0.003	—	0.004
Recovery/Ag oz(E)	—%	78.2%	—%	79.8%
Recovery/Au oz(E)	—%	72.4%	—%	68.6%
Silver production ounces	—	107,895	—	230,688
Gold production ounces	—	97	—	181
Cash operating cost/oz	$—	$55.07	$—	$50.50
Cash cost/oz	$—	$56.21	$—	$51.39
Total production cost/oz	$—	$62.30	$—	$56.74
Rochester
Tons milled	2,457,423	2,268,896	4,897,180	4,278,414
Ore grade/Ag oz	0.58	0.63	0.5488	0.59
Ore grade/Au oz	0.003	0.005	0.003	0.005
Recovery/Ag oz(F)	59.7%	49.8%	55.5%	45.7%
Recovery/Au oz(F)	141.4%	84.0%	123.5%	74.9%
Silver production ounces	843,845	712,706	1,491,434	1,154,043
Gold production ounces	9,404	10,120	18,146	15,412
Cash operating cost/oz	$14.75	$9.83	$14.23	$15.00
Cash cost/oz	$15.39	$11.45	$15.76	$16.54
Total production cost/oz	$18.15	$14.66	$18.78	$20.02
Endeavor
Tons milled	198,517	201,057	393,035	396,903
Ore grade/Ag oz	2.73	3.31	2.17	3.33
Recovery/Ag oz(E)	40.9%	36.1%	43.4%	36.9%
Silver production ounces	221,268	240,168	371,012	488,126
Cash operating cost/oz	$10.62	$17.50	$13.31	17.07
Cash cost/oz	$10.62	$17.50	$13.31	17.07
Total production cost/oz	$16.13	$24.13	$18.82	23.70
Gold Operation:
Kensington
Tons milled	127,987	97,794	257,044	141,730
Ore grade/Au oz	0.18	0.23	0.19	0.22
Recovery/Au oz(E)	98.2%	94.2%	97.1%	94.0%
Gold production ounces	23,162	21,572	48,368	29,016
Cash operating cost/oz	$1,115	$1,348	$1,083	$1,697
Cash cost/oz	$1,115	$1,348	$1,083	$1,697
Total production cost/oz	$1,687	$1,799	$1,634	$2,260
CONSOLIDATED PRODUCTION TOTALS(A)
Total silver ounces	4,633,342	4,896,595	8,468,172	9,782,789
Total gold ounces	60,757	63,047	117,671	106,947
Silver Operations:(B)
Cash operating cost per oz—silver	$8.86	$6.41	$8.80	$6.35
Cash cost per oz—silver	$9.28	$6.97	$9.41	$6.91
Total production cost oz—silver	$18.84	$17.51	$19.11	$16.88
Gold Operation:(C)
Cash operating cost per oz—gold	$1,115	$1,348	$1,083	$1,697
Cash cost per oz—gold	$1,115	$1,348	$1,083	$1,697
Total production cost per oz—gold	$1,687	$1,799	$1,634	$2,260

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
CONSOLIDATED SALES TOTALS(D)
Silver ounces sold	5,228,270	5,601,953	8,304,805	9,892,001
Gold ounces sold	63,389	59,579	115,315	98,464
Realized price per silver ounce	$22.86	$29.28	$25.61	$30.72
Realized price per gold ounce	$1,416	$1,610	$1,512	$1,646

(A)	Current production reflects final metal settlements of previously reported production ounces.
(B)	Amount includes gold by-product credits in computing cash costs per ounce.
(C)	Amounts reflect Kensington statistics only.
(D)	Units sold at realized metal prices will not match reported metal sales due primarily to the effects on revenues of mark-to-market adjustments on embedded derivatives in the Company’s provisionally priced sales contracts.
(E)	Recoveries are affected by timing inherent in the leaching process and reflect final metal settlements of previously reported production.
(F)	Recoveries at Rochester are affected by residual leaching on Stage IV and timing differences inherent in the heap leaching process.

The following table presents production information by mine and consolidated sales information for the years ended December 31, 2010, 2011 and 2012:

	Year Ended December 31,
	2012	2011	2010
PRIMARY SILVER OPERATIONS:
Palmarejo(1)
Tons milled	2,114,366	1,723,056	1,835,408
Ore grade/Ag oz	4.70	6.87	4.60
Ore grade/Au oz	0.05	0.08	0.06
Recovery/Ag oz (%)(1)	83.0	76.4	69.8
Recovery/Au oz (%)(1)	94.4	92.2	91.1
Silver production ounces(3)	8,236,013	9,041,488	5,887,576
Gold production ounces(3)	106,038	125,071	102,440
Cash operating costs/oz(4)	$1.33	$(0.97)	$4.10
Cash cost/oz(4)	$1.33	$(0.97)	$4.10
Total production cost/oz	$19.26	$16.80	$19.66
San Bartolomé
Tons milled	1,477,271	1,567,269	1,504,779
Ore grade/Ag oz	4.49	5.38	5.03
Recovery/Ag oz (%)	89.5	88.9	88.6
Silver production ounces(3)	5,930,394	7,501,367	6,708,775
Cash operating costs/oz(4)	$11.76	$9.10	$7.87
Cash cost/oz(4)	$12.95	$10.64	$8.67
Total production cost/oz	$15.81	$13.75	$11.72
Rochester(2)
Tons Mined	11,710,795	2,028,889	—
Ore grade/Ag oz	0.55	0.47	—
Ore grade/Au oz	0.0047	0.0047	—
Recovery/Ag oz (%)(2)	57.0	165.1	—
Recovery/Au oz (%)(2)	89.9	75.6	—
Silver production ounces(3)	2,801,405	1,392,433	2,023,423
Gold production ounces(3)	38,066	6,276	9,641
Cash operating costs/oz(4)	9.62	22.97	2.93
Cash cost/oz(4)	11.65	24.82	3.78
Total production cost/oz	14.05	27.21	4.82

	Year Ended December 31,
	2012	2011	2010
Martha
Tons milled	100,548	101,167	56,401
Ore grade/Ag oz	4.01	6.29	31.63
Ore grade/Au oz	0.0035	0.0082	0.04
Recovery/Ag oz (%)	80.3	83.2	88.3
Recovery/Au oz (%)	72.2	74.0	84.1
Silver production ounces	323,386	529,602	1,575,827
Gold production ounces	257	615	1,838
Cash operating costs/oz(4)	$49.77	$32.79	$13.16
Cash cost/oz(4)	$50.71	$34.08	$14.14
Total production cost/oz	$55.03	$36.19	$20.02
Endeavor
Tons milled	791,209	743,936	653,550
Ore grade/Ag oz	2.26	1.83	1.96
Recovery/Ag oz (%)	41.0	45.0	44.3
Silver production ounces	734,008	613,361	566,134
Cash operating costs/oz(4)	$17.27	$18.87	$10.15
Cash cost/oz(4)	$17.27	$18.87	$10.15
Total production cost/oz	$23.52	$24.00	$13.66
GOLD OPERATIONS:
Kensington
Tons milled	394,780	415,340	174,028
Ore grade/Au oz	0.22	0.23	0.28
Recovery/Au oz (%)	95.6	92.7	89.9
Gold production ounces(3)	82,125	88,420	43,143
Cash operating costs/oz(4)	$1,358	$1,088	$989
Cash cost/oz(4)	$1,358	$1,088	$989
Total production cost/oz	$1,865	$1,494	$1,394
CONSOLIDATED PRODUCTION TOTALS
Silver ounces(3)	18,025,206	19,078,251	16,761,735
Gold ounces(3)	226,486	220,382	157,062
Cash operating costs/oz(4)	$7.57	$6.31	$6.53
Cash cost per oz/silver(4)	$8.30	$7.09	$7.05
Total production cost/oz	$18.14	$17.14	$14.52
CONSOLIDATED SALES TOTALS
Silver ounces sold(3)	17,965,383	19,057,503	17,221,335
Gold ounces sold(3)	213,185	238,551	130,142
Realized price per silver ounce	$30.92	$35.15	$20.99
Realized price per gold ounce	$1,665	$1,558	$1,237

(1)	Palmarejo commenced commercial production on April 20, 2009. Mine statistics do not represent normal operating results.
(2)	The leach cycle at Rochester requires 5 to 10 years to recover gold and silver contained in the ore. We estimate the metallurgical recovery to be approximately 61% for silver and 92% for gold. Current recovery may vary significantly from ultimate recovery. See “Critical Accounting Policies and Estimates—Ore on Leach Pad.”
(3)	Current production ounces and recoveries reflect final metal settlements of previously reported production ounces.
(4)	See “Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs.”

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

In this prospectus, we have disclosed certain non-U.S. GAAP measures, such as “cash costs,” “cash operating costs” and related per ounce measures. These measures are used in the mining industry and by our management to measure, across periods, the net cash flow generated by mining operations. We cannot assure investors that other mining companies will calculate these measures in the same manner that we do.

Production costs is the closest comparable U.S. GAAP measure for these measures. Accordingly, we have provided in the tables below a reconciliation of cash costs and cash operating costs to production costs. The corresponding per ounce measures can be calculated by dividing cash costs or cash operating costs, as applicable, by the number of ounces of silver or gold produced at the business unit.

Cash costs reflect the direct and overhead cash costs arising from the physical activities involved in producing metal. These costs include the cost of mining, processing and other plant costs, third-party refining and smelting costs, marketing expenses, on-site general and administrative expenses, royalties and mining production taxes, but net of by-product revenues earned from selling metals other than the primary metal produced by the business unit. Cash costs exclude certain amounts required to be included in production costs (which amounts can be substantial), including third-party smelting costs, by-product credits, inventory adjustments and other non-cash charges.

Cash operating costs are calculated as cash costs less royalties and production taxes.

The following tables present a reconciliation between non-U.S. GAAP cash operating costs per ounce and cash costs per ounce to U.S. GAAP production costs applicable to sales including depreciation, depletion and amortization:

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Three Months Ended June 30, 2013

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating costs (Non-U.S. GAAP)	$6,639	$19,636	$25,819	$12,450	$(16)	$2,350	$66,878
Royalties	—	1,383	—	—	—	—	1,383
Production taxes	—	—	—	538	—	—	538

Total cash costs (Non-U.S. GAAP)	$6,639	$21,019	$25,819	$12,988	$(16)	$2,350	$68,799

Add/Subtract:
Third party smelting costs	—	—	(2,449)	—	16	(831)	(3,264)
By-product credit	39,828	—	—	13,391	—	—	53,219
Other adjustments	7	256	—	—	—	—	263
Change in inventory	8,735	11,541	6,784	(3,325)	—	164	23,899
Depreciation, depletion and amortization	35,543	4,941	13,261	2,325	—	1,220	57,290

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$90,752	$37,757	$43,415	$25,379	$—	$2,903	$200,206

Production of silver (ounces)	2,044,967	1,523,262	—	843,845	—	221,268	4,633,342
Cash operating costs per silver ounce	$3.25	$12.89	$—	$14.75	$—	$10.62	$8.86
Cash costs per silver ounce	$3.25	$13.80	$—	$15.39	$—	$10.62	$9.28
Production of gold (ounces)	—	—	23,162	—	—	—	23,162
Cash operating cost per gold ounce	$—	$—	$1,115	$—	$—	$—	$1,115
Cash cost per gold ounce	$—	$—	$1,115	$—	$—	$—	$1,115

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Three Months Ended June 30, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating costs (Non-U.S. GAAP)	$(2,009)	$16,249	$29,083	$7,008	$5,942	$4,204	$60,477
Royalties	—	1,457	—	510	124	—	2,091
Production taxes	—	—	—	641	—	—	641

Total cash costs (Non-U.S. GAAP)	$(2,009)	$17,706	$29,083	$8,159	$6,066	$4,204	$63,209

Add/Subtract:
Third party smelting costs	—	—	(2,820)	—	(1,444)	(1,449)	(5,713)
By-product credit	50,363	—	—	16,295	157	—	66,815
Other adjustments	124	117	7	229	26	—	503
Change in inventory	14,060	4,950	(10,165)	(3,931)	2,297	(202)	7,009
Depreciation, depletion and amortization	42,741	4,070	9,719	2,060	631	1,592	60,813

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$105,279	$26,843	$25,824	$22,812	$7,733	$4,145	$192,636

Production of silver (ounces)	2,365,484	1,470,342	—	712,706	107,895	240,168	4,896,595
Cash operating cost per silver ounce	$(0.85)	$11.05	$—	$9.83	$55.07	$17.50	$6.41
Cash costs per silver ounce	$(0.85)	$12.04	$—	$11.45	$56.21	$17.50	$6.97
Production of gold (ounces)	—	—	21,572	—	—	—	21,572
Cash operating cost per gold ounce	$—	$—	$1,348	$—	$—	$—	$1,348
Cash cost per gold ounce	$—	$—	$1,348	$—	$—	$—	$1,348

Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs

Six Months Ended June 30, 2013

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$10,257	$38,101	$52,401	$21,219	$17	$4,938	$126,933
Royalties	—	2,835	—	1,025	—	—	3,860
Production taxes	—	—	—	1,264	—	—	1,264

Total cash costs (Non-U.S. GAAP)	$10,257	$40,936	$52,401	$23,508	$17	$4,938	$132,057

Add/Subtract:
Third-party smelting costs	—	—	(5,715)	—	(17)	(1,751)	(7,483)
By-product credit	77,092	—	—	27,679	—	—	104,771
Other adjustments	611	810	—	—	—	—	1,421
Change in inventory	(6,031)	6,746	7,032	(6,630)	—	(183)	934
Depreciation, depletion and amortization	64,478	9,697	26,647	4,505	—	2,044	107,371

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$146,407	$58,189	$80,365	$49,062	$—	$5,048	$339,071

Production of silver (ounces)	3,691,365	2,914,361	—	1,491,434	—	371,012	8,468,172
Cash operating cost per silver ounce	$2.78	$13.07	$—	$14.23	$—	$13.31	$8.80
Cash costs per silver ounce	$2.78	$14.05	$—	$15.76	$—	$13.31	$9.41
Production of gold (ounces)	—	—	48,368	—	—	—	48,368
Cash operating cost per gold ounce	$—	$—	$1,083	$—	$—	$—	$1,083
Cash cost per gold ounce	$—	$—	$1,083	$—	$—	$—	$1,083

Six Months Ended June 30, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$(7,652)	$32,502	$49,251	$17,311	$11,649	$8,331	$111,392
Royalties	—	3,493	—	1,119	206	—	4,818
Production taxes	—	—	—	653	—	—	653

Total cash costs (Non-U.S. GAAP)	$(7,652)	$35,995	$49,251	$19,083	$11,855	$8,331	$116,863

Add/Subtract:
Third-party smelting costs	—	—	(3,903)	—	(3,418)	(2,238)	(9,559)
By-product credit	102,889	—	—	25,252	298	—	128,439
Other adjustments	368	(77)	14	316	83	—	704
Change in inventory	12,793	463	(12,166)	(14,335)	1,977	(803)	(12,071)
Depreciation, depletion and amortization	80,501	8,289	16,324	3,702	1,151	3,236	113,203

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$188,899	$44,670	$49,520	$34,018	$11,946	$8,526	$337,579

Production of silver (ounces)	4,848,298	3,061,634	—	1,154,043	230,688	488,126	9,782,789
Cash operating cost per silver ounce	$(1.58)	$10.62	$—	$15.00	$50.50	$17.07	$6.35
Cash costs per silver ounce	$(1.58)	$11.76	$—	$16.54	$51.39	$17.07	$6.91
Production of gold (ounces)	—	—	29,016	—	—	—	29,016
Cash operating cost per gold ounce	$—	$—	$1,697	$—	$—	$—	$1,697
Cash cost per gold ounce	$—	$—	$1,697	$—	$—	$—	$1,697

Year Ended December 31, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha(1)	Endeavor	Total
Total Cash Operating Cost (Non-U.S. GAAP)	$10,958	$69,771	$111,499	$26,959	$16,094	$12,675	$247,956
Royalties	—	7,084	—	3,487	306	—	10,877
Production taxes	—	—	—	2,195	—	—	2,195

Total Cash Costs (Non-U.S. GAAP)	$10,958	$76,855	$111,499	$32,641	$16,400	$12,675	$261,028

Add/Subtract:
Third-party smelting costs	—	—	(10,910)	—	(3,943)	(3,648)	(18,501)
By-product credit	176,237	—	—	63,440	422	—	240,099
Other adjustments	1,108	256	17	(1,355)	882	—	908
Change in inventory	9,175	(5,683)	(13,517)	(20,470)	3,922	(204)	(26,777)
Depreciation, depletion and amortization	146,557	16,707	41,645	8,065	515	4,591	218,080

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$344,035	$88,135	$128,734	$82,321	$18,198	$13,414	$674,837

Production of silver (ounces)	8,236,013	5,930,394	—	2,801,405	323,386	734,008	18,025,206
Cash operating cost per silver ounce	$1.33	$11.76	$—	$9.62	$49.77	$17.27	$7.57
Cash costs per silver ounce	$1.33	$12.95	$—	$11.65	$50.71	$17.27	$8.30
Production of gold (ounces)	—	—	82,125	—	—	—	82,125
Cash operating cost per gold ounce	$—	$—	$1,358	$—	$—	$—	$1,358
Cash cost per gold ounce	$—	$—	$1,358	$—	$—	$—	$1,358

Year Ended December 31, 2011

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha(1)	Endeavor	Total
Total Cash Operating Cost (Non-U.S. GAAP)	$(8,743)	$68,277	$96,234	$31,978	$17,367	$11,573	$216,686
Royalties	—	11,561	—	2,177	685	—	14,423
Production taxes	—	—	—	409	—	—	409

Total Cash Costs (Non-U.S. GAAP)	$(8,743)	$79,838	$96,234	$34,564	$18,052	$11,573	$231,518

Add/Subtract:
Third-party smelting costs	—	—	(11,003)	—	(2,882)	(2,872)	(16,757)
By-product credit	197,342	—	—	9,898	949	—	208,189
Other adjustments	1,441	906	19	522	559	—	3,447
Change in inventory	(3,839)	(1,065)	16,422	(16,727)	(1,165)	(67)	(6,441)
Depreciation, depletion and amortization	159,231	22,408	35,839	2,807	554	3,148	223,987

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$345,432	$102,087	$137,511	$31,064	$16,067	$11,782	$643,943

Production of silver (ounces)	9,041,488	7,501,367	—	1,392,433	529,602	613,361	19,078,251
Cash operating cost per silver ounce	$(0.97)	$9.10	$—	$22.97	$32.79	$18.87	$6.31
Cash costs per silver ounce	$(0.97)	$10.64	$—	$24.82	$34.08	$18.87	$7.09
Production of gold (ounces)	—	—	88,420	—	—	—	88,420
Cash operating cost per gold ounce	$—	$—	$1,088.37	$—	$—	$—	$1,088.37
Cash cost per gold ounce	$—	$—	$1,088.37	$—	$—	$—	$1,088.37

Year Ended December 31, 2010

(In thousands except ounces and per ounce costs)	Palmarejo(2)	San Bartolomé	Kensington	Rochester	Martha(1)	Endeavor	Total
Total Cash Operating Cost (Non-U.S. GAAP)	$24,164	$52,810	$42,652	$5,932	$20,730	$5,747	$152,035
Royalties	—	5,384	—	174	1,548	—	7,106
Production taxes	—	—	—	1,540	—	—	1,540

Total Cash Costs (Non-U.S. GAAP)	$24,164	$58,194	$42,652	$7,646	$22,278	$5,747	$160,681

Add/Subtract:
Third-party smelting costs	—	—	(4,599)	—	(3,299)	(1,544)	(9,442)
By-product credit(3)	126,588	—	—	11,756	2,192	—	140,536
Other adjustments	131	806	—	211	1,422	—	2,570
Change in inventory	(23,224)	1,022	(24,011)	5,148	4,446	(90)	(36,709)
Depreciation, depletion and amortization	91,457	19,650	17,487	1,890	7,848	1,989	140,321

Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$219,116	$79,672	$31,529	$26,651	$34,887	$6,102	$397,957

Production of silver (ounces)	5,887,576	6,708,775	—	2,023,423	1,575,827	566,134	16,761,735
Cash operating cost per silver ounce	$4.10	$7.87	$—	$2.93	$13.16	$10.15	$6.53
Cash costs per silver ounce	$4.10	$8.67	$—	$3.78	$14.14	$10.15	$7.05
Production of gold (ounces)	$—	$—	$43,143	$—	—	$—	$43,143
Cash operating cost per gold ounce	$—	$—	$988.63	$—	$—	$—	$988.63
Cash cost per gold ounce	$—	$—	$988.63	$—	$—	$—	$988.63

(1)	The Martha mine ceased active mining operations in September 2012.
(2)	The Palmarejo gold production royalty is currently reflected as a minimum royalty obligation which commenced on July 1, 2009 and ends when payments have been made on a total of 400,000 ounces of gold, at which time a royalty expense will be recorded.
(3)	Amounts reflect final metal settlement adjustments.

Gold is accounted for as a by-product credit at the Palmarejo and Rochester mines whereby revenues from gold are deducted from operating costs in the calculation of cash costs per ounce. If our accounting policy was changed to treat gold as a co-product, the following costs per ounce would be reported:

	Three Months Ended June 30, 2013		Six Months Ended June 30, 2013
	Palmarejo	Rochester	Palmarejo	Rochester
Total cash operating costs	$46,467	$25,841	$87,348	$48,898
Total cash costs	$46,467	$26,379	$87,348	$51,187

Revenue
Silver	54%	55%	56%	55%
Gold	46%	45%	44%	45%

Ounces produced
Silver	2,044,967	843,845	3,691,365	1,491,434
Gold	28,191	9,404	51,157	18,146

Total cash operating costs per ounce
Silver	$12.24	$16.99	$13.22	$18.06
Gold	$761	$1,223	$753	$1,210

Total cash costs per ounce
Silver	$12.24	$17.34	$13.22	$18.91
Gold	$761	$1,249	$753	$1,267

	Three Months Ended June 30, 2012		Six Months Ended June 30, 2012
	Palmarejo	Rochester	Palmarejo	Rochester
Total cash operating costs	$48,354	$23,303	$95,237	$42,564
Total cash costs	$48,354	$24,454	$95,237	$44,336

Revenue
Silver	58%	55%	59%	61%
Gold	42%	45%	41%	39%

Ounces produced
Silver	2,365,484	712,706	4,848,298	1,154,043
Gold	31,258	10,120	62,338	15,412

Total cash operating costs per ounce
Silver	$11.89	$17.99	$11.61	$22.40
Gold	$647	$1,036	$625	$1,084

Total cash costs per ounce
Silver	$11.89	$18.87	$11.61	$23.34
Gold	$647	$1,087	$625	$1,129

Year Ended December 31, 2012

	Palmarejo	Rochester
Total cash operating costs	$187,195	$90,400
Total cash costs	$187,195	$96,081

Revenue
Silver	59%	59%
Gold	41%	41%

Ounces produced
Silver	8,236,013	2,801,405
Gold	103,068	38,066

Total cash operating costs per ounce
Silver	$13.45	$19.20
Gold	$742	$962

Total cash costs per ounce
Silver	$13.45	$20.40
Gold	$742	$1,023

Year Ended December 31, 2011

	Palmarejo	Rochester
Total cash operating costs	$188,599	$41,876
Total cash costs	$188,599	$44,463

Revenue
Silver	61%	84%
Gold	39%	16%

Ounces produced
Silver	9,041,488	1,392,433
Gold	125,071	6,276

Total cash operating costs per ounce
Silver	$12.82	$25.34
Gold	$581	$1,050

Total cash costs per ounce
Silver	$12.82	$26.91
Gold	$581	$1,115

Year Ended December 31, 2010

	Palmarejo	Rochester
Total cash operating costs	$150,752	$17,688
Total cash costs	$150,752	$19,401

Revenue
Silver	78%	48%
Gold	22%	52%

Ounces produced
Silver	5,887,576	2,023,423
Gold	102,440	9,641

Total cash operating costs per ounce
Silver	$19.90	$4.20
Gold	$328	$952

Total cash costs per ounce
Silver	$19.90	$4.61
Gold	$328	$1,045

Results of Operations

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Sales of metal decreased 18.0% to $376.3 million from $459.0 million. The decrease in metal sales was due to lower silver ounces sold as well as lower realized silver and gold prices, partially offset by higher gold ounces sold. The Company sold 8.3 million ounces of silver and 115,315 ounces of gold compared to 9.9 million ounces of silver and 98,464 ounces of gold. Realized silver and gold prices were $25.61 and $1,512 per ounce, respectively, compared to $30.72 and $1,646 per ounce.

Included in sales of metals are gold by-product sales from the Company’s silver mines. Total gold sales for the six months ended June 30, 2013 and 2012 were $166.0 million and $159.0 million, respectively. Of those totals, $95.9 million and $127.5 million of gold sales were recorded as by-product credits in determining the Company’s cash cost per ounce.

The Company produced 8.5 million ounces of silver and 117,671 ounces of gold, compared to 9.8 million ounces of silver and 106,947 ounces of gold. Lower silver production is primarily due to lower grade at Palmarejo and cessation of mining activities at Martha, partially offset by higher throughput and recovery at Rochester. Cash costs were $8.80 per silver ounce compared to $6.35, primarily due to lower ore grades and lower production rates. Cash costs were $1,083 per gold ounce compared to $1,697, due to higher throughput and recovery at Kensington. Production costs applicable to sales of metal increased from $224.4 million to $231.7 million as a result of higher silver cash costs and higher gold ounces sold, partially offset by lower gold cash costs and silver ounces sold.

Depreciation, depletion, and amortization decreased by $5.5 million to $108.1 million compares to $113.6 million. The decrease was primarily the result of lower depletion at Palmarejo due to lower volume.

Costs and Expenses

General and administrative expenses increased $9.1 million, from $16.2 million to $25.3 million. The increase was primarily due to higher legal and business development related expenses.

Exploration expenses increased slightly to $13.6 million compared to $12.9 million primarily due to increased exploration activity at the Palmarejo and Kensington mines.

Other Income and Expenses

Non-cash fair value adjustments were a gain of $84.6 million compared to a loss of $7.1 million. The majority of the increase in the fair value adjustment, net was due to the impact of changing gold prices on the Palmarejo gold production royalty obligation.

During 2013, the Company settled all competing mining claims encompassed by the Company’s Rochester gold and silver mine resulting in a $32.0 million litigation settlement charge and recorded a $17.2 million other-than-temporary impairment on the Company’s strategic investments portfolio as a result of the continued decline in precious metal equity markets.

Interest income and other increased by $2.5 million to $4.3 million compared to $1.8 million. The increase was primarily due to reductions in foreign currency losses on revaluation of foreign denominated accounts partially offset by gains recognized on the sale of various assets in 2013.

Interest expense, net of capitalized interest, increased to $20.7 million from $14.2 million. The increase is primarily due to an increase in total debt outstanding as a result of the issuance of the Outstanding Notes.

Income Taxes

For the six months ended June 30, 2013, the Company reported an income tax provision of approximately $33.7 million compared to an income tax provision of $39.3 million for the same time period in 2012. The following table summarizes the components of the Company’s income tax provision from continuing operations (in thousands):

	Six Months Ended June 30,
	2013	2012
United States	$(3,277)	$(3,525)
Mexico	(19,471)	(15,750)
Bolivia	(8,884)	(18,578)
Other jurisdictions	(2,022)	(1,445)

Income tax provision from continuing operations	$(33,654)	$(39,298)

The Company recognized a net $20.1 million deferred tax provision for the recognition of deferred taxes on deductible temporary differences, foreign exchange rate adjustments and net operating loss carryforwards in various jurisdictions (principally in Bolivia and Mexico).

During the six months ended June 30, 2012, the Company recognized a current provision in Bolivia, Mexico and Australia primarily related to higher metal prices and inflation adjustments on non-monetary assets, and the Company being subject to the Mexico IETU tax; which is a form of alternative minimum tax. In addition, the Company recognized a net $17.4 million deferred tax provision for the recognition of deferred taxes on deductible temporary differences, foreign exchange rate adjustments and net operating loss carryforwards in various jurisdictions (principally in the United States and Mexico).

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

Sales of metal from continuing operations in the year ended December 31, 2012 decreased by $125.7 million, or 12.3%, from the year ended December 31, 2011 to $895.5 million. The decrease was primarily due to a decrease in the quantity of silver and gold ounces sold and a lower realized price per ounce for silver in 2012. The decreased sale of silver ounces was primarily due to decreases in silver production at the Palmarejo and San Bartolomé mines. In 2012, we sold 18.0 million ounces of silver and 213,185 ounces of gold, compared to sales of 19.1 million ounces of silver and 238,551 ounces of gold in 2011 from continuing operations. In the year ended December 31, 2012, we realized average silver and gold prices of $30.92 per ounce and $1,665 per ounce, respectively, compared with realized average prices of $35.15 per ounce and $1,558 per ounce, respectively, in the prior year. Silver contributed 61.4% of sales as compared to 38.6% from gold.

Included in revenues is by-product metal sales derived from the sale of gold by our silver producing properties. In 2012, by-product revenues totaled $234.8 million compared to $207.4 million in 2011. We believe that presentation of these revenue streams as by-products from our current operations will continue to be appropriate in the future.

In the year ended December 31, 2012, our continuing operations produced a total of 18.0 million ounces of silver and 226,486 ounces of gold compared to 19.1 million ounces of silver and 220,382 ounces of gold in 2011. The decrease in silver production is primarily due to lower production levels at Palmarejo and San Bartolomé, partially offset by higher production at Rochester in 2012 compared to 2011. The increase in gold production is primarily due to an increase in production at the Rochester mine due to a new leach pad having been in operation for a full year.

Production costs applicable to sales from continuing operations for the year ended December 31, 2012 increased by $36.8 million, or 8.8%, from the year ended December 31, 2011 to $456.8 million. The increase in production costs applicable to sales for the year is primarily due to increases at Palmarejo, San Bartolomé, and Rochester. Equipment maintenance costs were up due to major component rebuilds and spare parts for the mining fleet. Rehabilitation work and on-going ground control expenses at Palmarejo also contributed to the increase.

Depreciation and depletion decreased in the year ended December 31, 2012 by $5.6 million, or 2.5%, over the prior year. The decrease was primarily the result of a decrease in depletion of $13.1 million due to production decreases offset by an increase in depreciation of $6.1 million. The majority of depletion decrease is attributed to Palmarejo of $17.5 million, with smaller decreases at San Bartolomé and Martha of $2.0 million and $0.2 million, respectively. These decreases were offset by increases at Kensington, Endeavor, and Rochester of $1.5 million, $1.4 million, and $2.3 million respectively. The depreciation increase is attributed to increases at Kensington, Palmarejo, and Rochester of $4.3 million, $2.1 million, and $3.0 million respectively, as more capital projects have been placed in service at these sites. These increases were offset by a decrease at San Bartolomé.

Costs and Expenses

Administrative and general expenses increased $1.6 million or 5.1% in 2012 compared to 2011. The increase was primarily due to increased legal and finance related expenses and salaries and relocation costs for new employees.

Exploration expenses increased by $7.1 million or 37.3% in 2012 compared to 2011 primarily as a result of increased exploration activity at and around our existing properties.

Pre-development, care and maintenance and other expenses were $1.3 million, a decrease of $18.2 million from 2011, primarily related to non-recurring charges for the expansion of mining at the Rochester mine in 2011.

Other Income and Expenses

Non-cash fair value adjustments, net in the twelve months ended December 31, 2012 were a loss of $23.5 million compared to a loss of $52.1 million in the year ended December 31, 2011. The majority of the decrease in the fair value adjustment, net was due to the impact of changing gold prices on the Palmarejo gold production royalty obligation.

Interest income and other increased by $21.0 million to $14.4 million in the year ended December 31, 2012, compared with net expense of $6.6 million in the year ended December 31, 2011. The majority of the increase is the result of foreign currency gains and a $2.5 million business interruption insurance settlement at San Bartolomé.

Interest expense, net of capitalized interest, decreased to $26.2 million in the year ended December 31, 2012 from $34.8 million in the year ended December 31, 2011. The decrease in interest expense was primarily due to a decrease in total outstanding debt and capital lease obligations.

Income Taxes

For the year ended December 31, 2012, we reported an income tax provision of approximately $68.6 million compared to an income tax provision of $114.3 million in 2011. The following table summarizes the components of our income tax provision for the years ended 2012 and 2011.

	Year Ended December 31,
	2012	2011
Current:
United States—Alternative minimum tax	$(257)	$2,015
United States—Foreign withholding tax	(736)	(842)
Argentina	976	(1,219)
Australia	(1,760)	(1,755)
Mexico	(7,814)	(1,084)
Bolivia	(43,546)	(59,660)
Deferred:
Australia	(223)	(661)
Bolivia	(1,086)	(207)
Mexico	(10,579)	(28,022)
United States	(3,587)	(22,902)

Income tax benefit (provision)	$(68,612)	$(114,337)

In 2012, we recognized a current provision in the United States and certain foreign jurisdictions primarily related to inflationary adjustments on non-monetary assets and us being subject to the Mexico IETU tax, which is a form of alternative minimum tax. Further, we accrued foreign withholding taxes of approximately $0.7 million on inter-company transactions between the U.S. parent and the Argentina, Mexico and Australia subsidiaries. Also, as a result of an audit of the 2009 Bolivian tax return, we have recognized an additional $7.8 million of expenses, including interest and penalties for uncertain tax positions for the years ending 2008, 2009, 2010, and 2011 and an additional $3.9 million of expense for the year.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

Sales of metal from continuing operations in the year ended December 31, 2011 increased by $505.7 million, or 98.1%, from the year ended December 31, 2010 to $1,021.2 million. The increase was primarily due to an increase in the quantity of silver and gold ounces sold and a higher realized price per ounce for both metals in 2011. The increased sale of gold ounces was primarily due to increased gold production at the Palmarejo mine and a full year of gold production at the Kensington mine. In 2011, we sold 19.1 million ounces of silver and 238,551 ounces of gold, compared to sales of 17.2 million ounces of silver and 130,142 ounces of gold in 2010 from continuing operations. In the year ended December 31, 2011, we realized average silver and gold prices of $35.15 per ounce and $1,558 per ounce, respectively, compared with realized average prices of $20.99 per ounce and $1,237 per ounce, respectively, in the prior year. Silver contributed 64.9% of sales as compared to 35.1% from gold.

Included in revenues are by-product metal sales derived from the sale of gold by our silver producing properties. In 2011, by-product revenues totaled $207.4 million compared to $134.9 million in 2010. We believe that presentation of these revenue streams as by-products from our current operations will continue to be appropriate in the future.

In the year ended December 31, 2011, our continuing operations produced a total of 19.1 million ounces of silver and 220,382 ounces of gold compared to 16.8 million ounces of silver and 157,062 ounces of gold in 2010. The increase in silver production is primarily due to higher production levels at Palmarejo and San Bartolomé in 2011 compared to 2010. The increase in gold production is primarily due to an increase in production at the Kensington mine with our first full year production of 88,420 ounces.

Production costs applicable to sales from continuing operations for the year ended December 31, 2011 increased by $162.3 million, or 63.0%, from the year ended December 31, 2010 to $420.0 million. The increase in production costs applicable to sales for the year is primarily due to the inclusion of a full year of operating costs for the Kensington mine and higher production levels at Palmarejo and San Bartolomé.

Depreciation and depletion increased in the year ended December 31, 2011 by $82.9 million, or 58.5%, over the prior year, primarily due to an increase in production at the Palmarejo mine and a full year of depreciation and depletion expense from the Kensington mine.

Costs and Expenses

Administrative and general expenses increased $7.2 million or 29.8% in 2011 compared to 2010 due primarily to severance related expenses connected to the departure of our former President and Chief Executive Officer and share-based compensation expense from cash-settled awards.

Exploration expenses increased by $4.9 million or 34.2% in 2011 compared to 2010 primarily as a result of increased exploration activity at and around our existing properties.

Pre-development, care and maintenance and other expenses were $19.4 million, an increase of $16.6 million from 2010, primarily related to costs incurred to re-permit and prepare for the expansion of mining at Rochester.

Other Income and Expenses

In February 2010, we issued $100 million aggregate principal amount of Senior Term Notes due December 31, 2012 (the “2012 Senior Term Notes”). We recognized $5.5 million of loss from debt extinguishments during 2011 due to the pre-payment premium for the early pay down of the 2012 Senior Term Notes. During 2010, we recognized $20.3 million of loss from debt extinguishments due to the exchange of a portion of the 3.25% Convertible Senior Notes and the 1.25% convertible senior notes for shares of common stock, and the early pay down of the 2012 Senior Term Notes.

Fair value adjustments during 2011 totaled a loss of $52.1 million, which was $65.0 million less than in 2010. The reduction in fair value adjustments was primarily due to a smaller increase in the gold price during 2011 compared to 2010, which resulted in reduced fair value adjustments related to the future estimated royalty payments to Franco Nevada.

Interest expense, net of capitalized interest was $34.8 million in 2011 compared to $30.9 million in 2010. The increase in interest expense is primarily the result of increased interest expense for the Kensington Term Facility. See Note 14 — Debt and Royalty Obligation to the annual consolidated financial statements included herein for further discussion. In addition, the Kensington project was placed into service on July 3, 2010, decreasing capitalized interest in 2011 as compared to 2010. Capitalized interest was $2.2 million in 2011 compared to $9.9 million in 2010.

Income Taxes

For the year ended December 31, 2011, we reported an income tax provision of approximately $114.3 million compared to an income tax benefit of $9.5 million in 2010. The following table summarizes the components of our income tax provision/benefit for the years ended 2011 and 2010.

	Year Ended December 31,
	2012	2011
Current:
United States—Alternative minimum tax	$(257)	$2,015
United States—Foreign withholding tax	(736)	(842)
Argentina	976	(1,219)
Australia	(1,760)	(1,755)
Mexico	(7,814)	(1,084)
Bolivia	(43,546)	(59,660)
Deferred:
Australia	(223)	(661)
Bolivia	(1,086)	(207)
Mexico	(10,579)	(28,022)
United States	(3,587)	(22,902)

Income tax benefit (provision)	$(68,612)	$(114,337)

In 2011, we recognized a current provision in the United States and certain foreign jurisdictions primarily related to higher metals prices, inflationary adjustments on non-monetary assets and unrealized foreign exchange gains on U.S. dollar denominated liabilities in Bolivia. We intend to carry back a portion of our 2011 U.S. taxable loss and have recognized a benefit of $2.0 million. Further, we accrued foreign withholding taxes of approximately $0.8 million on inter-company transactions between the U.S. parent and the Argentina, Mexico and Australia subsidiaries. Finally, we recognized a $51.8 million deferred tax provision for the recognition of deferred taxes on deductible temporary differences, utilization of net operating loss carryforwards and deferred withholding taxes in various jurisdictions (principally Mexico and Bolivia).

In 2010, we recognized a current provision in the United States and certain foreign jurisdictions primarily related to higher metals prices, inflationary adjustments on non-monetary assets and unrealized foreign exchange gains on U.S. dollar denominated liabilities in Bolivia. Further, we accrued foreign withholding taxes of approximately $1.0 million on inter-company transactions between the U.S. parent and the Argentina, Mexico and Australia subsidiaries. Finally, we recognized a $40.8 million deferred tax benefit for the recognition of deferred taxes on deductible temporary differences and net operating loss carryforwards in various jurisdictions (principally Mexico). We recognized a deferred tax provision of $1.9 million for inflation adjustments on non-monetary assets in Bolivia.

Results of Discontinued Operations

Effective August 9, 2010, we sold our subsidiary, Minera Cerro Bayo, which controlled the Cerro Bayo mine in southern Chile, to Mandalay. Under the terms of the agreement, we received the following from Mandalay in exchange for all of the outstanding shares of Minera Cerro Bayo: (i) $6.0 million in cash; (ii) 17,857,143 common shares of Mandalay; (iii) 125,000 ounces of silver to be delivered in six equal quarterly installments commencing in the third quarter of 2011, which had an estimated fair value of $2.3 million; (iv) a 2.0% net smelter royalty (“NSR”) on production from Minera Cerro Bayo in excess of a cumulative 50,000 ounces of gold and 5,000,000 ounces of silver, which had an estimated fair value of $5.4 million; and (v) existing value-added taxes collected from the Chilean government in excess of $3.5 million. As part of the transaction, Mandalay agreed to pay the next $6.0 million of reclamation costs associated with Minera Cerro Bayo’s nearby Furioso property. Any reclamation costs above that amount will be shared equally by Mandalay and us. As a result of the sale, we realized a loss on the sale of approximately $2.1 million, net of income taxes.

Loss from discontinued operations, net of taxes, was nil during 2011 compared to $6.0 million during 2010. In addition, we recognized a loss of $2.1 million, net of taxes, on the sale of Minera Cerro Bayo in 2010.

The following is a summary of our discontinued operations included in the consolidated statements of operations for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Sales of metal	$—	$—
Production costs applicable to sales	—	—
Depreciation and depletion	—	(2,194)
Administrative and general	—	(18)
Mining exploration	—	—
Other	—	(2,351)
Other income and expense	—	(145)
Income tax expense	—	(1,321)

Loss from discontinued operations	—	(6,029)
Loss on sale of net assets of discontinued operations, net of taxes	—	(2,095)

Loss from discontinued operations	$—	$(8,124)

Liquidity and Capital Resources

Working Capital; Cash and Cash Equivalents

As of June 30, 2013, our cash, cash equivalents and short-term investments totaled $249.5 million compared to $126.4 million as of December 31, 2012.

Our working capital increased by $192.6 million between December 31, 2012 and June 30, 2013 to $360.6 million, compared to $167.9 million at December 31, 2012. The increase was primarily attributable to the proceeds from the offering of the Outstanding Notes, which are classified as long-term liabilities. The ratio of current assets to current liabilities was 3.37 to 1 at June 30, 2013 and was 1.70 to 1 at December 31, 2012.

Our working capital at December 31, 2012 decreased by $44.9 million to $167.9 million compared to $212.9 million at December 31, 2011. The ratio of current assets to current liabilities was 1.70 to 1 at December 31, 2012 compared to 1.84 to 1 at December 31, 2011.

Our financing activities used $188.1 million of cash during 2012 compared to net cash used for financing activities of $146.3 million in 2011. The increase in net cash used in financing activities was primarily due to payments on long-term debt, the gold production royalty and the share repurchase program.

We intend to reinvest indefinitely a portion of our earnings from our Palmarejo operations in Mexico. Accordingly, U.S. and non-U.S. income and withholding taxes for which deferred taxes might otherwise be required, have not been provided on a cumulative amount of temporary differences (including, for this purpose, any difference between the tax basis in the stock of a consolidated subsidiary and the amount of the subsidiary’s net equity determined for financial reporting purposes) related to investments in foreign subsidiaries of approximately $170.0 million for the three months ended June 30, 2013 and the year ended December 31, 2012. The additional U.S. and non-U.S. income and withholding tax that would arise on the reversal of the temporary differences could be offset in part, by tax credits. Because the determination of the amount of available tax credits and the limitations imposed on the annual utilization of such credits are subject to a highly complex series of calculations and expense allocations, it is impractical to estimate the amount of net income and withholding tax that might be payable if a reversal of temporary differences occurred. We do not believe that the amounts permanently reinvested will have a material impact on liquidity.

We are generating significant operating cash flow and expect to generate net free cash flow during the second half of 2013. We are pursuing opportunities to reduce operating and non-operating costs and capital expenditures for the remainder of 2013 and as we develop operating budgets for 2014. A continued decline in silver and gold prices will lead to sustained lower free cash flow and may require us to seek financing for future discretionary capital expenditures and may result in impairment charges at our operating mines.

Operating Activities

Excluding changes in operating assets and liabilities, our operating cash flow for the three and six months ended June 30, 2013 and 2012 consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
CASH PROVIDED BY OPERATING ACTIVITIES	$63,338	$113,203	$76,272	$130,204
Changes in operating assets and liabilities:
Receivables and other current assets	(4,401)	(10,319)	(8,647)	(7,365)
Prepaid expenses and other	(2,930)	2,857	(411)	(1,916)
Inventories	(31,483)	(3,097)	(10,990)	21,625
Accounts payable and accrued liabilities	(10,094)	(14,276)	16,930	39,655

Operating cash flow (Non-U.S. GAAP)	$14,430	$88,368	$73,154	$182,203

Net cash provided by operating activities in the year ended December 31, 2012 was $271.6 million, compared with $416.2 million for the year ended December 31, 2011.

Excluding changes in operating assets and liabilities, our operating cash flow for the years ended December 31, 2012, 2011 and 2010 consisted of the following:

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
CASH PROVIDED BY OPERATING ACTIVITIES	$271,634	$416,173	$165,563
Changes in operating assets and liabilities:
Receivables and other current assets	(9,756)	21,950	6,228
Prepaid expenses and other	(2,489)	8,839	(5,871)
Inventories	48,305	30,408	47,887
Accounts payable and accrued liabilities	31,019	(22,990)	(29,888)

Operating cash flow (Non-U.S. GAAP)	$338,713	$454,380	$183,919

Investing Activities

Net cash used in investing activities in the three months ended June 30, 2013 was $127.8 million, compared to $37.4 million in the three months ended June 30, 2012. Net cash used in investing activities in the six months ended June 30, 2013 was $151.0 million, compared to $49.9 million for the six months ended June 30, 2012. The increase was primarily the result of our acquisition of Orko in exchange for a total of approximately 11.6 million shares of Coeur common stock, a total cash payment of approximately $110.7 million, 1.6 million warrants and assumption of liabilities of $2.6 million.

We spent $27.2 million on capital expenditures in the second quarter of 2013, compared with $32.2 million during the same time period last year. We spent $40.0 million on capital expenditures in the first six months of 2013, compared with $63.9 million during the same time period last year. The majority of the capital expenditures during the first six months of 2013 were primarily related to capitalized drilling and development of the Guadalupe satellite underground mine; underground development at Palmarejo, underground development at Kensington, and the stage 3 leach pad, metal removal system, and crusher at Rochester.

Net cash used in investing activities in the year ended December 31, 2012 was $133.1 million, compared to $161.0 million in the year ended December 31, 2011. The decrease was primarily the result of a decrease in purchases of investments and an increase in the proceeds from sale of investments. We spent $13.0 million to purchase investments in 2012, compared with $49.5 million in 2011. We had proceeds from sales of investments of $21.7 million in 2012, compared with $6.2 million in 2011.

We spent $115.6 million on capital expenditures in 2012, compared with $120.0 million during 2011. Capital expenditures in 2012 were primarily related to capitalized exploration drilling and development of the Guadalupe satellite underground mine; underground development at Palmarejo; and tailings expansion, paste plant construction, underground development and upgraded surface facilities at Kensington.

On December 21, 2012, we completed our acquisition of the equity interests of Mirasol Argentina SRL in exchange for a total of approximately 1.3 million shares of Coeur common stock valued at $30 million, a total cash payment of approximately $30.0 million and assumption of liabilities of $0.1 million. Mirasol Argentina SRL holds the Joaquin silver-gold project in the Santa Cruz province of Argentina.

Financing Activities

Net cash used by financing activities during the three months ended June 30, 2013 was $17.4 million, compared to net cash used of $28.3 million for the same time period last year. The decrease in cash used by financing activities is primarily the result of lower debt payments during the quarter. During the three months ended June 30, 2013, we paid $17.3 million to reduce existing debt and royalty obligations, primarily to pay down the minimum obligation under the Palmarejo gold production royalty. Net cash provided by financing activities during the six months ended June 30, 2013 was $198.8 million, compared to net cash used of $55.9 million. The increase in net cash provided by financing activities was primarily the result of the proceeds from the offering of the Outstanding Notes.

Net cash used in financing activities during the year ended December 31, 2012 was $188.1 million compared to $146.3 million for the same time period in 2011. The increase in cash used in financing activities is primarily the result of repaying off the Kensington Term Facility (as defined below). During the year ended December 31, 2012, we paid $171.9 million to settle existing debt and royalty obligations, primarily the repayment of the Kensington Term Facility and payment of the Palmarejo gold production royalty. During the year ended December 31, 2011, we paid $172.5 million to settle existing debt.

Debt and Capital Resources

For additional discussion regarding our other indebtedness, see “Description of Other Indebtedness.”

Revolving Credit Facility

On August 1, 2012, Coeur Alaska, Inc. and Coeur Rochester, Inc. (the “Borrowers”), each a wholly owned subsidiary of the Company, entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the Borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent. The Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $100.0 million, which principal amount may be increased, subject to receiving additional commitments therefor, by up to $50.0 million. There is a quarterly commitment fee of 0.1% on the unused portion of the line. The unused line fee for the three months ended June 30, 2013 was $0.1 million and was charged to interest expense.

The term of the Revolving Credit Facility is four years. Amounts may be borrowed under the Revolving Credit Facility to finance working capital and general corporate purposes of the Company and its subsidiaries, including the payment of fees and expenses incurred in connection with the Revolving Credit Facility. The obligations under the Revolving Credit Facility would be secured by substantially all of the assets of the Company and its domestic subsidiaries, including the land, mineral rights and infrastructure at the Kensington and Rochester mines, as well as a pledge of the shares of certain of the Company’s subsidiaries. In addition, in connection with the Revolving Credit Facility, Coeur Alaska, Inc. transferred its existing hedge positions established under the Kensington Term Facility, to Wells Fargo Bank, N.A. as hedge provider.

Borrowings under the Revolving Credit Facility would bear interest at a rate selected by the Borrowers equal to either LIBOR plus a margin of 2.25% to 3.25% or an alternate base rate plus a margin of 1.25% to 2.25%, with the margin determined by reference to the Company’s ratio of consolidated debt to adjusted EBITDA.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility are permitted without prepayment premium or penalty, subject to payment of customary LIBOR breakage costs. Amounts so repaid may be re-borrowed subject to customary requirements.

The Revolving Credit Facility contains representations and warranties, events of default and affirmative and negative covenants that the Company believes are usual and customary, including covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions. The Revolving Credit Facility also contains financial covenants that require (i) ratio of consolidated debt to adjusted EBITDA to be not greater than 3.25 to 1.00 (subject to a step-down to 3.00 to 1.00 after two years), (ii) ratio of adjusted EBITDA to interest expense to be not less than 3.00 to 1.00 and (iii) tangible net worth to be not less than 90% of tangible net worth as of March 31, 2012 plus 25% of net income for each fiscal quarter ending after March 31, 2012 to the date of measurement.

As of June 30, 2013, no amounts have been drawn.

3.25% Convertible Senior Notes due 2028

Per the indenture governing the 3.25% Convertible Senior Notes due 2028, or the 3.25% Convertible Senior Notes, we announced on February 13, 2013 that we were offering to repurchase all of our outstanding 3.25% Convertible Senior Notes. As of February 12, 2013, there was $48.7 million aggregate principal amount of 3.25% Convertible Senior Notes outstanding. We repurchased $43.3 million in aggregate principal amount, leaving a balance of $5.3 million at June 30, 2013.

The fair value of the notes outstanding, as determined by market transactions at June 30, 2013 and December 31, 2012 was $5.2 million and $48.2 million, respectively. The carrying value of the equity component at June 30, 2013 and December 31, 2012 was $10.9 million.

Each holder of the 3.25% Convertible Senior Notes may require that the Company repurchase some or all of the holder’s notes on March 15, 2015, March 15, 2018 and March 15, 2023 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, in cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election. Holders would also have the right, following certain fundamental change transactions, to require the Company to repurchase all or any part of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest. The Company may redeem the notes for cash in whole or in part at any time on or after March 22, 2015 at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.

The 3.25% Convertible Senior Notes provide for “net share settlement” of any conversions. Pursuant to this feature, upon conversion of the notes, the Company (1) would pay the note holder an amount in cash equal to the lesser of the conversion obligation or the principal amount of the notes and (2) would settle any excess of the conversion obligation above the notes’ principal amount in the Company’s common stock, cash or a combination thereof, at the Company’s election.

The 3.25% Convertible Senior Notes are convertible under certain circumstances, as defined in the indenture, at the holder’s option, at an initial conversion rate of 17.60254 shares of the Company’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $56.81 per share, subject to adjustment in certain circumstances.

Kensington Term Facility

On August 16, 2012, Coeur Alaska prepaid all obligations and indebtedness outstanding under the Term Facility Agreement dated October 27, 2009 by and among Coeur Alaska, Inc. and the Financial Institutions listed on schedule 1 thereto (the “Kensington Term Facility”), which totaled approximately $68.6 million. Upon payment in full, the Kensington Term Facility was terminated and all of the liens granted under the Kensington Term Facility were released.

As a condition to the Kensington Term Facility, the Company agreed to enter into a gold hedging program which protects a minimum of 243,750 ounces of gold production over the life of the facility against the risk associated with fluctuations in the market price of gold. This program consists of a series of zero cost collars which consist of a floor price and a ceiling price of gold. Coeur Alaska has transferred these hedge positions to Wells Fargo Bank, N.A., as hedge provider. Call options protecting 87,000 ounces of gold were outstanding at June 30, 2013. The weighted average strike price of the call options was $1,964.20. Put options protecting 97,000 ounces of gold were outstanding at June 30, 2013. The weighted average strike price of the put options was $979.79. Call options protecting 97,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the call options was $1,967.89. Put options protecting 122,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the put options was $967.86.

Capital Lease Obligations

As of June 30, 2013 and December 31, 2012, the Company had outstanding balances on capital leases of $6.7 million and $11.4 million, respectively.

Palmarejo Gold Production Royalty Obligation

The Company recognized accretion expense on the Palmarejo gold production royalty obligation of $4.1 million and $5.6 million for the three months ended June 30, 2013 and 2012, respectively. The Company recognized accretion expense of $8.2 million and $10.7 million, respectively for the six months ended June 30, 2013 and 2012. As of June 30, 2013 and December 31, 2012, the remaining minimum obligation under the royalty agreement was $56.5 million and $61.9 million, respectively.

Capitalized Interest

The Company capitalizes interest incurred on its various debt instruments as a cost of properties under development. For the three months ended June 30, 2013 and 2012, the Company capitalized interest of $0.0 million and $0.6 million, respectively. For the six months ended June 30, 2013 and 2012, the Company capitalized interest of $0.4 million and $1.7 million, respectively.

Litigation and Other Events

Sites Related to Callahan Mining Corporation

In 1991, the Company acquired all of the outstanding common stock of Callahan Mining Corporation. Since then, the Company has received requests for information or notices of potential liability from state or federal agencies with regard to Callahan’s operations at sites in Idaho, Maine, Colorado and Washington. The Company did not make any decisions with respect to generation, transport or disposal of hazardous waste at these sites. Therefore, the Company believes that it is not liable for any potential cleanup costs either directly as an operator or indirectly as a parent. To date, none of these agencies have made any claims against the Company or Callahan for cleanup costs. The Company anticipates that further agency interaction may be possible with respect to three of these sites, discussed below.

Callahan operated a mine and mill in Brooksville, Maine from 1968 until 1972 and subsequently disposed of the property. In 2000, the U.S. Environmental Protection Agency, or EPA, made a formal request to the Company for information regarding the site. The site was placed on the National Priorities List on September 5, 2002, and the Maine Department of Transportation, a partial owner of the property, signed a consent order in 2005. In January 2009, the EPA and the State of Maine made additional formal requests to the Company for information relating to the site, to which the Company responded. The first phase of cleanup at the site began in April 2011.

The Van Stone Mine in Stevens County, Washington consists of several parcels and was mined from 1926 until 1993. Callahan sold its parcel in 1990. In February 2010, the State of Washington Department of Ecology notified Callahan Mining Corporation that it, among others, is a potentially liable person under Washington law. Asarco LLC (“Asarco”), an affiliate of American Smelting and Refining Company, which developed the mill on the site in 1951, settled for $3.5 million. Another potentially liable person, Vaagen Brothers, signed a consent order which allows access to the site for a Remedial Investigation and Feasibility Study. Neither the Company nor Callahan Mining Corporation has received any further notices from the Washington Department of Ecology. On June 5, 2012, Asarco filed a lawsuit in the U.S. District Court for the Eastern District of Washington against five named defendants, including Callahan Mining Corporation, seeking contribution for the $3.5 million settlement. Callahan Mining Corporation filed a response and defense to the lawsuit on December 11, 2012 and does not believe it has any liability to Asarco. The Court has set a trial date for September 22, 2014. On January 23, 2013, the Court entered an Order dismissing one of the five named defendants from the lawsuit as a result of the parties reaching a settlement.

Callahan controlled the Akron Mine located in Gunnison County, Colorado under lease and option agreements with several owners from 1937 to 1960. In December 2003, the United States Forest Service (“USFS”) made a formal request for information to the Company for information regarding the site, to which the Company responded. In February 2007, the USFS made a formal request for information to Callahan for information regarding the site, to which Callahan responded. In April 2013, the USFS made a formal request for information to the Company regarding the site, to which the Company responded on June 10, 2013.

Bolivian Temporary Restriction on Mining above 4,400 Meters

On October 14, 2009, the Bolivian state-owned mining organization, COMIBOL, announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. The Company holds rights to mine above this elevation under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. The Company temporarily adjusted its mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction.

The Cooperative Reserva Fiscal, with which the Company has one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high-grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, the Company resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur. Mining in other areas above the 4,400 meter level continues to be suspended.

The partial suspension may reduce production until the Company is able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that the Company’s operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force the Company to cease mining at such deposits. If COMIBOL objects to the Company mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, the Company may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Unpatented Mining Claims Dispute at Rochester in Nevada

On December 5, 2011, Coeur Rochester filed a lawsuit in the Sixth Judicial District Court of Nevada against Rye Patch Gold Corp and Rye Patch Gold US, Inc. seeking a declaratory judgment as to Coeur Rochester’s ownership of 447 unpatented mining claims covering approximately 8,600 acres of federal lands in and surrounding the Coeur Rochester mine operation. On December 5, 2011, Rye Patch Gold US, Inc. filed a similar action asserting its interest in the claims in the Second Judicial District Court of Nevada. The Rye Patch action was subsequently moved to the Sixth Judicial Court and consolidated with Coeur Rochester’s pending action. The dispute stemmed from competing asserted interests in the mining claims between Coeur Rochester and Rye Patch following Coeur Rochester’s inadvertent failure to pay annual mining claim maintenance fees.

On June 24, 2013, Coeur Rochester entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Rye Patch. The closing of the transactions contemplated by the Settlement Agreement (the “Closing”) occurred on June 27, 2013. At the Closing, in accordance with the terms of the Settlement Agreement, all disputes among Coeur Rochester and Rye Patch regarding the competing unpatented mining claims were mutually released and Coeur Rochester and Rye Patch agreed to take necessary actions to cause all pending litigation involving the parties associated with the competing claims to be dismissed with prejudice. In addition, Coeur Rochester acquired all Rye Patch mining claims in dispute with those of Coeur Rochester, in exchange for (1) a $10 million cash payment, (2) the granting to Rye Patch of a 3.4% net smelter returns royalty on up to 39.4 million silver equivalent ounces produced and sold from the Rochester Mine beginning January 1, 2014, payable in cash on a quarterly basis, which had an estimated fair value of $22.0 million, and (3) granting Rye Patch an option to acquire CRI’s federal patented mining claim called “Blue Bird” (which option was timely exercised by Rye Patch and the transfer of the “Blue Bird” claim to Rye Patch occurred on July 11, 2013).

Appeal of Plan of Operations Amendment at Rochester in Nevada

The Rochester property is also the subject of an administrative appeal filed by Great Basin Resource Watch (“GBRW”) with the Interior Board of Land Appeals (“IBLA”). This appeal challenges the decision of the U.S. Bureau of Land Management (“BLM”) to approve a plan of operations amendment permitting resumed mining in the existing mine pit and construction of a new heap leach pad. GBRW asserts that the National Environmental Policy Act (“NEPA”) required an Environmental Impact Statement for the plan of operations amendment, as opposed to the Environmental Assessment (“EA”) that was prepared. GBRW further alleges that BLM violated the Federal Land Policy & Management Act (“FLPMA”) by failing to avoid unnecessary and undue degradation of public lands. Because GBRW did not seek a stay of BLM’s decision, operations are proceeding as approved. Coeur was granted intervenor status in the appeal and is actively participating in its resolution. The BLM and Coeur assert that the EA complies with NEPA and that BLM complied with FLPMA by, among other things, requiring mitigation of any possible future effects on water quality. BLM filed a Supplemental Briefing on March 1, 2012 regarding additional analysis conducted by the BLM further supporting and strengthening BLM and Coeur’s positions that the EA complies with NEPA. The Company cannot predict whether this will result in further briefing with the IBLA, when the IBLA will rule on the appeal or what impact, if any, an adverse ruling may have on Rochester’s operations.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2012 and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt obligations:(1)
Convertible debt(2)	$48,658	$48,658	$—	$—	$—
Interest on debt	25,302	1,581	3,163	3,163	17,395

	73,960	50,239	3,163	3,163	17,395

Capital lease obligations:(3)	12,038	8,323	3,155	330	230

Operating lease obligations:
Hyak Mining Lease	6,172	268	537	537	4,830
Operating leases	13,980	5,065	8,093	555	267

	20,152	5,333	8,630	1,092	5,097

Other long-term obligations:
Reclamation and mine closure(4)	93,123	668	2,042	3,903	86,510
Lines of credit and other financing(5)	—	—	—	—	—
Severance payments(6)	7,557	1,437	—	—	6,120
Palmarejo Royalty Obligation(7)	254,966	69,198	129,166	56,602	—

	355,646	71,303	131,208	60,505	92,630

Total	$461,796	$135,198	$146,156	$65,090	$115,352

(1)	This table does not reflect our issuance of $300 million aggregate principal amount of Outstanding Notes on January 29, 2013.
(2)	See “—Debt and Capital Resources—3.25% Convertible Senior Notes due 2028.” We announced on February 13, 2013 that we were offering to repurchase all of our outstanding 3.25% Convertible Senior Notes. As of February 12, 2013, there was $48.7 million aggregate principal amount of Convertible Notes outstanding. We repurchased $43.3 million in aggregate principal amount, leaving a balance of $5.3 million at June 30, 2013.
(3)	We have entered into various capital lease agreements for commitments principally over the next three years.
(4)	Reclamation and mine closure amounts represent our estimate of the cash flows associated with our legal obligation to reclaim and remediate mining properties. This amount will decrease as reclamation and remediation work is completed. Amounts shown on the table are undiscounted.
(5)	See “—Debt and Capital Resources—Secured Senior Credit Facility.”

(6)	Severance amounts represent accrued benefits for government mandated severance at the Palmarejo mine, Martha mine, San Bartolomé mine, and Coeur South America.
(7)	See “—Debt and Capital Resources—Palmarejo Gold Production Royalty Obligation.”

Environmental Compliance Expenditures

For the years ended December 31, 2012, 2011, and 2010, we expended $9.6 million, $10.4 million and $7.7 million, respectively, in connection with routine environmental compliance activities at our operating properties. Such activities include monitoring, earth moving, water treatment and re-vegetation activities. In addition, we have incurred reclamation costs of $0.5 million, $0.4 million and $0.8 million for the years ended December 31, 2012, 2011 and 2010. Such costs stem from activities including monitoring, earth moving water treatment and re-vegetation activities.

We estimate that environmental compliance expenditures during 2013 will be approximately $5.9 million to obtain permit modifications and other regulatory authorizations. Future environmental expenditures will be determined by governmental regulations and the overall scope of our operating and development activities. We place a very high priority on our compliance with environmental regulations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recently Adopted Accounting Standards

The Accounting Standard Codification

In December, 2011, the Financial Accounting Standards Board issued ASU 2011-11, “Balance Sheet (Topic 201): Disclosures about Offsetting Assets and Liabilities.” This ASU adds certain additional disclosure requirements about financial instruments and derivative instruments that are subject to netting arrangements. ASU 2011-11 is effective for fiscal years, and interim periods within those years, beginning January 1, 2013, with retrospective application required. The adoption of ASU 2011-11 had no effect on our financial position, results of operations or cash flows.

Effective January 1, 2013, we adopted ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This ASU adds the following disclosure requirements:

•	For items reclassified out of accumulated other comprehensive income (“AOCI”) and into net income in their entirety, the effect of the reclassification on each affected net income line item; and

•	For AOCI reclassification items that are not reclassified in their entirety into net income, a cross reference to other required U.S. GAAP disclosures.

Quantitative and Qualitative Disclosure about Market Risk

Risk Mitigation Overview

We are exposed to various market risks as a part of our operations. In an effort to mitigate losses associated with these risks, we may, at times, enter into derivative financial instruments. These may take the form of forward sales contracts, foreign currency exchange contracts and interest rate swaps. We do not actively engage in the practice of trading derivative instruments for profit. This discussion of our market risk assessments contains “forward-looking statements” that are subject to risks and uncertainties. Actual results and actions could differ materially from those discussed below.

Our operating results are substantially dependent upon the world market prices of silver and gold. We have no control over silver and gold prices, which can fluctuate widely and have declined substantially in recent months.

These prices are affected by numerous factors, such as supply and demand and investor sentiment. From time to time, in order to mitigate some of the risk associated with these fluctuations, we may enter into forward sale contracts, put options or other hedging arrangements discussed below. We continually evaluate the potential benefits of engaging in these strategies based on current market conditions. We may be exposed to nonperformance risk by counterparties as a result of our hedging activities. This exposure would be limited to the amount that the spot price of the metal falls short of the contract price. We enter into contracts and other arrangements from time to time in an effort to reduce the negative effect of price changes on our cash flows. These arrangements typically consist of managing our exposure to foreign currency exchange rates and market prices associated with changes in gold and silver commodity prices. We also may manage price risk by purchasing put options.

Concentrate Sales Contracts

We enter into concentrate sales contracts with third-party smelters. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. The provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement price based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded as derivative assets (in Prepaid expenses and other) or derivative liabilities (in Accrued liabilities and other) on the balance sheet and are adjusted to fair value through earnings each period until the date of final settlement. At June 30, 2013, we had outstanding provisionally priced sales of $29.5 million, consisting of 0.3 million ounces of silver and 15,589 ounces of gold, which had a fair value of $28.4 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $3,000; and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $16,000. At December 31, 2012, we had outstanding provisionally priced sales of $33.2 million consisting of 0.4 million ounces of silver and 11,957 ounces of gold, which had a fair value of approximately $34.1 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $4,000 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $12,000.

Forward Foreign Exchange Contracts

We periodically enter into forward foreign currency contracts to reduce the foreign exchange risk associated with forecasted Mexican peso (“MXP”) operating costs at our Palmarejo mine. At June 30, 2013, we had MXP foreign exchange contracts of $32.7 million in U.S. dollars. At December 31, 2012, we had MXP foreign exchange contracts of $26.1 million in U.S. dollars. These contracts require us to exchange U.S. dollars for MXP at a weighted average exchange rate of 12.65 MXP to each U.S. dollar over the next nine months. In addition, at June 30, 2013, we had outstanding call options requiring us to sell $6.0 million in U.S. dollars in exchange for MXP at a weighted average strike price of 15.50 MXP to each U.S. dollar if the foreign exchange rate exceeds the strike price. Further, at June 30, 2013, we had outstanding put options allowing us to buy $6.0 million in U.S. dollars in exchange for MXP at a weighted average strike price of 12.50 MXP to each U.S. dollar if the foreign exchange rate exceeds the strike price. We had a liability with a fair value of $1.4 million at June 30, 2013. We recorded mark-to-market losses on these contracts of $2.3 million and $1.5 million for the three and six months ended June 30, 2013, respectively. We recorded mark-to-market gains on these contracts of $0.1 million and $2.8 million for the three and six months ended June 30, 2012, respectively. We recorded mark-to-market gains (losses) of $3.3 million, $(3.2) million and $(1.3) million for the years ended December 31, 2012, 2011 and 2010, respectively. These mark-to-market adjustments are reflected in fair value adjustments, net in the consolidated statement of operations. A 10% weakening of the MXP would result in an increase in the fair value of $2.8 million. We recorded realized gains of $0.2 million and $0.8 million in production costs applicable to sales during the three and six months ended June 30, 2013, respectively. We recorded realized losses of $1.2 million and $1.9 million in the three and six months ended June 30, 2012, respectively, which have been recognized in production costs applicable to sales. We recorded realized gains (losses) of $(1.6) million, $0.4 million and $1.6 million in production costs applicable to sales during the years ended December 31, 2012, 2011 and 2010, respectively.

In connection with an arrangement agreement entered into with Orko, we entered into a foreign currency contract in the first quarter of 2013 to reduce the foreign exchange risk associated with forecasted Canadian dollars (“CAD”). Please see Note 8—Acquisition of Orko Silver Corporation/La Preciosa Mineral Interests to the interim condensed consolidated financial statements (unaudited) included herein for additional information. This contract allowed us to exchange U.S. dollars for CAD at an exchange rate of 1.0 CAD to each U.S. dollar if the CAD exchange rate exceeded par. The contract expired unexercised in the second quarter of 2013. We recorded a mark-to-market gain on this contract of $1.6 million for the three months ended June 30, 2013, reversing the loss recognized in the first quarter. This mark-to-market adjustment is reflected in fair value adjustments, net in the consolidated statement of operations.

Palmarejo Gold Production Royalty

On January 21, 2009, we entered into the gold production royalty transaction with Franco-Nevada Corporation. The minimum royalty obligation ends when payments have been made on a total of 400,000 ounces of gold. As of June 30, 2013, a total of 170,382 ounces of gold remain outstanding under the minimum royalty obligation. As of December 31, 2012, a total of 197,352 ounces of gold remain outstanding under the minimum royalty obligation. The price volatility associated with the minimum royalty obligation is considered an embedded derivative financial instrument under U.S. GAAP. The fair value of the embedded derivative at June 30, 2013 was a liability of $52.3 million. The fair value of the embedded derivative at December 31, 2012 and December 31, 2011 was a liability of $145.1 million and $159.4 million, respectively. During the three months ended June 30, 2013 and 2012, the mark-to-market adjustments for this embedded derivative amounted to a gain of $69.2 million and a gain of $25.1 million, respectively. For the three months ended June 30, 2013 and 2012, we realized losses on the settlement of the liabilities of $8.1 million and realized gains of $12.7 million, respectively. During the years ended December 31, 2012 and 2011, the mark-to-market adjustments for this embedded derivative amounted to a gain of $14.3 million and a gain of $2.6 million, respectively. For the years ended December 31, 2012 and 2011, realized losses on settlement of the liabilities were $45.4 million and $42.8 million, respectively. The mark-to-market adjustments and realized losses are included in fair value adjustments, net in the consolidated statement of operations.

We used an implicit interest rate of 30.0% to discount the original obligation, based on the fair value of the consideration received projected over the expected future cash flows at inception of the obligation. The discounted obligation is accreted to our expected future value over the expected minimum payment period based on the implicit interest rate. We recognized accretion expense for the years ended December 31, 2012, and 2011 of $19.1 million and $22.2 million, respectively. As of December 31, 2012, and 2011, the remaining minimum obligation under the royalty agreement was $61.9 million and $72.1 million, respectively.

For each $1.00 increase in the price of gold, the fair value of the net derivative liability at each of June 30, 2013 and December 31, 2012 would have increased by approximately $0.2 million. For each $1.00 decrease in the price of gold, the fair value of the net derivative liability at each of June 30, 2013 and December 31, 2012 would have decreased by approximately $0.2 million.

Gold Hedges

On June 30, 2013, we had outstanding call options requiring us to deliver 87,000 ounces of gold at a weighted average strike price of $1,964.20 per ounce if the market price of gold exceeds the strike price. At December 31, 2012, we had outstanding call options requiring us to deliver 97,000 ounces of gold at a weighted average strike price of $1,968 per ounce if the market price of gold exceeds the strike price. At June 30, 2013, we had outstanding put options allowing us to sell 97,000 ounces of gold at a weighted average strike price of $979.79 per ounce if the market price of gold were to fall below the strike price. At December 31, 2012, we had outstanding put options allowing us to sell 122,000 ounces of gold at a weighted average strike price of $968 per ounce if the market price of gold were to fall below the strike price. The contracts expire by their terms over the next four years. As of June 30, 2013 the fair market value of these contracts was a net liability of $2.4 million. As of December 31, 2011, the fair market value of these contracts was a net liability of $9.3 million.

Additional information about our derivative financial instruments may be found in Note 16—Derivative Financial Instruments to the interim condensed consolidated financial statements (unaudited) and Note 19—Derivative Financial Instruments to the annual consolidated financial statements included herein.

BUSINESS

Introduction

We are a large primary silver producer with growing gold production and have assets located in the United States, Mexico, Bolivia, Argentina and Australia. The Palmarejo mine, San Bartolomé mine, Kensington mine, and Rochester mine, each of which is operated by us; the Martha mine which ceased active mining operations in September 2012; and the Endeavor mine, which is operated by a non-affiliated party, constituted our principal sources of mining revenues during 2012 and the first half of 2013.

Overview of Mining Properties and Interests

Our most significant operating properties and interests are described below:

•

We own 100% of Coeur Mexicana S.A. de C.V., or Coeur Mexicana, which operates the underground and surface Palmarejo silver and gold mine in Mexico. The Palmarejo mine began shipping silver/gold doré in April 2009. Palmarejo produced 8.2 million ounces of silver and 106,038 gold ounces in 2012. In the second quarter of 2013, Palmarejo produced 2.0 million ounces of silver and 28,191 ounces of gold. On January 21, 2009, we entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced by us from the Palmarejo mine. Royalty payments made beyond the minimum obligation of 400,000 ounces of gold are payable when the market price per ounce of gold is greater than $400.00. As of June 30, 2013, a total of 170,382 ounces of gold remain outstanding under the minimum royalty obligations. We control a large land position around our existing operations.

•

We own 100% of Empresa Minera Manquiri S.A., or Manquiri, a Bolivian company that controls the mining rights for the San Bartolomé mine, which is a surface silver mine in Bolivia where Coeur commenced commercial production in June 2008. San Bartolomé produced 5.9 million ounces of silver during 2012. In the second quarter of 2013, San Bartolomé produced 1.5 million ounces of silver.

•

We own 100% of Coeur Alaska, Inc., which owns the Kensington mine, an underground gold mine located north of Juneau, Alaska. The Kensington mine began processing ore on June 24, 2010 and began commercial production on July 3, 2010. Kensington produced 82,125 ounces of gold in 2012. In the second quarter of 2013, Kensington produced 23,162 ounces of gold.

•

We own 100% of Coeur Rochester, Inc., which has operated the Rochester mine, a silver and gold surface mining operation located in northwestern Nevada, since 1986. We completed construction of a new leach pad and related infrastructure in the fourth quarter of 2011. Rochester produced 2.8 million ounces of silver and 38,066 ounces of gold in 2012. In the second quarter of 2013, Rochester produced 0.8 million ounces of silver and 9,404 ounces of gold.

•

We own, directly or indirectly, 100% of Coeur Argentina S.R.L., which owns and operated the underground silver and gold Martha mine located in Santa Cruz, Argentina. Mining operations commenced at the Martha mine in June 2002 and the mine ceased active mining operations in September 2012.

•

In May 2005, we acquired, for $44.0 million, all of the silver production and reserves (up to 20.0 million payable ounces) contained at the Endeavor mine in New South Wales, Australia, which is owned and operated by Cobar Operations Pty. Limited, a wholly owned subsidiary of CBH Resources Ltd. The Endeavor mine is an underground zinc, lead and silver mine, which has been in production since 1983. Endeavor produced 0.7 million ounces of silver in 2012. In the second quarter of 2013, Endeavor produced 0.2 million ounces of silver.

•

Since December 2012, we have owned 100% of the Joaquin silver and gold development project is located in the Santa Cruz province of southern Argentina. We commenced exploration of this large property located north of our Martha silver mine in November 2007. Since that time we have defined silver and gold mineralization in two deposits at Joaquin, La Negra and La Morocha, and have commenced work on detailed drilling and other technical, economic and environmental programs which we expect will lead to completion of a feasibility study.

•	On April 16, 2013, we completed our acquisition of Orko. Upon completion of the acquisition, we hold the La Preciosa silver-gold project in the state of Durango, Mexico.

We also have interests in other properties that are subject to silver or gold exploration activities upon which no minable ore reserves have yet been delineated.

Silver and Gold Prices

Our operating results are substantially dependent upon the world market prices of silver and gold. We have no control over silver and gold prices, which can fluctuate widely and have declined substantially in recent months. The volatility of such prices is illustrated by the following table, which sets forth the high and low prices of silver (as reported by Handy and Harman) and gold (PM fixing price as reported by the London Gold Market Fixing Limited) per ounce during the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2013		2012		2011		2010
	High	Low	High	Low	High	Low	High	Low
Silver	$32.31	$18.70	$36.88	$26.39	$48.55	$26.77	$30.64	$14.78
Gold	$1,693	$1,192	$1,792	$1,540	$1,895	$1,319	$1,421	$1,058

Marketing

All of our mining operations produce silver and gold in doré form except for the Martha mine, which produced a concentrate that contained both silver and gold before mining operations ceased; the Kensington mine, which produces gold concentrate; and the Endeavor mine, which produces a concentrate that contains silver.

We refine our precious metals doré and concentrates using a geographically diverse group of third party smelters and refiners, including clients located in Switzerland, Australia, Germany, China, Japan and the United States (Valcambi, Nyrstar, Aurubis, China National Gold, Sumitomo, Republic Metals Corporation, and Johnson Matthey).

We market our doré to creditworthy bullion trading houses, market makers and members of the London Bullion Market Association, industrial companies and sound financial institutions. The refined metals are sold to end users for use in electronic circuitry, jewelry, silverware, and the pharmaceutical and technology industries. We currently have seven trading counterparties (International Commodities, Mitsui, Mitsubishi, Standard Bank, Valcambi, TD Securities, and Auramet) and the sales of metals to these companies amounted to approximately 91%, 82% and 83% of total metal sales in 2012, 2011 and 2010, respectively. Generally, the loss of a single bullion trading counterparty would not adversely affect us due to the liquidity of the markets and the availability of alternative trading counterparties.

Sales of silver and gold concentrates to third-party smelters (Nyrstar, Aurubis, Auramet, Sumitomo, and China National Gold) amounted to approximately 9%, 18% and 17% of total metal sales for the years ended December 31, 2012, 2011 and 2010, respectively. The loss of any one smelting and refining client may have a material adverse effect if alternate smelters and refiners are not available. We believe there is sufficient global capacity available to address the loss of any one smelter.

Hedging Activities

Our strategy is to provide stockholders with leverage to changes in silver and gold prices by selling silver and gold production at market prices while taking reasonable steps to protect the Company’s cash flow. To protect the Company’s exposure to a drop in metals prices while maintaining upside leverage, we have entered into derivative contracts to protect the selling price for certain anticipated gold and silver production. We have also entered into derivative contracts to manage risks associated with foreign currencies.

Government Regulation

General

Our activities are subject to extensive federal, state and local laws governing the protection of the environment, prospecting, development, production, taxes, labor standards, occupational health, mine safety, toxic substances and other matters. The costs associated with compliance with such regulatory requirements are substantial and possible future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development and continued operation of our properties, the extent of which cannot be predicted. In the context of environmental permitting, including the approval of reclamation plans, we must comply with known standards and regulations which may entail significant costs and delays. Although we have been recognized for our commitment to environmental responsibility and believe we are in substantial compliance with applicable laws and regulations, amendments to current laws and regulations, more stringent application or interpretation of these laws and regulations through judicial review or administrative action or the adoption of new laws could have a materially adverse effect upon us and our results of operations.

Estimated future reclamation costs are based primarily on legal and regulatory requirements. As of December 31, 2012, $34.5 million was accrued for reclamation costs relating to currently developed and producing properties. We are also involved in several matters concerning environmental obligations associated with former mining activities. We have accrued $0.6 million and $0.9 million as of June 30, 2013 and December 31, 2012, respectively, for reclamation liabilities related to former mining activities. These amounts are included in reclamation and mine closure liabilities on the consolidated balance sheet.

Federal Environmental Laws

Certain mining wastes from extraction and beneficiation of ores are currently exempt from the extensive set of Environmental Protection Agency (“EPA”) regulations governing hazardous waste, although such wastes may be subject to regulation under state law as a solid or hazardous waste. While the EPA has worked on a program to regulate these mining wastes pursuant to its solid waste management authority under the Resource Conservation and Recovery Act (“RCRA”), certain ore processing and other wastes are currently regulated as hazardous wastes by the EPA under RCRA. If our mine wastes were treated as hazardous waste or such wastes resulted in operations being designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) for cleanup, material expenditures could be required for the construction of additional waste disposal facilities, for other remediation expenditures, or for natural resource damages. Under CERCLA, any present owner or operator of a Superfund site or an owner or operator at the time of its contamination generally may be held liable and may be forced to undertake remedial cleanup action or to pay for the government’s cleanup efforts. Such owner or operator may also be liable to governmental entities for the cost of damages to natural resources, which may be substantial. Additional regulations or requirements may also be imposed upon our tailings and waste disposal in Alaska under the Clean Water Act (“CWA”) and state law counterparts, and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Air emissions are subject to controls under Nevada’s and Alaska’s air pollution statutes implementing the Clean Air Act. We have reviewed and considered current federal legislation relating to climate change and do not believe it to have a material effect on our operations. Additional regulation or requirements under any of these laws and regulations could have a materially adverse effect upon us and our results of operations.

Proposed Mining Legislation

A portion of our U.S. mining properties are on unpatented mining claims on federal lands. See “Risk Factors—Risks Relating to Our Business—Third parties may dispute our unpatented mining claims, which could result in the discovery of defective titles and losses affecting our business” and “—Legal Proceedings, Litigation and Other Events.” Legislation has been introduced regularly in the U.S. Congress over the last decade to change the Mining Law of 1872 as amended, under which we hold these unpatented mining claims. It is possible that the Mining Law may be amended or replaced by less favorable legislation in the future. Previously proposed legislation contained a production royalty obligation, new environmental standards and conditions, additional reclamation requirements and extensive new procedural steps which would likely result in delays in permitting. The ultimate content of future proposed legislation, if enacted, is uncertain. If a royalty on unpatented mining claims were imposed, our U.S. operations could be adversely affected. In addition, the Forest Service and the Bureau of Land Management have considered revising regulations governing operations under the Mining Law on federal lands they administer, which, if implemented, may result in additional procedures and environmental conditions and standards on those lands. The majority of our operations are either outside of the United States or on private patented lands and would be unaffected by potential legislation.

Any such reform of the Mining Law or Bureau of Land Management and Forest Service regulations thereunder could increase the costs of mining activities on unpatented mining claims, or could materially impair our ability to develop or continue operations which derive ore from federal lands, and as a result could adversely affect us and our results of operations. Until such time, if any, as new reform legislation or regulations are enacted, the ultimate effects and costs of compliance on us cannot be estimated.

Foreign Government Regulations

Our mining properties that are located in Argentina are subject to various government laws and regulations pertaining to the protection of the air, surface water, ground water and the environment in general, as well as the health of the work force, labor standards and the socio-economic impacts of mining facilities upon the communities. We believe we are in substantial compliance with all applicable laws and regulations to which we are subject in Argentina.

Bolivia, where the San Bartolomé mine is located, and Mexico, where the Palmarejo mine is located, have both adopted laws and guidelines for environmental permitting that are similar to those in effect in the United States and other South American countries. The permitting process requires a thorough study to determine the baseline condition of the mining site and surrounding area, an environmental impact analysis, and proposed mitigation measures to minimize and offset the environmental impact of mining operations. We have received all permits required to operate the San Bartolomé and Palmarejo mines.

We do not directly hold any interest in mining properties in Australia. However, under the Silver Sale Agreement with CBH, we have purchased CBH’s silver reserves and resources in the ground at the Endeavor mine. CBH is responsible for the mining operation and compliance with government regulations and we are not responsible for compliance. We are however at risk for any production stoppages resulting from non-compliance. CBH’s mining property is subject to a range of state and federal government laws and regulations pertaining to the protection of the air, surface water, ground water, noise, site rehabilitation and the environment in general, as well as the occupational health and safety of the work force, labor standards and the socio-economic impacts of mining facilities among local communities. In addition, the various federal and state native title laws and regulations recognize and protect the rights and interests in Australia of Aboriginal and Torres Strait Islander people in land and waters and may restrict mining and exploration activity and/or result in additional costs. CBH is required to deal with a number of governmental departments in connection with the development and exploitation of its mining property. We are not aware of any substantial non-compliance with applicable laws and regulations to which CBH is subject in Australia.

Maintenance of Claims

Bolivia

The Bolivian state-owned mining organization, Corporación Minera de Bolivia (“COMIBOL”), is the underlying owner of all of the mining rights relating to the San Bartolomé mine. COMIBOL’s ownership derives from the Supreme Decree 3196 issued in October 1952, when the government nationalized most of the mines in Potosí. COMIBOL has leased the mining rights for the surface silver and tin bearing sediment (“pallacos,” “sucus,” and “troceras”) to several Potosí cooperatives. The cooperatives in turn have subleased their mining rights to Coeur’s subsidiary, Manquiri, through a series of “joint venture” contracts. In addition to those agreements with the cooperatives Manquiri holds additional mining rights under lease agreements directly with COMIBOL. All of Manquiri’s mining and surface rights collectively constitute the San Bartolomé project.

Mexico

In order to carry out mining activities in Mexico, we are required to obtain a mining concession from the General Bureau of Mining which belongs to the Ministry of Economy (Secretaría de Economía) of the Federal Government, or be assigned previously granted concession rights, and both must be recorded with the Public Registry of Mining. In addition, mining works may have to be authorized by other authorities when performed in certain areas, including villages, dams, channels, general communications ways, submarine shelves of islands, islets and reefs, marine beds and subsoil and federal maritime-terrestrial zones. Reports have to be filed with the General Bureau of Mining in May of each year evidencing previous calendar year mining works. Generally nominal biannual mining duties are payable in January and July of each year, and failure to pay these duties could lead to cancellation of the concessions. Upon expiration or cancellation of the concession, certain obligations remain, including obligations to file technical reports and not to withdraw permanent works of fortification.

United States

At mining properties in the United States, including the Rochester and Kensington mines, operations are conducted upon both patented and unpatented mining claims. Pursuant to applicable federal law it is necessary to pay to the Secretary of the Interior, on or before August 31 of each year, a claim maintenance fee of $140 per claim. This claim maintenance fee is in lieu of the assessment work requirement contained in the Mining Law. In addition, in Nevada, holders of unpatented mining claims are required to pay the county recorder of the county in which the claim is situated an annual fee of $8.50 per claim. For unpatented claims in Alaska, we are required to pay a variable, annual rental fee based on the age of the claim and must perform annual labor or make an annual payment in lieu of annual labor. No maintenance fees are payable for federal patented claims. Patented claims are similar to land held by an owner who is entitled to the entire interest in the property with unconditional power of disposition and are subject to local property taxes. See “Risk Factors—Risks Relating to Our Business—Third parties may dispute our unpatented mining claims, which could result in the discovery of defective titles and losses affecting our business.”

Argentina

Minerals are owned by the provincial governments, which impose a maximum 3% mine-mouth royalty on mineral production. The first step in acquiring mining rights is filing an exploration concession (“Cateo”), which gives exclusive prospecting rights for the requested area for a period of time, generally up to three years. The maximum size of each Cateo is 10,000 hectares; a maximum of 20 Cateos, or 200,000 hectares, can be held by a single entity (individual or company) in any one province.

The holder of a Cateo has exclusive right to establish a discovery concession (“Manifestacion de Descubrimiento” or “MD”) on that Cateo, but MDs can also be set without a Cateo on any land not covered by someone else’s Cateo. MDs are filed as either a vein or disseminated discovery. A square protection zone can be declared around the discovery—up to 840 hectares for a vein MD or up to 7,000 hectares for a disseminated MD. The protection zone grants the discoverer exclusive rights for an indefinite period, during which the discoverer must provide an annual report presenting a program of exploration work and investments related to the protection zone. A MD can later be upgraded to an exploitation concession (“Concesion de Explotacion” or “Mina”), which gives the holder the right to begin commercial extraction of minerals.

Australia

At the Endeavor mining property in Australia operated by CBH, operations are conducted on designated mining leases issued by the relevant state government mining department. Mining leases are issued for a specific term and include a range of environmental and other conditions including the payment of production royalties, annual lease fees and the use of cash or a bank guarantee as security for reclamation liabilities. The amounts required to be paid to secure reclamation liabilities are determined on a case by case basis. In addition, CBH holds a range of exploration titles and permits, which are also issued by the respective state government mining departments for specified terms and require payment of annual fees and completion of designated expenditure programs on the leases to maintain title. In Australia, minerals in the ground are owned by the state until severed from the ground through mining operations.

Chile

The State of the Republic of Chile recognizes the free availability for concession purposes of all mineral substances, both metal and non-metal, with the exception of liquid or gaseous hydrocarbons. Mining concessions are always established by the court with no decision-making action by any other authority, avoiding in this way the discretionary interference of administrative authorities. Preference for establishing a concession is given to the first person to submit the necessary application to the court. Any Chilean or foreign person may establish and acquire mining concessions. The holder’s title to the mining concession is protected by the constitutional (warrant) guarantee of proprietary rights. Chilean legislation provides for two kinds of concessions: (i) the exploration concession, which remains in effect for two years and may be extended for another two-year period, provided at least half the area thereof is surrendered; and (ii) the exploitation concession which is perpetual. In order to maintain the exploration and exploitation concession, an annual tax is payable to the government before March 31 of each year in the approximate amount of $1.60 and $8.00 per hectare, respectively. As of December 31, 2012, we held exploration concessions on two properties in Chile, totaling 8,918 square miles (4,664 hectares).

Employees

The number of full-time employees at the Company as of December 31, 2012 was:

U.S. Corporate Staff and Office	68
Rochester Mine	250
Kensington Mine	306
South American Administrative Offices	16
South American Exploration	12
Martha Mine/Argentina	17
San Bartolomé Mine/Bolivia(1)	341
Palmarejo Mine/Mexico	888

Total	1,898

(1)	The Company maintains a labor agreement in South America with Sindicato de Trabajadorés Mineras de la Empresa Manquiri S.A. at the San Bartolomé mine in Bolivia. The San Bartolomé mine labor agreement is in effect for 2013 and is subject to renewal on an annual basis. As of June 30, 2013, approximately 10.2% of the Company’s worldwide labor force was covered by collective bargaining agreements.

Exploration Stage Mining Properties

We, either directly or through wholly owned subsidiaries, have interests in properties located in the United States, Chile, Argentina, Bolivia, and Mexico but upon which no minable ore reserves have yet been delineated. Exploration conducted on these properties is included in our total annual exploration programs.

Business Strategy and Competitive Strengths

We believe the following strengths provide us with significant competitive advantages as management executes its business strategy:

Strong track record of developing and operating mines: We have successfully acquired, developed and operated a strong portfolio of operating mines since our founding in 1928. We are a large primary silver producer with growing gold production. For the twelve months ended December 31, 2012, we produced 18.0 million ounces of silver and 226,486 ounces of gold with a cash operating cost of $7.57 per ounce of silver and $1,358 per ounce of gold. In the second quarter of 2013, we produced a total of 4.6 million ounces of silver and 60,757 ounces of gold with a cash operating cost of $8.86 per ounce of silver and $1,115 per ounce of gold. Production has grown substantially over the last four years as we have built and begun production at three wholly owned, long- lived mines: the San Bartolomé mine, the Palmarejo mine and the Kensington mine. In addition, production commenced late in 2011 from a new leach pad at our Rochester mine.

Silver Production

Gold Production

Operating and commodity diversity: We produce silver and gold from five operating mines located in four countries. Our operating assets consist of the Palmarejo silver and gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Kensington gold mine in Alaska, the Rochester silver and gold mine in Nevada and the Endeavor silver and base metal mine in Australia. We also own the Joaquin silver and gold development project in Argentina and the La Preciosa silver and gold development project in Mexico. We expect to increase our operating and commodity diversity as the Kensington mine and the Rochester mine ramp up to their design capacity. Our metal sales breakdown by operating mine and metal is set out below:

2012 Gold Sales by Mine

2012 Silver Sales by Mine

Experienced management team: We have built a high-caliber management team of devoted professionals with extensive mining industry expertise. President and Chief Executive Officer, Mitchell Krebs, Senior Vice President and Chief Financial Officer, Peter Mitchell and Senior Vice President and Chief Operating Officer, Frank Hanagarne, have significant experience in the mining industry. The board of directors also brings diverse industry backgrounds and considerable professional experience.

Capitalizing on Prior Development Program: Over the past four years we have invested significant capital in commissioning three large mines at the San Bartolomé, Palmarejo and Kensington properties, realizing the first full year of production in 2011 from these mines. With the large majority of the development capital spending complete at these mines, capital expenditures declined materially in 2012 to $115.6 million, from an average of $164.7 million per annum over the prior three years. In the second quarter of 2013, we spent $27.2 million on capital expenditures, compared with $32.2 million during the same time period last year. The growth generated by these mines is resulting in significantly higher production, metal sales and net cash flow over prior periods.

The Palmarejo mine, San Bartolomé mine, Kensington mine, and Rochester mine, each operated by us, the Martha mine, which ceased active mining operations in September 2012, and the Endeavor mine, operated by a non-affiliated party, constituted our principal sources of mining revenues in 2012 and the first half of 2013. See Note 22—Segment Reporting—Geographic Information to the annual consolidated financial statements included herein for revenues attributed to all foreign countries. The following table sets forth information regarding the percentage contribution to our total revenues (i.e., revenues from the sale of concentrates and doré) by the sources of those revenues during the past five years, excluding discontinued operations:

	Coeur Percentage Ownership at December 31,	Percentage of Total Revenues(2) For The Years Ended December 31,
Mine/Company	2012	2012	2011	2010	2009	2008
Palmarejo Mine	100%	49%	50%	45%	30%	—%
San Bartolomé Mine	100%	20	26	28	38	14
Kensington Mine	100%	12	15	4	—	—
Rochester Mine	100%	15	6	11	15	52
Martha Mine	100%	2	1	10	15	24
Endeavor Mine(1)	100%	2	2	2	2	10

		100%	100%	100%	100%	100%

(1)	Ownership interest reflects our ownership interest in the property’s silver production. Other constituent metals are owned by a non-affiliated entity.
(2)	Effective August 9, 2010, we sold our interest in the Cerro Bayo mine to Mandalay Resources Corporation.

Legal Proceedings, Litigation and Other Events

Sites Related to Callahan Mining Corporation

In 1991we acquired all of the outstanding common stock of Callahan Mining Corporation. Since then, we have received requests for information or notices of potential liability from state or federal agencies with regard to Callahan’s operations at sites in Idaho, Maine, Colorado and Washington. We did not make any decisions with respect to generation, transport or disposal of hazardous waste at these sites. Therefore, we believe that we are not liable for any potential cleanup costs either directly as an operator or indirectly as a parent. To date, none of these agencies have made any claims against us or Callahan for cleanup costs. We anticipate that further agency interaction may be possible with respect to three of these sites, discussed below.

Callahan operated a mine and mill in Brooksville, Maine from 1968 until 1972 and subsequently disposed of the property. In 2000, the U.S. Environmental Protection Agency, or EPA, made a formal request to us for information regarding the site. The site was placed on the National Priorities List on September 5, 2002, and the Maine Department of Transportation, a partial owner of the property, signed a consent order in 2005. In January 2009, the EPA and the State of Maine made additional formal requests to us for information relating to the site, to which we responded. The first phase of cleanup at the site began in April 2011.

The Van Stone Mine in Stevens County, Washington consists of several parcels and was mined from 1926 until 1993. Callahan sold its parcel in 1990. In February 2010, the State of Washington Department of Ecology notified Callahan Mining Corporation that it, among others, is a potentially liable person under Washington law. Asarco LLC (“Asarco”), an affiliate of American Smelting and Refining Company, which developed the mill on the site in 1951, settled for $3.5 million. Another potentially liable person, Vaagen Brothers, signed a consent order which allows access to the site for a Remedial Investigation and Feasibility Study. Neither we nor Callahan Mining Corporation have received any further notices from the Washington Department of Ecology. On June 5, 2012, Asarco filed a lawsuit in the U.S. District Court for the Eastern District of Washington against five named defendants, including Callahan Mining Corporation, seeking contribution for the $3.5 million settlement. Callahan Mining Corporation filed a response and defense to the lawsuit on December 11, 2012 and does not believe it has any liability to Asarco. The Court has set a trial date for September 22, 2014. On January 23, 2013, the Court entered an Order dismissing one of the five named defendants from the lawsuit as a result of the parties reaching a settlement.

Callahan controlled the Akron Mine located in Gunnison County, Colorado under lease and option agreements with several owners from 1937 to 1960. In December 2003, the United States Forest Service (“USFS”) made a formal request for information to us for information regarding the site, to which we responded. In February 2007, the USFS made a formal request for information to Callahan for information regarding the site, to which Callahan responded. In April 2013, the USFS made a formal request for information to us regarding the site, to which we responded on June 10, 2013.

Bolivian Temporary Restriction on Mining above 4,400 Meters

On October 14, 2009, the Bolivian state-owned mining organization, COMIBOL, announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. We hold rights to mine above this elevation under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. We temporarily adjusted our mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction.

The Cooperative Reserva Fiscal, with which we have one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high-grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, we resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur. Mining in other areas above the 4,400 meter level continues to be suspended.

The partial suspension may reduce production until we are able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that our operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force us to cease mining at such deposits. If COMIBOL objects to our mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, we may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Unpatented Mining Claims Dispute at Rochester in Nevada

On December 5, 2011, Coeur Rochester filed a lawsuit in the Sixth Judicial District Court of Nevada against Rye Patch Gold Corp and Rye Patch Gold US, Inc. seeking a declaratory judgment as to Coeur Rochester’s ownership of 447 unpatented mining claims covering approximately 8,600 acres of federal lands in and surrounding the Coeur Rochester mine operation. On December 5, 2011, Rye Patch Gold US, Inc. filed a similar action asserting its interest in the claims in the Second Judicial District Court of Nevada. The Rye Patch action was subsequently moved to the Sixth Judicial Court and consolidated with Coeur Rochester’s pending action. The dispute stems from competing asserted interests in the mining claims between Coeur Rochester and Rye Patch following Coeur Rochester’s inadvertent failure to pay annual mining claim maintenance fees.

On June 24, 2013, Coeur Rochester entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Rye Patch. The closing of the transactions contemplated by the Settlement Agreement (the “Closing”) occurred on June 27, 2013. At the Closing, in accordance with the terms of the Settlement Agreement, all disputes among Coeur Rochester and Rye Patch regarding the competing unpatented mining claims were mutually released and Coeur Rochester and Rye Patch agreed to take necessary actions to cause all pending litigation involving the parties associated with the competing claims to be dismissed with prejudice. In addition, Coeur Rochester acquired all Rye Patch mining claims in dispute with those of Coeur Rochester, in exchange for (1) a $10 million cash payment, (2) the entry into a Net Smelter Returns Royalty Agreement between Rye Patch and Coeur Rochester (the “NSR Agreement”), and (3) granting Rye Patch an option to acquire Coeur Rochester’s federal patented mining claim called “Blue Bird” (which option was timely exercised by Rye Patch and the transfer of the “Blue Bird” claim to Rye Patch occurred on July 11, 2013).

The NSR Agreement grants to Rye Patch a 3.4% net smelter returns royalty, or NSR, on up to $39.4 million silver equivalent ounces produced and sold from the Rochester Mine beginning January 1, 2014, payable in cash on a quarterly basis. For each calendar quarter, the NSR will be payable on the actual sales prices received at the time of sale (exclusive of gains or losses associated with trading activities), less refining costs, of gold and silver produced and sold from the Rochester Mine. Under the terms of the NSR Agreement, the NSR is transferable by Rye Patch after January 1, 2014, but only to an unaffiliated royalty and streaming company. The NSR Agreement also provides that Coeur Rochester has a right of first refusal to acquire the NSR if Rye Patch receives a bona fide proposal to acquire the NSR from a third party.

Appeal of Plan of Operations Amendment at Rochester in Nevada

The Rochester property is also the subject of an administrative appeal filed by Great Basin Resource Watch (“GBRW”) with the Interior Board of Land Appeals (“IBLA”). This appeal challenges the decision of the U.S. Bureau of Land Management (“BLM”) to approve a plan of operations amendment permitting resumed mining in the existing mine pit and construction of a new heap leach pad. GBRW asserts that the National Environmental Policy Act (“NEPA”) required an Environmental Impact Statement for the plan of operations amendment, as opposed to the Environmental Assessment (“EA”) that was prepared. GBRW further alleges that BLM violated the Federal Land Policy & Management Act (“FLPMA”) by failing to avoid unnecessary and undue degradation of public lands. Because GBRW did not seek a stay of BLM’s decision, operations are proceeding as approved. We were granted intervenor status in the appeal and is actively participating in its resolution. The BLM and we assert that the EA complies with NEPA and that BLM complied with FLPMA by, among other things, requiring mitigation of any possible future effects on water quality. BLM filed a Supplemental Briefing on March 1, 2012 regarding additional analysis conducted by the BLM further supporting and strengthening BLM and our positions that the EA complies with NEPA. We cannot predict whether this will result in further briefing with the IBLA, when the IBLA will rule on the appeal or what impact, if any, an adverse ruling may have on Rochester’s operations.

Definitions

The following sets forth definitions of certain important mining terms used in this prospectus.

“Ag” is the abbreviation for silver.

“Au” is the abbreviation for gold.

“Backfill” is primarily waste sand or rock used to support the roof or walls after removal of ore from a stope.

“By-Product” is a secondary metal or mineral product recovered in the milling process, such as gold.

“Cash Costs” are costs directly related to the physical activities of producing silver and gold, and include mining, processing, transportation and other plant costs, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties and in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals, including gold, are deducted from the above in computing cash costs per ounce. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs.”

“Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of our mining properties for a specific period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of our mining properties. Gold and silver are sold and priced in the world financial markets on a U.S. dollar per ounce basis. By calculating the cash costs from each of our mines on the same unit basis, management can determine the gross margin that each ounce of gold and silver produced is generating. While this represents a key indicator of the performance of our mining properties you are cautioned not to place undue reliance on this single measurement. To fully evaluate a mine’s performance, management also monitors U.S. GAAP-based profit/(loss), depreciation and amortization expenses and capital expenditures for each mine as presented in Note 22—Segment Reporting to the annual consolidated financial statements included herein. Total cash costs per ounce is a non-U.S. GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all U.S. GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs.”

“Concentrate” is a very fine powder-like product containing the valuable metal from which most of the waste material in the ore has been eliminated.

“Contained Ounces” represents ounces in the ground before reduction of ounces not able to be recovered by applicable metallurgical process.

“Cutoff Grade” is the minimum metal at which an ore body can be economically mined; used in the calculation of reserves in a given deposit.

“Cyanidation” is a method of extracting gold or silver by dissolving it in a weak solution of sodium or potassium cyanide.

“Development” is work carried out for the purpose of accessing a mineral deposit. In an underground mine that includes shaft sinking, crosscutting, drifting and raising. In an open pit mine, development includes the removal of over burden.

“Dilution” is an estimate of the amount of waste or low-grade mineralized rock which will be mined with the ore as part of normal mining practices in extracting an ore body.

“Doré” is unrefined gold and silver bullion bars which contain gold, silver and minor amounts of impurities which will be further refined to almost pure metal.

“Drilling”

Core drilling: process of obtaining cylindrical rock samples by means of an annular-shaped rock-cutting bits (diamond impregnated) rotated by a bore-hole drilling machine. The core samples are used for geological study and chemical analysis used in mineral exploration.

In-fill: is any method of drilling intervals between existing holes, used to provide greater geological detail and to help establish reserve estimates.

Reverse circulation: a method of drilling, often used in mineral exploration, that produces fragmented samples of rock collected by a rotary, percussion drilling machine.

“Exploration” is prospecting, sampling, mapping, drilling and other work involved in searching for ore.

“Gold” is a metallic element with minimum fineness of 999 parts per 1000 parts pure gold.

“Grade” is the amount of metal in each ton of ore, expressed as troy ounces per ton or grams per tonne for precious metals.

“g/t Ag” are grams of gold per metric ton (tonne) of rock. A tonne is equal to 1.1023 short tons, or 2,205 pounds.

“g/t Au” are grams of silver per metric ton (tonne) of rock. A tonne is equal to 1.1023 short tons, or 2,205 pounds.

“Heap Leach Pad” is a large impermeable foundation or pad used as a base for ore during heap leaching.

“Heap Leaching Process” is a process of extracting gold and silver by placing broken ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained gold and silver, which are then recovered in metallurgical processes.

“Hectare” is a metric unit of area equal to 10,000 square meters (2.471 acres).

“Mill” is a processing facility where ore is finely ground and thereafter undergoes physical or chemical treatments to extract the valuable metals.

“Mill-Lead Grades” are metal content of mined ore going into a mill for processing.

“Mineralized Material” is gold and silver bearing material that has been physically delineated by one or more of a number of methods, including drilling, underground work, surface trenching and other types of sampling. This material has been found to contain a sufficient amount of mineralization of an average grade of metal or metals to have economic potential that warrants further exploration evaluation. While this material is not currently or may never be classified as ore reserves, it is reported as mineralized material only if the potential exists for reclassification into the reserves category. This material cannot be classified in the reserves category until final technical, economic and legal factors have been determined. Under the United States Securities and Exchange Commission’s standards, a mineral deposit does not qualify as a reserve unless it can be economically and legally extracted at the time of reserve determination and it constitutes a proven or probable reserve (as defined below). In accordance with Securities and Exchange Commission guidelines, mineralized material reported in our Form 10-K does not include material that would be classified as inferred.

“Mining Rate” tons of ore mined per day or even specified time period.

“Non-cash Costs” are costs that are typically accounted for ratably over the life of an operation and include depreciation, depletion and amortization of capital assets, accruals for the costs of final reclamation and long-term monitoring and care that are usually incurred at the end of mine life, and the amortization of the cost of property acquisitions.

“Open Pit” is a mine where the minerals are mined entirely from the surface.

“Operating Cash Costs Per Ounce” are cash costs per ounce minus production taxes and royalties.

“Ore” is rock, generally containing metallic or non-metallic minerals, which can be mined and processed at a profit.

“Ore Body” is a sufficiently large amount of ore that can be mined economically.

“Ore Reserve” or “Reserve” is that part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination. Mining dilution and recovery, where appropriate, has been factored into the estimation of ore reserves.

“Probable (Indicated) Reserves” are reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

“Proven (Measured) Reserves” are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings, or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling, and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

“Reclamation” is the process by which lands disturbed as a result of mining activity are modified to support beneficial land use. Reclamation activity may include the removal of buildings, equipment, machinery and other physical remnants of mining, closure of tailings, leach pads and other features, and contouring, covering and re-vegetation of waste rock and other disturbed areas.

“Recovery Rate” is a term used in process metallurgy to indicate the proportion of valuable material physically recovered in the processing of ore. It is generally stated as a percentage of material recovered compared to the material originally present.

“Refining” is the final stage of metal production in which impurities are removed from the molten metal.

“Run-of-mine Ore” is mined ore which has not been subjected to any pretreatment, such as washing, sorting or crushing prior to processing.

“Silver” is a metallic element with minimum fineness of 995 parts per 1000 parts pure silver.

“Stripping Ratio” is the ratio of the number of tons of waste material to the number of tons of ore extracted at an open-pit mine.

“Tailings” is the material that remains after all economically and technically recovered precious metals have been removed from the ore during processing.

“Ton” means a short ton which is equivalent to 2,000 pounds, unless otherwise specified.

“Total costs” are the sum of cash costs and non-cash costs.

THE EXCHANGE OFFER

General

When we sold the Outstanding Notes on January 29, 2013, Coeur Mining, as issuer, entered into a registration rights agreement (the “Registration Rights Agreement”) with the guarantors and Barclays Capital Inc., as initial purchaser. Under the Registration Rights Agreement, Coeur Mining and the guarantors agreed:

•

to prepare and file the registration statement of which this prospectus forms a part, regarding the exchange of the New Notes which will be registered under the Securities Act for the Outstanding Notes;

•	to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act by January 29, 2014;

•	to use our commercially reasonable efforts to commence and consummate the exchange offer on or prior to January 29, 2014;

•	to hold the exchange offer open for at least 20 business days; and

•	to complete the exchange offer no later than 35 business days after the commencement of the exchange offer.

For each Outstanding Note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such Outstanding Note will receive in exchange a New Note having a principal amount equal to that of the tendered Outstanding Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the tendered Outstanding Note in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of such Outstanding Note.

Shelf Registration

Under the Registration Rights Agreement, we also agreed to use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Outstanding Notes and to keep that shelf registration statement continuously effective for a period of at least two years (as may be extended pursuant to the Registration Rights Agreement) following January 29, 2013, or such shorter period as will terminate when all Entitled Securities (as defined in the Registration Rights Agreement) covered by such shelf registration statement have been sold pursuant thereto or are no longer Entitled Securities, in the event that:

(1)	we and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)	any holder of Entitled Securities notifies us prior to the 20th business day following consummation of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)	it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from Coeur or an affiliate of Coeur.

We will, in the event of such a shelf registration, provide to each participating holder of Outstanding Notes copies of any registration statement or prospectus for such holder’s reasonable review and comment, furnish copies of the registration statement and prospectus to such holders and take certain other actions to permit resales of the Outstanding Notes. A holder of Outstanding Notes that sells notes under the shelf registration statement generally will be required to make certain representations to us, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the

Registration Rights Agreement that are applicable to such a holder of Outstanding Notes (including certain indemnification obligations). Holders of Outstanding Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Outstanding Notes for registered notes in the exchange offer.

Special Interest on Outstanding Notes

If a registration default occurs, then additional interest shall accrue on the principal amount of the Outstanding Notes that are Entitled Securities at a rate of 0.25% per annum for the 90-day period immediately following the occurrence of such registration default. The rate of the special interest shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum rate of special interest for all registration defaults of 1.0% per annum of the principal amount of the Entitled Securities outstanding. The special interest will cease to accrue when the registration default is cured. A registration default occurs if (i) the exchange offer is not consummated on or prior to January 29, 2014; (ii) we and the guarantors fail to file any required shelf registration statement on or before the deadline specified in the Registration Rights Agreement; (iii) any such shelf registration statement is not declared effective by the SEC on or prior to the deadline specified in the Registration Rights Agreement; (iv) we and the guarantors fail to consummate the exchange offer within 35 business days after the commencement of the exchange offer; or (v) the shelf registration statement or the registration statement of which this prospectus forms a part is declared effective but thereafter ceases to be effective or usable in connection with resales of Entitled Securities during the periods specified in the Registration Rights Agreement. A registration default is cured, and special interest ceases to accrue with respect to Entitled Securities, when the exchange offer is completed or the shelf registration statement is filed or declared effective or the registration statement of which this prospectus forms a part or the shelf registration statement is again declared effective or made usable, as applicable.

Any amounts of special interest due will be payable in cash on the same original interest payment dates as interest on the Outstanding Notes is payable. The New Notes will be accepted for clearance through DTC.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange Outstanding Notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. We have agreed to use all commercially reasonable efforts to keep the registration statement effective for at least 20 business days from the date notice of the exchange offer is mailed. The expiration date for the exchange offer is 5:00 p.m., New York City time, on                     , 2013, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Outstanding Notes, except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and special interest provisions contained in the Outstanding Notes.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any Outstanding Notes;

•	to terminate the exchange offer and not accept any Outstanding Notes for exchange if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment of the exchange offer as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Outstanding Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Exchange Offer Procedures

When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who wishes to tender Outstanding Notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York Mellon, the exchange agent, at the address set forth below under the heading “The Exchange Agent;” or

•

if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “The Exchange Agent.”

In addition, either:

•	the exchange agent must receive the certificates for the Outstanding Notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letter of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the signer of the letter of transmittal, the Outstanding Notes surrendered for exchange must be endorsed by the registered holder, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Outstanding Notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note improperly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Note either before or after the expiration date, including the right to waive the ineligibility of any class of holder who seeks to tender Outstanding Notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular Outstanding Notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any such persons incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the Outstanding Notes tendered for exchange signs the letter of transmittal, the tendered Outstanding Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Outstanding Notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal, any Outstanding Notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that, among other things, the person acquiring New Notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the New Notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Outstanding Notes properly tendered and will issue New Notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the Outstanding Notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the Registration Rights Agreement, we may be required to make additional payments in the form of special interest to the holders of the Outstanding Notes under circumstances relating to the timing of the exchange offer, as discussed above.

In all cases, we will issue New Notes in the exchange offer for Outstanding Notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such Outstanding Notes or a timely book-entry confirmation of such Outstanding Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes denominated in dollars by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of Outstanding Notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such notes and the holder’s Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the Outstanding Notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three business days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three business days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the principal amount of such Outstanding Notes; and

•	where certificates for Outstanding Notes are transmitted, specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing holder.

If certificates for Outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Outstanding Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those Outstanding Notes without cost to the holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, the Outstanding Notes withdrawn will be credited to an account maintained with DTC for the Outstanding Notes. The Outstanding Notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Outstanding Notes may be re-tendered by following one of the procedures described under “—Exchange Offer Procedures” at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

We are not required to accept for exchange, or to issue New Notes in the exchange offer for, any Outstanding Notes. We may terminate or amend the exchange offer at any time before the acceptance of Outstanding Notes for exchange if:

•	the exchange offer would violate any applicable federal law, statute, rule or regulation or any applicable interpretation of the staff of the SEC;

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the indenture governing the New Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradable New Notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes”;

•

any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•

any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the New Notes to be issued in the exchange offer.

The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

The Exchange Agent

The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery or the notice of withdrawal to the exchange agent addressed as follows:

To: The Bank of New York Mellon (as “Exchange Agent”) c/o The Bank of New York Mellon Corporation 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Christopher Landers

By Facsimile Transmission (for Eligible Institutions Only): (732) 667-9408

Confirm by Telephone: (315) 414-3362

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SHOWN ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred by us in connection with the exchange offer, including:

•	the SEC registration fee;

•	fees and expenses of the exchange agent and the trustee;

•	accounting and legal fees;

•	printing fees; and

•	other related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the New Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their Outstanding Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange.

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Outstanding Notes and the existing restrictions on transfer set forth in the legend on the Outstanding Notes and in the offering memorandum dated January 24, 2013, relating to the Outstanding Notes. Except in limited circumstances with respect to specific types of holders of Outstanding Notes, we will have no further obligation to provide for the registration under the Securities Act of such Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the Outstanding Notes under the Securities Act or under any state securities laws.

Upon completion of the exchange offer, holders of the Outstanding Notes will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances.

Holders of the New Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the New Notes may be offered for resale, resold or otherwise transferred by holders of those New Notes, other than by any holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act. The New Notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the New Notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	it is not an affiliate of ours;

•

it is not engaged in, and does not intend to engage in, a distribution of the New Notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of New Notes issued in the exchange offer;

•	it is acquiring the New Notes issued in the exchange offer in the ordinary course of its business; and

•	it is not acting on behalf of a person who could not make the three preceding representations.

Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes must acknowledge that:

•	such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•

it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of New Notes issued in the exchange offer.

Furthermore, any broker-dealer that acquired any of its Outstanding Notes directly from us:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1983); and

•	must also be named as a selling holder of the New Notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

In addition, to comply with state securities laws of certain jurisdictions, the New Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the New Notes. We have agreed in the Registration Rights Agreement that, prior to any public offering of transfer restricted notes, we will cooperate with the exchanging holders and their counsel in connection with the registration and qualification of the transfer restricted notes under the securities or blue sky laws of such jurisdictions as the exchanging holders may request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the transfer restricted notes. We are not required to register or qualify as a foreign corporation where we are not now so qualified or to take any action that would subject us to the service of process in suits or to taxation, in any jurisdiction where we are not now so subject.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under “—Certain Definitions.” In this description, the term “Coeur” refers only to Coeur Mining, Inc. and not to any of its Subsidiaries.

Coeur will issue the New Notes under an indenture dated as of January 29, 2013, among itself, the Guarantors party thereto and The Bank of New York Mellon, as trustee. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The terms of the New Notes are identical in all material respects to the terms of the Outstanding Notes, except the New Notes will not contain terms with respect to transfer restrictions, registration or any increase in annual interest rate. We refer to New Notes and the Outstanding Notes (to the extent not exchanged for New Notes) in this section as the “notes.”

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in their entirety. We urge you to read the indenture because it, not the summary below, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Coeur;

•

will be effectively subordinated to all existing and future secured Indebtedness of Coeur, including Indebtedness under the Secured Senior Credit Facility, to the extent of the value of the collateral securing such Indebtedness;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Coeur;

•	will be senior in right of payment to any future subordinated Indebtedness of Coeur; and

•	will be unconditionally Guaranteed by the Guarantors.

The Note Guarantees

The notes will be Guaranteed by each of Coeur’s Restricted Subsidiaries that is or becomes a borrower or guarantor under the Secured Senior Credit Facility or that guarantees any other Indebtedness of Coeur, which other Indebtedness exceeds $20.0 million in aggregate principal amount.

Each Note Guarantee:

•	will be a general unsecured obligation of the Guarantor;

•

will be effectively subordinated to all existing and future secured Indebtedness of such Guarantor, including Indebtedness under the Secured Senior Credit Facility, to the extent of the value of the assets of such Guarantor securing such Indebtedness;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Not all of our Subsidiaries will Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. For the six months ended June 30, 2013, our non-guarantor Subsidiaries represented 62% of our sales of metals and 114% of our operating income. As of June 30, 2013, our non-guarantor Subsidiaries represented 76% of our total assets and 65% of our total liabilities, including trade payables, deferred tax liabilities, and royalty obligations but excluding intercompany liabilities.

As of the date of the indenture, all of our Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not Guarantee the notes.

Principal, Maturity and Interest

Coeur will issue up to $300.0 million in aggregate principal amount of New Notes in this offering. Coeur may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Coeur will issue New Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on February 1, 2021.

Interest on the New Notes will accrue at the rate of 7.875% per annum and will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2014. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Coeur will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid on the Outstanding Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Coeur, Coeur will pay all principal of, premium on, if any, and interest and Special Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Coeur elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Coeur may change the paying agent or registrar without prior notice to the holders of the notes, and Coeur or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Coeur will not be required to transfer or exchange any note selected for redemption. Also, Coeur will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

Each of Coeur’s current and future Restricted Subsidiaries that is a borrower or guarantor under the Secured Senior Credit Facility will Guarantee the notes on the Issue Date. In addition, each of Coeur’s Restricted Subsidiaries that becomes a borrower or guarantor under the Secured Senior Credit Facility or that Guarantees any other Indebtedness of Coeur, which other Indebtedness exceeds $20.0 million aggregate principal amount, will be required to Guarantee the Notes on a senior unsecured basis as described under “—Certain Covenants—Additional Note Guarantees.” These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—Federal and state statutes allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Coeur or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Coeur or a Restricted Subsidiary of Coeur, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Coeur or a Restricted Subsidiary of Coeur, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Coeur as a result of the sale or other disposition;

(3)	if Coeur designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	if the Guarantor ceases to be a borrower or guarantor under all Credit Facilities and is released or discharged from all obligations thereunder and such Guarantor is released or discharged from its Guarantee of any other Indebtedness of Coeur in excess of $20.0 million in aggregate principal amount, including the Guarantee that resulted in the obligation of such Guarantor to Guarantee the notes; provided that if such Person has incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(5)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to February 1, 2016, Coeur may on any one or more occasions redeem up to 35% of the original aggregate principal amount of notes issued under the indenture (calculated after giving effect to any issuance of additional notes), upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 107.875% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with an amount of cash no greater than the net cash proceeds of all Equity Offerings by Coeur since the Issue Date; provided that:

(1)	at least 65% (calculated after giving effect to any issuance of additional notes) of the original aggregate principal amount of notes issued under the indenture (excluding notes held by Coeur and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.

At any time prior to February 1, 2017, Coeur may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

In addition, under certain circumstances following the completion of a Change of Control Offer as further described below under the caption “—Repurchase at the Option of Holders—Change of Control,” Coeur may redeem all of the notes that then remain outstanding at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Coeur’s option prior to February 1, 2017.

On or after February 1, 2017, Coeur may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on February 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2017	103.938%
2018	101.969%
2019 and thereafter	100.000%

Unless Coeur defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Coeur is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Coeur to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Coeur will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Coeur will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Coeur will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Coeur will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Coeur will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by Coeur.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Coeur will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Coeur to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Coeur repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Coeur will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Coeur and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Coeur and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Coeur to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Coeur and its Subsidiaries taken as a whole to another Person or group may be uncertain.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Coeur, or any third party making a Change of Control Offer in lieu of Coeur as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Coeur or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon to the date of redemption.

Asset Sales

Coeur will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Coeur (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Coeur or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Coeur’s most recent consolidated balance sheet, of Coeur or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Coeur or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by Coeur or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Coeur or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by Coeur or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $55.0 million and (y) 1.75% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Coeur (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness that is secured by a Lien;

(2)	to repay Obligations under other Indebtedness (other than Disqualified Stock or subordinated Indebtedness), other than Indebtedness owed to Coeur or an Affiliate of Coeur; provided that Coeur shall equally and ratably reduce the Obligations under the notes as provided under “—Optional Redemption,” through open market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their notes at 100% of the principal amount thereof, plus the amount accrued but unpaid interest and Special Interest, if any, on the amount of the notes that would otherwise be prepaid;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Coeur;

(4)	to make a capital expenditure; or

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that, in the case of clauses (3) and (5) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Coeur or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of the date thereof; provided that if any commitment is later canceled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds from and after the date of such cancelation or termination.

Pending the final application of any Net Proceeds, Coeur (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, within five days thereof, Coeur will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Coeur may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the applicable agent shall select such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Coeur so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Political Risk Insurance

When the aggregate amount of Excess Political Risk Insurance Proceeds (for the avoidance of doubt, after giving effect to the payment of amounts described in clause (i) or (ii) of the definition of Excess Political Risk Insurance Proceeds) exceeds $10.0 million, within five business days thereof, Coeur will make an offer (a “Political Risk Insurance Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of political risk insurance covering the San Bartolomé Mine to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Political Risk Insurance Proceeds. The offer price in any Political Risk Insurance Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Political Risk Insurance Proceeds remain after consummation of a Political Risk Insurance Offer, Coeur may use those Excess Political Risk Insurance Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Political Risk Insurance Offer exceeds the amount of Excess Political Risk Insurance Proceeds, the trustee will select the notes and the applicable agent shall select such other pari passu Indebtedness to be purchased on a pro rata basis (or, in case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” by lot or otherwise in accordance with the applicable procedures of The Depository Trust Company (“DTC”)) unless otherwise required by law or applicable stock exchange, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Coeur so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Political Risk Insurance Offer, the amount of Excess Political Risk Insurance Proceeds will be reset at zero.

Coeur will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer, an Asset Sale Offer or a Political Risk Insurance Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control, Asset Sale or Political Risk Insurance provisions of the indenture, Coeur will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control, Asset Sale or Political Risk Insurance provisions of the indenture by virtue of such compliance.

The agreements governing Coeur’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control, an Asset Sale or a Political Risk Insurance Event and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Coeur to repurchase the notes upon a Change of Control, an Asset Sale or a Political Risk Insurance Event could cause a default under these other agreements, even if the Change of Control, Asset Sale or Political Risk Insurance Event itself does not, due to the financial effect of such repurchases on Coeur. In the event a Change of Control, an Asset Sale or a Political Risk Insurance Event occurs at a time when Coeur is prohibited from purchasing notes, Coeur could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Coeur does not obtain a consent or repay those borrowings, Coeur will remain prohibited from purchasing notes. In that case, Coeur’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Coeur’s ability to pay cash to the holders of notes upon a repurchase may be limited by Coeur’s then-existing financial resources. See “Risk Factors—Risks Relating to the Exchange Offer and the New Notes—The New Notes will be subject to a change of control provision, but we may not have the ability to raise the funds necessary to fulfill our obligations under the New Notes following a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” by lot or otherwise in accordance with applicable procedures of DTC) unless otherwise required by law or applicable stock exchange.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail (or, in the case of notes issued in global form, electronic transmission) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed (or electronically transmitted to DTC) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the indenture:

(1)	the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Coeur, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Coeur as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(5)	“—Transactions with Affiliates;”

(6)	clause (4) of the covenant described below under the caption “—Merger, Consolidation or Sale of Assets;”

(7)	clauses (1)(a) and (2) of the covenant described below under the caption “—Limitation on Sale and Leaseback Transactions;” and

(8)	“—Additional Note Guarantees.”

During any period that the foregoing covenants have been suspended, Coeur’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended or for any other failure to comply with any suspended covenants during a period when the covenants were suspended.

There can be no assurance that the notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of Coeur’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Coeur or any of its Restricted Subsidiaries) or to the direct or indirect holders of Coeur’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Coeur and other than dividends or distributions payable to Coeur or a Restricted Subsidiary of Coeur);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Coeur) any Equity Interests of Coeur or any direct or indirect parent of Coeur;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Coeur or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Coeur and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Coeur would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Coeur and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Coeur for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Coeur’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of property and marketable securities received by Coeur since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Coeur (other than in a Permitted Warrant Transaction) or from the issue or sale of convertible or exchangeable Disqualified Stock of Coeur or convertible or exchangeable debt securities of Coeur, in each case that have been converted into or exchanged for Qualifying Equity Interests of Coeur (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Coeur); plus

(3)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold or otherwise cancelled, liquidated or repaid, or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Coeur that is a Guarantor, the initial amount of such Restricted Investment (or, if less, the amount of cash or the fair market value, as determined in good faith by the Board of Directors, of property and marketable securities, in each case received upon repayment or sale); plus

(4)

to the extent that any Unrestricted Subsidiary of Coeur designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the

Fair Market Value of Coeur’s Restricted Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture; plus

(5)	100% of any dividends received in cash and the fair market value, as determined in good faith by the Board of Directors, of property and marketable securities received by Coeur or a Restricted Subsidiary of Coeur that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of Coeur, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Coeur for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Coeur) of, Equity Interests of Coeur (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Coeur; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Coeur to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Coeur or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(5)	so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Coeur or any Restricted Subsidiary of Coeur held by any current or former officer, director, employee or consultant of Coeur or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan, stockholders’ agreement or any other management or employee benefit plan or agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $15.0 million in any twelve-month period (with unused amounts in any twelve-month period being carried over to the next succeeding twelve-month period, but no further);

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Coeur or any preferred stock of any Restricted Subsidiary of Coeur issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by Coeur or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of the indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by Coeur or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(10)	any payments in connection with a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (a) by delivery of shares of Coeur’s common stock upon net share settlement thereof or (b) by (i) set-off against the related Permitted Bond Hedge Transaction and (ii) payment of an early termination amount thereof in common stock upon any early termination thereof;

(11)	the repurchase, redemption or other acquisition or retirement for value of any Indebtedness that is contractually subordinated to the notes or to any Note Guarantee (a) at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control pursuant to provisions similar to those described under the caption “Repurchase at the Option of Holders—Change of Control” or (b) at a purchase price not greater than 100% of the principal amount of such Indebtedness pursuant to provisions similar to those described under the caption “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by holders of the notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(12)	so long as no Default or Event of Default has occurred and is continuing, the purchase of Equity Interests of Coeur in an aggregate amount not to exceed $20.0 million since the date of the indenture; and

(13)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Coeur or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Coeur whose resolution with respect thereto will be delivered to the trustee.

Incurrence of Indebtedness and Issuance of Preferred Stock

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Coeur will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Coeur may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Coeur’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Coeur and any Guarantor of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum amount drawable thereunder) not to exceed, as of any date of incurrence, the greater of (x) $200.0 million and (y) 6.5% of Consolidated Net Tangible Assets as of such date of incurrence; provided that if Coeur or any of its Restricted Subsidiaries applies any Political Risk Insurance Proceeds to repay any Indebtedness under a Credit Facility, such amount under clause (x) shall be reduced to $175.0 million, following such repayments in an aggregate amount equal to or exceeding $50.0 million and less than $100.0 million since the date of the indenture and shall be reduced to $150.0 million, following such repayments in an aggregate amount equal to or exceeding $100.0 million since the date of the indenture;

(2)	the incurrence by Coeur and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Coeur and the Guarantors of Indebtedness represented by the Outstanding Notes and the related Note Guarantees issued on the date of the indenture and the New Notes and the related Note Guarantees to be issued pursuant to the exchange offer;

(4)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Coeur or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed, as of any date of incurrence, the greater of (x) $80.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence;

(5)	the incurrence by Coeur or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (16) of this paragraph;

(6)	the incurrence by Coeur or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Coeur and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Coeur or any Guarantor is the obligor on such Indebtedness and the payee is not Coeur or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the note, in the case of Coeur, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Coeur or a Restricted Subsidiary of Coeur and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Coeur or a Restricted Subsidiary of Coeur, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Coeur or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Coeur’s Restricted Subsidiaries to Coeur or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Coeur or a Restricted Subsidiary of Coeur; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Coeur or a Restricted Subsidiary of Coeur, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness consisting of Hedging Obligations or Treasury Management Arrangements in the ordinary course of business;

(9)	the guarantee by Coeur or any of the Guarantors of Indebtedness of Coeur or a Restricted Subsidiary of Coeur to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, performance, bid, surety, appeal, reclamation, remediation and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11)	the incurrence by Coeur or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Indebtedness of any Person incurred and outstanding on or prior to the date on which such Person became a Restricted Subsidiary of Coeur or was acquired by, or merged into or arranged or consolidated with, Coeur or any of its Restricted Subsidiaries (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of or was otherwise acquired by Coeur); provided, however, that on the date that such Person became a Restricted Subsidiary or was otherwise acquired by Coeur, either: (a) Coeur would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (12); or (b) the Fixed Charge Coverage Ratio of Coeur and its Restricted Subsidiaries would have been greater than such ratio immediately prior to such acquisition, merger, arrangement or consolidation, in each case after giving effect to the incurrence of such Indebtedness pursuant to this clause (12);

(13)	Indebtedness consisting of unpaid insurance premiums owed to any Person providing property, casualty, liability or other insurance to Coeur or any Restricted Subsidiary in any fiscal year, pursuant to reimbursement or indemnification obligations to such Person; provided that such Indebtedness is incurred only to defer the cost of such unpaid insurance premiums for such fiscal year and is outstanding only during such fiscal year;

(14)	Indebtedness of Coeur, to the extent the net proceeds thereof are substantially concurrently (a) used to purchase notes tendered in connection with a Change of Control Offer or (b) deposited to defease the notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(15)	Indebtedness under the Franco-Nevada Agreement; and

(16)	the incurrence by Coeur or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed, as of any date of incurrence, the greater of (x) $75.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence.

Coeur will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Coeur or such Guarantor unless such Indebtedness will be contractually subordinated in right of payment to the notes and the applicable Note Guarantee to at least the same extent as such other Indebtedness; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Coeur solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Coeur will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Coeur as accrued.

For purposes of determining compliance with any U.S.-dollar-denominated restriction on the incurrence of Indebtedness, the U.S.-dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Coeur or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless contemporaneously therewith:

(1)	in the case of any Lien securing an obligation that ranks pari passu with the notes or a Note Guarantee, effective provision is made to secure the notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same assets of Coeur or such Restricted Subsidiary, as the case may be; and

(2)	in the case of any Lien securing Indebtedness subordinated in right of payment to the notes or a Note Guarantee, effective provision is made to secure the notes or such Note Guarantee, as the case may be, with a Lien on the same assets of Coeur or such Restricted Subsidiary, as the case may be, that is prior to the Lien securing such subordinated Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Coeur or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Coeur or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)	make loans or advances to Coeur or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to Coeur or any Restricted Subsidiary to other Indebtedness incurred by Coeur or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its properties or assets to Coeur or any of its Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings, in the good faith judgment of Coeur, (x) are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture and (y) will not materially affect Coeur’s ability to make anticipated principal and interest payments on the notes when due;

(2)	the indenture, the notes and the Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that in the good faith judgment of Coeur, such encumbrances and restrictions will not materially affect Coeur’s ability to make anticipated principal and interest payments on the notes when due;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Coeur or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in leases, subleases, licenses and other contracts entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of all or a portion of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that, in the good faith judgment of Coeur, the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness (x) are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and (y) will not materially affect Coeur’s ability to make anticipated principal and interest payments on the notes when due;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Coeur will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Coeur is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Coeur and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Coeur is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Coeur) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Coeur) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Coeur under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	Coeur or the Person formed by or surviving any such consolidation or merger (if other than Coeur), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for Coeur for such four-quarter period; and

(5)	Coeur has delivered to the trustee an Officer’s Certificate and an opinion of counsel, each stating that any such event complies with the foregoing.

In addition, Coeur will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Coeur and any one or more of its Restricted Subsidiaries or between or among any one or more of Coeur’s Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Coeur with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Coeur in another jurisdiction.

Transactions with Affiliates

Coeur will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Coeur (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Coeur or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Coeur or such Restricted Subsidiary with an unrelated Person; and

(2)	Coeur delivers to the trustee:

(a)

with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of Coeur set forth in an

Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Coeur; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to Coeur or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Coeur or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Coeur and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Coeur) that is an Affiliate of Coeur solely because Coeur owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Coeur or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Coeur to Affiliates of Coeur;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(7)	any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the holders of notes in any material respect than the terms of the agreements in effect on the Issue Date;

(8)	any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, merged into or amalgamated, arranged or consolidated with Coeur or any of its Restricted Subsidiaries; provided that such agreement was not entered into in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation and any amendment thereto (so long as any such amendment is not more disadvantageous to the holders of notes in any material respect than the applicable agreement as in effect on the date of such acquisition, merger, amalgamation, arrangement or consolidation);

(9)	transactions between Coeur or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Coeur or any of its Restricted Subsidiaries; provided that such director abstains from voting as a director of Coeur or such Restricted Subsidiary, as the case may be, on any matter involving such other Person; and

(10)	any transaction or series of related transactions for which Coeur or any of its Restricted Subsidiaries delivers to the trustee an opinion as to the fairness to Coeur or the applicable Restricted Subsidiary of such transaction or series of related transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national recognized standing qualified to perform the task for which it has been engaged.

Business Activities

Coeur will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Coeur and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

Coeur will cause each of its Restricted Subsidiaries that is not a Guarantor and that becomes a borrower or guarantor under the Secured Senior Credit Facility or that Guarantees, on the Issue Date or any time thereafter, any other Indebtedness of Coeur, which other Indebtedness exceeds $20.0 million in aggregate principal amount, to become a Guarantor by executing a supplemental indenture and delivering an opinion of counsel satisfactory to the trustee within 10 business days thereafter.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Coeur may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Coeur and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Coeur. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Coeur may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Coeur as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Coeur as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Coeur will be in default of such covenant. The Board of Directors of Coeur may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Coeur; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Coeur of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitation on Sale and Leaseback Transactions

Coeur will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Coeur or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1)	Coeur or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens;” and

(2)	the transfer of assets in that sale and leaseback transaction is permitted by, and Coeur applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Payments for Consent

Coeur will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Coeur will furnish to the trustee and to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Coeur were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Coeur’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Coeur were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the exchange offer, Coeur will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. Coeur will at all times comply with TIA § 314(a).

If, at any time after consummation of the exchange offer, Coeur is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Coeur will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Coeur will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Coeur’s filings for any reason, Coeur will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Coeur were required to file those reports with the SEC.

If Coeur has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of Coeur and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Coeur.

In addition, Coeur and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Coeur or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Coeur or any of its Restricted Subsidiaries for 30 days after notice to Coeur by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	failure by Coeur or any of its Restricted Subsidiaries for 60 days after notice to Coeur by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Coeur or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Coeur or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)	failure by Coeur or any Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of Coeur and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments (net of any amounts covered by insurance policies issued by a reputable and creditworthy insurance company that is not contesting liability for such amounts) entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days;

(8)	except as permitted by the indenture, any Note Guarantee of a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of Coeur and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of Coeur and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Coeur or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Coeur, any Restricted Subsidiary of Coeur that is a Significant Subsidiary or any group of Restricted Subsidiaries of Coeur that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of premium on, if any, and interest and Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes.

Coeur is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Coeur is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Coeur or any Guarantor, as such, will have any liability for any obligations of Coeur or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Coeur may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Coeur’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Coeur’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Coeur may, at its option and at any time, elect to have the obligations of Coeur and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Coeur must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Coeur must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Coeur must deliver to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that (a) Coeur has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Coeur must deliver to the trustee an opinion of U.S. tax counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which Coeur or any of the Guarantors is a party or by which Coeur or any of the Guarantors is bound;

(6)	Coeur must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by Coeur with the intent of preferring the holders of notes over the other creditors of Coeur with the intent of defeating, hindering, delaying or defrauding any creditors of Coeur or others; and

(7)	Coeur must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Coeur, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for the assumption of Coeur’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Coeur’s or such Guarantor’s assets, as applicable;

(3)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

(4)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(5)	to conform the text of the indenture, the notes, the Note Guarantees to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees, which intent may be evidenced by an Officer’s Certificate to that effect;

(6)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(7)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Coeur, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Coeur or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Coeur or any Guarantor is a party or by which Coeur or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)	Coeur or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Coeur has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Coeur must deliver an Officer’s Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Coeur or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Coeur Mining, Inc., 505 Front Ave., P.O. Box I, Coeur d’Alene, Idaho 83814, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The New Notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Coeur takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Coeur that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Coeur that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest and Special Interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Coeur and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Coeur, the trustee nor any agent of Coeur or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Coeur that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Coeur. Neither Coeur nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Coeur and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Coeur that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Coeur, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies Coeur that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Coeur fails to appoint a successor depositary;

(2)	Coeur, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Notice to Investors.”

Same Day Settlement and Payment

Coeur will make payments in respect of the notes represented by the Global Notes, including principal, premium, if any, interest and Special Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Coeur will make all payments of principal, premium, if any, interest and Special Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Coeur expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Coeur that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at February 1, 2017 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through February 1, 2017 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

The Applicable Premium shall be calculated by Coeur.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Coeur or any of Coeur’s Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Coeur and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Coeur’s Restricted Subsidiaries or the sale by Coeur or any of Coeur’s Restricted Subsidiaries of Equity Interests in any of Coeur’s Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)	a transfer of assets between or among Coeur and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Coeur to Coeur or to a Restricted Subsidiary of Coeur;

(4)	the sale, lease or other transfer of products, services or accounts receivable in the ordinary course of business (including the sale of gold and gold bearing material pursuant to the Franco-Nevada Agreement and other sales under forward contracts) and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of Coeur, no longer economically practicable to maintain or useful in the conduct of the business of Coeur and its Restricted Subsidiaries taken as whole);

(5)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of Coeur and its Restricted Subsidiaries;

(6)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)	the granting of Liens not prohibited by the covenant described above under the caption “—Liens;”

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	any exchange of assets for assets (including a combination of assets (which assets may include Capital Stock or any securities convertible into, or exercisable or exchangeable for, Capital Stock, but which assets may not include any Indebtedness) and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of Coeur and its Restricted Subsidiaries, taken as a whole, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $15.0 million shall be evidenced by an Officer’s Certificate and (b) $30.0 million shall be set forth in a resolution approved by at least a majority of the members of the Board of Directors of Coeur; provided that Coeur shall apply any cash or Cash Equivalents received in any such exchange of assets as described in the second paragraph under “Repurchase at the Option of Holders—Asset Sales”;

(11)	the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(12)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(13)	the issuance by a Restricted Subsidiary of preferred stock that is permitted by the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)	any sale of Capital Stock or Indebtedness or other securities of an Unrestricted Subsidiary;

(15)	sales of assets received by Coeur or any Restricted Subsidiary upon foreclosures on a Lien;

(16)	the unwinding of any Hedging Obligations; and

(17)	any dispositions to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, Australian dollars, New Zealand dollars, Mexican pesos, Argentine pesos, Chilean pesos and Bolivian bolivianos or such other local currencies held by Coeur and its Subsidiaries, or in a demand deposit account in the name of Coeur or any Subsidiary, from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition and bankers’ acceptances with maturities not exceeding six months, in each case, with any lender party to the Secured Senior Credit Facility or with any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least “A” or better from either S&P or Moody’s, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and having combined capital and surplus in excess of $500.0 million (or its foreign currency equivalent); provided that Cash Equivalents may include certificates of deposit and Eurodollar time deposits at a commercial bank that does not meet the ratings or capital requirements set forth above, in an aggregate amount at any time outstanding, not to exceed, as of any date of calculation, $1.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P, or carrying the equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments and, in each case, maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Coeur and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)	the adoption of a plan relating to the liquidation or dissolution of Coeur;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Coeur, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Coeur are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment Date” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(5)	all unusual or non-recurring charges or expenses and all restructuring charges; minus

(6)	any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (and loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain or loss, will be excluded;

(2)	the net income (and loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Restricted Payments,” the net income (and loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Coeur or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(4)	the cumulative effect of a change in accounting principles will be excluded;

(5)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133 and non-cash mark-to-market adjustments in respect of the Franco-Nevada Agreement will be excluded;

(6)	any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options will be excluded;

(7)	any impairment charge or asset write-off, including, without limitation, impairment charges or asset write-offs related to intangible assets, long-lived assets or investments in debt and equity securities, in each case pursuant to GAAP, will be excluded; and

(8)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, director or employees will be excluded.

“Consolidated Net Tangible Assets” means, as of any date, the total consolidated assets of Coeur and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Coeur that is available internally, minus all current liabilities of Coeur and its Restricted Subsidiaries reflected on such consolidated balance sheet and minus total goodwill and other intangible assets of Coeur and its Restricted Subsidiaries reflected on such consolidated balance sheet, all calculated on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating “Consolidated Net Tangible Assets” for purposes of testing the covenants under the indenture in connection with any transaction, the total consolidated assets, current liabilities, total goodwill and other intangible assets of Coeur and its Restricted Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination, including any such transactions occurring on the date of determination.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Coeur who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Convertible Indebtedness” means Indebtedness of Coeur (which may be Guaranteed by the Guarantors) permitted to be incurred under the terms of the indenture that is either (a) convertible into common stock of Coeur (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Coeur and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Secured Senior Credit Facility) or commercial paper facilities, indentures or debt security or note issuances, in each case, with banks, investment banks, insurance companies, mutual funds or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, other borrowings, debt securities or note issuances, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Deemed Capitalized Leases” means obligations of Coeur or any Restricted Subsidiary of Coeur that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Coeur or any of its Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Coeur to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Coeur may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Coeur and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness and any other debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Coeur by Coeur (other than Disqualified Stock and other than to a Subsidiary of Coeur) or (2) of Equity Interests of a direct or indirect parent entity of Coeur (other than to Coeur or a Subsidiary of Coeur) to the extent that the net proceeds therefrom are contributed to the common equity capital of Coeur.

“Excess Political Risk Insurance Proceeds” means the aggregate cash proceeds received in respect of any Political Risk Insurance Event after the date of the indenture, net of (i) all out-of-pocket fees, expenses and deductibles incurred in connection with obtaining such proceeds and (ii) any such proceeds applied within 30 days of the receipt of such proceeds to repay Indebtedness (including, for the avoidance of doubt, any premium or accrued interest thereon) that is secured by a Lien (including, for the avoidance of doubt, the repayment of loans and cash-collateralization of letters of credit under the Secured Senior Credit Facility).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Indebtedness” means all Indebtedness of Coeur and its Subsidiaries (other than the Secured Senior Credit Facility and Indebtedness described in clauses (3), (4), (6), (7), (8), (9), (10), (11), (12), (13) or (15) of the definition of “Permitted Debt”) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value shall be conclusively determined in good faith by (i) Coeur’s Board of Directors and set forth in a resolution of Coeur’s Board of Directors or (ii) if an Officer of Coeur determines in good faith that the Fair Market Value is less than $50.0 million, an Officer of Coeur and set forth in an Officer’s Certificate.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (determined in accordance with Regulation S-X under the Securities Act, but including any Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act, but including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of twelve months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than (x) any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (y) for the avoidance of doubt, the accretion of the Franco-Nevada royalty obligation under the Franco-Nevada Agreement), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Coeur (other than Disqualified Stock) or to Coeur or a Restricted Subsidiary of Coeur, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; plus

(5)	any amortization of deferred charges resulting from the application of Accounting Standards Codification 470-20—Debt With Conversion and Other Options that may be settled in cash upon conversion (including partial cash settlement); plus

(6)	without duplication, the financing cash flows payable to Franco-Nevada Corporation under the Franco-Nevada Agreement.

“Franco-Nevada Agreement” means the gold production royalty transaction entered into by Coeur Mexicana S.A. de C.V. and Franco-Nevada Corporation on January 1, 2009, as in effect on the Issue Date and as may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the holders of notes in any material respect than the terms of the agreement in effect on the Issue Date.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction form the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means any Subsidiary of Coeur that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	commodity futures contracts, commodity swaps and commodity options;

(3)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(4)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

For the avoidance of doubt, any agreements or arrangements related to a Permitted Convertible Indebtedness Call Transaction will not constitute a Hedging Obligation.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Coeur or any Restricted Subsidiary of Coeur sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Coeur such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Coeur, Coeur will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Coeur’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Coeur or any Restricted Subsidiary of Coeur of a Person that holds an Investment in a third Person will be deemed to be an Investment by Coeur or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of original issuance of the notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Coeur or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Coeur nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Coeur or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of Coeur’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of Coeur, except that with respect to any annual compliance certificate delivered pursuant to the indenture such term means only the Chief Executive Officer, the Chief Financial Officer or the Chief Accounting Officer of Coeur.

“Officer’s Certificate” means a certificate signed by an Officer of Coeur.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Coeur’s common stock purchased by Coeur in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by Coeur from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by Coeur from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means:

(1)	the acquisition, exploration, development, operation and disposition of mining and precious or base metal processing properties and assets; and

(2)	any other business that is the same as, or reasonably related, ancillary or complementary to, the business described in clause (1) or to any of the businesses in which Coeur and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Business Investments” means Investments made in (A) the ordinary course of, or of a nature that are customary in, the mining business as a means of exploiting, exploring for, acquiring, developing, processing, gathering, producing, transporting or marketing gold, silver or other precious or base metals used, useful or created in the mining business, including through agreements, acquisitions, transactions, interests or arrangements which permit one to share (or have the effect of sharing) risks or costs, comply with regulatory requirements regarding ownership or satisfy other customary objectives in the mining business, and in any event including, without limitation, Investments made in connection with or in the form of (i) direct or indirect ownership interests in mining properties, gathering or upgrading systems or facilities and (ii) operating agreements, development agreements, area of mutual interest agreements, pooling agreements, service contracts, joint venture agreements, partnership or limited liability company agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto; and (B) Persons engaged in a Permitted Business.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Investments” means:

(1)	any Investment in Coeur or in a Restricted Subsidiary of Coeur;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Coeur or any Restricted Subsidiary of Coeur in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Coeur; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Coeur or a Restricted Subsidiary of Coeur;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Coeur;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Coeur or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	repurchases of the notes;

(9)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that if such Indebtedness can only be incurred by Coeur or Guarantors, then such guarantees are only permitted by this clause to the extent made by Coeur or a Guarantor, and (ii) performance guarantees with respect to obligations incurred by Coeur or any of its Restricted Subsidiaries that are permitted by the indenture;

(10)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(11)	Investments acquired after the date of the indenture as a result of the acquisition by Coeur or any Restricted Subsidiary of Coeur of another Person, including by way of a merger, amalgamation or consolidation with or into Coeur or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(12)	Permitted Business Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding not to exceed, as of the date any such Investment is made, the greater of (x) $375.0 million and (y) 12.5% of Consolidated Net Tangible Assets as of the date of such Investment;

(13)	Permitted Bond Hedge Transactions which constitute Investments;

(14)	Guarantees by Coeur or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(15)	receivables owing to Coeur or any Restricted Subsidiary created or acquired in the ordinary course of business;

(16)	Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(17)	Investments in escrow or trust funds in the ordinary course of business; and

(18)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding not to exceed, as of the date of such Investment, the greater of (x) $55.0 million and (y) 1.75% of Consolidated Net Tangible Assets as of the date of such Investment.

“Permitted Liens” means:

(1)

Liens on assets of Coeur or any of its Restricted Subsidiaries securing (a) Indebtedness in an aggregate principal amount at any time outstanding, when taken together with all other Indebtedness secured pursuant to this clause (1) not to exceed, as of any date of incurrence, the greater of (x) $200.0 million and (y) 6.5% of Consolidated Net Tangible Assets as of such date of incurrence and (b) all related Obligations; provided that if Coeur or any of its Restricted Subsidiaries applies any Political Risk Insurance Proceeds to repay any Indebtedness under a Credit Facility, such amount under clause (x) shall be reduced to $175.0 million, following such repayments in an aggregate amount equal to or exceeding $50.0 million and less than $100.0 million since the date of the indenture and shall be reduced to $150.0 million, following such repayments in an aggregate amount equal to or exceeding $100.0 million since the date of the indenture;

(2)	Liens on assets of Coeur or any of its Restricted Subsidiaries securing Indebtedness consisting of Hedging Obligations or Treasury Management Arrangements;

(3)	Liens in favor of Coeur or its Restricted Subsidiaries;

(4)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Coeur or is merged with or into or consolidated with Coeur or any Restricted Subsidiary of Coeur; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Coeur or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Coeur or is merged with or into or consolidated with Coeur or any Restricted Subsidiary of Coeur;

(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Coeur or any Subsidiary of Coeur; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(6)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)	Liens to secure Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Coeur or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, when taken together with all other Indebtedness secured pursuant to this clause (7), not to exceed, as of any date of incurrence, the greater of (x) $80.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence; provided that such Liens apply only to the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date of the indenture (other than Liens permitted under clause (1));

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(13)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(14)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(15)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(16)	bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(17)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(18)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or trade-related letters of credit permitted under the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(19)	grants of intellectual property licenses (including software and other technology licenses) in the ordinary course of business;

(20)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(21)	Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(22)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(23)	with respect to any lease or sublease entered into by Coeur or any Restricted Subsidiary in ordinary course of business as a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created or assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(24)	Liens securing the Franco-Nevada Agreement;

(25)	Liens on the assets of any Restricted Subsidiary of Coeur that is not a Guarantor and which secure Indebtedness or other obligations of such Restricted Subsidiary (or of another Restricted Subsidiary that is not a Guarantor) that are permitted to be incurred under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(26)	other Liens incurred in the ordinary course of business of Coeur or any Restricted Subsidiary of Coeur with respect to obligations in an aggregate principal amount at any time outstanding, when taken together with all other Indebtedness secured pursuant to this clause (26), not to exceed, as of any date of incurrence, the greater of (x) $75.0 million and (y) 2.5% of Consolidated Net Tangible Assets as of such date of incurrence.

Liens to secure Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on clause (1) of this definition of “Permitted Liens.”

“Permitted Refinancing Indebtedness” means any Indebtedness of Coeur or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Coeur or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of and has a Weighted Average Life to Maturity that is (a) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Coeur or by the Restricted Subsidiary of Coeur that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on Coeur’s common stock sold by Coeur substantially concurrently with any purchase by Coeur of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Political Risk Insurance Event” means any event resulting in the receipt of any proceeds under political risk insurance covering the San Bartolomé Mine (including with respect to any expropriation, political violence or currency inconvertibility related to the San Bartolomé Mine) by Coeur or any of its Restricted Subsidiaries.

“Political Risk Insurance Proceeds” means the aggregate cash proceeds received in respect of any Political Risk Insurance Event after the date of the indenture, net of all out-of-pocket fees, expenses and deductibles incurred in connection with obtaining such proceeds.

“Pro Forma Cost Savings” means, with respect to any four-quarter period, the reduction in net costs and expenses that:

(1)	Coeur determines in good faith were directly attributable to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date;

(2)	were actually implemented prior to the Calculation Date in connection with or as a result of an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that are supportable and quantifiable by the underlying accounting records; or

(3)	relate to an acquisition, Investment, disposition, merger, consolidation or discontinued operation or other specified action and that Coeur reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the closing of the acquisition, Investment, disposition, merger, consolidation or discontinued operation or specified action.

“Qualifying Equity Interests” means Equity Interests of Coeur other than (1) Disqualified Stock and (2) Equity Interests sold in an Equity Offering prior to the third anniversary of the date of the indenture that are eligible to be used to support an optional redemption of notes pursuant to the “Optional Redemption” provisions of the indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“San Bartolomé Mine” means the silver mine owned by Empresa Minera Manquiri, S.A. located in Bolivia.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Senior Credit Facility” means that certain Credit Agreement, dated as of August 1, 2012, by and among Coeur Alaska, Inc. and Coeur Rochester, Inc., as borrowers, Coeur and certain Subsidiaries of Coeur, as guarantors, and Wells Fargo Bank, N.A., as administrative agent, providing for up to $100.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such notes are defeased or satisfied and discharged, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2017; provided, however, that if the period from the redemption date to February 1, 2017, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by Coeur.

“Unrestricted Subsidiary” means any Subsidiary of Coeur that is designated by the Board of Directors of Coeur as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Coeur or any Restricted Subsidiary of Coeur unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable, taken as a whole, to Coeur or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Coeur; and

(3)	is a Person with respect to which neither Coeur nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

MANAGEMENT

Executive Officers

The following table sets forth certain information regarding our current executive officers:

Name	Age	Current Position with Coeur	Since	Joined Coeur
Mitchell J. Krebs	42	President, Chief Executive Officer and director	2011	1995
Peter C. Mitchell	57	Senior Vice President and Chief Financial Officer	2013	2013
Frank L. Hanagarne, Jr.	55	Senior Vice President and Chief Operating Officer	2013	2011
Keagan J. Kerr	35	Vice President, Human Resources and Communication	2013	2012
Casey M. Nault	42	Vice President, General Counsel and Secretary	2012	2012
Mark A. Spurbeck	40	Vice President, Finance	2013	2013

Mitchell J. Krebs was appointed President, Chief Executive Officer and member of the Board of Directors of Coeur Mining, Inc. on July 12, 2011. Prior to that, Mr. Krebs served as Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; and Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined us in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University.

Peter C. Mitchell was appointed Senior Vice President and Chief Financial Officer, effective June 3, 2013. Prior to joining us, Mr. Mitchell served as Chief Financial Officer of Taseko Mines Limited, a Vancouver, B.C.-based mining company, starting in September 2008. In that capacity he led the financial operations of Taseko, including sourcing strategic capital to fund Taseko’s strategic growth plan. Previously, Mr. Mitchell was involved in leading and managing growth in private equity portfolio companies through acquisitions, integrations and greenfield initiatives. His roles included serving as President of Florida Career College, a for-profit college in Fort Lauderdale, Florida, from March 2008 to September 2008; President and Chief Executive Officer of Vatterott Educational Centers, Inc. in St. Louis, Missouri, a for-profit educational company, from 2002 to 2007; Vice Chairman and Chief Financial Officer of Von Hoffmann Corporation in St. Louis, a commercial and educational printing company in St. Louis, Missouri, from 1997 to 2002; Senior Vice President and Chief Financial Officer of Crown Packaging Ltd., an integrated paper packaging company in Seattle, Washington and Vancouver, B.C., from 1993 to 1997; and Vice President and Chief Financial Officer of Paperboard Industries Corporation, a packaging and container manufacturer in Toronto, from 1985 to 1993. None of these prior employers are affiliates of the Company. Mr. Mitchell is a Chartered Accountant with degrees in Economics (BA) from the University of Western Ontario and Business Administration (MBA) from the University of British Columbia.

Frank L. Hanagarne, Jr. was appointed Senior Vice President and Chief Operating Officer effective February 4, 2013. Mr. Hanagarne joined us as Senior Vice President and Chief Financial Officer effective October 1, 2011. Prior to joining us, Mr. Hanagarne served from September 2006 to December 2010 as Director of Corporate Development at Newmont Mining Corporation, a gold producer, and from January 2011 to September 2011 as Chief Operating Officer of Valcambi sa, a precious metal refiner in which Newmont has an equity interest. Valcambi and Newmont are not our affiliates. Over a 17-year career at Newmont, Mr. Hanagarne also served as Mill Project Superintendent from September 2004 to September 2006 and as Advisor in Corporate Health and Safety and Loss Prevention from July 2001 to September 2004. His years of service at Newmont included positions of increasing responsibility within key areas of Newmont’s operations and business functions as well as environmental, health and safety. Mr. Hanagarne has a total 29 years of industry experience in the finance, operations, and business development areas. Mr. Hanagarne holds a Master’s degree in Business Administration from the University of Nevada, Reno, and a Bachelor of Metallurgical Engineering degree from the New Mexico Institute of Mining and Technology.

Keagan J. Kerr was appointed Vice President, Human Resources and Communication in May 2013, and previously served as Vice President, Human Resources since he joined Coeur in May 2012. Mr. Kerr has over 11 years of progressive human resources experience at large scale global mining operations. Before joining us, Mr. Kerr was the Regional Manager of Talent Management and Learning & Development for the Australia Pacific region of Barrick Gold Corporation, a gold producer, from January 2011 to May 2012. Mr. Kerr served as Manager of Human Resources—Shared Services at Barrick Australia Pacific from June 2010 to January 2011. Prior to his appointment in Australia, Mr. Kerr served as Manager of Organization Development at the Barrick Cortez property in Nevada from June 2006 to June 2010. Mr. Kerr holds a Bachelor of Arts in Public Relations and Communications from Florida Southern College and a Master of Organizational Leadership from Gonzaga University.

Casey M. Nault was appointed Vice President and General Counsel in April 2012 and was appointed Secretary in May 2012. Prior to joining us, Mr. Nault served as a shareholder and attorney at the law firm of Graham & Dunn P.C. in Seattle, Washington from January 2009 to April 2012. Prior to joining Graham & Dunn, Mr. Nault served as First Vice President and Assistant General Counsel at Washington Mutual, Inc., formerly a financial services company, from December 2007 to January 2009 and as Director, Corporate Counsel at Starbucks Corporation from October 2003 to December 2007. Prior to joining Starbucks Corporation, Mr. Nault was an associate at Gibson, Dunn & Crutcher LLP. Mr. Nault holds a Bachelor of Arts degree from the University of Washington and a Juris Doctor from the University of Southern California Law School.
Mark A. Spurbeck was appointed Vice President of Finance in May 2013 and serves as our principal accounting officer. Mr. Spurbeck came to Coeur from Newmont Mining Corporation where he served as Group Executive, Assistant Controller. He previously served as Newmont’s Senior Director of Financial Reporting and Director of Accounting Research. Prior to joining Newmont, Mr. Spurbeck was Director of Accounting, Payment Services at First Data Corporation. Mr. Spurbeck began his career with Deloitte & Touche LLP. Mr. Spurbeck is a Certified Public Accountant and holds a Bachelor of Arts degree from Hillsdale College.

Directors

The following summary provides certain information with respect to each of our current directors.

Director	Age	Director Since

Robert E. Mellor	70	1998

Chairman of the Board of Coeur Mining, Inc. since July 2011. Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010; member of the board of directors of The Ryland Group, Inc. (national residential home builder) since 1999 and lead director and member of the board of directors of Monro Muffler/Brake, Inc. (auto service provider) from 2002 to 2007 and re-appointed in 2010; member of the board of directors of Stock Building Supply Holdings, Inc. since 2010. Mr. Mellor holds a Bachelor of Arts degree in Economics from Westminister College (Missouri) and a Juris Doctor from Southern Methodist University School of Law. As the former Chairman and Chief Executive Officer of Building Materials Holding Corporation, Mr. Mellor brings to the Board leadership, risk management, talent management, operations and strategic planning experience. Mr. Mellor also brings to the Board public company board experience through his service on the boards of The Ryland Group, Inc. and Monro Muffler/Brake, Inc.

Director	Age	Director Since

John H. Robinson	63	1998

Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006; Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004; Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002; Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch in 1973 and was general partner and managing partner prior to becoming Vice Chairman. Member of the board of directors of Alliance Resource Management GP, LLC (coal mining); Federal Home Loan Bank of Des Moines (financial services) and Olsson Associates (engineering consulting). Mr. Robinson holds a Master of Science degree in Engineering from the University of Kansas and is a graduate of the Owner/President Management Program at the Harvard Business School. As a senior corporate executive in the engineering and consulting industries, Mr. Robinson brings to the Board leadership, talent management, strategic planning, operations, and financial experience. Mr. Robinson also brings to the Board public company board experience.

J. Kenneth Thompson	61	2002

President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present; Managing Member of Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present; Executive Vice President of ARCO’ s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000; President and Chief Executive Officer of ARCO Alaska, Inc., the oil and gas producing division of ARCO based in Anchorage, from June 1994 to January 1998. Member of the board of directors of Alaska Air Group, Inc., the parent corporation of Alaska Airlines and Horizon Air. Mr. Thompson is also a member of the board of directors of Tetra Tech, Inc. (engineering consulting firm) and Pioneer Natural Resources (independent oil and gas company). Mr. Thompson holds a Bachelor of Science degree and Honorary Professional Degree in Petroleum Engineering from the Missouri University of Science & Technology. Through Mr. Thompson’s various executive positions, including the role of Chief Executive Officer, he brings to the Board leadership, risk management, talent management, operations, strategic planning and industry experience. Mr. Thompson also has government and regulatory experience through his work in other highly regulated industries such as the oil and gas, energy and airline industries and possesses public company board experience.

Sebastian Edwards	60	2007

Henry Ford II Professor of International Business Economics at the University of California, Los Angeles (UCLA) from 1996 to present; Co-Director of the National Bureau of Economic Research’ s Africa Project from 2009 to present; published twelve books, including two best-selling novels, and over 200 scholarly articles; taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000 to 2004; Chief Economist for Latin America at the World Bank from 1993 to 1996. Mr. Edwards has been an advisor to numerous governments, financial institutions, and multinational companies and is a frequent commentator on economic matters in national and international media outlets and publications. Mr. Edwards was educated at the Universidad CatMica de Chile where he became a Licenciado en Economía and earned an Ingeniero Comercial degree. He received an MA and PhD in economics from the University of Chicago. As a professor of International Business, as well as through various positions relating to Latin American economies, Mr. Edwards brings to the Board international, government, economics and financial experience.

Director	Age	Director Since

Mitchell J. Krebs	42	2011

President, Chief Executive Officer and member of the Board since July 2011; Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined us in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a BS in Economics from The Wharton School at the University of Pennsylvania and an MBA from Harvard University. Mr. Krebs is a member of the Board of Directors of the National Mining Association and the World Gold Council and a member of the Executive Committee and the Board of The Silver Institute. As our President and Chief Executive Officer, Mr. Krebs brings to the Board his leadership, industry, financial markets, merger and acquisition, and strategic planning experience, as well as his in-depth knowledge of the Company through the high-level management positions he has held over the prior nine years.

Linda L. Adamany	61	2013

Member of the board of directors of AMEC plc, an engineering, project management and consultancy company, since October 2012; member of the board of directors of National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 to November 2012. Ms. Adamany served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc’s Refining & Marketing segment, a $45 billion business at the time. Ms. Adamany also served BP plc as Executive Assistant to the Group Chief Executive from October 2002 to March 2005 and Chief Executive, BP Shipping from October 1999 to September 2002. Ms. Adamany is a CPA and holds a Bachelor of Science in Business Administration with a major in Accounting, awarded Magna cum Laude from John Carroll University.

Kevin S. Crutchfield	52	2013

Chairman and Chief Executive Officer of Alpha Natural Resources, Inc. (NYSE:ANR). He has been with Alpha Natural Resources since its formation in 2003, serving as Executive Vice-President, President, Director, Chief Executive Officer and most recently the additional responsibility of Chairman. Mr. Crutchfield is a 25-year coal industry veteran with technical, operating and executive management experience and is currently the Vice Chairman of the National Mining Association and the American Coalition for Clean Coal Electricity. Prior to joining Alpha, he was President of Coastal Coal Co., LLC and Vice President of El Paso Corp. From 2000 to 2001, he served as President and CEO of AMVEST Minerals Corp. and President of the parent company, AMVEST Corp. Earlier in his career, he held senior management positions at Pittston Coal Co. and Cyprus Amax Coal Co, including a period in Australia as Chairman of Cyprus Australia Coal Corporation.

Director	Age	Director Since

Randolph E. Gress	58	2013

Chairman, Chief Executive Officer, and Director of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical and industrial end markets. Mr. Gress has been with Innophos since its formation in 2004 when Bain Capital purchased Rhodia SA’s North American specialty phosphate business. Prior to his time at Innophos, Mr. Gress was with Rhodia since 1997 and held various positions including Global President of Specialty Phosphates (with two years based in the U.K.) and Vice-President and General Manager of the NA Sulfuric Acid and Regeneration businesses. From 1982 to 1997, Mr. Gress served in various roles at FMC Corporation including Corporate Strategy and various manufacturing, marketing, and supply chain positions. Mr. Gress has a B.S.E. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Coeur is the largest U.S.-based primary silver producer and a growing gold producer. Coeur is engaged in the development, exploration and operation of silver and gold mining properties, with operations or development projects in five countries. Coeur’s primary business objectives are to increase silver and gold production levels and reserves, decrease cash-production costs, and increase cash flows and earnings. Coeur aims to meet these objectives through cost-competitive operations, internal development projects, exploration and acquisitions. The Company’s 2012 performance highlights are as follows:

•	Silver production was 18.0 million ounces, a 6% decrease from record production in 2011.

•	Gold production was a record 226,486 ounces, up 3% from 2011.

•	Average realized prices were $30.92 per silver ounce and $1,665 per gold ounce, down 12% for silver and up 7% for gold from 2011.

•	Net metal sales totaled $895.5 million, down 12% from 2011.

•

Net income for 2012, which included a non-cash fair market value adjustment of negative $23.5 million, was $48.7 million, or $0.54 per share, compared with net income of $93.5 million, or $1.05 per share, in 2011.

•	Cash, cash equivalents and short-term investments were $126.4 million at December 31, 2012, compared with $195.3 million a year ago.

•	The Company repurchased $20.0 million of its common stock during 2012.

•	The Company repaid $68.6 million in debt to retire the Kensington Term Facility and implemented a new $100 million revolving credit facility.

The Company’s 2012 financial performance as well as other areas of measurable results were key contributors in establishing the overall compensation of the President and Chief Executive Officer and other Named Executive Officers (“NEOs”) of the Company. This is due partially to the compensation policies adopted by our Compensation Committee and Board requiring that a substantial portion of the compensation paid to our CEO and NEOs is not fixed and rather is based on performance goals and the vesting and value of certain equity and related compensation. As set forth in summary format under “—Compensation Components” and as described in detail in the following “—Compensation Objectives and Principles” and “—Determining Executive Compensation” sections, the Company awards incentive compensation based on NEO performance and Company performance with a higher emphasis on pay-for-performance versus fixed pay relative to peers. We also analyze our pay program annually, and as discussed later, continue to make adjustments in order to ensure that our pay program aligns with our organizational strategy and stockholder value creation.

The following is a discussion of the Company’s executive compensation program and compensation decisions made with respect to the NEOs listed in the 2012 Summary Compensation Table:

•	Mitchell J. Krebs, President and Chief Executive Officer

•	Frank L. Hanagarne Jr., Senior Vice President and Chief Financial Officer (Mr. Hanagarne served in this role for all of 2012 before being appointed Chief Operating Officer in February 2013)

•	K. Leon Hardy, former Senior Vice President and Chief Operating Officer

•	Donald J. Birak, Senior Vice President, Exploration*

•	Luther J. Russell, Senior Vice President, Environment and Community*/**

*	Messrs. Birak and Russell have declined to relocate in connection with the Company’s relocation of its corporate headquarters. Their last day of employment with the Company will be September 30, 2013.

**	Effective April 2013, Mr. Russell’s title was changed from Senior Vice President, Environmental, Health, Safety and Social Responsibility to Senior Vice President, Environment and Community.

Executive Summary

We believe our executive compensation program constitutes best practice in alignment of pay and performance. We target total compensation between the 50th and 75th percentile in our peer group, but absent success in our long-term and annual performance plans, executive total compensation will be well below market. Likewise, our program is structured to provide 75th percentile total compensation or above, but only to the extent aligned with outstanding long-term performance and creation of stockholder value. Below, we have illustrated this pay mix via target total compensation for 2012 and 2013.

The mix of target total compensation elements for our NEOs in 2012, as a percentage of total compensation, is set forth in the table below. Note that performance shares, stock options, and time-based restricted stock are utilized equally, representing a portfolio approach of long-term incentives for 2012:

2012 target

	Fixed Compensation (as a % of Total Compensation)			Variable Compensation (as a % of Total Compensation)
Named Executive Officer	Base Salary	LTIP — Time Based Restricted Stock	Benefits & Other Compensation	Annual Incentives	LTIP — Stock Options	LTIP — Performance Shares
CEO	24%	19%	1%	17%	19%	19%
Other NEOs (average)	29%	18%	3%	14%	18%	18%

CEO Target Pay Mix	Other NEOs Target Pay Mix

As the charts present, performance-based pay made up the majority of the CEO’s and half of the other NEOs’ compensation in 2012. As the narrative that follows will show, as a result of 2012 performance generally below targeted outcomes and our conservative approach to fixed salary and benefits, actual total compensation for 2012 performance was generally below market.

For 2013, the Company has heightened the pay-for-performance element further, by providing the same pay opportunities, but providing long-term incentives with primary emphasis on performance shares. So, in 2013, 50% of equity grants are in the form of performance shares, and 25% each in the form of stock options and time-based restricted stock. The following table and charts present the targeted pay mix for the CEO and other NEOs for 2013:

2013 target

	Fixed Compensation (as a % of Total Compensation)			Variable Compensation (as a % of Total Compensation)
Named Executive Officer	Base Salary	LTIP — Time Based Restricted Stock	Benefits & Other Compensation	Annual Incentives	LTIP — Stock Options	LTIP — Performance Shares
CEO	20%	15%	1%	20%	15%	29%
Other NEOs (average)	28%	13%	3%	17%	13%	26%

CEO Pay Mix	Other NEOs Pay Mix

The pay mix targeted by the Company in 2012 and continuing in 2013 is consistent with market practice, and in many respects, has a higher emphasis on pay-for-performance versus fixed pay than peers and is consistent with best practices. Again, we highlight the heightened emphasis on performance shares in 2013 versus 2012, while maintaining the same pay opportunities relative to market.

Stockholder Advisory Vote on Executive Compensation

Stockholders have an opportunity to cast an annual advisory vote on executive compensation (a “say on pay”). We have refined our pay practices to address stockholder concerns and better align with best practices in executive compensation programs. Reforms implemented during 2011 and early 2012 included: (i) revisions to executive employment agreements to reduce change-in-control severance payout multipliers; (ii) a policy to phase out employment agreements for executives other than the CEO and the resulting transition of executives to an executive severance policy; (iii) elimination of a legacy tax gross-up provision applicable to the former CEO; and (iv) updates to annual incentive plan metrics to be better aligned with stockholder value.

At the Company’s 2012 annual stockholder meeting, a great majority of stockholders (96.5% of the votes cast) supported the executive pay program described in Coeur’s 2012 proxy statement, in part because of the modifications made. The Committee considered this result in reviewing the Company’s executive compensation programs during 2012 and early 2013. Although stockholders approved Coeur’s executive compensation program with strong support in 2012, we continued to evaluate and adopt enhancements to the program to further align Coeur with best practices. These enhancements include the adoption of a “clawback” policy providing for the recovery of incentive compensation in certain circumstances, and providing for “double-trigger” change-in-control severance and accelerated vesting of equity awards (requiring a qualifying termination of employment in addition to a change-in-control). In addition, we have continued to phase out executive employment agreements as they come up for renewal; the employment agreements of Messrs. Hanagarne and Russell expired in accordance with their respective terms on June 30, 2013, and now the only executive with an employment agreement is the CEO.

After considering the vote of stockholders at the 2011 Annual Meeting and other factors, the Board has decided to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. At the Company’s 2013 annual stockholder meeting, a great majority of stockholders (approximately 96% of the votes cast) supported the executive pay program described in this prospectus. An advisory stockholder vote on the frequency of stockholder votes to approve executive compensation is required to be held at least once every six years. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve executive compensation will be held at the 2014 Annual Meeting.

Role of the Compensation Committee and its Consultant

The Compensation Committee of the Board of Directors (the “Committee”) acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that supports the Company’s business strategy. The Committee may not delegate its responsibilities in connection with executive compensation. The Committee formulates an annual calendar for its activity that is designed to cover necessary regular approvals as well as special topics. The Committee meets at least twice annually, or more frequently as circumstances dictate, in order to set executive compensation for the year, review recommendations of its outside consultant, and recommend compensation changes to the Board of Directors. The Committee met seven times in 2012.

As further described under the heading “Corporate Governance — Compensation Consultant Fee Disclosure” above, the Committee has retained The POE Group Inc. to provide information, analyses, and advice regarding executive and director compensation, as described below. The POE Group Inc. is a compensation consulting firm specializing in executive compensation consulting services, and reports directly to the Committee. Before The POE Group was retained by the Committee in July 2012, Mercer provided executive compensation consulting services to the Committee. Grant Thornton, LLP is, a compensation consultant, and was hired by management to provide secondary executive compensation analysis, independent of that provided by The POE Group. The Board and Committee rely on both sets of data in making its executive compensation decisions.

At the Committee’s direction, Mercer (until July 2012) and The POE Group (beginning in July 2012) provided the following services for the Committee during 2012:

•	evaluated the Company’s executive officers’ base salary, annual incentive and long-term incentive compensation, and total direct compensation relative to the competitive market;

•	advised the Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	assessed the alignment of the Company’s executive compensation levels relative to the Company’s compensation philosophy;

•	briefed the Committee on executive compensation trends among the Company’s peers and the broader industry; and

•	assessed the alignment of CEO pay to relative industry performance measures.

At the Committee’s direction, The POE Group provided the following additional services for the Committee during 2012 and in early 2013:

•	advised on changes to the design of the Company’s annual and long-term incentive plans, described in the 2013 Executive Compensation Program Section of this CD&A;

•	provided tally sheets detailing total compensation for 2012, equity and deferred compensation gains for 2012, and severance payouts for change in control; and

•	assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.

In the course of conducting its activities, the POE Group attended three meetings of the Compensation Committee during 2012 and presented its findings and recommendations for discussion.

Grant Thornton did not attend any Committee meetings, as its primary role was to provide secondary analyses.

2013 Executive Compensation Program

Our 2013 executive compensation program reflects changes to both the short and long-term variable components. The 2013 Company portion of the Annual Incentive Plan (“AIP”) (short-term cash incentive plan) consists of the following measures, each weighted equally: (i) total production in silver equivalent ounces, (ii) cash operating costs per silver equivalent ounce, (iii) operating cash flow before changes in working capital, and (iv) safety and environmental performance. This simplified list of measures quantifies the most important short-term measures of Company success and helps further focus communication on important business drivers through the organization. We will continue to assign a portion of overall AIP to individual performance (20% for the CEO, 30% for other executive management positions).

The 2013 Long-Term Incentive Plan (“LTIP”) (long-term equity plan) program consists of three equity-based components:

•	Stock options equal to 25% of the LTIP award;

•	Time vested restricted stock equal to 25% of the LTIP award; and

•	Performance shares equal to 50% of the LTIP award.

Measures for the performance share LTIP component will include: three year relative TSR compared to our mining peer group; three year change in reserves and measured and indicated resources per share; and three year change in operating cash flow per share. We believe these measures identify key long-term business drivers for the Company to build stockholder value and focus management on the sustainability of our business.

The 2013 LTIP changes increase the percentage of awards that we consider performance-based. We consider 75% of the 2013 LTIP award components (stock options and performance shares) to be performance-based, only providing value to executive management if the market price of our stock increases (for stock options) and if certain performance results are achieved (for performance shares).

Compensation Objectives and Principles

The primary objective of the Company’s executive compensation program is to motivate the Company’s executives to achieve goals consistent with the Company’s business strategies and that create stockholder value. Consequently, a majority of executive annual total direct compensation (defined as base salary, target Annual Incentive Plan (“AIP”) cash incentive award opportunity, and grant date fair value of annual equity awards) are in the form of at-risk compensation opportunities that require performance against measurable objectives or an increase in long-term stockholder value to result in payouts.

The second fundamental objective of the Company’s executive compensation program is to attract and retain highly skilled executives. Due to an increase in global mining activity, the demand for executive and professional talent with technical skills and industry experience has become more competitive. As a result of these talent market pressures, the Company’s executives and professionals are routinely pursued by competitors, and some of the Company’s talent has left the Company to pursue other opportunities. Attraction and retention of executive talent is a significant factor in many of the compensation decisions discussed below.

In order to meet these compensation objectives in the design and governance of compensation programs for the Company’s executive officers, including the NEOs, the Committee is guided by the following principles that express the Committee’s view that compensation at the Company should be:

•	Performance-based

Reward company-wide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives. A greater percentage of executive total direct compensation at Coeur is at-risk, performance-based compensation compared to the median of our peers.

•	Market-competitive

Compared to peers, target total direct compensation at the market median with sufficient performance-based compensation to offer top quartile compensation or above with outstanding performance. Our market targets are as follows, with individual executive compensation levels varying somewhat due to experience in their positions and performance:

•	Median salaries

•	Annual incentive target opportunities between the 50th and 75th percentile

•	Long-term incentive opportunities between the 50th and 75th percentile

•	Standard all employee benefits and below market executive benefits

•	Aligned with stockholders

Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and stockholder interests. Additionally, our performance based equity is higher than our time based component of equity versus the median of our peers.

•	Transparent

Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results.

Compensation Components

In 2012, our executive officer compensation program used the components identified in the following table:

Compensation Component	Objective	Target Market Position	Key Features
Base salary	• Provide a fixed level of cash compensation for performance of day-to-day responsibilities	• 50th percentile	• Annual adjustments are based on an individual’s current and expected future contribution and actual pay positioning relative to the market
Annual incentives	• Reward executives for the achievement of annual Company financial and operational goals and for the achievement of individual executive goals	• 50th percentile to the 75th percentile

• Cash payments based on Company and individual performance, with a high percentage (ranging from 60% to 80%) weighted on Company performance

• Company performance measures were silver and gold production, cash operating costs, adjusted operating cash flow, capital expenditures, safety, environmental compliance and stewardship and community relations

Compensation Component	Objective	Target Market Position	Key Features
Long-term incentives	• Align executives’ interests with those of stockholders, reward executives for the creation of long-term stockholder value and attract and retain highly-skilled executives	• 50th percentile to the 75th percentile

• Equity grants consisted of 1/3rd stock options, 1/3rd time-based restricted stock and 1/3rd performance shares

• Stock options and restricted stock vest ratably over three years, and performance shares vest based on total stockholder return over a three-year period relative to a peer group.

Benefits and perquisites	• Attract and retain highly-skilled executives • Provide internally equitable benefit offering to all employees to protect the welfare of our employees and their families	• Market median for all employees	• Participation in medical and retirement plans on same terms as all employees • Limited perquisites

Determining Executive Compensation

The Company’s compensation objectives and principles are supported in the compensation-setting process through a number of policies and processes.

Pay Mix:    In determining the mix of compensation components and the value of each component for each of the Company’s executive officers, including its NEOs, the Committee takes into account the executive’s role, the competitive market, individual and Company performance, and internal equity. Details of the various programs and how they support the overall business strategy are outlined below in “Compensation Components.” Consistent with a performance-based philosophy, the Company’s compensation program emphasizes pay at risk. The percentage of an executive’s compensation opportunity that is at risk or variable instead of fixed is based primarily on the executive’s role in the Company. Executives who are in a greater position to directly influence our overall performance have a larger portion of their pay at risk through short- and long-term incentive programs compared to other executives. The CEO has more pay at risk than the other NEOs, consistent with the competitive market.

Competitive Market Assessment:    The Committee annually reviews the compensation of the executives relative to the competitive market, based on assessments prepared by its consultants. This review typically takes place at the Committee’s regular first quarter meeting (historically between January and mid-March). The consultant’s assessment is typically prepared in the fourth quarter of the prior year, and includes an evaluation of base salary, annual and long-term incentive opportunities and practices, and overall total compensation practices. In preparing this assessment, the consultant analyzes publicly disclosed compensation data from a peer group of metal and mineral mining companies (see discussion below). The Committee relies on three reference points for peers, as described below.

Peer Groups:    As a member of the precious metals mining industry, the Company competes for executive talent with other precious metals mining companies, as well as with base metal and mineral mining companies. Comparable precious metals firms of comparable size and complexity are few — therefore, the Committee takes a balanced approach in its peer group selection. Each reference point is described in detail below.

Throughout this document, all references to peer group analysis and peer groups reflect a blend of these three reference points described below.

Mining Peer Group

First, the Committee uses its historical peer group composed primarily of companies in the precious metals mining industry of generally comparable size (albeit a broad range), level of complexity and scope of operations in either Canada or the United States. The Committee reviews the mining peers each year in consultation with the committee’s executive compensation consultant to determine its continued validity as a source of competitive compensation data, and adds or removes companies as appropriate based on the criteria mentioned above. The 2012 peer group consisted of the following companies:

Company	Annual Revenue ($) (in millions)	Market Capitalization ($) (in millions)	Corporate Location
Allied Nevada Gold	152	3,300	United States
AuRico Gold	402	2,320	Canada
Kinross Gold Corporation	3,943	11,760	Canada
Yamana Gold, Inc.	2,173	15,130	Canada
Agnico-Eagle Mines Limited	1,822	9,550	Canada
Centerra Gold Inc.(a)	1,020	2,510	Canada
Eldorado Gold Corporation	1,099	10,640	Canada
Pan American Silver Corporation	855	3,100	Canada
Stillwater Mining Company	905	1,230	United States
New Gold Inc.	660	4,950	Canada
Hecla Mining Company	478	1,720	United States
Alamos Gold Inc.	227	2,380	Canada
Median	880	3,200
Coeur Mining, Inc.	1,021	2,200	United States

(a)	In $US millions (except for Centerra, which is in $CDN millions) as of year-end fiscal 2011.

The Committee determined that these companies form a suitable peer group for the executive compensation review in 2012, based on the following considerations: the Company’s key labor market for executive talent consists primarily of these named companies; the Company’s level of complexity and scope of operations is similar to these companies (i.e., exploration and development of silver and gold mines, with operations in several foreign countries); and the Company’s size is comparable to these companies. Note that, in comparison to last year, the mining peers selected have changed modestly, as the group now includes Allied Nevada Gold, and no longer includes IAMGOLD Corporation and Goldcorp Inc. These changes were made to provide a closer relationship between the Company and the mining peer group annual revenue and market capitalization.

Secondary Peer Group

The Committee also received additional compensation information from a second peer group developed by Grant Thornton. Grant Thornton advised management that the following peer group would represent a typical peer group, based on best practices and an understanding of investor and proxy advisory firm expectations, while recognizing that the mining peer group is still an appropriate reference, considering the Company’s industry:

•	Identified 20 comparable peer companies based on the following factors

•	The GICS industry classification of Coeur

•	151040 Metals & Mining

•	15104010 Aluminum

•	15104020 Diversified Metals & Mining

•	15104030 Gold

•	15104040 Precious Metals and Minerals (Coeur)

•	15104050 Steel

•	15105020 Paper Products

•	Size constraints for both revenue and market capitalization

•	Revenue half to twice the size of Coeur

•	Market capitalization .25 to 4 times the size of Coeur

These peers are described below:

Company	Annual Revenue ($)	Total Assets ($)	Market Cap ($)	Corporate Location
Carpenter Technology Corp.	$2,029	$2,628	$2,545	United States
Metals USA Holdings Corp.	$1,886	$985	$580	United States
Suncoke Energy Inc.	$1,539	$1,942	$1,118	United States
Materion Corp.	$1,527	$772	$429	United States
Century Aluminum Co.	$1,356	$1,811	$715	United States
Kaiser Aluminum Corp.	$1,301	$1,321	$1,184	United States
Olympic Steel Inc.	$1,262	$707	$200	United States
Castle (A.M.) & CO.	$1,132	$822	$294	United States
Compass Minerals Intl. Inc.	$1,106	$1,206	$2,522	United States
Titanium Metals Corp.	$1,045	$1,622	$2,885	United States
Amcol International Corp.	$942	$843	$959	United States
Stillwater Mining Co.	$906	$1,404	$1,321	United States
Buckeye Technologies Inc.	$895	$837	$1,068	United States
Globe Specialty Metals Inc.	$706	$937	$1,054	United States
Thompson Creek Metals Co. Inc.	$669	$2,994	$508	United States
Haynes International Inc.	$580	$627	$595	United States
RTI International Metals Inc.	$530	$1,129	$758	United States
Hecla Mining Co.	$478	$1,396	$1,622	United States
Golden Star Resources Ltd.	$471	$728	$464	United States
Horsehead Holding Corp.	$451	$631	$403	United States
Median	$994	$1,057	$859
Coeur Mining, Inc.	$1,021	$3,264	$2,030	United States

Published Survey Data

Third, the Committee also relies upon published mining survey data, as provided to the Company. Specifically, the Company uses mining industry compensation data from surveys published by Hay Group and PricewaterhouseCoopers. These data points are relied upon, in particular if limited data is available from the custom peer groups described above. Care is taken to ensure data from these published sources are representative of pay practices for organizations comparable in organizational size and complexity.

Compensation Components

The specific rationale, design, determination of amounts and related information regarding each of the components of the Company’s executive officer compensation program are outlined below.

Base Salary

As described above in “Determining Executive Compensation,” we generally target base salaries at median levels of the competitive market. The Committee reviews executive salaries annually as part of its competitive market assessment and makes adjustments based on the actual positioning relative to market compared to the desired positioning, the individual executive’s position, organization level, scope of responsibility, tenure and experience, education and expected future contribution. Adjustments are typically approved at the Committee’s regular first quarter meeting and are applied retroactively to the beginning of the year.

The Committee approved the following base salary increases for the CEO and the other NEOs for 2012:

Named Executive Officer	2011 Base Salary	2012 Base Salary	Percentage Increase
Mitchell J. Krebs, President, CEO and Director	$500,000	$525,000	5.0%
Frank L. Hanagarne Jr., Sr. VP and Chief Financial Officer	$275,000	$310,000	12.7%
K. Leon Hardy, Sr. VP and Chief Operating Officer	$315,000	$340,000	7.9%
Donald J. Birak, Sr. VP, Exploration	$290,000	$290,000	0.0%
Luther J. Russell, Sr. VP, Environment and Community	$240,000	$240,000	0.0%

Note that any salary increases provided were provided based on an annual assessment of performance, and current positioning relative to our market targets. Therefore, we provided 5% to 12.7% increases for our most senior executives, given the current below market positioning relative to market and meritorious performance, and provided no increases to Mr. Birak and Mr. Russell given current market positioning.

Below is a table showing the 2012 base salary for each NEO compared to the peer group data used by the Committee in its review of Coeur’s executive compensation:

		2012 Market Range		% Deviation From
Named Executive Officer	2012 Base Salary	50th Percentile	75th Percentile	50th Percentile	75th Percentile
Mitchell J. Krebs	$525,000	$696,000	$826,000	–25%	–36%
Frank L. Hanagarne Jr.	$310,000	$388,000	$458,000	–20%	–32%
K. Leon Hardy	$340,000	$391,000	$472,000	–13%	–28%
Donald J. Birak	$290,000	$250,000	$333,000	16%	–13%
Luther J. Russell	$240,000	$237,000	$247,000	1%	–3%

The salaries of our CEO and CFO are below target market because of their relatively short tenure in their current positions. The Compensation Committee has taken action in 2013 to move these executives closer to the target market ranges.

Annual Incentive Plan (“AIP”)

The AIP is an annual cash incentive plan that rewards executives for the achievement of annual Company financial and operational goals and for the achievement of individual executive goals.

AIP Target Opportunities:    Under the AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. The target award opportunities are determined based on the peer group, desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact our performance. Internal equity among the executives is also considered, to the extent that executives at the same organizational level will typically have the same target award opportunity. The target AIP award opportunities in 2012 were not changed from 2011 levels, and remain as follows:

	2011 Target AIP Opportunity	2012 Target AIP Opportunity	2012 Market Range
			50th	75th
Named Executive Officer	(% of Salary)	(% of Salary)	Percentile	Percentile
Mitchell J. Krebs	70%	70%	96%	106%
Frank L. Hanagarne Jr.	50%	50%	68%	80%
K. Leon Hardy	50%	50%	69%	161%
Donald J. Birak	50%	50%	55%	65%
Luther J. Russell	50%	50%	44%	49%

The AIP targets of our executives other than Mr. Russell are below the market range of the 50th – 75th percentile. Part of this is due to the legacy of targets historically below market and to the short tenure of our executive team. The Compensation Committee has taken action in 2013 to position these executives closer to our target market range.

Actual awards are paid after the end of each year and can range from 0% to 200% of the target awards, based on the actual performance of the Company relative to corporate AIP objectives and each individual executive relative to individual goals.

AIP Performance Measures and Weights:    For 2012, Company performance was measured against predetermined annual goals established by the Committee for the following six measures:

•	silver production, measured in ounces (20% weight);

•	gold production, measured in ounces (20% weight);

•	cash operating cost per silver-equivalent ounce produced (20% weight);

•	operating cash flow before changes in working capital (15% weight);

•	capital expenditures (15% weight); and

•	safety, environmental compliance and stewardship and community relations (10% weight).

The Committee selected these metrics based on the following considerations and objectives. For example, production, operating cash flow and capital expenditures meet the growth objective, and cash operating cost per ounce meets the profitability objective.

•	provide alignment with the Company’s business objectives and strategic priorities;

•	provide transparency to investors and executives;

•	balance growth and profitability; and

•	balance financial and operational performance.

In addition to Company measures, specific individual objectives are developed for each executive at the beginning of the year. These individual objectives are typically operational or strategic and intended to support the Company’s objectives. Objectives for executives other than the CEO are established by the CEO and reviewed by the Committee. Objectives for the CEO are established by the Committee and reviewed with the other independent members of the Board. The specific objectives for each executive are chosen to reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:

•	major project execution;

•	department goals; and

•	personal development.

In 2012, 80% of the CEO’s AIP award was based on Company performance and 20% was based on the CEO’s individual performance. For the other NEOs, 70% was based on Company performance and 30% based on each NEO’s individual performance. The Committee evaluates the AIP performance measures and weighting each year to reflect the objectives of the plan and are consistent with the Committee’s stated compensation principles.

AIP Performance Goal Setting and Payout Leverage:    Management develops threshold, target and maximum performance goals for each AIP measure, as applicable, based primarily on internal budgets and forecasts and their probability of achievement. The Committee reviews the goals and adjusts them, as it deems appropriate, prior to granting its approval. Once the performance goals are set, they are not subject to change for that plan year without the specific approval of the Board. No adjustments were made to the 2012 goals.

For 2012, the AIP goals were set as follows (subject to adjustment for differences between budgeted and actual metals prices, as described below):

Measure	Weight	Threshold	Target	Maximum
Silver Production	20%	17,844,636	19,827,373	21,810,110
Gold Production	20%	193,788	242,235	278,570
Cash Operating Costs (silver-equivalent ounces)	20%	$9.17	$7.97	$6.38
Operating Cash Flow Before Changes in Working Capital	15%	$371,522	$464,402	$557,282
Capital Expenditures	15%	$103,996	$129,995	$155,994
Safety, Environmental Compliance, and CSR	10%	B–	B+	A+

For 2012, the threshold and maximum goals for silver production, cash operating costs, operating cash flow and capital expenditures goals represented a +/- 10% variance around target. The goals for gold production represented a wider +/- 20% variance around target, due to the comparatively lower level of maturity of the Company’s gold mining operations that decreased expectations of reliability of the budgeted production levels. Safety, environmental compliance and stewardship and community relations performance are each measured on a grading scale by the Environmental, Health, Safety & Social Responsibility Committee of the Board, based on a discretionary performance assessment that relies on the judgment of the Committee. However, this assessment is based not just on subjective goals but also on several quantifiable objectives, including the following:

•	Safety: reportable and lost time incidents; safety training; safety audit findings and response;

•	Environmental Compliance and Stewardship: number of accidents or incidents; compliance with permits; environmental training; environmental audit findings and response;

•	Community Relations: completion of at least two community relations projects in each location.

All measures pay out at 100% for target performance. All measures but capital expenditures pay out at 50% of target for threshold performance, at 0% of target if threshold performance is not achieved, and at 200% of target for performance that meets or exceeds the maximum, except for the silver production measure which pays out at 150% for performance that meets or exceeds the maximum. Payouts are interpolated for performance between threshold and target and between target and maximum. Payouts for safety, environmental compliance and stewardship and community relations performance are averaged to determine the actual payout. Capital expenditures pays out at 100% of target for performance between threshold and maximum, subject to the Committee’s discretion to adjust the award up or down based on qualitative factors. This approach promotes efficient use of capital while not encouraging under-investment.

Many of the individual objectives established for the executives are objective and quantifiable, which helps to ensure accountability for results. Others, however, are subjective by nature, which requires the exercise of discretion and judgment to assess performance attainment. AIP payouts for individual performance range from 0% to 200% of target, as follows:

Individual Performance Standard	Payout (% of target)
Well Above Expected	200%
Above Expected	150%
Meets Expected	100%
Below Expected	50%
Well Below Expected	0%

AIP Earned Awards:    Following the end of the year, the Committee reviews the Company’s actual performance and determines the extent of goal achievement. The Committee adjusts the cash operating costs and operating cash flow goals to reflect actual metal prices during the year that differed from the assumptions that went into setting the goals. This is done in order to make the goals neutral to fluctuations in the market prices of silver and gold, which are beyond the control of the Company and its executives. The Committee makes this adjustment in the interest of fairness to both the executives and stockholders.

In addition, following the end of the year, the CEO reviews and reports to the Committee the performance of the other executives on their individual objectives and determines the level of achievement compared to target for each executive. The Committee, together with the other independent members of the Board, reviews the performance of the CEO on his individual objectives and determines the level of achievement compared to target. Determining the overall level of achievement for each executive on his or her individual objectives includes a significant discretionary assessment. AIP awards are normally paid in cash no later than March 15 following the end of the AIP plan year, subject to withholding of applicable taxes.

2012 AIP Calculation and Payments:    For 2012, the payout percentage for Company performance was 54% of target, calculated as follows:

Measure	2012 Performance	Payout (% of target)	Weight	Weighted Payout (% of target)
Silver Production	18,025,206 ozs	55%	20%	11%
Gold Production	226,486 ozs	83%	20%	17%
Cash Operating Costs (silver-equivalent ounces)	$11.04/oz	0%	20%	0%
Operating Cash Flow Before Working Capital	$338,713	0%	15%	0%
Capital Expenditures	$115,641	100%	15%	15%
Safety, Environmental Compliance, and CSR	B–, A, A	117%	10%	12%
Total				54%

The level of individual performance achievement for our NEOs in 2012 was assessed as follows:

Named Executive Officer	2012 AIP Individual Annual Percentage	Individual Performance Categories
Mitchell J. Krebs	150%	Strong overall financial and operating performance Closing key strategic transactions Improving safety and CSR performance Stabilizing Kensington operations Implementing crisis management plan
Frank L. Hanagarne Jr.	100%	Credit facility management Strategic financial analysis Division communication and project management
K. Leon Hardy	95%	Crisis management Operational efficiency Business development
Donald J. Birak	100%	Exploration strategies Business development
Luther J. Russell	90%	Permitting and regulatory compliance Safety

For 2012, based on Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the Committee approved annual incentive payments to the NEOs (together with the other independent members of the Board for the CEO) as follows:

	Actual 2012 AIP Payment
Named Executive Officer	$ Amount	% of Salary	% of Target
Mitchell J. Krebs	$269,010	44%	68%
Frank L. Hanagarne Jr.	$105,090	34%	68%
K. Leon Hardy	$112,710	33%	66%
Donald J. Birak	$98,310	34%	68%
Luther J. Russell	$77,760	32%	65%

Long-Term Incentive Plan (“LTIP”)

The primary purpose of our long-term incentive plan is to align the interests of our executives with those of our stockholders by rewarding the executives for creating stockholder value over the long term. The LTIP is also an effective vehicle for attracting and retaining executive talent in the highly competitive mining market.

Forms and Mix of Long-Term Incentive Compensation:    The Company’s 2003 Long-Term Incentive Plan provides for the award of stock options and stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and cash-based awards. The Committee generally uses stock options, restricted stock and performance shares in its LTIP grants to executives, with one-third of the total long-term incentive value granted in 2012 in each of these three forms of equity. The Committee believes that this mix provides alignment with stockholder interests and balances incentive and retention needs, while minimizing share dilution. Stock options provide alignment with stockholder interests by focusing the executives on creating stockholder value over the long-term through share price appreciation. Restricted stock is granted with a three-year ratable service vesting requirement for retention purposes, while also providing alignment with stockholders through actual share ownership. Performance shares for 2012 were earned based on total stockholder return (“TSR”) performance relative to the companies in our mining peer group.

For 2013, in order to make overall annual LTIP awards more performance-based and further align executives’ interests with those of stockholders, the Committee determined to increase the proportion of annual LTIP awards granted in the form of performance shares to 50%, with stock options and restricted stock each comprising 25% of total grant value. To drive performance against objective internal goals in addition to relative performance versus peers, the Committee provided that 25% of 2013 performance share awards would vest based on performance against each of two critical long-term goals, three-year changes in reserves and resources per share and operating cash flow per share, with the remaining 50% vesting based on Relative TSR as in prior years.

In 2013, the Committee changed the proportion of annual LTIP awards granted to further align executives with the interests of stockholders and increase the percentage of LTIP that is performance based. Performance shares now constitute 50% of an executive’s LTIP award with stock options and restricted stock comprising 25% each of total value. The Company’s LTIP award program places emphasis on key metrics imperative to the long-term sustainability of the business. 50% vesting will continue to be related to relative TSR versus our peer group. 25% of 2013 performance share awards will vest based on three-year change in reserves and resources.

LTIP grants are made annually. This enables the Committee to adjust levels, forms, and composition of long-term incentive grants, to respond to changes in the precious metal mining industry and the broader market, as well as to respond to Company-specific challenges. The Committee does not consider prior equity awards when determining annual equity awards to executives.

Timing of Long-Term Incentive Awards:    The Committee typically makes annual long-term incentive grants to the Company’s executives at its regular first quarter meeting, based on the grant levels that were approved by the Committee for the prior year. For 2012, the grants were approved at the December 2011 Committee meeting. For 2013, the grants were approved at the January 2013 Committee meeting. Grants to the CEO are approved by all independent members of the Board, instead of the Committee. Grants to the non-CEO executive officers are approved by the Committee, based on the recommendations of the CEO. The Committee meeting date is the effective grant date for equity grants, unless Board approval is required. The exercise price for stock options is the greater of the closing price of the stock on the day of grant (or the next market day if the grant day falls on a weekend or other non-market day) or the par value per share. For executives who are hired or appointed during the year, the Committee recommends compensation levels in connection with the Board’s appointment of the executive and may approve equity grants for the executive. The Committee does not coordinate the timing of equity awards with the release of material, non-public information.

LTIP Grant Levels:    The Committee has established grant levels of long-term incentives for each executive, expressed as a percentage of base salary. The levels are determined based on the peer group and the desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact performance. Internal equity among executives is also considered, to the extent that executives at the same organizational level will typically have the same LTIP grant percentage. The total value of each executive’s annual LTIP grant is determined by multiplying the LTIP grant percentage previously approved by the Committee by the executive’s base salary in the prior year. For grants made in 2012, the long-term incentive grant values as a percentage of base salary for our NEOs were as follows (unchanged from 2011):

	2012 LTIP Grant		2012 Market Range
Named Executive Officer	% of Salary	$ Amount	50th Percentile	75th Percentile
Mitchell J. Krebs	240%	$1,260,000	245%	377%
Frank L. Hanagarne Jr.	190%	$589,000	146%	231%
K. Leon Hardy	190%	$646,000	88%	241%
Donald J. Birak	190%	$551,000	172%	253%
Luther J. Russell	190%	$427,500	63%	99%

Stock Options:    In 2012, stock options represented one-third of the LTIP value granted to the Company’s executives (including our NEOs). The number of options granted is determined by dividing the total option grant value by the Black-Scholes value of a single option. The Committee believes that options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term business strategies. Stock options are issued with an exercise price of the closing market price per share of our common stock on the New York Stock Exchange on the grant date (or the previous trading day if the grant date is not a trading day) to assure that executives will receive a benefit only when the stock price increases. Stock options therefore align executives’ interests with those of stockholders. Stock options generally have value for the executive only if the executive remains employed for the period required for the options to vest. Stock options therefore provide retention value. Stock options granted in 2012 vest at a rate of one third per year and expire at the end of ten years (or earlier in the case of termination of employment).

Restricted Stock:    In 2012, restricted stock represented one-third of the LTIP value granted to Coeur’s executives (including our NEOs). The number of restricted shares granted is determined by dividing the total restricted stock grant value by the closing market price per share of our common stock on the New York Stock Exchange on the grant date (or the previous trading day if the grant date is not a trading day). The Committee believes that restricted stock aligns executives’ interests with those of stockholders via actual share ownership, and vesting requirements provide retention value and therefore also continuity in the Company’s senior leadership team. Restricted stock also balances the more volatile rewards associated with stock options by providing value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of silver and gold). Holders of restricted stock may, if the Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. There are no performance restrictions associated with the grants of restricted stock. The Committee may grant restricted stock with alternative vesting schedules or with performance restrictions as deemed necessary to achieve the desired business goals.

Performance Shares:    In 2012, performance shares represented one-third of the LTIP value granted to Coeur’s executives (including our NEOs). The target number of performance shares granted is determined by dividing the performance share grant value by the closing market price per share of our common stock on the New York Stock Exchange on the grant date (or the previous trading day if the grant date is not a trading day). Performance is measured over a three-year period in comparison to the peer group described above. Performance shares are earned based on our TSR performance over a three-year period relative to our peer group. TSR is defined as stock price appreciation plus dividends and any cash-equivalent distributions. TSR is calculated using the three-month average share price at the beginning and end of the period (i.e., three-month averages ending December 31, 2011 and December 31, 2014 for the 2012–2014 grant). This measure is intended to focus the Company’s executives on creating stockholder value, while further aligning executives’ interests with those of stockholders via the use of shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of our peers are similarly influenced by realized metal prices. Measuring TSR relative to peers also aligns executives’ interests with those of stockholders by rewarding the creation of stockholder value in excess of what our stockholders could realize by investing in other companies in our industry. For the 2012–2014 performance period, the relative TSR performance scale and the corresponding number of shares that can be earned as a percentage of target were set by the Committee as follows (unchanged from prior performance periods):

Performance Level	TSR Percentile Rank (vs. Peer Group)	Number of Shares Earned (% of Target)
Maximum	75th percentile	200% of target
Target	50th percentile	100% of target
Threshold	25th percentile	25% of target

No performance shares are earned if the Company’s performance is below threshold. The number of performance shares earned is interpolated for relative TSR performance between threshold and target levels and for performance between target and maximum levels. Shares of Coeur common stock are issued to the participant based on the number of performance shares earned. For grants of cash-settled performance units, an equivalent cash payment is made to the participant based on the number of performance units earned.

For the 2010–2012 performance period, the Company performed above the 75th percentile of the peer group and therefore 200% of the target number of performance shares and performance units were earned. The table below sets forth the threshold, target and maximum TSR performance levels for the 2010–2012 performance period, corresponding respectively to the 25th, 50th and 75th percentile TSR performance of the peer group, and the Company’s TSR performance.

Performance Level	2010-2012 Actual TSR (Annualized)	Number of Shares Earned (% of Target)
Maximum (75th percentile)	4.93%	200% of target
Target (50th percentile)	1.12%	100% of target
Threshold (25th percentile)	–5.02%	25% of target
Coeur	6.48%	200% of target

The following number of cash-settled performance units were earned and paid to our NEOs in the first quarter of 2013 for the 2010–2012 performance period:

Named Executive Officer	# of Cash-Settled Units*	% of Performance Units Over Target**	Value Realized
Mitchell J. Krebs	7,953	200%	$334,583
Frank L. Hanagarne Jr.***	N/A	N/A	N/A
K. Leon Hardy****	6,970	200%	$171,462
Donald J. Birak	7,953	200%	$334,583
Luther J. Russell	2,955	200%	$124,317

*	All grants of performance units for the 2010-2012 were granted as cash-settled units.

**	Performance units were granted at 1/3 of the overall annual long-term incentive plan targets for participants, based on their position in 2010.

***	Mr. Hanagarne was not with the Company at the time of grant.

****	Mr. Hardy was paid on January 31, 2013 based on the December 31, 2012 stock value in connection with his retirement while the remaining NEOs were paid in March based on the March 1, 2013 stock value.

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to the Company’s executives is to attract and retain talent to lead the Company. The Committee intends the type and value of benefits and perquisites offered to be market competitive. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2012 Summary Compensation Table set forth in this proxy statement.

The primary benefits for the Company’s executives include participation in the Company’s broad-based plans: the 401(k) and defined contribution retirement plans (which includes matching Company contributions), medical, dental and vision coverage, various Company-paid insurance plans, including disability and life insurance, paid time off and paid holidays. The Company also provides certain expatriate benefits and supplementary allowances to its expatriate employees, as the Company deems appropriate and consistent with typical market practices.

With respect to perquisites, the Company prefers to take a minimalist approach. In general, the Company will provide a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides stockholder value, such as ensuring the health of the executives. In addition, perquisites that promote efficient performance of the Company’s executives are also considered. The limited perquisites the Company provides its executives may include health exams. Effective August 1, 2013, the Company discontinued its practice of providing automobile allowances to certain executives.

2013 Executive Total Compensation Strategy

As described in summary manner above, the 2013 executive compensation program will continue to be consistent with the Company’s total compensation philosophy. However, recognizing the continuing need to refine our pay strategies based on our evolving business strategy, we have made refinements for the performance period beginning in 2013. Changes are highlighted below:

Base Salary: Our base salary adjustments for executives in 2013 were generally conservative, consistent with adjustments made in 2012. However, as with last year, a select group of executives received market adjustments in order to make progress towards, but not above, the 50th percentile.

Annual Incentive Plan: Annual incentive opportunities remain generally consistent with 2012, except movement for the three executives currently below market. Weighting on organizational versus individual performance remains comparable.

We have reduced the number of organizational metrics for 2013, based on industry metrics and our primary objectives for 2013. Specifically, our annual incentive awards will be based equally on the following balanced scorecard metrics that we believe align with stockholder value creation:

•	Silver equivalent production (ounces)

•	Cash operating cost per silver equivalent ounce

•	Operating cash flow after changes in working capital

•	Safety and environmental performance

Long-Term Incentive Plan:    Our long-term incentive opportunities will remain generally consistent with 2012, except to the extent those opportunities are below our intended targets of the 50th to 75th percentile of peers. Given that the Company emphasizes performance-based pay more so than other peers, and by increasing our emphasis on performance shares, we believe these targets are appropriate, particularly considering that we believe realizable and realized pay will pay comparable to market only to the extent we achieve performance that is at or above performance of our peers.

As indicated above, the primary change to our long-term incentive plan is our increased emphasis on performance shares, with 50% of equity provided in the form of performance shares, and 25% each on stock options and restricted stock.

Additionally, our performance share plan will have equal weight on relative TSR (only metric in 2012) and internally established metrics we believe represent our strategic long-term metrics, given our industry (three-year change in reserves and resources per share and three-year change in operating cash flow per share).

Qualified and Non-Qualified Benefits: No changes, with benefits below market relative to peer company practices for executives.

Employment Agreements

As of December 31, 2012, the Company had employment agreements with each of its NEOs except for Donald J. Birak. Each such agreement specifies the terms and conditions of employment, the duties and responsibilities of the executive during the term, the compensation and benefits to be provided by the Company in exchange for the executive’s services, the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment not preceded by a change in control of the Company, and the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment that is preceded by a change in control of the Company. The Company has phased out non-CEO executive employment agreements and change-in-control agreements in favor of uniform coverage of its non-CEO executives under the Company’s Executive Severance Policy. Accordingly, the Company did not renew its employment agreements with Frank L. Hanagarne Jr. and Luther J. Russell when their employment agreements expired on June 30, 2013. K. Leon Hardy’s employment agreement expired on December 31, 2012, the date he retired as Chief Operating Officer. The Company’s employment agreement with Mitchell J. Krebs was automatically extended for an additional one-year term expiring June 30, 2014, in accordance with its terms.

Messrs. Birak and Russell have declined to relocate in connection with the Company’s relocation of its corporate headquarters. In connection therewith, Mr. Birak and Mr. Russell each entered into a separate Agreement and General Release with the Company on September 16, 2013 and September 19, 2013, respectively, pursuant to which each of Mr. Birak’s and Mr. Russell’s employment with the Company will terminate effective September 30, 2013 (the “Separation Date”). Each of the agreements contains customary post-termination restrictive covenants and a release of claims against the Company.

Pursuant to the agreement with Mr. Birak, within 10 days of the Separation Date he will receive: (a) a one-time cash payment of $290,000, less applicable withholdings, an amount equal to Mr. Birak’s 2013 base salary; (b) a one-time cash payment of $145,000, less applicable withholdings, an amount equivalent to Mr. Birak’s target incentive award for 2013 under the AIP, subject to successful transition of Mr. Birak’s duties; and (c) a one-time cash payment of $45,000, less applicable withholdings, in respect of restricted stock units granted to Mr. Birak in 2013. In addition, Mr. Birak and his family will be entitled to COBRA coverage for up to 12 months following the Separation Date, payable by Company. Beginning on the Separation Date, to facilitate the smooth transition of leadership of the Exploration department and to ensure Mr. Birak’s continued involvement in ongoing critical initiatives, the Company also will engage Mr. Birak as a consultant at a rate of $2,000 per day for a minimum of 10 days per month for the period between the Separation Date and December 31, 2013, and on an as-needed basis for up to three additional months.

Pursuant to the agreement with Mr. Russell, within 10 days of the Separation Date he will receive (a) a one-time cash payment of $240,000, less applicable withholdings, an amount equal to Mr. Russell’s 2013 base salary; and (b) a one-time cash payment of $120,000, less applicable withholdings, an amount equivalent to Mr. Russell’s target incentive award for 2013 under the AIP, subject to successful transition of Mr. Russell’s duties. In addition, Mr. Russell and his family will be entitled to COBRA coverage for up to 12 months following the Separation Date, payable by the Company. Beginning on the Separation Date, to facilitate the smooth transition of leadership of the Environmental and Community Relations departments and to ensure Mr. Russell’s continued involvement in ongoing critical initiatives, the Company also intends to engage Mr. Russell as a consultant at a rate of $1,500 per day for a minimum of 10 days per month for the period between the Separation Date and December 31, 2013, and on an as-needed basis for up to three additional months. Mr. Russell’s consulting arrangement also will provide for an incentive opportunity of up to $15,000 tied to the achievement of specific objectives.

All of the employment agreements, severance and change-in-control provisions were developed by the Company and the Committee based on market and industry competitive practice. The Company periodically reviews, along with the Committee, the benefits provided under the agreements to ensure they continue to serve the Company’s interests in retaining these key executives.

Termination of Employment/Severance and Change-in-Control Arrangements

As of December 31, 2012, the Company had change-in-control arrangements with each of the NEOs, which arrangements provide for certain benefits that would be payable to the executives in the event of certain terminations in connection with a change in control.

The Committee believes severance arrangements are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a highly competitive market. Regarding the change in control provisions, the Committee believes that these arrangements provide reasonable compensation in the unique circumstances of a change in control not provided by the Company’s other compensation programs. The Committee believes that change in control benefits, if structured appropriately, minimize the distraction caused by a potential change in control transaction and reduce the risk that key talent leaves the Company before a change in control transaction closes. The Committee also believes that these provisions motivate executives to make decisions in the best interests of the stockholders should a transaction take place by providing executives with the necessary job stability and financial security during a change in control transaction (and the subsequent period of uncertainty) to help them remain focused on managing the Company rather than on their own personal employment. The Committee believes that all of these objectives serve the stockholders’ interests.

The arrangements provide that in the event the payment provided would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of the Company and the executives to the parachute payment rules.

Executive Severance Policy

Effective January 1, 2012 and amended as of September 16, 2013, the Company adopted an Executive Severance Policy that provides certain benefits upon severance for executive officers or key employees designated by the Committee. The Board adopted the Policy to move toward a uniform program and reduce the number of individual employment and change in control agreements with its officers.

In December 2012, the Company amended the LTIP and related forms of award agreements to provide for “double-trigger” change in control severance and accelerated vesting of equity awards, which requires a qualifying termination of employment in addition to a change in control.

Supplementary Compensation Policies

The Committee has established additional policies to ensure the overall compensation structure is responsive to stockholder interests and competitive with the market. These specific policies are outlined below.

In late 2010 the Board adopted share ownership guidelines calling for each director to hold common shares equal to three years’ worth of the cash component of the director’s annual retainer. Beginning in 2013, a minimum of 60% of each director’s annual retainer of $150,000, must be taken in the form of Company Common Stock. In addition, we require our directors to take one half of their annual retainer in Company common stock. In March 2012, the Board adopted share ownership guidelines calling for each executive officer to hold common shares requiring vice presidents to hold common shares worth at least one and one-half annual base salary, requiring executive and senior vice presidents to hold common shares worth at least two times annual base salary and requiring the CEO to hold common shares worth at least three times annual base salary, within five years of becoming subject to the guidelines. Unvested shares of time-vesting restricted stock count toward the guideline, but unexercised stock options and unearned performance shares do not. The Committee has determined that each executive officer is making satisfactory progress toward the applicable level of stock ownership.

In July 2012, the Company amended its insider trading policy to include certain anti-hedging policies. Specifically, insiders are prohibited from engaging in hedging or other transactions with derivative securities that derive their value from the Company’s common stock. This prohibition applies to trading in Coeur-based put and call option contracts and transacting in straddles and similar transactions, except holding and exercising options or other derivative securities granted under Coeur’s equity incentive plans.

In December 2012, the Board adopted a “clawback” policy providing for the recovery of incentive compensation in certain circumstances. Under the clawback policy, if the Board determines that there has been a restatement due to material noncompliance with a financial reporting requirement, then the Board will seek recovery of all incentive payments that were made to executive officers, and all performance-based equity awards granted to executive officers that vested, in each case, on the basis of having met or exceeded performance targets in grants or awards made after December 18, 2012 during the fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement, if the payments or vesting would have been lower had they been calculated based on the restated results, and if the relevant executive officers are found personally responsible for the restatement, as determined by the Board.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid by a public company to certain of its most highly compensated executives to $1 million, per executive, per year. However, there are exceptions for payments made by a public company due to death, disability, a change in control or for those payments that are performance based. The Committee has designed the stock options and performance shares granted to the Company’s NEOs under the 2003 Long-Term Incentive Plan with the intent to qualify under Section 162(m) as performance-based compensation. The Committee also designed the portion of the Annual Incentive Plan that pays out based on the achievement of corporate goals with the intent to qualify under Section 162(m). The application of Section 162(m) is complex, however, and may change with time (with potentially retroactive effect). Grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation. The Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

2012 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to all persons serving as our CEO, CFO and the other three most highly compensated executive officers during 2012 (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2010, 2011 and 2012 (except Mr. Hanagarne, who joined the Company in 2011, and Mr. Russell, who first became an NEO with respect to 2012 compensation).

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Mitchell J. Krebs	2012	525,000	0	1,000,556	399,855	269,010	64,001	2,221,672
President, Chief Executive	2011	396,204	613,262	912,811	205,694	267,400	31,661	2,427,032
Officer & Director	2010	289,000	0	281,059	134,210	159,672	131,609	995,550
Frank L. Hanagarne, Jr.	2012	310,000	0	435,620	174,105	105,090	184,691	1,209,506
Senior Vice President,	2011	68,750	170,575	111,420	43,469	29,425	29,856	453,495
Chief Operating Officer &
former Chief Financial Officer
Donald J. Birak	2012	290,000	0	459,421	183,593	98,310	46,264	1,077,588
Senior Vice President	2011	290,000	0	828,290	200,702	106,720	43,669	1,469,381
Exploration	2010	282,000	0	281,059	134,210	141,705	42,317	881,291
Luther J. Russell	2012	240,000	0	356,398	142,443	77,760	41,217	857,818
Senior Vice President,
Environment and Community
K. Leon Hardy	2012	340,000	0	376,899	64,916	112,710	1,435,602	2,330,127
Former Senior Vice President &	2011	315,000	0	934,724	195,728	134,820	43,583	1,623,855
Chief Operating Officer	2010	275,000	0	246,320	117,616	148,500	41,237	828,673

Explanatory Notes:

(a)	The dollar value of bonus earned during the fiscal year. Mr. Krebs received a discretionary bonus payment in 2011 on his promotion to President & CEO relating to finalizing his relocation and for continuing to serve as CFO as well as President & CEO until Mr. Hanagarne joined the Company. Also in 2011, a sign-on bonus was paid to Mr. Hanagarne recognizing the potential compensation from his prior company he forfeited in joining the Company at the time he did.

(b)	Set forth below is the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, for the year ended December 31, 2012:

	Restricted share award	Performance share award
Mr. Krebs	$399,991	$600,565
Mr. Hanagarne	$174,147	$261,473
Mr. Birak	$183,662	$275,759
Mr. Russell	$142,477	$213,921
Mr. Hardy	$199,484	$177,415

As explained in the narrative of this proxy statement, the restricted share awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of the award.

The actual value to the NEO of performance share and performance unit portions of the grants is dependent upon meeting certain performance criteria over a three-year performance period, as explained in

“Compensation Discussion and Analysis”. The most probable value of the 2012 performance unit grant is shown in the above table, while the maximum value of these 2012 grants is as follows: for Mr. Krebs $799,882; for Mr. Hanagarne $348,294; for Mr. Hardy $398,968; for Mr. Russell $284,954, and for Mr. Birak $367,324. For additional information see Note 17 to the Company’s audited financial statements for the year ended December 31, 2012 (the “2012 Financial Statements”).

(c)	The aggregate grant date fair value of option awards, as calculated in accordance with FASB ASC 718, for the year ended December 31, 2012. As explained in the narrative of this proxy statement, these awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of the award. For additional information see Note 17 to the 2012 Financial Statements.

(d)	The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (i.e., amounts earned, not paid out) and all earnings on any outstanding awards. These amounts were paid to the executives on March 8, 2013. The criteria for such awards are described in detail in “Compensation Discussion and Analysis”.

(e)	All other compensation, including perquisites and amounts paid or accrued under termination arrangements. Mr. Krebs, Mr. Hanagarne, Mr. Birak, Mr. Russell and Mr. Hardy received vehicle allowances of $12,170, $12,000, $12,000, $12,000 and $12,000 during the year, respectively. Mr. Hanagarne received relocation benefits in the amount of $138,934 during the year; Mr. Krebs received $109 in automobile licensing reimbursement and Mr. Hanagarne received $4,972 in medical expense reimbursement and $4,753 in tax services. Mr. Krebs, Mr. Hanagarne, Mr. Birak, Mr. Russell and Mr. Hardy received excess group term life insurance valued at $1,140, $4,032, $3,580, $4,652, and $4,902 for the year, respectively. Mr. Krebs, Mr. Birak, Mr. Russell and Mr. Hardy received disability insurance coverage whose premiums were $11,239, $1,350, $1,845, and $2,417 during the year, respectively. The figures also include contributions to the Defined Contribution and 401(k) Retirement Plan (the “Retirement Plan”). All U.S. employees are eligible to participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board and may not exceed 15% of the participants’ aggregate compensation. For the year 2012, the contribution was 4%. For 2012, each NEO received a contribution of $10,000 to the Retirement Plan. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% of compensation, subject to a maximum contribution of $17,000 and an additional $5,500 catch-up if age 50 or over. The Company contributes an amount equal to 100% of the first 3% of an employee’s contribution and 50% of the next 2% of an employee’s contribution. For 2012, each NEO received a company matching contribution to the Employee Savings Plan of $10,000. Defined contributions under the Retirement Plan are fully vested after six years of employment and the Company’s match contribution vests immediately. Retirement benefits under the Retirement Plan and the Employee Savings Plan are based on a participant’s investment fund account upon retirement. For 2012, each of Messrs. Krebs, Hardy, Birak and Russell were paid an additional amount based on 4% of their compensation in excess of the above-referenced Retirement Plan limit of $19,344, $10,925, $9,335 and $2,720 respectively. In connection with his retirement, Mr. Hardy received $17,558 in accrued vacation, $1,135,684 from the accelerated vesting of 41,466 restricted stock and performance stock shares and units, $171,462 for the achievement of the maximum performance from the March 2, 2010 grant of performance units, $35,384 from the accelerated vesting of 3,846 cash settled stock appreciation rights with an exercise value of $15.40, $12,800 in the forgiveness of tax equalization payments and $12,471 in tax gross ups on the forgiveness of the tax equalization payments.

(f)	On September 20, 2012, K. Leon Hardy notified the Company of his retirement as Senior Vice President and Chief Operating Officer effective January 1, 2013. In connection with the modification of his equity awards to reflect the accelerated vesting of those awards, the Company took an accounting charge of $594,098 that is not reflected in the above table.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that were made to the NEOs during 2012 including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards are awards that are not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

Name	Grant Date (a)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	All Other Option Awards: Number of Securities Underlying Options (#)(e)	Exercise or Base Price of Option Awards ($/Sh)(f)	Grant Date Fair Value of Stock and Option Award (g)
		Threshold ($)(b)	Target ($)(b)	Maximum ($)(b)	Threshold (#)(c)	Target (#)(c)	Maximum (#)(c)
Mitchell J. Krebs		205,800	367,500	720,300
	1/31/2012				3,615	14,461	28,922				$600,565
	1/31/2012							14,461			$399,991
	1/31/2012								22,631	27.66	$399,855
Frank L. Hanagarne Jr.		85,638	155,000	304,575
	1/31/2012				1,574	6,296	12,592				$261,473
	1/31/2012							6,296			$174,147
	1/31/2012								9,854	27.66	$174,105
Donald J. Birak		80,113	145,000	284,925
	1/31/2012				1,660	6,640	13,280				$275,279
	1/31/2012							6,640			$183,662
	1/31/2012								10,391	27.66	$183,593
Luther J. Russell		66,300	120,000	235,800
	1/31/2012				1,288	5,151	10,302				$213,921
	1/31/2012							5,151			$142,477
	1/31/2012								8,062	27.66	$142,477
K. Leon Hardy		93,925	170,000	334,050
	1/31/2012				1,803	7,212	14,424				$177,415
	1/31/2012							7,212			$199,484
	1/31/2012								11,287	27.66	$69,619

Explanatory Notes:

(a)	Dates of Grants for 2012 under the LTIP.

(b)	The applicable range of estimated payouts under the AIP denominated in dollars (threshold, target, and maximum amount).

(c)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by the Company’s three-year relative total stockholder return compared to its mining peer group. Please refer to the discussion in “Compensation Discussion and Analysis — Compensation Components — Long-Term Incentive Plan (‘LTIP’)”.

(d)	The number of restricted shares granted in the fiscal year that are not required to be disclosed in columns (f) and (g). This column consists of the annual restricted share grants as described above in the “Compensation Discussion and Analysis — Compensation Components — Long Term Incentive Plan (‘LTIP’)”.

(e)	The number of stock options granted in the fiscal year.

(f)	The per-share exercise or base price of the stock options granted in the fiscal year.

(g)	Fair Market Value of stock and options granted on the award date.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF

PLAN-BASED AWARDS TABLE

Employment Agreements

Mitchell J. Krebs

Effective July 12, 2011, the Company entered into an employment agreement with Mitchell J. Krebs providing for a term of employment as President and Chief Executive Officer through June 30, 2013 unless terminated or modified by the Company by written notice, subject to the terms and conditions of the agreement. Mr. Krebs’ employment agreement calls for a base salary of $500,000, subject to adjustment, plus annual incentive compensation. Mr. Krebs’ employment agreement includes change-in-control provisions, the terms of which are described under “— Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangement with Mr. Krebs.” Mr. Kreb’s employment agreement was automatically extended for an additional one-year period expiring June 30, 2014, in accordance with the terms of the employment agreement.

Frank L. Hanagarne

Effective October 1, 2011, the Company entered into an employment agreement with Frank L. Hanagarne Jr. providing for a term of employment as Senior Vice President and Chief Financial Officer through June 30, 2013. This agreement calls for a base salary of $275,000, subject to adjustment, plus annual incentive compensation. Mr. Hanagarne’s employment agreement includes change-in-control provisions as described below under “— Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangements with Mr. Hanagarne, Mr. Hardy and Mr. Russell.” Mr. Hanagarne’s employment agreement expired on June 30, 2013 and Mr. Hanagarne is currently covered by the Company’s Executive Severance Policy described under “— Termination of Employment/Severance and Change-in-Control Arrangements — Executive Severance Policy.”

Donald J. Birak

Donald J. Birak does not have an employment agreement with the Company, and is instead covered by the Company’s Executive Severance Policy described under “—Termination of Employment/Severance and Change-in-Control Arrangements — Executive Severance Policy.” Mr. Birak’s last day of employment with the Company will be September 30, 2013.

Luther J. Russell

Effective December 31, 2011, the Company entered into an employment agreement with Luther J. Russell providing for a term of employment as Senior Vice President, Environment and Community through June 30, 2013. This agreement calls for a base salary of $225,000, subject to adjustment, plus annual incentive compensation. Mr. Russell’s employment agreement includes change-in-control provisions as described below under “— Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangements with Mr. Hanagarne, Mr. Hardy and Mr. Russell.” Mr. Russell’s employment agreement expired on June 30, 2013 and his last day of employment will be September 30, 2013.

K. Leon Hardy

Effective December 31, 2011, the Company entered into an employment agreement with K. Leon Hardy providing for a term of employment as Senior Vice President and Chief Operating Officer through December 31, 2012 at a base salary of $315,000 plus annual incentive compensation. Mr. Hardy’s employment agreement included change-in-control provisions, which are described below under “— Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangements with Mr. Hanagarne, Mr. Hardy and Mr. Russell.” Mr. Hardy’s employment agreement with the Company expired on December 31, 2012 and, effective January 1, 2013, Mr. Hardy retired as Senior Vice President and Chief Operating Officer of the Company.

OUTSTANDING EQUITY AWARDS AT 2012 YEAR-END

The following table sets forth information on outstanding option and stock awards held by the NEOs on December 31, 2012, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mitchell J. Krebs	1,584	0		70.90	2/19/2014	32,348	795,761	29,081	715,393
	2,843	0		39.20	2/16/2015
	1,536	0		51.40	2/20/2016
	2,051	0		39.90	3/20/2017
	2,183	0		48.50	1/10/2018
	10,275	0		10.00	2/3/2019
	8,778	4,389		15.40	3/2/2020
	3,832	7,664		27.45	1/3/2021
	0	22,631		27.66	1/31/2022
Frank L. Hanagarne Jr.	1,083	2,166		20.90	10/3/2021	7,684	189,026	8,379	206,123
	0	9,854		27.66	1/31/2022
Donald J. Birak	2,255	0		70.90	2/19/2014	22,642	556,993	21,099	519,035
	4,047	0		39.20	2/16/2015
	1,944	0		51.40	2/20/2016
	2,741	0		39.90	3/20/2017
	2,916	0		48.50	1/10/2018
	14,872	0		10.00	2/3/2019
	4,389	4,389		15.40	3/2/2020
	3,739	7,478		27.45	1/3/2021
	0	10,391		27.66	1/31/2022
Luther J. Russell	829	0		51.40	2/20/2016	9,636	237,046	13,357	328,582
	1,176	0		39.90	3/20/2017
	1,251	0		48.50	1/10/2018
	1,631	1,630		15.40	3/2/2020
	982	1,963		27.45	1/3/2021
	2,030	4,058		26.98	5/9/2021
	0	8,062		27.66	1/31/2022
K. Leon Hardy	890	0		39.90	3/20/2017	0	0	0	0
	947	0		48.50	1/10/2018
	2,428	0		24.20	7/8/2018
	3,846	0		15.40	3/2/2020
	10,939	0		27.45	1/3/2021
	11,287	0		27.66	1/31/2022

Explanatory Notes:

(a)	Options that expire 2/19/14 through 2/3/19 were fully vested as of December 31, 2012; options that expire 3/2/20 vest one-third annually beginning 3/2/11; options that expire 1/3/21 vest one-third annually beginning 1/3/12; options that expire 5/9/21 vest one-third annually beginning 5/9/12; options that expire 10/3/21 vest one-third annually beginning 10/3/12; options that expire 1/31/22 vest one-third annually beginning 1/31/13.

(b)

As to the number of shares of restricted stock granted and unvested as of December 31, 2012: For Mr. Krebs a grant of 22,856 restricted shares vests one-third annually beginning 1/3/12 and a grant of 14,461 restricted shares vests one-third annually beginning 1/31/13. For Mr. Hanagarne a grant of 2,083 restricted shares vests one-third annually beginning 10/3/12 and a grant of 6,296 restricted shares vests one-third annually beginning 1/31/13. For Mr. Birak a grant of 20,028 restricted shares vests one-third annually beginning 1/3/12 and a grant of 6,640 restricted shares vests one-third annually beginning 1/31/13. For Mr. Russell a grant of 1,708 restricted shares vests one-third annually beginning 1/3/12, a grant of 3,543 restricted shares vests one-third annually beginning 5/9/12 and a grant of 5,151 restricted shares vests one-third annually beginning 1/31/13.

As to restricted stock units granted and unvested as of December 31, 2012, the following have vested as of the date of this proxy statement: For Mr. Krebs, 2,651 vested on 3/2/13; for Mr. Birak, 2,651 vested on 3/2/13; for Mr. Russell, 985 vested on 3/2/13.

(c)	The total number of performance shares and performance units which do not vest until the end of a three-year performance period, if at all. Performance shares and performance unit awards that were outstanding as of December 31, 2012 were granted March 2, 2010, January 3, 2011, May 9, 2011, October 3, 2011 and January 31, 2012.

(d)	The total fair market value at the close of business at the end of the fiscal year (December 31, 2012).

2012 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock and restricted stock units during 2012 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mitchell J. Krebs	—	—	38,850	1,083,176
Frank L. Hanagarne Jr.	—	—	695	19,321
Donald J. Birak	—	—	37,907	1,059,290
Luther J. Russell	2,276	44,991	12,303	336,763
K. Leon Hardy	10,305	165,985	83,673	2,179,386

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price) or upon the transfer of an award for value.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date) or upon the transfer of an award for value.

PENSION BENEFITS AND NONQUALIFIED DEFERRED COMPENSATION

The Company does not maintain a defined benefit pension program and does not provide a nonqualified deferred compensation program.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has change-in-control arrangements with each of the current NEOs that provide for certain benefits payable to the executives in the event of a change in control followed by the termination of the executive’s employment within two years for any reason other than for cause, disability, death, normal retirement or early retirement.

Each of the following constitutes a change in control under the Company’s change-in-control arrangements:

•

any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act),

directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the then outstanding securities of the Company;

•

during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control arrangement is replaced by directors who are not nominated and approved by the Board;

•	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change in control of the Company; or

•	the Company is combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change in control will occur or has occurred.

The change-in-control arrangements provide that in the event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax.

Change in Control Arrangement with Mr. Krebs

If a change in control occurs, Mr. Krebs shall be entitled to the benefits described below upon a termination by the Company without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:

•	a lump sum equivalent to two times the executive’s base salary, target annual incentive bonus and target long-term incentive bonus for the year in which the change in control occurs; and

•	continuation of health care benefits for the employee and his or her dependents for up to two years following the change in control.

Change in Control Arrangements with Mr. Hanagarne, Mr. Russell and Mr. Hardy

If a change in control occurs as of June 30, 2013, Mr. Hanagarne and Mr. Russell and, as of December 31, 2012, Mr. Hardy, would be entitled to the benefits described below upon a termination by the Company without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:

•	a lump sum equivalent to two times the executive’s base salary and target annual incentive bonus for the year in which the change in control occurs; and

•	continuation of health care benefits for the employee and his or her dependents for up to two years following the change in control.

The Company did not renew its change in control arrangements with Mr. Hanagarne and Mr. Russell included in their employment agreements when the agreements expired on June 30, 2013. The change in control arrangements applicable to Mr. Hanagarne are now provided by the Company’s Executive Severance Policy.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the NEOs would be entitled upon termination of employment following a change in control assuming the triggering event took place after the close of business on December 31, 2012 (i.e., the last business day of 2012) and the price per share of the Company’s shares is the closing market price as of that date.

Name and Principal Position	Cash Severance Payments (a)	Continuation of Medical/ Welfare Benefits (present value) (b)	Accelerated Vesting of Equity Awards (c)	Total Termination Benefits
Mitchell J. Krebs, President, Chief Executive Officer and Director
• Not for cause — involuntary	$2,152,500	$17,309	$0	$2,169,809
• Death & Disability	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0
• Termination subsequent to a Change of Control (d)	1,466,596	35,604	1,551,533	3,053,733
Frank L. Hanagarne Jr., Senior Vice President & former Chief Financial Officer (e)
• Not for cause — involuntary	1,054,000	13,237	0	1,067,237
• Death & Disability	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0
• Termination subsequent to a Change of Control (d)	679,035	27,227	392,149	1,098,411
Donald J. Birak, Senior Vice President Exploration (f)
• Not for cause — involuntary	986,000	17,309	0	1,003,309
• Death & Disability	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0
• Termination subsequent to a Change of Control (d)	652,500	26,463	1,116,407	1,995,370
Luther J. Russell, Senior Vice President, Environment and Community (e) (f)
• Not for cause — involuntary	816,000	17,309	0	833,309
• Death & Disability	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0
• Termination subsequent to a Change of Control (d)	553,395	26,463	580,633	1,169,632
K. Leon Hardy, Senior Vice President & Chief Operating Officer (g)
• Not for cause — involuntary	1,156,000	17,309	0	1,173,309
• Death & Disability	0	0	0	0
• Not for cause — voluntary under age 65	0	0	0	0
• Termination subsequent to a Change of Control (d)	1,020,000	35,604	0	1,055,604

Explanatory Notes:

(a)	For termination not for cause and not considered a change in control, cash severance payments consist of base salary, annual incentive opportunity at target, and cash value of long-term incentive opportunity at target, for one year. In the case of a termination in connection with a change in control, cash severance payments for the CEO consist of a lump sum equivalent to two times base salary, target annual incentive opportunity and target long-term incentive opportunity; cash severance payments for Mr. Hanagarne, Mr. Russell and Mr. Hardy consist of a lump sum equivalent to two times base salary and target annual incentive opportunity and cash payments for Mr. Birak consist of a lump sum equivalent to 1.5 times base salary and target annual incentive opportunity.

(b)	Represents the net present value of health plan benefits provided upon termination.

(c)	Represents the value of any unvested stock options, restricted stock or other equity awards that were not vested as of the relevant date.

(d)

The severance payments will be reduced to keep the total payments from exceeding the cap imposed by the golden parachute rules of the IRS. The amounts are shown net of reductions of $2,838,404 for Mr. Krebs, $166,605 for Mr. Russell, and $250,965 for Mr. Hanagarne. Mr. Hardy and Mr. Birak would not have a reduction.) As of December 31, 2012, these payments were payable in connection with a change of control, even in the absence of a subsequent termination.

(e)	The terms of Messrs. Hanagarne’s and Russell’s employment agreements (including any severance or change-in-control arrangements contained therein) expired effective June 30, 2013. Mr. Hanagarne is currently covered by the Company’s Executive Severance Policy.

(f)	Messrs. Birak and Russell have declined to relocate in connection with the Company’s relocation of its corporate headquarters. Their last day of employment with the Company will be September 30, 2013. Mr. Birak is currently covered by the Company’s Executive Severance Policy and, as discussed under “—Employment Agreements,” Mr. Birak and Mr. Russell have each entered into a separate Agreement and General Release with the Company, effective September 16, 2013 and September 19, 2013, respectively.

(g)	Mr. Hardy retired and the term of his employment agreement expired effective December 31, 2012. Effective January 1, 2013 he would not be entitled to any cash severance or continuation of medical benefits since he was no longer subject to the provisions of his employment agreement or any other severance or change-in-control arrangement as of that date.

The benefits payable to an executive in the event of a qualifying not-for-cause termination of employment include the following:

•	continued payment of the executive’s full base salary for one year;

•	short-term and long-term bonuses at 100% of the target levels under the AIP and LTIP provided at the time of the termination; and

•	continuation of health care benefits for up to one year or until they become eligible for comparable coverage.

The benefits payable to an executive in the event of a change in control and a subsequent qualifying termination of employment within two years following the change-in-control include the following for two years:

•	continued payment of the executive’s full base salary for 24 months or in the case of Mr. Birak, 18 months;

•	short-term bonus at 200% or, in the case of Mr. Birak, 150%, of the target levels provided at the time of the termination under the AIP;

•

continued payment of employee health care benefits or costs of benefits for up to 24 months, except in the case of Messrs. Russell and Birak, where the benefits would be available for up to 18 months; and

•

acceleration of the exercise date and vesting of all outstanding stock options, restricted stock, performance plan awards and performance shares granted under the executive compensation programs described above (this particular benefit is not dependent upon termination) for grants made prior to 2013.

For all of the NEOs, including the CEO, the agreements provide for special circumstances in the event the payment provided would constitute “parachute payments” under Section 280G of the Internal Revenue Code. In this case, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This limits the exposure of the Company and of the executives to the parachute payment rules. None of the NEOs are provided with any excise tax gross up.

In the event of death or disability, no special benefits are provided other than the payment of any accrued compensation and benefits under the company-wide benefit plans. None of the NEOs are eligible for retirement, with the exception of Mr. Hardy, who retired as an officer effective January 1, 2013.

DIRECTOR COMPENSATION

For 2012, outside directors received an annual retainer of $120,000, of which a minimum of $60,000 had to be taken in the form of common stock. Each director may elect to receive common stock in lieu of cash for up to the entire retainer amount. Each of the directors of the Company must be a stockholder, thereby aligning their interests with those of stockholders. To this end, the Board adopted share ownership guidelines for directors, calling for directors to hold the equivalent of three years of their cash retainer in common shares of the Company. An additional retainer for the Chair of the Audit Committee in 2012 was $10,000, and for the Chairs of the Compensation Committee, the Nominating and Corporate Governance Committee and the Environmental, Health, Safety & Social Responsibility Committee was $7,500. Committee members and chairmen receive $1,500 for each committee meeting attended. Our independent Board chairman, Mr. Mellor, received an additional retainer of $150,000 for 2012. Mr. Krebs does not receive any compensation for his service as a director. Director fees are pro rated for directors who serve for partial years.

In an effort to bring director compensation in line with competitive practices, the Compensation Committee has recommended for 2013, and the Board has approved, an increase in outside directors’ annual retainers to $150,000, of which a minimum of $90,000 must be taken in the form of common stock, as well as an increase in the additional retainers for the Chairs of the Audit Committee and Compensation Committee to $15,000 and an increase in the additional retainers for the Chairs of the Nominating and Corporate Governance Committee and the Environmental, Health, Safety & Social Responsibility Committee to $10,000. The Compensation Committee recommended and the Board approved maintaining meeting fees and the independent Board chairman retainer at their previous levels.

The following table sets forth information regarding the compensation received by each of the Company’s outside directors during the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)(a)		Stock Awards ($)(b)	Option Awards ($)(c)	Total ($)
L. Michael Bogert	85,518.56		59,981.44	0	145,500
James J. Curran	79,018.56		59,981.44	0	139,000
Sebastian Edwards	75,018.56		59,981.44	0	135,000
Andrew Lundquist	76,518.56		59,981.44	0	136,500
Robert E. Mellor	385,518.56	(d)	59,981.44	0	445,500
John H. Robinson	91,518.56		59,981.44	0	151,500
J. Kenneth Thompson	81,018.56		59,981.44	0	141,000
Timothy R. Winterer	76,518.56		59,981.44	0	136,500

Explanatory Notes:

(a)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees and meeting fees.

(b)	Each director received no less than one-half of the annual retainer in common stock. Stock is granted in full shares which may not equal exactly $60,000.

(c)	The aggregate number of shares subject to outstanding options held by each outside director as of December 31, 2012, was as follows: L. Michael Bogert — 0, James J. Curran — 671, Sebastian Edwards —0, Andrew Lundquist — 0, Robert E. Mellor — 406, John H. Robinson — 268, J. Kenneth Thompson — 1,341, and Timothy R. Winterer — 1,926.

(d)	Includes Mr. Mellor’s $150,000 annual Chairman retainer for both 2012 and 2013 because the 2013 retainer was paid December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of the close of business on August 30, 2013 (except as otherwise noted), concerning the beneficial ownership of our common stock by each beneficial holder of more than 5% of our outstanding shares of common stock, each of our current directors, each of the executive officers listed in the Summary Compensation Table set forth below, and by all of our current directors and executive officers as a group.

	Shares Beneficially Owned		Percent of Outstanding
BlackRock, Inc.	7,408,808	(1)	7.29%
Van Eck Associates Corporation	6,165,441	(2)	6.07%
The Vanguard Group, Inc.	5,297,369	(3)	5.22%
Linda L. Adamany	3,305	(4)	*
Kevin S. Crutchfield	2,585	(4)	*
Sebastian Edwards	14,036	(4)	*
Randolph E. Gress	2,585	(4)	*
Mitchell J. Krebs	105,465	(4)	*
Robert E. Mellor	18,797	(4)	*
John H. Robinson	19,494	(4)	*
J. Kenneth Thompson	19,666	(4)	*
Donald J. Birak	85,344	(4)	*
Frank L. Hanagarne, Jr.	20,813	(4)	*
Luther J. Russell	31,826	(4)	*
K. Leon Hardy	0	(4)	*
All current executive officers and directors as a group (13 persons)	316,802	(4)	*

(*)	Holding constitutes less than 1% of the outstanding shares on August 30, 2013 of 101,572,474.
(1)

As of December 31, 2012, based on information contained in a Schedule 13G/A filed on February 1, 2013, Blackrock, Inc. has sole voting and dispositive power over 7,408,808 shares. The address for Blackrock, Inc. is 40 E. 52nd St., New York, NY 10022.

(2)	As of December 31, 2012, based on information contained in a Schedule 13G filed on February 13, 2013, Van Eck Associates Corporation has sole voting and dispositive power over 6,165,441 shares. The address for Van Eck Associates Corporation is 335 Madison Ave.—19th Floor, New York, NY 10017.
(3)	As of December 31, 2012, based on information contained in a Schedule 13G/A filed on February 12, 2013, The Vanguard Group, Inc. has sole voting power over 134,023 shares, sole dispositive power over 5,168,296 shares and shared dispositive power over 129,073 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Holding includes the following shares which may be acquired upon the exercise of options outstanding under the 1989/2003 Long-Term Incentive Plans and the Non-Employee Directors’ Stock Option Plan and exercisable within 60 days of August 30, 2013: Linda L. Adamany—0 shares; Kevin S. Crutchfield—0 shares; Sebastian Edwards—0 shares; Randolph E. Gress—0 shares; Mitchell J. Krebs—30,138 shares; Robert E. Mellor—406 shares; John H. Robinson—268 shares; J. Kenneth Thompson—1,341 shares; Donald J. Birak—36,946 shares; Frank L. Hanagarne, Jr.—5,451 shares; Luther J. Russell—11,967 shares; K. Leon Hardy—0 shares; Keagan J. Kerr—923 shares; Peter C. Mitchell—0 shares; Casey M. Nault—3013 shares; Mark Spurbeck—0 shares; and all current directors and executive officers as a group—41,540 shares.

CERTAIN RELATED PARTY TRANSACTIONS

Our policies and procedures for the review, approval or ratification of related person transactions are set forth in the Policies and Procedures Regarding Related Person Transactions, a copy of which is available on our website, www.coeur.com/company/corporate-governance/charters-and-policies. As more fully explained in these policies, a related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant, involving an amount that exceeds $120,000, and in which a related person (i.e., any executive officer, director or nominee for director, or any member of the immediate family of such a person) has or will have a direct or indirect material interest. Our policies and procedures require that the executive officer, director or nominee disclose any such related person transaction to the Nominating and Corporate Governance Committee before, if possible, or as soon as practicable after, the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee becomes aware of the related person transaction. Such executive officer, director or nominee must disclose the particulars of the related person transaction to the Nominating and Corporate Governance Committee, including the identities of the parties, the amount involved in the transaction and the person’s interest in the transaction. The Nominating and Corporate Governance Committee’s decision whether or not to approve or ratify the related person transaction is made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to be or have been contrary to our best interests.

From January 1, 2012 through July 31, 2013, we paid the firm BlueWater Strategies LLC, a business and government relations consulting and project managing firm of which Andrew Lundquist, a former member of our Board, who resigned from our Board on February 1, 2013, was Managing Partner, a total of approximately $200,000 in connection with government relations consulting services primarily relating to our Kensington project in Alaska and Rochester project in Nevada.

From January 1, 2012 through July 31, 2013, we paid a total of approximately $2.3 million in legal fees to Parsons Behle & Latimer, a law firm of which L. Michael Bogert, a former director, is a partner.

DESCRIPTION OF OTHER INDEBTEDNESS

Secured Senior Credit Facility

On August 1, 2012, Coeur Alaska, Inc. and Coeur Rochester, Inc. (the “Borrowers”), each our wholly owned subsidiary, entered into a Credit Agreement (the “Credit Agreement”) by and among us, the Borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent. The Credit Agreement provides for a senior secured revolving credit facility, which we refer to as the Secured Senior Credit Facility, in an aggregate principal amount of up to $100.0 million, which principal amount may be increased, subject to receiving additional commitments therefor, by up to $50.0 million. There is a quarterly commitment fee of 0.1% on the unused portion of the line. The unused line fee for the three months ended June 30, 2013 was $0.1 million and was charged to interest expense.

The term of the Secured Senior Credit Facility is four years. Amounts may be borrowed under the Secured Senior Credit Facility to finance working capital and general corporate purposes of us and our subsidiaries, including the payment of fees and expenses incurred in connection with the Secured Senior Credit Facility. The obligations under the Secured Senior Credit Facility would be secured by substantially all of the assets of Coeur Mining and our domestic subsidiaries, including the land, mineral rights and infrastructure at the Kensington and Rochester mines, as well as a pledge of the shares of certain of our subsidiaries. In addition, in connection with the Secured Senior Credit Facility, Coeur Alaska, Inc. transferred its existing hedge positions established under the Kensington Term Facility, to Wells Fargo Bank, N.A. as hedge provider.

Borrowings under the Secured Senior Credit Facility would bear interest at a rate selected by the Borrowers equal to either LIBOR plus a margin of 2.25%-3.25% or an alternate base rate plus a margin of 1.25%-2.25%, with the margin determined by reference to our ratio of consolidated debt to adjusted EBITDA.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Secured Senior Credit Facility are permitted without prepayment premium or penalty, subject to payment of customary LIBOR breakage costs. Amounts so repaid may be re-borrowed subject to customary requirements.

The Secured Senior Credit Facility contains representations and warranties, events of default and affirmative and negative covenants that we believe are usual and customary, including covenants that, among other things, restrict our ability and the ability of our subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions. The Secured Senior Credit Facility also contains financial covenants that require (i) ratio of consolidated debt to adjusted EBITDA to be not greater than 3.25 to 1.00 (subject to a step-down to 3.00 to 1.00 after two years), (ii) ratio of adjusted EBITDA to interest expense to be not less than 3.00 to 1.00 and (iii) tangible net worth to be not less than 90% of tangible net worth as of March 31, 2012 plus 25% of net income for each fiscal quarter ending after March 31, 2012 to the date of measurement.

As of June 30, 2013, no amounts were outstanding under the Secured Senior Credit Facility.

3.25% Convertible Senior Notes due 2028

Per the indenture governing the 3.25% Convertible Senior Notes due 2028, or 3.25% Convertible Senior Notes, we announced on February 13, 2013 that we were offering to repurchase all of our outstanding 3.25% Convertible Senior Notes. As of February 12, 2013, there was $48.7 million aggregate principal amount of 3.25% Convertible Senior Notes outstanding, or $48.1 million net of debt discount. We repurchased $43.3 million in aggregate principal amount, leaving a balance of $5.3 million at June 30, 2013.

The fair value of the notes outstanding, as determined by market transactions at June 30, 2013 and December 31, 2012 was $5.2 million and $48.2 million, respectively. The carrying value of the equity component at June 30, 2013 and December 31, 2012 was $10.9 million.

Each holder of the 3.25% Convertible Senior Notes may require that we repurchase some or all of the holder’s notes on March 15, 2015, March 15, 2018 and March 15, 2023 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, in cash, shares of common stock or a combination of cash and shares of common stock, at our election. Holders would also have the right, following certain fundamental change transactions, to require us to repurchase all or any part of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest. We may redeem the notes for cash in whole or in part at any time on or after March 22, 2015 at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest.

The 3.25% Convertible Senior Notes provide for “net share settlement” of any conversions. Pursuant to this feature, upon conversion of the notes, we (1) would pay the note holder an amount in cash equal to the lesser of the conversion obligation or the principal amount of the notes and (2) would settle any excess of the conversion obligation above the notes’ principal amount in our common stock, cash or a combination thereof, at our election.

The 3.25% Convertible Senior Notes are convertible under certain circumstances, as defined in the indenture, at the holder’s option, at an initial conversion rate of 17.60254 shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $56.81 per share, subject to adjustment in certain circumstances.

Kensington Term Facility

On August 16, 2012, Coeur Alaska prepaid all obligations and indebtedness outstanding under the Term Facility Agreement dated October 27, 2009 by and among Coeur Alaska, Inc. and the Financial Institutions listed on schedule 1 thereto (the “Kensington Term Facility”), which totaled approximately $68.6 million. Upon payment in full, the Kensington Term Facility was terminated and all of the liens granted under the Kensington Term Facility were released.

As a condition to the Kensington Term Facility, we agreed to enter into a gold hedging program which protects a minimum of 243,750 ounces of gold production over the life of the facility against the risk associated with fluctuations in the market price of gold. This program consists of a series of zero cost collars which consist of a floor price and a ceiling price of gold. Coeur Alaska has transferred these hedge positions to Wells Fargo Bank, N.A., as hedge provider. Call options protecting 87,000 ounces of gold were outstanding at June 30, 2013. The weighted average strike price of the call options was $1,964.20. Put options protecting 97,000 ounces of gold were outstanding at June 30, 2013. The weighted average strike price of the put options was $979.79. Call options protecting 97,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the call options was $1,967.89. Put options protecting 122,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the put options was $967.86.

Palmarejo Gold Production Royalty Obligation

On January 21, 2009, Coeur Mexicana entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced from its Palmarejo silver and gold mine in Mexico. Coeur Mexicana received $75.0 million in cash plus a warrant to acquire Franco-Nevada Common Shares (the “Franco-Nevada warrant”), which was valued at $3.0 million at closing of the Franco-Nevada transaction. In September 2010, the warrant was exercised and the related shares were sold for $10.0 million.

The royalty agreement provides for a minimum obligation to be paid monthly on a total of 400,000 ounces of gold, or 4,167 ounces per month over an initial eight year period. Each monthly payment is an amount equal to the greater of 4,167 ounces of gold or 50% of actual gold production multiplied by the excess of the monthly average market price of gold above $400 per ounce (which $400 floor is subject to a 1% annual inflation compounding adjustment beginning on January 21, 2013). As of December 31, 2012, payments had been made on a total of 202,648 ounces of gold with further payments to be made on an additional 197,352 ounces of gold. After payments have been made on a total of 400,000 ounces of gold, the royalty obligation is payable in the amount of 50% of actual gold production per month multiplied by the excess of the monthly average market price of gold above $400 per ounce, adjusted as described above. Payments under the royalty agreement are to be made in cash or gold bullion. During the years ended December 31, 2012 and 2011, we paid $74.7 million and $73.2 million, respectively, in royalty payments to Franco-Nevada Corporation. Payments made during the minimum obligation period will result in a reduction to the remaining minimum obligation. Payments made beyond the minimum obligation period will be recognized as other cash operating expenses and result in an increase to Coeur Mexicana’s reported cash cost per ounce of silver.

We used an implicit interest rate of 30.0% to discount the original obligation, based on the fair value of the consideration received projected over the expected future cash flows at inception of the obligation. The discounted obligation is accreted to its expected future value over the expected minimum payment period based on the implicit interest rate. We recognized accretion expense on the Palmarejo gold production royalty obligation of $4.1 million and $5.6 million for the three months ended June 30, 2013 and 2012, respectively. As of June 30, 2013, the remaining minimum obligation under the royalty agreement was $56.5 million.

We recognized accretion expense for the years ended December 31, 2012, 2011, and 2010 of $19.1 million, $22.2 million, and $20.5 million respectively. As of December 31, 2012 and 2011, the remaining minimum obligation under the royalty agreement was $61.9 million and $72.1 million, respectively. We recognized accretion expense on the Palmarejo gold production royalty obligation of $4.1 million and $5.6 million for the three months ended June 30, 2013 and 2012, respectively. We recognized accretion expense on the Palmarejo gold production royalty obligation for the six months ended June 30, 2013 and 2012 of $8.2 million and $10.7 million, respectively. As of June 30, 2013, the remaining minimum obligation under the royalty agreement was $56.5 million. The price volatility associated with the minimum royalty obligation is considered an embedded derivative under U.S. GAAP. Fluctuations in the market price of gold since inception of the agreement have resulted in the recognition of additional fair value adjustments and resulted in higher payments to date. Please see Note 19—Derivative Financial Instruments—Palmarejo Gold Production Royalty to the annual consolidated financial statements and Note 16—Derivative Financial Instruments—Palmarejo Gold Production Royalty to the interim consolidated financial statements included herein for further discussion of the embedded derivative feature of the royalty agreement.

Additional Information about Our Indebtedness

For additional discussion regarding our other indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Debt and Capital Resources.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of Outstanding Notes for New Notes. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, resulting in U.S. federal income tax consequences materially different from those summarized below. This summary addresses only the U.S. federal income tax consequences of the exchange of New Notes that are acquired in this offering in exchange for Outstanding Notes originally acquired at their initial offering for an amount of cash equal to their issue price held as “capital assets” within the meaning of Section 1221 of the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Outstanding Notes for New Notes.

This discussion is for general information purposes only, and is not intended to be and should not be construed to be, legal or tax advice to any particular Holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Outstanding Notes

The exchange of Outstanding Notes for New Notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. Holders of Outstanding Notes will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the New Notes as they had in the Outstanding Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the New Notes will be the same as those applicable to the Outstanding Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the New Notes by employee benefit plans that are subject to Title I of the United States Employee Retirement Income Security Act of 1974 (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the New Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of New Notes by an ERISA Plan with respect to which the issuer, the initial purchasers or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the New Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and, provided, further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Outstanding Notes should not be exchanged for New Notes by any person investing “plan assets” of any Plan, unless such exchange will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a New Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the New Notes constitutes assets of any Plan or (ii) the exchange of the Outstanding Notes for the New Notes or the holding of the New Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the New Notes (and holding the New Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the New Notes (and exchange of the New Notes).

Purchasers of the New Notes have the exclusive responsibility for ensuring that their purchase and holding of the New Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or Similar Laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by brokers-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes and the related guarantees being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters with respect to Coeur Explorations, Inc. will be passed upon for us by Perkins Coie LLP, Boise, Idaho.

EXPERTS

The consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Coeur d’Alene Mines Corporation:

We have audited the accompanying consolidated balance sheets of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Coeur d’Alene Mines Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 21, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington

February 21, 2013 except for Note 26,

which is as of September 12, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Coeur d’Alene Mines Corporation:

We have audited Coeur d’Alene Mines Corporation’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Coeur d’Alene Mines Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Coeur d’Alene Mines Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Coeur d’Alene Mines Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and our report dated February 21, 2013 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Seattle, Washington

February 21, 2013

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Notes	December 31, 2012	December 31, 2011
		(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$125,440	$175,012
Short term investments	9	999	20,254
Receivables	10	62,438	83,497
Ore on leach pad		22,991	27,252
Metal and other inventory	11	170,670	132,781
Deferred tax assets	16	2,458	1,869
Restricted assets		396	60
Prepaid expenses and other		20,790	24,218

		406,182	464,943
NON-CURRENT ASSETS
Property, plant and equipment, net	12	683,860	687,676
Mining properties, net	13	1,991,951	2,001,027
Ore on leach pad, non-current portion		21,356	6,679
Restricted assets		24,970	28,911
Marketable securities	9	27,065	19,844
Receivables, non-current portion	10	48,767	40,314
Debt issuance costs, net		3,713	1,889
Deferred tax assets	16	955	263
Other		12,582	12,895

TOTAL ASSETS		$3,221,401	$3,264,441

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$57,482	$78,590
Accrued liabilities and other		10,002	13,126
Accrued income taxes		27,108	47,803
Accrued payroll and related benefits		21,306	16,240
Accrued interest payable		478	559
Current portion of debt and capital leases	12,14	55,983	32,602
Current portion of royalty obligation	14	65,104	61,721
Current portion of reclamation and mine closure	15	668	1,387
Deferred tax liabilities	16	121	53

		238,252	252,081
NON-CURRENT LIABILITIES
Long-term debt and capital leases	14	3,460	115,861
Non-current portion of royalty obligation	14,19	141,879	169,788
Reclamation and mine closure	15	34,670	32,371
Deferred tax liabilities	16	577,488	527,573
Other long-term liabilities		27,372	30,046

		784,869	875,639
COMMITMENTS AND CONTINGENCIES (Notes 12, 14, 15, 16, 19, 20 and 23)
SHAREHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, issued and outstanding 90,342,338 at December 31, 2012 and 89,655,124 at December 31, 2011		903	897
Additional paid-in capital		2,601,254	2,585,632
Accumulated deficit		(396,156)	(444,833)
Accumulated other comprehensive loss		(7,721)	(4,975)

		2,198,280	2,136,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$3,221,401	$3,264,441

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011	2010
	(In thousands, except share data)
Sales of metal	$895,492	$1,021,200	$515,457
Production costs applicable to sales	(456,757)	(419,956)	(257,636)
Depreciation, depletion and amortization	(218,857)	(224,500)	(141,619)

Gross profit	219,878	376,744	116,202
COSTS AND EXPENSES
Administrative and general	32,977	31,379	24,176
Exploration	26,270	19,128	14,249
Loss on impairment	5,825	—	—
Pre-development, care, maintenance and other	1,261	19,441	2,877

Total cost and expenses	66,333	69,948	41,302

OPERATING INCOME	153,545	306,796	74,900
OTHER INCOME AND EXPENSE, NET
Loss on debt extinguishments	(1,036)	(5,526)	(20,300)
Fair value adjustments, net	(23,487)	(52,050)	(117,094)
Interest income and other, net	14,436	(6,610)	771
Interest expense, net of capitalized interest	(26,169)	(34,774)	(30,942)

Total other income and expense, net	(36,256)	(98,960)	(167,565)

Income (loss) from continuing operations before income taxes	117,289	207,836	(92,665)
Income tax (provision) benefit	(68,612)	(114,337)	9,481

Income (loss) from continuing operations	$48,677	$93,499	$(83,184)
Loss from discontinued operations	—	—	(6,029)
Loss on sale of net assets of discontinued operations	—	—	(2,095)

NET INCOME (LOSS)	$48,677	$93,499	$(91,308)

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$0.54	$1.05	$(0.95)
Net income (loss) from discontinued operations	—	—	(0.10)

Net income (loss)	0.54	1.05	(1.05)

Diluted income (loss) per share:
Net income (loss) from continuing operations	$0.54	$1.04	$(0.95)
Net income (loss) from discontinued operations	—	—	(0.10)

Net income (loss)	$0.54	$1.04	$(1.05)

Weighted average number of shares of common stock
Basic	89,437	89,383	87,185
Diluted	89,603	89,725	87,185

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Years ended December 31,
	2012	2011	2010
	(In thousands)
Net income (loss)	$48,677	93,499	$(91,308)
OTHER COMPREHENSIVE LOSS:
Unrealized loss on available for sale securities, net	(2,746)	(4,975)	(5)

Other comprehensive loss	(2,746)	(4,975)	(5)

COMPREHENSIVE INCOME (LOSS)	$45,931	88,524	$(91,313)

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Years ended December 31, 2012, 2011, and 2010

(In thousands)	Common Stock Shares	Common Stock Par Value	Additional Paid- In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2009	80,310	$803	$2,444,262	$(447,024)	$5	$1,998,046
Net loss	—	—	—	(91,308)	—	(91,308)
Common stock issued for payment of principal, interest and financing fees on 6.5% Senior Secured Notes	1,357	13	19,993	—	—	20,006
Common stock issued to extinguish 3.25% and 1.25% debt	7,639	77	113,357	—	—	113,434
Common stock issued/cancelled under long-term incentive plans and director fees and options, net	10	—	594	—	—	594
Other	—	—	—	—	(5)	(5)

Balances at December 31, 2010	89,316	$893	$2,578,206	$(538,332)	$—	$2,040,767
Net income	—	—	—	93,499	—	93,499
Common stock issued/cancelled under long-term incentive plans, net	339	4	7,426	—	—	7,430
Other comprehensive loss	—	—	—	—	(4,975)	(4,975)

Balances at December 31, 2011	89,655	$897	$2,585,632	$(444,833)	$(4,975)	$2,136,721
Net income	—	—	—	48,677	—	48,677
Other comprehensive loss	—	—	—	—	(2,746)	(2,746)
Common stock share buy back	(893)	(9)	(19,962)	—	—	(19,971)
Common stock issued for the acquisition of Joaquin property	1,310	13	29,987	—	—	30,000
Common stock issued/cancelled under long-term incentive plans and director fees and options, net	270	2	5,597	—		5,599

Balances at December 31, 2012	90,342	$903	$2,601,254	$(396,156)	$(7,721)	$2,198,280

The accompanying notes are an integral part of these consolidated financial statements.

COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$48,677	$93,499	$(91,308)
Add (deduct) non-cash items
Depreciation, depletion and amortization	218,857	224,500	143,813
Accretion of discount on debt and other assets, net	3,431	4,041	3,374
Accretion of royalty obligation	18,294	21,550	19,018
Deferred income taxes	16,163	51,792	(37,628)
Loss on debt extinguishment	1,036	5,526	20,300
Fair value adjustments, net	18,421	46,450	115,458
Loss (gain) on foreign currency transactions	(1,381)	380	3,867
Share-based compensation	8,010	8,122	7,217
Loss (gain) on sale of assets	1,101	(1,145)	(25)
Loss on impairment	5,825	—	—
Loss (gain) on asset retirement	279	(335)	(167)
Changes in operating assets and liabilities:
Receivables and other current assets	9,756	(21,950)	(6,228)
Prepaid expenses and other	2,489	(8,839)	5,871
Inventories	(48,305)	(30,408)	(47,887)
Accounts payable and accrued liabilities	(31,019)	22,990	29,888

CASH PROVIDED BY OPERATING ACTIVITIES	271,634	416,173	165,563

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(115,641)	(119,988)	(155,994)
Acquisition of Joaquin mineral interests	(29,297)	—	—
Purchase of short term investments and marketable securities	(12,959)	(49,501)	(5,872)
Proceeds from sales and maturities of short term investments, marketable securities	21,695	6,246	24,244
Other	3,087	2,282	5,927

CASH USED IN INVESTING ACTIVITIES	(133,115)	(160,961)	(131,695)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	—	27,500	176,166
Payments on long-term debt, capital leases, and associated costs	(97,170)	(85,519)	(106,827)
Payments on gold production royalty	(74,734)	(73,191)	(43,125)
Proceeds from gold lease facility	—	—	18,445
Payments on gold lease facility	—	(13,800)	(37,977)
Proceeds from sale-leaseback transactions	—	—	4,853
Reductions of (additions to) restricted assets associated with the Kensington Term Facility	4,645	(1,326)	(2,353)
Share repurchases	(19,971)	—	—
Other	(861)	18	286

CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(188,091)	(146,318)	9,468

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(49,572)	108,894	43,336
Cash and cash equivalents at beginning of period	175,012	66,118	22,782

Cash and cash equivalents at end of period	$125,440	$175,012	$66,118

The accompanying notes are an integral part of these consolidated financial statements.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 – NATURE OF OPERATIONS

The Company is a large primary silver producer with significant gold assets located in North America and is engaged, through its subsidiaries, in the operation and ownership, development and exploration of silver and gold mining properties and companies located primarily within South America (Argentina and Bolivia), Mexico (Chihuahua), the United States (Nevada and Alaska) and Australia (New South Wales). Coeur is an Idaho corporation incorporated in 1928.

NOTE 2 – BASIS OF PRESENTATION

Basis of Presentation: These consolidated financial statements have been prepared under United States Generally Accepted Accounting Principles (“U.S. GAAP”). All significant intercompany transactions and balances have been eliminated during consolidation.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the wholly-owned subsidiaries of the Company, the most significant of which are Empresa Minera Manquiri S.A., Coeur Mexicana S.A. de C.V., Coeur Rochester, Inc., Coeur Alaska, Inc., Coeur Argentina S.R.L. and CDE Australia Pty. Ltd. The consolidated financial statements also include all entities in which voting control of more than 50% is held by the Company. The Company has no investments in entities in which it has greater than 50% ownership interest accounted for using the equity method. Intercompany balances and transactions have been eliminated in consolidation. Investments in corporate joint ventures where the Company has ownership of 50% or less and funds its proportionate share of expenses are accounted for under the equity method. The Company has no investments in entities in which it has a greater than 20% ownership interest accounted for using the cost method.

Revenue Recognition: Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, no obligations remain and collection is probable. The passing of title to the customer is based on the terms of the sales contract. Product pricing is determined at the point revenue is recognized by reference to active and freely traded commodity markets, for example the London Bullion Market for both gold and silver, in an identical form to the product sold.

Under the Company’s concentrate sales contracts with third-party smelters, final gold and silver prices are set on a specified future quotational period, typically one to three months, after the shipment date based on market metal prices. Revenues and production costs applicable to sales are recorded on a gross basis under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. The contracts, in general, provide for provisional payment based upon provisional assays and quoted metal prices. Final settlement is based on the average applicable price for the specified future quotational period and generally occurs from three to six months after shipment. Final sales are settled using smelter weights and settlement assays (average of assays exchanged and/or umpire assay results) and are priced as specified in the smelter contract. The Company’s provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates measured at the forward price at the time of sale. The embedded derivative does not qualify for hedge accounting. The embedded derivative is recorded as a derivative asset in prepaid expenses and other assets or as a derivative liability in accrued liabilities and other on the consolidated balance sheet and is adjusted to fair value through revenue each period until the date of final gold and silver settlement. The form of the material being sold, after deduction for smelting and refining, is in an identical form to that sold on the London Bullion Market. The form of the product is metal in flotation concentrate, which is the final process for which the

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Notes to Consolidated Financial Statements – (Continued)

Company is responsible. Revenue includes the sales of by-product gold from the Company’s silver mining operations.

The effects of forward sales contracts are reflected in revenue at the date the related precious metals are delivered or the contracts expire. Third-party smelting and refining costs of $16.6 million, $17.7 million and $8.6 million in 2012, 2011 and 2010, respectively, are recorded as a reduction of revenue.

At December 31, 2012, the Company had outstanding provisionally priced sales of $ 33.2 million consisting of 0.4 million ounces of silver and 11,957 ounces of gold, which had a fair value of approximately $34.1 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $ 4,000 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $ 12,000. At December 31, 2011, the Company had outstanding provisionally priced sales of $22.5 million consisting of 0.2 million ounces of silver and 9,701 ounces of gold, which had a fair value of approximately $21.7 million including the embedded derivative. For each one cent per ounce change in realized silver price, revenue would vary (plus or minus) approximately $2,000 and for each one dollar per ounce change in realized gold price, revenue would vary (plus or minus) approximately $9,700.

Cash and Cash Equivalents: Cash and cash equivalents include all highly-liquid investments with a maturity of three months or less at the date of purchase. The Company minimizes its credit risk by investing its cash and cash equivalents with major U.S. and international banks and financial institutions located principally in the United States with a minimum credit rating of A1 as defined by Standard & Poor’s. The Company’s management believes that no concentration of credit risk exists with respect to the investment of its cash and cash equivalents.

Receivables: Trade receivables and other receivable balances recorded in other current assets are reported at outstanding principal amounts, net of an allowance for doubtful accounts, if deemed necessary. Management evaluates the collectability of receivable account balances to determine the allowance, if any. Management considers the other party’s credit risk and financial condition, as well as current and projected economic and market conditions, in determining the amount of the allowance. Receivable balances are written off when management determines that the balance is uncollectable.

Ore on Leach Pad: The heap leach process is a process of extracting silver and gold by placing ore on an impermeable pad and applying a diluted cyanide solution that dissolves a portion of the contained silver and gold, which are then recovered in metallurgical processes.

The Company uses several integrated steps to scientifically measure the metal content of ore placed on the leach pads. As the ore body is drilled in preparation for the blasting process, samples are taken of the drill residue which are assayed to determine estimated quantities of contained metal. The Company estimates the quantity of ore by utilizing global positioning satellite survey techniques. The Company then processes the ore through crushing facilities where the output is again weighed and sampled for assaying. A metallurgical reconciliation with the data collected from the mining operation is completed with appropriate adjustments made to previous estimates. The crushed ore is then transported to the leach pad for application of the leaching solution. As the leach solution is collected from the leach pads, it is continuously sampled for assaying. The quantity of leach solution is measured by flow meters throughout the leaching and precipitation process. After precipitation, the product is converted to doré, which is the final product produced by the mine. The inventory is stated at lower of cost or market, with cost being determined using a weighted average cost method.

The Company reported ore on the leach pads of $44.3 million as of December 31, 2012, and $33.9 million as of December 31, 2011. As of December 31, 2012, $23.0 million is reported as a current asset and

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Notes to Consolidated Financial Statements – (Continued)

$21.3 million is reported as a non-current asset. As of December 31, 2011, $27.3 million is reported as a current asset and $6.7 million is reported as a non-current asset. The distinction between current and non-current is based upon the expected length of time necessary for the leaching process to remove the metals from the broken ore. The historical cost of the metal that is expected to be extracted within twelve months is classified as current and the historical cost of metals contained within the broken ore that is expected to be extracted beyond twelve months is classified as non-current. Inventories of ore on leach pad are valued based on actual production costs incurred to produce and place ore on the leach pad, adjusted for effects on monthly production costs of abnormal production levels, less costs allocated to minerals recovered through the leach process.

The estimate of both the ultimate recovery expected over time and the quantity of metal that may be extracted relative to the time the leach process occurs requires the use of estimates which are inherently inaccurate since they rely upon laboratory testwork. Testwork consists of 60 day leach columns from which the Company projects metal recoveries up to five years in the future. The quantities of metal contained in the ore are based upon actual weights and assay analysis. The rate at which the leach process extracts gold and silver from the crushed ore is based upon laboratory column tests and actual experience occurring over more than twenty years of leach pad operations at the Rochester mine. The assumptions used by the Company to measure metal content during each stage of the inventory conversion process includes estimated recovery rates based on laboratory testing and assaying. The Company periodically reviews its estimates compared to actual experience and revises its estimates when appropriate. During the first quarter of 2011, the Company increased its estimated silver ounces contained in the Stage IV heap inventory by 0.7 million and decreased its estimated gold ounces contained in the heap inventory by 298 ounces. During the fourth quarter of 2011, the Company decreased its estimated silver ounces contained in the Stage IV heap inventory by 0.2 million ounces and decreased its estimated gold ounces contained in the Stage IV heap inventory by 10,828 ounces. During the fourth quarter of 2012, the Company increased its estimated silver ounces contained in the Stage IV heap inventory by 0.5 million ounces and increased its estimated gold ounces contained in the Stage IV heap inventory by 8,879 ounces.

The increase in estimated silver and gold ounces contained in the stage IV heap inventory is due to a change in the amount of time the Company expects to continue leaching. The ultimate recovery will not be known until leaching operations cease.

Metal and Other Inventory: Inventories include concentrate ore, doré, ore in stockpiles and operating materials and supplies. The classification of inventory is determined by the stage at which the ore is in the production process. To the extent there is work in process inventories at the Endeavor mine, such amounts are carried as inventories. Inventories of ore in stock piles are sampled for gold and silver content and are valued based on the lower of costs incurred or estimated net realizable value based upon the period ending prices of gold and silver. Material that does not contain a minimum quantity of gold and silver to cover estimated processing expense to recover the contained gold and silver is not classified as inventory and is assigned no value. All inventories are stated at the lower of cost or market, with cost being determined using a weighted average cost method. Concentrate and doré inventory includes product at the mine site and product held by refineries and are also valued at lower of cost or market value. Concentrate inventories associated with the Endeavor mine are held by third parties. Metal inventory costs include direct labor, materials, depreciation, depletion and amortization as well as administrative overhead costs relating to mining activities.

Property, Plant, and Equipment: Expenditures for new facilities, assets acquired pursuant to capital leases, new assets or expenditures that extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such facilities or the useful life of the individual assets. Productive lives range from 7 to 31 years for buildings and improvements and 3 to 13 years for machinery and equipment. Certain mining equipment is depreciated using the units-of-production method based upon estimated total proven and probable reserves. Maintenance and

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Notes to Consolidated Financial Statements – (Continued)

repairs are expensed as incurred. Gains or losses from sales or retirements of assets are included in other income or expense.

Operational Mining Properties and Mine Development: Capitalization of mine development costs that meet the definition of an asset begins once all operating permits have been secured, mineralization is classified as proven and probable reserves and a final feasibility study has been completed. Mine development costs include engineering and metallurgical studies, drilling and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure at underground mines. Costs incurred during the start-up phase of a mine are expensed as incurred. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Exploration or Pre-development expense. All capitalized costs are amortized using the units of production method over the estimated life of the ore body based on recoverable ounces to be mined from proven and probable reserves. Interest expense allocable to the cost of developing mining properties and to construct new facilities is capitalized until assets are ready for their intended use.

Drilling and related costs incurred at the Company’s operating mines are expensed as incurred as exploration expense, unless the Company can conclude with a high degree of confidence, prior to the commencement of a drilling program, that the drilling costs will result in the conversion of a mineral resource into proven and probable reserves. The Company’s assessment is based on the following factors: results from previous drill programs; results from geological models; results from a mine scoping study confirming economic viability of the resource; and preliminary estimates of mine inventory, ore grade, cash flow and mine life. In addition, the Company must have all permitting and/or contractual requirements necessary to have the right to and/or control of the future benefit from the targeted ore body. The costs of a drilling program that meet these criteria are capitalized as mine development costs. All other drilling and related costs, including those beyond the boundaries of the development and production stage properties, are expensed as incurred.

Drilling and related costs of approximately $13.9 million and $7.2 million at December 31, 2012 and 2011, respectively, met the criteria for capitalization listed above at the Company’s properties that are in the development and production stages.

The cost of removing overburden and waste materials to access the ore body at an open pit mine prior to the production phase are referred to as “pre-stripping costs.” Pre-stripping costs are capitalized during the development of an open pit mine. Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in production costs applicable to sales in the same period as the revenue from the sale of inventory.

Mineral Interests: Significant payments related to the acquisition of land and mineral rights are capitalized as incurred. Prior to acquiring such land or mineral rights, the Company generally makes a preliminary evaluation to determine that the property has significant potential to develop an economic ore body. The time between initial acquisition and full evaluation of a property’s potential is variable and is determined by many factors including: location relative to existing infrastructure, the property’s stage of development, geological controls and metal prices. If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on recoverable ounces to be mined from proven and probable reserves. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value. The Company amortizes its mineral interests in the Endeavor mine using the units of production method.

Asset Impairment: Management reviews and evaluates its long-lived assets for impairment when events and changes in circumstances indicate that the related carrying amounts of its assets may not be recoverable.

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Notes to Consolidated Financial Statements – (Continued)

Impairment is considered to exist if the total probability-weighted estimate or other appropriate estimate of future cash flows on an undiscounted basis are less than the carrying amount of the asset group, including property plant and equipment, mineral property, development property, and any deferred costs. An impairment loss is measured and recorded based on the difference between book value and estimated fair value of the asset group, as determined through the application of present value technique to estimate fair value in the absence of a market price. Future cash flows include estimates of recoverable ounces, gold and silver prices (considering current and historical prices, price trends and related factors), production levels and required capital investment, all based on life-of-mine plans and projections. Assumptions underlying future cash flow estimates are subject to risks and uncertainties. Any differences between these assumptions and actual market conditions or the Company’s actual operating performance could have a material effect on the Company’s determination of its ability to recover the carrying amounts of its long-lived assets resulting in impairment charges. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flow.

Coeur owns, directly or indirectly, 100% of Coeur Argentina S.R.L., which owns and operated the underground silver and gold Martha mine located in Santa Cruz, Argentina. Mining operations commenced at the Martha mine in June 2002 and the mine ceased active mining operation in September 2012. The Company recorded an impairment charge of $5.8 million in the year ended December 31, 2012.

As of December 31, 2012, the decrease in proven and probable resources at the Kensington mine prompted an impairment review of the carrying value of the mine. The review determined there were no impairments for the Kensington mine. The impairment assessment compared the cumulative undiscounted prospective cash flows of the mine over the expected mine life to the sum of the carrying value of the long-lived assets at Kensington as of December 31, 2012.

Restricted Assets: The Company, under the terms of its self-insurance and bonding agreements with certain banks, lending institutions and regulatory agencies, is required to collateralize certain portions of its obligations. The Company has collateralized these obligations by assigning certificates of deposit that have maturity dates ranging from three months to a year, to the respective institutions or agencies. At December 31, 2012 and 2011, the Company held certificates of deposit and cash under these agreements of $25.0 million and $28.9 million, respectively, restricted for these purposes. The ultimate timing of the release of the collateralized amounts is dependent on the timing and closure of each mine and repayment of the facility. In order to release the collateral, the Company must seek approval from certain government agencies responsible for monitoring the mine closure status. Collateral could also be released to the extent the Company is able to secure alternative financial assurance satisfactory to the regulatory agencies. The Company believes there is a reasonable probability that the collateral will remain in place beyond a twelve-month period and has therefore classified these investments as long-term.

Reclamation and Remediation Costs: The Company recognizes obligations for the retirement of tangible long-lived assets and other associated asset retirement costs. These legal obligations are associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset. The fair value of a liability for an asset retirement obligation will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. An accretion cost, representing the increase over time in the present value of the liability, is recorded each period in depreciation, depletion and amortization expense. As reclamation work is performed or liabilities are otherwise settled, the recorded amount of the liability is reduced.

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Notes to Consolidated Financial Statements – (Continued)

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the undiscounted costs expected to be incurred at the site. Such cost estimates include, where applicable, ongoing care and maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

Foreign Currency: The assets and liabilities of the Company’s foreign subsidiaries are measured using U.S. dollars as their functional currency. Revenues and expenses are translated at the average exchange rate for the period. Foreign currency transaction gains and losses are included in the determination of net income or loss.

Derivative Financial Instruments: The Company recognizes all derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. Changes in the value of derivative instruments are recorded each period in the consolidated statement of operations under the caption “fair value adjustments, net.”

Stock-based Compensation Plans: The Company estimates the fair value of stock options and stock appreciation rights (“SARs”) awards using the Black-Scholes option pricing model. Stock options granted are accounted for as equity-based awards and SARs are accounted for as liability-based awards. The value of the SARs is remeasured at each reporting date. The Company estimates the fair value of performance share and performance unit grants using a Monte Carlo simulation valuation model. Performance shares granted are accounted for as equity based awards and performance shares units are accounted for as liability-based awards. The Company estimates forfeitures of stock-based awards based on historical data and periodically adjusts the forfeiture rate. The adjustment of the forfeiture rate is recorded as a cumulative adjustment in the period the forfeiture estimate is changed. Compensation costs related to stock based compensation are included in administrative and general expenses, production costs applicable to sales and the cost of self-constructed property, plant and equipment as deemed appropriate.

Restricted stock and restricted stock units granted under the Company’s incentive plans are accounted for based on the market value of the underlying shares on the date of grant and vest in equal installments annually over three years. Restricted stock awards are accounted for as equity-based awards and restricted stock unit awards are accounted for as liability-based awards. Restricted stock units are remeasured at each reporting date. Restricted stock units are settled in cash based on the number of vested restricted stock units multiplied by the current market price of the common shares when vested. Holders of the restricted stock are entitled to vote the shares and to receive any dividends declared on the shares.

Income Taxes: The Company uses an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences or benefits of temporary differences between the financial reporting basis and the tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of its deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. A valuation allowance has been provided for the portion of the Company’s net deferred tax assets for which it is more likely than not that they will not be realized.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through 1999. Federal income tax returns for 2000 through 2011 are subject to examination. The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The Company has accrued additional expense due to an audit of San Bartolomé’s 2009 Bolivian tax return, whereby San Bartolomé incurred an additional $1.4 million of tax expense, including interest and penalties, related to the 2009 tax year and recognized a further $15.5 million of tax expense, including interest and penalties, related to uncertainty in similar tax positions for the years 2010, 2011 and 2012.

Supplemental Cash Flow Information: The following table sets forth non-cash financing and investing activities and other cash flow information for the years ended:

	2012	2011	2010
Non-cash financing and investing activities:
Capital expenditures (1)	$3,402	$2,936	$(2,589)
Capital lease obligations	1,857	4,510	23,437
Non-cash capitalized interest	845	681	3,778
Non-cash interest paid with stock	—	—	1,756
Non-cash Joaquin acquisition and related deferred taxes	64,133	—	—
Other cash flow information:
Interest paid	6,092	11,033	12,676
Capitalized interest	2,663	2,175	9,885
Income taxes paid	54,680	44,396	9,998

(1)	Accrued capital expenditures are recognized in the consolidated statements of cash flows in the period in which they are paid.

Debt Issuance Costs: Costs associated with the issuance of debt are included in other noncurrent assets and are amortized over the term of the related debt using the effective interest method. Upon early retirement of all or a portion of a debt issue, a pro-rata fraction of the related debt issuance costs is written off and recognized as loss on debt extinguishment.

Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in their consolidated financial statements and accompanying notes. The areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; useful lives utilized for depreciation, depletion and amortization; estimates of future cash flows for long lived assets; estimates of recoverable gold and silver ounces in ore on leach pads; the amount and timing of reclamation and remediation costs; valuation allowance for deferred tax assets; and other employee benefit liabilities.

NOTE 4 – EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the year ended December 31, 2012, 479,767 shares of common stock equivalents related to equity-based awards have not been included in the diluted per share calculation as the shares would be antidilutive. The 3.25% Convertible Senior Notes were not included in the computation of diluted earning per share for the years ended December 31, 2012, 2011, and 2010 because there is no excess value upon conversion over the principal amount of the Notes. For the year ended December 31, 2011, 1,059,228 shares of common stock equivalents related to convertible debt and 4,258 equity based awards have not been included in the diluted per share calculation as the shares would be antidilutive. For the year ended December 31,

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

2010, 1,296,231 common stock equivalents related to convertible debt and 496,291 options were not included in the computation of diluted per share calculations as the Company had recorded a net loss from continuing operations for the period.

The effect of potentially dilutive stock outstanding for the years ended December 31, 2012, and 2011 are as follows (in thousands, except per share data):

	Year ended December 31, 2012
	(In thousands except for EPS)
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Net income available to common shareholders	$48,677	89,437	$0.54
Effect of Dilutive Securities
Equity awards	—	166

Diluted EPS
Net income available to common shareholders	$48,677	89,603	$0.54

	Year ended December 31, 2011
	(In thousands except for EPS)
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Net income available to common shareholders	$93,499	89,383	$1.05
Effect of Dilutive Securities
Equity awards	—	342

Diluted EPS
Net income available to common shareholders	$93,499	89,725	$1.04

NOTE 5 – RECENTLY ADOPTED ACCOUNTING STANDARDS

Effective January 1, 2012, the Company adopted ASU 2011-04 which included new guidance on fair value measurement and disclosure requirements. This standard provides guidance on the application of fair value accounting where it is already required or permitted by other standards. This standard also requires additional disclosures related to transfers of financial instruments within the fair value hierarchy and quantitative and qualitative disclosures related to significant unobservable inputs. In addition, the standard includes specifications for the categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position, but for which the fair value of such items is required to be disclosed. The adoption of this standard has no material effect on the Company’s financial position, results of operations or cash flows. Refer to Note 6 – Fair Value Measurements in the notes to the consolidated financial statements, for further details regarding the Company’s assets and liabilities measured at fair value.

Effective January 1, 2012, the Company adopted ASU 2011-05 which includes guidance for presentation of comprehensive income and requires that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The updated guidance was effective for the Company’s fiscal year beginning January 1, 2012. The Company chose to use the two-statement approach and the retrospective update had no effect on the Company’s financial position, results of operations or cash flows for any period presented.

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Notes to Consolidated Financial Statements – (Continued)

In December, 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 201): Disclosures about Offsetting Assets and Liabilities.” This ASU adds certain additional disclosure requirements about financial instruments and derivative instruments that are subject to netting arrangements. ASU 2011-11 is effective for fiscal years, and interim periods within those years, beginning after January 1, 2013, with retrospective application required. The Company does not believe the adoption of this update will have a material impact on the disclosure requirements for its consolidated financial statements.

NOTE 6 – FAIR VALUE MEASUREMENTS

Accounting standards establish a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted market prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy. As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	Fair Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$999	$999	$—	$—
Marketable equity securities	27,065	27,065	—	—
Other derivative instruments, net	943	—	943	—

	$29,007	$28,064	$943	$—

Liabilities:
Royalty obligation embedded derivative	$145,098	$—	$145,098	$—
Put and call options	9,299	—	9,299	—

	$154,397	$—	$154,397	$—

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Notes to Consolidated Financial Statements – (Continued)

	Fair Value at December 31, 2011
	Total	Level 1	Level 2	Level 3
Assets:
Short-term investments	$20,254	$20,254	$—	$—
Marketable equity securities	19,844	19,844	—	—
Put and call options	3,040	—	3,040	—
Silver ounces receivable from Mandalay	814	—	814	—

	$43,952	$40,098	$3,854	$—

Liabilities:
Royalty obligation embedded derivative	$159,400	$—	$159,400	$—
Put and call options	20,892	—	20,892	—
Other derivative instruments, net	4,012	—	4,012	—

	$184,304	$—	$184,304	$—

The Company’s short-term investments are readily convertible to cash and, therefore, these investments are classified within Level 1 of the fair value hierarchy.

The Company’s marketable equity securities are recorded at fair market value in the financial statements based on quoted market prices, which are accessible at the measurement date for identical assets. Such instruments are classified within Level 1 of the fair value hierarchy. Please see Note 9 – Investments for additional details on marketable equity securities.

The Company’s derivative instruments related to the gold put and call options, silver ounces receivable from Mandalay, royalty obligation embedded derivative, and other derivative instruments, net, which relate to the concentrate sales contracts and foreign exchange contracts, are valued using pricing models which require inputs that are derived from observable market data, including contractual terms, forward market prices, yield curves and credit spreads. The model inputs can generally be verified and do not involve significant management judgment. Such instruments are classified within Level 2 of the fair value hierarchy.

The Company had no Level 3 financial assets and liabilities as of December 31, 2012 or December 31, 2011.

Financial assets and liabilities that are not measured at fair value at December 31, 2012 and December 31, 2011 are set forth in the following table (in thousands):

	Fair Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
Liabilities:
3.25% Convertible Senior Notes	$48,220	$48,220	$—	$—
Palmarejo Gold Production Royalty Obligation	$90,617	$—	$90,617	$—

	Fair Value at December 31, 2011
	Total	Level 1	Level 2	Level 3
Liabilities:
3.25% Convertible Senior Notes	$49,205	$49,205	$—	$—
Palmarejo Gold Production Royalty Obligation	$111,257	$—	$111,257	$—

The fair value at December 31, 2012 and December 31, 2011 of the 3.25 % Convertible Senior Notes outstanding were determined by active market transactions. As such, the notes are classified as Level 1 in the fair value hierarchy.

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Notes to Consolidated Financial Statements – (Continued)

The fair value of the Palmarejo Gold Production Royalty Obligation is valued using a pricing model which requires inputs that are derived from observable market data, including contractual terms, yield curves, and credit spreads. The model inputs can generally be verified and do not involve significant management judgment. As such, the obligation is classified within Level 2 of the fair value hierarchy.

The fair value of the Company’s cash equivalents, receivables, restricted assets, accounts payable, accrued liabilities, and capital leases approximate book value due to the nature of these assets and liabilities and are classified as Level 1 in the fair value hierarchy, except for capital leases which are classified as Level 2.

The fair value of the Company’s non-current portion of the refundable value added tax is not practicable to estimate due to the uncertainty of the timing of the expected future cash flows to be received see note 10 – Receivables in the notes to the consolidated financial statements.

NOTE 7 – DISCONTINUED OPERATIONS

In August 2010, the Company sold its 100% interest in its subsidiary Compañía Minera Cerro Bayo Ltd. (“Minera Cerro Bayo”), which controlled the Cerro Bayo mine in southern Chile, to Mandalay Resources Corporation (“Mandalay”). Under the terms of the agreement, the Company received the following from Mandalay in exchange for all of the outstanding shares of Minera Cerro Bayo: (i) $6.0 million in cash; (ii) 17,857,143 common shares of Mandalay; (iii) 125,000 ounces of silver to be delivered in six equal quarterly installments commencing in the third quarter of 2011, which had an estimated fair value of $2.3 million; (iv) a 2.0% Net Smelter Royalty (NSR) on production from Minera Cerro Bayo in excess of a cumulative 50,000 ounces of gold and 5,000,000 ounces of silver, which had an estimated fair value of $5.4 million; and (v) existing value-added taxes collected from the Chilean government in excess of $3.5 million, which were valued at $3.5 million. As part of the transaction, Mandalay agreed to pay the next $6.0 million of reclamation costs associated with Minera Cerro Bayo’s nearby Furioso property. Any reclamation costs above that amount will be shared equally by Mandalay and the Company. As a result of the sale, the Company realized a loss in 2010 on the sale of approximately $2.1 million, net of income taxes.

The following table details selected financial information included in income (loss) from discontinued operations for the year ended December 31, 2010:

Year Ended December 31, 2010
Cerro Bayo Mine
Depreciation and depletion	(2,194)
Administrative and general	(18)
Care and maintenance and other	(2,351)
Other income and expense	(145)
Income tax expense	(1,321)

Income from discontinued operations, net of tax	(6,029)
Loss on sale of net assets of discontinued operations	(2,095)

$(8,124)

NOTE 8 – AQUISITION OF JOAQUIN MINERAL INTERESTS

On December 21, 2012, the Company completed its acquisition of the equity interests of Mirasol Argentina SRL in exchange for a total of approximately 1.3 million shares of Coeur common stock, a total cash payment of

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Notes to Consolidated Financial Statements – (Continued)

approximately $30.0 million and assumption of liabilities of $0.1 million. Mirasol Argentina SRL holds the Joaquin silver-gold project in the Santa Cruz province of Argentina. Coeur previously held a 51% interest in the project. The transaction was accounted for as a purchase of mineral interests since Joaquin is considered to be in the development stage.

The total consideration paid for the asset acquisition was as follows (in thousands):

Consideration:
Common shares issued (1,310,043 at $22.90)	$30,000
Cash	30,000
Transaction advisory fees and other acquisition costs	1,224

Total purchase price	61,224
Current liabilities	80
Deferred income taxes	32,540

Total liabilities assumed	32,620

Total consideration	$93,844

The following summarizes the estimated fair value of the assets acquired on December 21, 2012 (in thousands):

Fair value of assets acquired:
Cash	$42
Other current assets	353
Mineral interests (Note 13)	93,429
Other assets	20

Total assets acquired	$93,844

NOTE 9 – INVESTMENTS

The Company classifies the marketable securities in which it invests as available-for-sale securities. Such securities are measured at fair market value in the financial statements with unrealized gains or losses recorded in other comprehensive income (loss).

At the time securities are sold or otherwise disposed of, gains or losses are included in net income. The equity securities reflected in the table below consist of equity securities of silver and gold exploration and development companies that the Company purchased. The following table summarizes the Company’s available-for-sale securities on hand as of December 31, 2012 and December 31, 2011 (in thousands):

	Investments in marketable securities
	Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
Marketable securities at December 31, 2012	$34,786	$(10,443)	$2,722	$27,065

Marketable securities at December 31, 2011	$24,819	$(4,975)	$—	$19,844

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Notes to Consolidated Financial Statements – (Continued)

The following table summarizes the gross unrealized losses on investment securities for which other-than-temporary impairments have not been recognized and the fair values of those securities, aggregated by the length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2012 (in thousands):

	Less than twelve months		Twelve months or more		Total
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Marketable equity securities	$(2,716)	$7,728	$(7,727)	$4,948	$(10,443)	$12,676

In the years December 31, 2012, and 2011, the Company recognized a net unrealized loss of $2.7 million and an unrealized loss of $5.0 million, respectively, in other comprehensive loss. The Company performs a quarterly assessment on each of its marketable securities with unrealized losses to determine if the security is other than temporarily impaired. The Company has the intent and ability to hold these investments to allow sufficient time for a recovery in fair value. The Company’s management team uses industry knowledge and expertise to evaluate each investment and has determined that unrealized losses on three investments it currently holds and has concluded that they are not other than temporary based on a review of the potential for each company. The Company determined that one of its available-for-sale investments was other than temporarily impaired at September 30, 2012 and recorded an impairment loss of $0.6 million during the third quarter of 2012. There were no impairment losses recorded during 2011. Gross realized gains and losses are based on cost, net of discount or premium of investments sold.

The Company’s impairment review includes the following factors:

•	evaluation of each investment to determine possible indications of impairment

•	analysis of each investment that is in an unrealized loss position, which includes the length of time that the investment has been in an unrealized loss position and the expected period of recovery

•	discussion of evidence of factors that would and would not support the classification of the unrealized loss as other-than-temporary

•	documentation of the analysis and results that support the treatment of the losses on the investments

The Company used the following criteria to determine whether a loss is temporary:

•	the length of time and the extent to which the fair value has been below cost

•	the severity of the impairment

•	the cause of the impairment and the financial condition of the issuer

•	market activity that may indicate adverse credit condition of the issuer

•	the Company’s intent and ability to hold the investment for a sufficient period of time to allow for the anticipated recovery in value

In addition, the Company had $1.0 million and $20.3 million of short-term investments at December 31, 2012 and December 31, 2011, respectively. These investments are primarily in certificates of deposit with various banks and all have maturity dates of less than one year.

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Notes to Consolidated Financial Statements – (Continued)

NOTE 10 – RECEIVABLES

Receivables consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Receivables – current portion
Accounts receivable – trade	$8,701	$14,366
Refundable income tax	9,331	11,480
Refundable value added tax	40,020	52,968
Accounts receivable – other	4,386	4,683

	$62,438	$83,497

Receivables – non-current portion
Refundable value added tax	$48,767	$40,314

Trade receivables and other receivable balances are reported at outstanding principal amounts, net of an allowance for doubtful accounts. Management evaluates the collectability of receivable account balances to determine the allowance, if any. There were no allowances against receivable balances at December 31, 2012 or December 31, 2011.

Taxes paid to foreign governments that are refundable to the Company are classified as “Refundable value added tax” at the face value of the amount of the tax refund due. Refunds expected to be received in the next twelve months are classified as “current” and amounts that are expected to be received after twelve months are classified as “non-current”.

NOTE 11 – METAL AND OTHER INVENTORY

Metal and other inventory consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Concentrate and doré inventory	$91,130	$73,590
Supplies	79,540	59,191

Metal and other inventory	$170,670	$132,781

NOTE 12 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

	December 31, 2012	December 31, 2011
Land	$2,010	$1,432
Buildings and improvements	581,286	520,137
Machinery and equipment	360,199	246,584
Capitalized leases for machinery, equipment, buildings, and land	35,129	76,244

	978,624	844,397
Accumulated depreciation and amortization	(313,067)	(235,528)

	665,557	608,869
Construction in progress	18,303	78,807

	$683,860	$687,676

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Notes to Consolidated Financial Statements – (Continued)

The Company’s capital expenditures by segment were as follows:

	Years Ended December 31,
	2012	2011	2010
Palmarejo	$38,456	$36,976	$54,226
San Bartolomé	25,672	17,731	6,159
Kensington	36,994	34,013	92,730
Rochester	11,794	27,217	2,349
Martha	1,193	3,426	100
Other	1,532	625	430

Net asset additions	$115,641	$119,988	$155,994

Minimum future lease payments under capital and operating leases with terms longer than one year at December 31, 2012 are as follows:

Year Ending December 31,	Capital Leases	Operating Leases
2013	$8,323	$5,065
2014	2,779	4,245
2015	376	3,848
2016	223	546
2017	107	9
2018 and thereafter	230	267

Total minimum payments due	12,038	$13,980
Less: Amount representing interest	(676)

Present value of net minimum lease payments (See Note 14)	11,362
Less: Current maturities	(7,902)

Non-current portion	$3,460

The Company has also entered into various operating lease agreements which expire over the next year. Total rent expense charged to net income for all operating lease agreements was $14.1 million, $14.2 million and $10.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 13 – MINING PROPERTIES

Mining properties consist of the following (in thousands):

December 31, 2012	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Joaquin	Other	Total
Mining properties	$155,722	$70,322	$333,619	$114,973	$11,416	$—	$—	$—	$686,052
Accumulated depletion	(82,037)	(18,439)	(46,649)	(100,437)	(11,416)	—	—	—	(258,978)

	73,685	51,883	286,970	14,536	—	—	—	—	427,074
Mineral interests	1,658,389	26,642	—	—	—	44,033	93,429	—	1,822,493
Accumulated depletion	(235,795)	(7,338)	—	—	—	(14,625)	—	—	(257,758)

	1,422,594	19,304	—	—	—	29,408	93,429	—	1,564,735
Non-producing and development properties	—	—	—	—	—	—	—	142	142

Total mining properties	$1,496,279	$71,187	$286,970	$14,536	$—	$29,408	$93,429	$142	$1,991,951

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Notes to Consolidated Financial Statements – (Continued)

December 31, 2011	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Joaquin	Other	Total
Mining properties	$134,296	$68,684	$321,456	$112,826	$12,643	$—	$—	$—	$649,905
Accumulated depletion	(53,060)	(14,989)	(27,160)	(97,834)	(10,373)	—	—	—	(203,416)

	81,236	53,695	294,296	14,992	2,270	—	—	—	446,489
Mineral interests	1,658,389	26,642	—	—	—	44,033	—	—	1,729,064
Accumulated depletion	(158,627)	(6,007)	—	—	—	(10,034)	—	—	(174,668)

	1,499,762	20,635	—	—	—	33,999	—	—	1,554,396
Non-producing and development properties	—	—	—	—	—	—	—	142	142

Total mining properties	$1,580,998	$74,330	$294,296	$14,992	$2,270	$33,999	$—	$142	$2,001,027

Operational Mining Properties

Palmarejo Mine: Palmarejo is located in the State of Chihuahua in northern Mexico, and its principal silver and gold properties are collectively referred to as the “Palmarejo mine.” The Palmarejo mine commenced production in April 2009.

San Bartolomé Mine: The San Bartolomé mine is a silver mine located near the city of Potosi, Bolivia. The mineral rights for the San Bartolomé project are held through long-term joint venture/lease agreements with several local independent mining co-operatives and the Bolivian state owned mining organization, (“COMIBOL”). The Company commenced commercial production at San Bartolomé in June 2008.

Kensington Mine: The Kensington mine is an underground gold mine and consists of the Kensington and adjacent Jualin properties located on the east side of the Lynn Canal about 45 miles north-northwest of Juneau, Alaska. The Company commenced commercial production in July of 2010.

Rochester Mine: The Company has conducted operations at the Rochester mine, located in Western Nevada, since September 1986. The mine utilizes the heap-leaching process to extract both silver and gold from ore mined using open pit methods. Rochester’s primary product is silver with gold produced as a by-product.

Martha Mine: The Martha mine is an underground silver mine located in Argentina. Coeur acquired a 100% interest in the Martha mine in April 2002. Due to high operating costs and a short remaining expected mine life, the Company evaluated strategic and operational alternatives for the Martha mine and recorded an impairment charge of $5.8 million in the year ended December 31, 2012. The Martha mine ceased active mining operations in September 2012.

Mineral Interests

Endeavor Mine: In May 2005, CDE Australia Pty Ltd, (“CDE Australia”), a wholly-owned subsidiary of Coeur acquired the silver production and reserves, up to a maximum 17.7 million payable ounces, contained at the Endeavor mine in Australia, which is owned and operated by Cobar Operations Pty. Limited (“Cobar”), a wholly-owned subsidiary of CBH Resources Ltd. (“CBH”). In March 2006, CDE Australia entered into an amended agreement under which it owns all silver production and reserves up to a total of 20.0 million payable ounces.

CDE Australia began realizing reductions in revenues in the fourth quarter of 2008 as a result of a silver price sharing provision that was part of the purchase agreement. CDE Australia has received approximately

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Notes to Consolidated Financial Statements – (Continued)

4.2 million payable ounces to-date and the current ore reserve contains approximately 4.5 million payable ounces based on current metallurgical recovery and current smelter contract terms.

Non-Producing and Development Properties

Joaquin Project – Argentina: The Joaquin project is located in the Santa Cruz province of southern Argentina. The Company commenced exploration of this large property located north of the Company’s Martha silver mine in November 2007. Since that time, the Company has defined silver and gold mineralization in two deposits at Joaquin, La Negra and La Morocha, collectively referred to as the “Joaquin Project,” and has recently commenced work on detailed drilling and other technical, economic and environmental programs. Please see Note 8 – Acquisition of Joaquin Mineral Interests in the notes to the consolidated financial statements for more information.

NOTE 14 – DEBT, CAPITAL LEASES AND ROYALTY OBLIGATION

The current and non-current portions of long-term debt and capital lease obligations as of December 31, 2012 and December 31, 2011 are as follows (in thousands):

	December 31, 2012		December 31, 2011
	Current	Non-Current	Current	Non-Current
3.25% Convertible Senior Notes due March 2028	$48,081	$—	$—	$45,545
Kensington Term Facility	—	—	15,398	60,425
Capital lease obligations	7,902	3,460	17,119	9,891
Other	—	—	85	—

	$55,983	$3,460	$32,602	$115,861

3.25% Convertible Senior Notes

As of December 31, 2012, the outstanding balance of the 3.25% Convertible Senior Notes due 2028 was $48.7 million, or $48.1 million net of debt discount. The notes are classified as current liabilities as of December 31, 2012 as a result of the holders’ option to require the Company to repurchase the notes on March 15, 2013.

The fair value of the notes outstanding, as determined by market transactions at December 31, 2012 and December 31, 2011 was $48.2 million and $49.2 million, respectively. The carrying value of the equity component at December 31, 2012 and December 31, 2011 was $10.9 million.

For the years ended December 31, 2012 and 2011, interest expense recognized was $1.6 million and $1.6 million, respectively. For the years ended December 31, 2012 and 2011 accretion of the debt discount was $2.5 million and $2.3 million, respectively. The debt discount remaining at December 31, 2012 was $0.6 million, which will be amortized through March 15, 2013. The effective interest rate on the notes was 8.9%.

Revolving Credit Facility

On August 1, 2012, Coeur Alaska, Inc. and Coeur Rochester, Inc. (the “Borrowers”), each a wholly-owned subsidiary of the Company, entered into a new Credit Agreement (the “Credit Agreement”) by and among the Company, the Borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent. The

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Notes to Consolidated Financial Statements – (Continued)

Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $100.0 million, which principal amount may be increased, subject to receiving additional commitments therefor, by up to $50.0 million. The unused line fee for the year ended December 31, 2012 was $ 0.2 million and was charged to interest expense.

The term of the Revolving Credit Facility is four years. Amounts may be borrowed under the Revolving Credit Facility to finance working capital and general corporate purposes of the Company and its subsidiaries, including the payment of fees and expenses incurred in connection with the Revolving Credit Facility. The obligations under the Revolving Credit Facility are secured by substantially all of the assets of the Company and its domestic subsidiaries, including the land, mineral rights and infrastructure at the Kensington and Rochester mines, as well as a pledge of the shares of certain of the Company’s subsidiaries. In addition, in connection with the Revolving Credit Facility, Coeur Alaska, Inc. retained its existing hedge positions established under the Kensington Term Facility described below, with Wells Fargo Bank, N.A. as hedge provider.

Borrowings under the Revolving Credit Facility bear interest at a rate selected by the Borrowers equal to either LIBOR plus a margin of 2.25% – 3.25% or an alternate base rate plus a margin of 1.25% – 2.25%, with the margin determined by reference to the Company’s ratio of consolidated debt to adjusted EBITDA.

Voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments under the Revolving Credit Facility are permitted without prepayment premium or penalty, subject to payment of customary LIBOR breakage costs. Amounts so repaid may be re-borrowed subject to customary requirements.

The Revolving Credit Facility contains representations and warranties, events of default and affirmative and negative covenants that are usual and customary, including covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and make dividends and distributions. The Revolving Credit Facility also contains financial covenants that require (i) the ratio of consolidated debt to adjusted EBITDA to be not greater than 3.25 to 1.00 (subject to a step-down to 3.00 to 1.00 after two years), (ii) the ratio of adjusted EBITDA to interest expense to be not less than 3.00 to 1.00 and (iii) the tangible net worth to be not less than 90% of the tangible net worth as of March 31, 2012 plus 25% of the net income for each fiscal quarter ending after March 31, 2012 to the date of measurement.

As of December 31, 2012, no amounts were outstanding under the Revolving Credit Facility.

Lines of Credit

At December 31, 2012, Empresa Minera Manquiri had two outstanding lines of credit supporting value added tax recoveries in Bolivia. The lines are held with Banco Bisa, $5.0 million bearing interest at 2.75% per annum, and Banco de Credito, $2.5 million bearing interest at 2.5% per annum. There were no balances outstanding on either line at December 31, 2012.

Kensington Term Facility

On August 16, 2012, Coeur Alaska prepaid all obligations and indebtedness outstanding under the Coeur Alaska, Inc. Term Facility Agreement, as amended and restated on December 20, 2010, with Credit Suisse AG (the “Kensington Term Facility”), which totaled approximately $68.6 million and resulted in a $1.0 million loss on the debt extinguishment in 2012. Upon payment in full, the Kensington Term Facility was terminated and all of the liens granted under the Kensington Term Facility were released.

As a condition to the Kensington Term Facility with Credit Suisse, the Company agreed to enter into a gold hedging program which protects a minimum of 243,750 ounces of gold production over the life of the term

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Notes to Consolidated Financial Statements – (Continued)

facility against the risk associated with fluctuations in the market price of gold. This program consists of a series of zero cost collars which consist of a floor price and a ceiling price of gold. Coeur Alaska has transferred these hedge positions to Wells Fargo Bank, N.A., as hedge provider. Call options protecting 97,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the call options was $1,967.89. Put options protecting 122,000 ounces of gold were outstanding at December 31, 2012. The weighted average strike price of the put options was $967.86. Call options protecting 136,000 ounces of gold were outstanding at December 31, 2011. The weighted average strike price of the call options was $1,919.83. Put options protecting 190,000 ounces of gold were outstanding at December 31, 2011. The weighted average strike price of the put options was $951.93.

Capital Lease Obligations

As of December 31, 2012 and December 31, 2011, the Company had outstanding balances on capital leases of $11.4 million and $27.0 million, respectively.

Palmarejo Gold Production Royalty Obligation

On January 21, 2009, Coeur Mexicana entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced from its Palmarejo silver and gold mine in Mexico. Coeur Mexicana received $75.0 million in cash plus a warrant to acquire Franco-Nevada Common Shares (the “Franco-Nevada warrant”), which was valued at $3.0 million at closing of the Franco-Nevada transaction. In September, 2010, the warrant was exercised and the related shares were sold for $10.0 million.

The royalty agreement provides for a minimum obligation to be paid monthly on a total of 400,000 ounces of gold, or 4,167 ounces per month over an initial eight year period. Each monthly payment is an amount equal to the greater of 4,167 ounces of gold or 50% of actual gold production multiplied by the excess of the monthly average market price of gold above $400 per ounce (which $400 floor is subject to a 1% annual inflation compounding adjustment beginning on January 21, 2013). As of December 31, 2012, payments had been made on a total of 202,648 ounces of gold with further payments to be made on an additional 197,352 ounces of gold. After payments have been made on a total of 400,000 ounces of gold, the royalty obligation is payable in the amount of 50% of actual gold production per month multiplied by the excess of the monthly average market price of gold above $400 per ounce, adjusted as described above. Payments under the royalty agreement are to be made in cash or gold bullion. During the years ended December 31, 2012 and 2011, the Company paid $74.7 million and 73.2 million, respectively, in royalty payments to Franco-Nevada Corporation. Payments made during the minimum obligation period will result in a reduction to the remaining minimum obligation. Payments made beyond the minimum obligation period will be recognized as other cash operating expenses and result in an increase to Coeur Mexicana’s reported cash cost per ounce.

The Company used an implicit interest rate of 30.0% to discount the original obligation, based on the fair value of the consideration received projected over the expected future cash flows at inception of the obligation. The discounted obligation is accreted to its expected future value over the expected minimum payment period based on the implicit interest rate. The Company recognized accretion expense on the Palmarejo gold production royalty obligation for the years ended December 31, 2012, 2011, and 2010 of $19.1 million, $22.2 million, and $20.5 million, respectively. As of December 31, 2012 and December 31, 2011, the remaining minimum obligation under the royalty agreement was $61.9 million and $72.1 million, respectively.

The price volatility associated with the minimum royalty obligation is considered an embedded derivative under U.S. GAAP. Fluctuations in the market price of gold since inception of the agreement have resulted in the

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Notes to Consolidated Financial Statements – (Continued)

recognition of additional fair value adjustments and resulted in higher payments to date. Please see Note 19 – Derivative Financial Instruments, Palmarejo Gold Production Royalty, for further discussion of the embedded derivative feature of the royalty agreement.

Interest Expense

The Company expenses interest incurred on its various debt instruments as a cost of operating its properties. For the years ended December 31, 2012, 2011, and 2010 the Company expensed interest of $26.2 million, $34.8 million, and $30.9 million, respectively.

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
3.25% Convertible Senior Notes due March 2028	$1,581	$1,581	$2,394
1.25% Convertible Senior Notes due January 2024 (terminated in 2011)	—	1	28
Senior Term Notes (terminated in 2011)	—	1,381	5,074
Kensington Term Facility (terminated in 2012)	2,339	4,383	2,017
Gold Lease Facility (terminated in 2011)	—	—	677
Capital lease obligations	997	1,620	2,122
Other debt obligations	1,094	1,379	1,423
Accretion of Franco Nevada royalty obligation	19,139	22,230	20,502
Amortization of debt issuance costs	1,146	2,050	4,047
Accretion of debt discount	2,536	2,324	2,543
Capitalized interest	(2,663)	(2,175)	(9,885)

Total interest expense, net of capitalized interest	$26,169	$34,774	$30,942

Capitalized Interest

The Company capitalizes interest incurred on its various debt instruments as a cost of properties under development. For the years ended December 31, 2012, 2011, and 2010 the Company capitalized interest of $2.7 million, $2.2 million, and $9.9 million, respectively.

Minimum Debt Repayments

The following is the Company’s scheduled minimum debt repayments at December 31, 2012:

December 31,	Minimum Debt Repayments (1)
2013	$117,856
2014	64,278
2015	64,888
2016	56,602
2017	—
Thereafter	—

Minimum Debt Repayments	303,624
Debt discount	(48,560)
Present value of net scheduled capital lease payments (See Note 14)	11,362

$266,426

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Notes to Consolidated Financial Statements – (Continued)

(1)	Includes minimum gold production royalty obligation payments due to Franco-Nevada Corporation for royalty covering 50% of the life of mine gold to be produced from the Palmarejo silver and gold mine in Mexico.

NOTE 15 – RECLAMATION AND MINE CLOSURE

Reclamation and mine closure costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation costs for inactive properties. The Company uses assumptions about future costs, mineral prices, mineral processing recovery rates, production levels, capital costs and reclamation costs. Such assumptions are based on the Company’s current mining plan and the best available information for making such estimates. The sum of the expected costs by year is discounted, using the Company’s credit adjusted risk free interest rate. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

The asset retirement obligation is measured using the following factors: 1) Expected labor costs, 2) Allocated overhead and equipment charges, 3) Contractor markup, 4) Inflation adjustment, and 5) Market risk premium. The sum of the expected costs by year is discounted, using the Company’s credit adjusted risk-free interest rate from the time it expects to pay the retirement obligation to the time it incurs the obligation.

Upon initial recognition of a liability for an asset retirement obligation, the Company capitalizes the asset retirement cost as an increase in the carrying amount of the related long-lived asset. The Company depletes this amount using the units-of-production method. The Company is not required to re-measure the obligation at fair value each period, but the Company is required to evaluate the cash flow estimates at the end of each reporting period to determine whether the estimates continue to be appropriate. Upward revisions in the amount of undiscounted cash flows are discounted using a current credit-adjusted risk-free rate. Downward revisions are discounted using the credit-adjusted risk-free rate that existed when the original liability was recorded, or, if not readily determinable, at the weighted average discount rate used to record the liability.

Changes to the Company’s asset retirement obligations are as follows (in thousands):

	Years ended December 31,
	2012	2011
Asset retirement obligation – Beginning	$32,714	$27,302
Accretion	2,911	2,648
Addition and changes in estimates	(1,073)	2,822
Settlements	(95)	(58)

Asset retirement obligation – December 31	$34,457	$32,714

In addition, the Company has accrued $0.9 million and $1.8 million as of December 31, 2012 and December 31, 2011, respectively, for reclamation liabilities related to former mining activities. These amounts are also included in reclamation and mine closure liabilities.

NOTE 16 – INCOME TAXES

The components of income (loss) from continuing operations before income taxes were as follows:

	Years Ended December 31,
	2012	2011	2010
United States	$(5,638)	$(38,781)	$(37,710)
Foreign	122,927	246,617	(54,955)

Total	$117,289	$207,836	$(92,665)

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

For the years ended December 31, 2012, 2011, and 2010 the Company reported an income tax (provision) benefit of $(68.6) million, $(114.3) million, and an income tax benefit of $9.5 million, respectively.

The following table summarizes the components of the Company’s income tax provision from continuing operations for the three years ended December 31, 2012, 2011, and 2010 (in thousands):

The components of the consolidated income tax benefit (expense) from continuing operations were as follows:

	Years Ended December 31,
	2012	2011	2010
Current:
United States – Alternative minimum tax	$(257)	$2,015	$(482)
United States – Foreign withholding tax	(736)	(842)	(1,009)
Argentina	976	(1,219)	(7,094)
Australia	(1,760)	(1,755)	(251)
Mexico	(7,814)	(1,084)	(316)
Bolivia	(43,546)	(59,660)	(20,268)
Deferred:
Australia	(223)	(661)	(541)
Bolivia	(1,087)	(207)	(1,388)
Mexico	(10,579)	(28,022)	24,371
United States	(3,586)	(22,902)	16,459

Income tax benefit (expense)	$(68,612)	$(114,337)	$9,481

A reconciliation of the Company’s effective tax rate with the federal statutory tax rate for the periods indicated is as follows:

	Years Ended December 31
	2012	2011	2010
Tax benefit (expense) from continuing operations	$(41,051)	$(72,743)	$32,433
State tax provision from continuing operations	(956)	(10,600)	4,726
Percentage depletion and related deductions	7,461	—	3,093
Change in valuation allowance	(12,651)	(6,032)	2,734
Non-deductible imputed interest	(525)	(808)	(1,718)
Uncertain tax positions	(9,849)	(1,279)	(299)
U.S. and foreign non-deductible expenses	(4,206)	(10,648)	(9,052)
Foreign exchange rates	(10,416)	(4,440)	(7,066)
Foreign inflation and indexing	712	(3,829)	(3,352)
Foreign tax rate differences	3,967	22,795	(9,861)
Foreign withholding and other foreign taxes	(5,861)	(23,246)	(2,986)
Foreign tax credits and other, net	4,763	(3,507)	829

	$(68,612)	$(114,337)	$9,481

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

As of December 31, 2012 and 2011, the significant components of the Company’s deferred tax assets and liabilities were as follows:

	Years Ended December 31
	2012	2011
Deferred tax liabilities:
Mineral properties	$461,742	$453,818
Foreign subsidiaries – unremitted earnings	247,000	235,116
Property, plant and equipment, net	60,266	68,013

	$769,008	$756,947

Deferred tax assets:
Net operating loss carryforwards	99,323	128,073
Foreign subsidiaries – future tax credits	145,395	133,160
Royalty and other long-term debt	42,221	48,254
Capital loss carryforwards	35,315	35,562
Asset retirement obligation	8,623	9,638
Unrealized foreign currency loss and other	1,590	3,974
Accrued expenses	20,692	23,247
Tax credit carryforwards	22,811	11,987
Inventory	1,418	6,069

	377,388	399,964
Valuation allowance	(182,576)	(168,511)

	194,812	231,453

Net deferred tax liabilities	$(574,196)	$(525,494)

The Company has evaluated the amount of taxable income and periods over which it must be earned to allow for realization of the deferred tax assets. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this decision. Based upon this analysis, the Company has recorded valuation allowances as follows:

	Years Ended December 31
	2012	2011
U.S.	$132,790	$123,539
Argentina	18,442	10,739
Canada	2,227	5,390
New Zealand	27,125	27,026
Other	1,992	1,817

	$182,576	$168,511

The Company continues to monitor the valuation allowance quarterly, and will make the appropriate adjustments as necessary should circumstances change.

U.S. GAAP provides the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a Company’s financial statements. U.S. GAAP prescribes a recognition threshold of more likely than not for all tax positions taken or expected to be taken on a return.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

A reconciliation of the beginning and ending amount related to unrecognized tax benefits is as follows (in thousands):

Unrecognized tax benefits at January 1, 2011	$1,076
Gross increase to current period tax positions	904
Gross decrease to prior period tax positions	—

Unrecognized tax benefits at December 31, 2011	$1,980

Gross increase to current period tax positions	9,227
Gross decrease to prior period tax positions	(696)

Unrecognized tax benefits at December 31, 2012	$10,511

During 2012, an audit of San Bartolome’s 2009 Bolivian income tax return resulted in the recognition of an additional $1.4 million of income tax expense, including interest and penalties. Multiple tax positions were challenged during the audit and the Company has assessed these positions as they relate to the remaining open tax periods of Bolivia. As such, the Company has recognized an additional $11.8 million of tax expense, including interest and penalties, related to these unrecognized tax benefits.

The Company has decided to classify interest and penalties associated with these uncertain tax positions as a component of income tax expense and has recognized additional interest and penalties of $2.5 million, $0.4 million, and $0.04 million during 2012, 2011, and 2010, respectively.

The Company files income tax returns in various U.S. federal and state jurisdictions, in all identified foreign jurisdictions and various others. To the extent there are loss carryovers in any such jurisdictions, the statute of limitations generally remains open.

The Company has previously determined the earnings from certain foreign subsidiaries were not indefinitely reinvested. Accordingly, the Company has recognized deferred taxes and withholding taxes related to those jurisdictions. In 2012, the Company retained its position established in 2008 when it was determined that it was reasonable, appropriate and prudent that a portion of the anticipated future cash flows from Mexico would be indefinitely reinvested to fund ongoing capital improvements and additional exploration activities within and around the Palmarejo operating site. Accordingly, U.S. and non-U.S. income and withholding taxes for which deferred taxes might otherwise be required, have not been provided on a cumulative amount of temporary differences (including, for this purpose, any difference between the tax basis in the stock of a consolidated subsidiary and the amount of the subsidiary’s net equity determined for financial reporting purposes) related to investments in foreign subsidiaries of approximately $170.0 million for the years ended December 31, 2012 and 2011. The additional U.S. and non-U.S. income and withholding tax that would arise on the reversal of the temporary differences could be offset in part by tax credits. Because the determination of the amount of available tax credits and the limitations imposed on the annual utilization of such credits are subject to a highly complex series of calculations and expense allocations, it is impractical to estimate the amount of net income and withholding tax that might be payable if a reversal of temporary differences occurred.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

During 2007, the Company incurred an ownership change which generally limits the availability of existing tax attributes, including net operating loss carryforwards to reduce future taxable income. The Company has the following tax attribute carryforwards as of December 31, 2012, by jurisdiction:

	U.S.	Argentina	Canada	Mexico	New Zealand	Other	Total
Regular net operating losses	133,640	18,598	4,243	31,305	96,875	6,640	291,301
Alternative minimum tax net operating losses	7,409	—	—	—	—	—	7,409
Capital losses	89,632	—	3,755	—	—	—	93,387
Alternative minimum tax credits	3,131	—	—	—	—	—	3,131
Foreign tax credits	19,680	—	—	—	—	—	19,680

The U.S. net operating losses expire from 2017 through 2031 and the Canada net operating losses expire from 2028 through 2030. The Mexico net operating losses expire from 2018 to 2019, while the remaining net operating losses from the foreign jurisdictions have an indefinite carryforward period. The U.S. capital losses expire in 2015 while the Canada capital losses generally have an indefinite carryforward period. Alternative minimum tax credits do not expire and foreign tax credits expire if unused by 2019.

NOTE 17 – SHARE-BASED COMPENSATION PLANS

The Company has an annual incentive plan and a long-term incentive plan. The Company’s shareholders approved the Amended and Restated 2003 Long-Term Incentive Plan of Coeur d’Alene Mines Corporation at the 2010 annual shareholders meeting. The compensation expense recognized in the Company’s consolidated financial statements for the years ended December 31, 2012, 2011, and 2010 under these plans was $12.1 million, $11.9 million, and $10.6 million, respectively.

Stock options and Stock Appreciation Rights (SARs) granted under the Company’s incentive plans vest over three years and are exercisable over a period not to exceed ten years from the grant date. The exercise price of the stock options and SARs is equal to the greater of the par value of the shares or the fair market value of the shares on the date of the grant. The value of each stock option award and SAR is estimated on the date of grant using the Black-Scholes option pricing model. Stock options are accounted for as equity-based awards and SARs are accounted for as liability-based awards. The value of the SARs is remeasured at each reporting date. SARs, when vested, provide the participant the right to receive cash equal to the excess of the market price of the shares over the exercise price when exercised. Cash used to settle stock options and SARs for the years ended December 31, 2012, 2011 and 2010 was $0.4 million, $1.9 million and $0.1 million, respectively.

Restricted stock and restricted stock units granted under the Company’s incentive plans are accounted for based on the market value of the underlying shares on the date of grant and vest in equal installments annually over three years. Restricted stock awards are accounted for as equity-based awards and restricted stock unit awards are accounted for as liability-based awards. Restricted stock units are remeasured at each reporting date. Restricted stock units are settled in cash based on the number of vested restricted stock units multiplied by the current market price of the common shares when vested. Holders of the restricted stock are entitled to vote the shares and to receive any dividends declared on the shares. Cash used to settle restricted stock units for the years ended December 31, 2012, 2011, and 2010 was $0.9 million, $2.2 million, and $0.3 million, respectively.

Performance shares and performance units granted under the Company’s incentive plans are accounted for at fair value. Performance share awards are accounted for as equity-based awards and performance units are accounted for as liability-based awards. Performance shares and performance units are valued using a Monte Carlo simulation valuation model on the date of grant. The value of the performance units is remeasured each reporting date. Vesting is contingent on meeting certain market conditions based on relative total shareholder

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

return. The performance shares and units vest at the end of the three-year service period if the market conditions are met and the employee remains an employee of the Company. The existence of a market condition requires recognition of compensation cost for the performance share awards over the requisite period regardless of whether the market condition is ever satisfied. Performance units are cash-based awards and are settled in cash based on the current market price of the common shares when vested. Cash used to settle performance units for the years ended December 31, 2012, 2011, and 2010 was $2.1 million, $1.4 million, and nil respectively.

The compensation expense recognized in the Company’s consolidated financial statements for the year ended December 31, 2012, 2011 and 2010 for stock based compensation awards was $7.5 million, $8.1 million and $7.2 million, respectively. The SAR’s, restricted stock units and performance units are liability-based awards and are required to be remeasured at the end of each reporting period with corresponding adjustments to previously recognized and future stock-based compensation expense. As of December 31, 2012, there was $4.9 million of total unrecognized compensation cost (net of estimated forfeitures) related to unvested stock options, SARs, restricted stock, restricted stock units, performance shares and performance units which is expected to be recognized over a weighted-average remaining vesting period of 1.6 years.

The following table sets forth the weighted average fair value of stock options on the date of grant and the weighted average fair value of the SARs at December 31, 2012. The assumptions used to estimate the fair value of the stock options and SARs using the Black-Scholes option valuation model are as follows:

	Date of Grant		As of December 31, 2012
	Stock Options 2012	Stock Options 2011	SARs 2010
Weighted average fair value of stock options granted and SARs outstanding	$15.77	$17.85	$13.73
Expected volatility	70.56%	72.56%	51.57%
Expected life	5.5 years	6 years	2.7 years
Risk-free interest rate	0.89%	2.30%	0.34%
Expected dividend yield	—	—	—

The expected volatility is determined using historical volatilities based on historical stock prices. The Company estimated the expected life of the options and SARs granted using the midpoint between the vesting date and the original contractual term. The risk free rate was determined using the yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the option or SAR. The Company has not paid dividends on its common stock since 1996.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The following table summarizes stock option and SARs activity for the years ended December 31, 2012, 2011 and 2010:

	Stock Options		SARs
	Shares	Weighted Average Exercise	Shares	Weighted Average Exercise
Stock options outstanding at December 31, 2009	392,678	$23.48	112,471	$10.00
Granted	4,089	15.30	151,287	15.40
Exercised	(29,104)	9.81	(16,639)	10.00
Canceled/Forfeited	(36,823)	23.31	(16,556)	11.17

Stock options outstanding at December 31, 2010	330,840	24.60	230,563	13.46
Granted	139,916	27.39	—	—
Exercised	(129,785)	11.41	(119,801)	13.10
Canceled/forfeited	(19,364)	40.16	(3,123)	14.46

Stock options outstanding at December 31, 2011	321,607	30.20	107,639	13.83
Granted	151,102	26.97	—	—
Exercised	(40,173)	11.84	(34,385)	12.73
Canceled/forfeited/expired	(62,536)	29.22	(4,389)	15.40

Stock options outstanding at December 31, 2012	370,000	$31.04	68,865	$14.27

Options to purchase 218,369 shares were exercisable at December 31, 2012 at a weighted average exercise price of $34.00.

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$0.00-$10.00	27,853	$10.00	6.09	27,853	$10.00	6.09
$10.00-$20.00	15,892	$18.06	8.89	2,726	$15.30	7.59
$20.00-$30.00	227,154	$27.28	6.60	90,397	$27.00	3.31
$30.00-$40.00	49,673	$39.12	2.39	47,965	$39.28	2.18
$40.00-$50.00	20,464	$48.50	2.91	20,464	$48.50	2.91
$50.00-$60.00	12,937	$51.40	2.23	12,937	$51.40	2.23
$60.00-$70.00	3,219	$66.60	1.02	3,219	$66.60	1.02
$70.00-$80.00	12,808	$70.90	1.14	12,808	$70.90	1.14

As of December 31, 2012, there was $0.8 million of unrecognized compensation cost related to non-vested stock options and SARs to be recognized over a weighted average period of 1.4 years.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The following table summarizes restricted stock and restricted stock units activity for the years ended December 31, 2012, 2011 and 2010:

	Restricted Stock		Restricted Stock Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Fair Value
Outstanding at December 31, 2009	134,389	$15.95	67,485	$18.06
Granted	2,363	15.30	91,378	15.40
Vested	(57,926)	21.90	(22,500)	15.24
Cancelled/Forfeited	(14,203)	12.43	(9,947)	15.76

Outstanding at December 31, 2010	64,623	11.37	126,416	27.32
Granted	205,463	27.37	—	—
Vested	(85,323)	19.36	(79,014)	27.87
Cancelled/Forfeited	(11,254)	26.89	(1,884)	25.03

Outstanding at December 31, 2011	173,509	25.38	45,518	24.14
Granted	230,096	26.40	—	—
Vested	(95,336)	23.15	(31,456)	25.92
Cancelled/Forfeited	(68,571)	27.43	(2,651)	24.60

Outstanding at December 31, 2012	239,698	$26.65	11,411	$24.60

As of December 31, 2012, there was $2.1 million of total unrecognized compensation cost related to restricted stock and restricted stock unit awards to be recognized over a weighted-average period of 1.4 years.

The following table summarizes performance shares and performance units’ activity for the years-ended December 31, 2012, 2011, and 2010:

	Performance Shares		Performance Units
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Units	Weighted Average Fair Value
Outstanding at December 31, 2009	136,298	$16.59	67,485	$27.53
Granted	2,363	18.65	91,378	19.94
Vested	—	—	—	—
Cancelled/Forfeited	(37,833)	17.53	(13,840)	20.12

Outstanding at December 31, 2010	100,828	16.29	145,023	35.41
Granted	81,489	42.72	—	—
Vested	(56,830)	23.24	(57,948)	24.68
Cancelled/Forfeited	(19,558)	48.62	(2,536)	25.03

Outstanding at December 31, 2011	105,929	26.92	84,539	39.78
Granted	145,508	25.78	32,498	—
Vested	(111,703)	7.96	(74,845)	31.17
Cancelled/Forfeited	(30,575)	42.11	(7,953)	49.20

Outstanding at December 31, 2012	109,159	$40.55	34,239	$49.20

As of December 31, 2012, there was $2.0 million of total unrecognized compensation cost related to performance shares and performance units to be recognized over a weighted average period of 1.8 years.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

NOTE 18 – DEFINED CONTRIBUTION AND 401(k) PLANS

Defined Contribution Plan

The Company provides a noncontributory defined contribution retirement plan for all eligible U.S. employees. Total contributions were $2.1 million, $1.5 million and $1.0 million for the years ended December 31, 2012, 2011, and 2010 respectively.

401(k) Plan

The Company maintains a retirement savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue Code) covering all eligible U.S. employees. Under the plan, employees may elect to contribute up to 100% of their cash compensation, subject to ERISA limitations. The Company adopted a Safe Harbor Tiered Match and is required to make matching contributions equal to 100% of the employee’s contribution up to 3% of the employee’s compensation plus matching contributions equal to 50% of the employee’s contribution up to an additional 2% of the employee’s compensation. Total plan expenses recognized for the years ended December 31, 2012, 2011, and 2010 were $2.0 million, $1.4 million, and $0.9 million, respectively.

NOTE 19 – DERIVATIVE FINANCIAL INSTRUMENTS

Palmarejo Gold Production Royalty

On January 21, 2009, the Company entered into a gold production royalty transaction with Franco-Nevada Corporation. The royalty covers 50% of the life of mine production from the Palmarejo mine and adjacent properties. The royalty transaction included a minimum obligation of 4,167 ounces per month that ends when payments have been made on a total of 400,000 ounces of gold. As of December 31, 2012, a total of 197,352 ounces of gold remain outstanding under the minimum royalty obligation.

The price volatility associated with the minimum royalty obligation is considered an embedded derivative financial instrument under U.S. GAAP. As such, the Company is required to recognize the change in fair value of the remaining minimum obligation due to the changing gold prices. Unrealized gains are recognized in periods when the gold price has decreased from the previous period and unrealized losses are recognized in periods when the gold price increases. The fair value of the embedded derivative is reflected net of the Company’s current credit adjusted risk free rate, which was 4.2% and 5.7% at December 31, 2012 and December 31, 2011, respectively. The fair value of the embedded derivative at December 31, 2012 and December 31, 2011, based on forward gold prices averaging approximately $1,694 and $1,599 per ounce, respectively, was a liability of $145.1 million and $159.4 million, respectively. During the years ended December 31, 2012, 2011, and 2010 the mark-to-market adjustments for this embedded derivative amounted to a gain of $14.3 million, a gain of $2.6 million, and a loss of $84.0 million, respectively.

Payments on the royalty obligation occur monthly resulting in a decrease to the carrying amount of the minimum obligation and the derivative liability and the recognition of realized gains or losses as a result of changing prices for gold. Each monthly payment is an amount equal to the greater of the minimum of 4,167 ounces of gold or 50% of the actual gold production per month multiplied by the excess of the monthly average market price of gold above $400 per ounce (which $400 floor is subject to a 1% annual inflation compounding adjustment beginning on January 21, 2013). For the years ended December 31, 2012, 2011, and 2010 realized losses on settlement of the liabilities were $45.4 million, $42.8 million, and $18.2 million, respectively. The mark-to-market adjustments and realized losses are included in fair value adjustments, net in the consolidated statement of operations.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Forward Foreign Exchange Contracts

The Company periodically enters into forward foreign currency contracts to reduce the foreign exchange risk associated with forecasted Mexican peso (“MXN”) operating costs at its Palmarejo mine. At December 31, 2012, the Company had MXN foreign exchange contracts of $26.1 million in U.S. dollars. These contracts require the Company to exchange U.S. dollars for MXN at a weighted average exchange rate of 13.11 MXN to each U.S. dollar and the Company had an asset with a fair value of $0.1 million at December 31, 2012. At December 31, 2011, the Company had MXP foreign exchange contracts of $ 25.5 million in U.S. dollars. These contracts required the Company to exchange U.S. dollars for MXN at a weighted average exchange rate of 12.40 MXN to each U.S. dollar and the Company had a liability with a fair value of $3.2 million at December 31, 2011. The Company recorded mark-to-market gains on these contracts of $3.3 million for the years ended December 31, 2012. The Company recorded mark-to-market losses of $3.2 million and $1.3 million for the years ended December 31, 2011 and 2010, respectively. These mark-to-market adjustments are reflected in fair value adjustments, net. The Company recorded a realized loss of $1.6 million, and realized gains of $0.4 million and $1.6 million in production costs applicable to sales during the years ended December 31, 2012, 2011, and 2010, respectively.

Gold Lease Facility

On December 12, 2008, the Company entered into a gold lease facility with Mitsubishi International Corporation (“MIC”). This facility permitted the Company to lease amounts of gold from MIC and obligated the Company to deliver the same amounts back to MIC and to pay specified lease fees to MIC equivalent to interest at market rates on the value of the gold leased. Pursuant to a Second Amended and Restated Collateral Agreement, the Company’s obligations under the facility were secured by certain collateral. The collateral agreement specified the maximum amount of gold the Company was permitted to lease from MIC, as well as the amount and type of collateral. This gold lease facility was terminated in 2011.

The Company recorded realized losses of $2.3 million and $10.1 million for the years ended December 31, 2011, and 2010, respectively. The mark-to-market adjustments and realized losses are included in fair value adjustments, net.

Concentrate Sales Contracts

The Company enters into concentrate sales contracts with third-party smelters. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. The provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement price based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded as derivative assets (in Prepaid expenses and other) or derivative liabilities (in Accrued liabilities and other) on the balance sheet and are adjusted to fair value through earnings each period until the date of final settlement. At December 31, 2012, the Company had outstanding provisionally priced sales of $33.2 million, consisting of 0.4 million ounces of silver and 11,957 ounces of gold, which had a fair value of $34.1 million including the embedded derivative. At December 31, 2011, the Company had outstanding provisionally priced sales of $22.5 million consisting of 0.2 million ounces of silver and 9,701 ounces of gold, which had a fair value of approximately $21.7 million including the embedded derivative.

Commodity Derivatives

As of December 31, 2012, the Company had outstanding call options requiring it to deliver 97,000 ounces of gold at a weighted average strike price of $1,967.89 per ounce if the market price of gold exceeds the strike

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

price. At December 31, 2012, the Company had outstanding put options allowing it to sell 122,000 ounces of gold at a weighted average strike price of $967.86 per ounce if the market price of gold were to fall below the strike price. The contracts will expire over the next three years. At December 31, 2011, the Company had written outstanding call options requiring it to deliver 136,000 ounces of gold at a weighted average strike price of $1,919.83 per ounce if the market price of gold exceeds the strike price. At December 31, 2011, the Company had outstanding put options allowing it to sell 190,000 ounces of gold at a weighted average strike price of $951.93 per ounce if the market price of gold were to fall below the strike price. As of December 31, 2012 and December 31, 2011, the fair market value of these contracts was a net liability of $9.3 million and $ 17.9 million, respectively. During the year ended December 31, 2012, 68,000 ounces of gold put options expired at a weighted average strike price of $923.34 per ounce, resulting in a realized loss of $2.9 million. During the year ended December 31, 2012, 14,000 ounces of gold call options at a weighted average strike price of $ 2,000.00 expired. During the year ended December 31, 2012, the Company settled 25,000 ounces of gold call options resulting in a realized loss of $1.6 million.

During the year ended December 31, 2012, 2011, and 2010, the Company recorded unrealized gains of $8.6 million, unrealized losses of $3.1 million, and unrealized losses of $13.8 million, respectively, related to the outstanding options which was included in fair value adjustments, net.

During the year ended December 31, 2011, the Company settled an outstanding forward gold contract of 10,000 ounces at a fixed price of $1,380 per ounce, which resulted in a realized gain of $0.5 million.

During the year ended December 31, 2010, outstanding put options allowing the Company to deliver 5.4 million ounces of silver at an average strike price of $9.21 per ounce expired. The Company recorded realized losses of $2.1 million for the year ended December 31, 2010, which are included in Fair value adjustments, net.

In connection with the sale of the Cerro Bayo mine to Mandalay Resources Corporation, the Company received the right to 125,000 ounces of silver to be delivered in six equal quarterly installments commencing in the third quarter of 2011. The Company recognized mark-to-market losses of $0.6 million for the year ended December 31, 2012. The Company recognized mark-to-market gains of $0.8 million associated with this silver in the year ended December 31, 2011. The silver ounces receivable from Mandalay Resources Corporation had a fair value of $2.3 million at December 31, 2011. This obligation was fully settled at December 31, 2012.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

As of December 31, 2012, the Company had the following derivative instruments that settle in each of the years indicated in the table (in thousands except average prices, ounces and notional data):

	2013	2014	2015	Thereafter
Palmarejo gold production royalty	$27,205	$24,895	$24,691	$21,140
Average gold price in excess of minimum contractual deduction	502	498	494	490
Notional ounces	54,171	50,004	50,004	43,173
Mexican peso forward purchase contracts	$26,100	$—	$—	$—
Average rate (MXP/$)	$13.11	$—	$—	$—
Mexican peso notional amount	342,235	—	—	—
Silver concentrate sales agreements	$12,736	$—	$—	$—
Average silver price	$31.04	$—	$—	$—
Notional ounces	410,298	—	—	—
Gold concentrates sales agreements	$20,498	$—	$—	$—
Average gold price	$1,714	$—	$—	$—
Notional ounces	11,957	—	—	—
Gold put options purchased	$1,800	$720	$—	$—
Average gold strike price	$928	$979	$1,010	$—
Notional ounces	45,000	47,000	30,000	—
Gold call options sold	$1,800	$720	$—	$—
Average gold strike price	$2,000	$1,933	$2,000	$—
Notional ounces	20,000	47,000	30,000	—

The following summarizes the classification of the fair value of the derivative instruments as of December 31, 2012 and December 31, 2011 (in thousands):

	December 31, 2012
	Prepaid expenses and other	Accrued liabilities and other	Other long- term liabilities	Current portion of royalty obligation	Non-current portion of royalty obligation
Forward foreign exchange contracts	$376	$300	$—	$—	$—
Palmarejo gold production royalty	—	—	—	41,146	103,952
Put and call options, net	—	2,025	7,274	—	—
Concentrate sales contracts	1,030	163	—	—	—

	$1,406	$2,488	$7,274	$41,146	$103,952

	December 31, 2011
	Prepaid expenses and other	Accrued liabilities and other	Other long- term Liabilities	Current portion of royalty obligation	Non-current portion of royalty obligation
Silver ounces receivable from Mandalay	$814	$—	$—	$—	$—
Forward foreign exchange contracts	—	3,188	—	—	—
Palmarejo gold production royalty	—	—	—	37,206	122,194
Put and call options, net	—	3,183	14,669	—	—
Concentrate sales contracts	—	825	—	—	—

	$814	$7,196	$14,669	$37,206	$122,194

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

The following represent mark-to-market gains (losses) on derivative instruments for the years ended December 31, 2012 and 2011 (in thousands):

		Years ended December 31,
Financial statement line	Derivative	2012	2011	2010
Sales of metal	Concentrate sales contracts	$1,682	$2,505	$1,636
Production costs applicable to sales	Forward foreign exchange contracts	(1,621)	383	1,638
Fair value adjustments, net	Gold lease facility	—	(132)	2,885
Fair value adjustments, net	Forward foreign exchange contracts	3,264	(3,192)	(1,330)
Fair value adjustments, net	Forward gold contract	—	34	425
Fair value adjustments, net	Silver ounces receivable	213	(276)	1,594
Fair value adjustments, net	Palmarejo gold royalty	(31,053)	(40,046)	(83,989)
Fair value adjustments, net	Franco-Nevada warrant	—	—	3,451
Fair value adjustments, net	Put and call options	4,089	(8,438)	(11,795)

		$(23,426)	$(49,162)	$(85,485)

Please see Note 6 – Fair Value Measurements for additional detail on the fair value amounts for derivatives.

Credit Risk

The credit risk exposure related to any potential derivative instruments is limited to the unrealized gains, if any, on outstanding contracts based on current market prices. To reduce counter-party credit exposure, the Company deals with financial institutions management deems credit worthy and limits credit exposure to each. The Company does not anticipate non-performance by any of its counterparties. In addition, to allow for situations where positions may need to be revised, the Company deals only in markets that management considers highly liquid.

NOTE 20 – COMMITMENTS AND CONTINGENCIES

Labor Union Contracts

The Company maintains one labor agreement in South America, consisting of a labor agreement with Sindicato de la Empresa Minera Manquiri at the San Bartolomé mine in Bolivia. The labor agreement at the San Bartolomé mine, which became effective October 11, 2007, does not have a fixed term. As of December 31, 2012, approximately 10.0% of the Company’s worldwide labor force was covered by collective bargaining agreements.

Termination Benefits

The Company established a termination benefit program for its employees at the Rochester mine in 2005. The program provides a financial benefit in the form of severance pay to terminated employees if their employment is terminated due to curtailment of operations. The individual benefit is based on the employee’s service time and rate of pay at the time of termination. The Rochester mine resumed mining and crushing operations in late 2011, and currently employs more than 200 employees. This termination benefit program was extended to include newly hired employees. As of November 2012, the plan was terminated. At the time of termination, the Company recognized a $1.8 million credit to operations and a $2.0 million credit to care and maintenance in the Consolidated Statement of Operations.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Changes to the Company’s termination benefits are as follows (in thousands):

	Years ended December 31,
	2012	2011
Beginning balance	$3,335	$1,105
Accruals	473	2,230
Plan termination	(3,808)	—

Ending balance	$—	$3,335

The Company does not have a written severance plan for any of its foreign operations including those operations located in Chile, Argentina, Bolivia and Mexico. However, laws in these foreign jurisdictions require payment of certain minimum statutory termination benefits. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, the Company records employee severance costs in accordance with U.S. GAAP. The Company has accrued obligations for post-employment benefits in these locations of approximately $7.6 million and $7.4 million as of December 31, 2012 and December 31, 2011, respectively.

Kensington Production Royalty

On July 7, 1995, Coeur, through its wholly-owned subsidiary, Coeur Alaska, Inc., acquired the 50% ownership interest of Echo Bay Exploration Inc., or Echo Bay, giving Coeur 100% ownership of the Kensington property. Coeur Alaska is obligated to pay Echo Bay, a subsidiary of Kinross Gold Corporation, a scaled net smelter return royalty on 1.0 million ounces of future gold production after Coeur Alaska recoups the $32.5 million purchase price and its construction and development expenditures incurred after July 7, 1995 in connection with placing the property into commercial production. The royalty ranges from 1% at gold prices of $400 per ounce to a maximum of 2.5% at gold prices above $475 per ounce, with the royalty to be capped at 1.0 million ounces of production. No royalty has been paid to date.

Rochester Production Royalty

The Company acquired the Rochester property from ASARCO, a subsidiary of Grupo Mexico SA de CV, in 1983. The Company is obligated to pay a net smelter royalty interest to ASARCO when the market price of silver equals or exceeds $23.60 per ounce up to a maximum rate of 5%. Royalty expense was $3.5 million, $2.2 million, $ 0.2 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Palmarejo Gold Production Royalty

On January 21, 2009, Coeur Mexicana entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced from its Palmarejo silver and gold mine in Mexico. The royalty agreement provides for a minimum obligation to be paid monthly on a total of 400,000 ounces of gold, or 4,167 ounces per month over an initial eight year period. Please see Note 14 – Debt, Capital Leases and Royalty Obligation, Palmarejo Gold Production Royalty, for further discussion on the royalty obligation.

NOTE 21 – SIGNIFICANT CUSTOMERS

The Company markets its doré to credit worthy bullion trading houses, market makers and members of the London Bullion Market Association, industrial companies and sound financial institutions. The refined metals

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

are sold to end users for use in electronic circuitry, jewelry, silverware, pharmaceutical products, and the technology industry. The Company currently has seven trading counterparties (International Commodities, Mitsui, Mitsubishi, Standard Bank, TD Securities, Valcambi, and Auramet) and the sales of metals to these companies amounted to approximately 91%, 82%, and 83% of total metal sales for the years ended December 31, 2012, 2011, and 2010, respectively. Generally, the loss of a single bullion trading counterparty would not adversely affect the Company due to the liquidity of the markets and the availability of alternative trading counterparties.

Sales of silver and gold concentrates to third parties (Nyrstar, Aurubis, Sumitomo, Trafigura, Auramet, Sumitomo, and China National Gold) amounted to approximately 9%, 18%, and 17% of total metal sales for the years ended December 31, 2012, 2011, and 2010, respectively. The loss of any one smelting and refining client may have a material adverse effect if alternate smelters and refiners are not available. The Company believes there is sufficient global capacity available to address the loss of any one smelter.

The following table indicates customers that represent 10% or more of total sales of metal for the years December 31, 2012, 2011, and 2010 (in millions):

Customer	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010	Segments reporting revenue
Valcambi	$414.4	$385.5	$174.1	Palmarejo, San Bartolomé
Auramet	94.6	50.8	79.0	Palmarejo
Penoles	0.3	13.3	53.9	Martha
China Gold	43.8	108.9	23.6	Kensington
International Commodities	58.0	112.6	36.7	Palmarejo, San Bartolomé, Rochester
Mitsui	65.6	105.1	45.9	Palmarejo, San Bartolomé, Rochester

NOTE 22 – SEGMENT REPORTING

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-making group is comprised of the Chief Executive Officer, Chief Financial Officer, and the Chief Operating Officer.

The operating segments are managed separately because each segment represents a distinct use of company resources and a separate contribution to the Company’s cash flows. The Company’s reportable operating segments include the Palmarejo, San Bartolomé, Martha, Rochester, Kensington and Endeavor mining properties. All operating segments are engaged in the discovery and/or mining of gold and silver and generate the majority of their revenues from the sale of these precious metal concentrates and/or refined precious metals. Through September 2012, the Martha mine sold precious metal concentrates, typically under long-term contracts, to trading partners located in the United States and Switzerland. The Company ceased active mining in September of 2012. The Kensington mine sells precious metals and concentrates, typically under long-term contracts to smelters in China and Germany. Refined gold and silver produced by the Rochester, Palmarejo, and San Bartolomé mines are principally sold on a spot basis to precious metals trading banks such as International Commodities, Mitsui, Mitsubishi, Standard Bank, TD Securities, Valcambi and Auramet. Concentrates produced at the Endeavor mine are sold to Nyrstar (formerly Zinifex), an Australian smelter. The Other segment includes the Joaquin project, corporate headquarters, elimination of intersegment transactions and other items necessary to

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

reconcile to consolidated amounts. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies above. The Company evaluates performance and allocates resources based on profit or loss before interest, income taxes, depreciation and amortization, unusual and infrequent items and extraordinary items.

Revenues from silver sales were $549.7 million, $662.6 million and $356.9 million in 2012, 2011, and 2010, respectively. Revenues from gold sales were $345.8 million, $358.6 million and $158.5 million in 2012, 2011, and 2010, respectively.

Financial information relating to the Company’s segments is as follows (in thousands):

Year ended December 31, 2012	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$442,098	$178,005	$110,987	$132,392	$13,162	$18,848	$—	$895,492
Productions costs applicable to sales	(197,478)	(71,428)	(87,089)	(74,256)	(17,682)	(8,824)	—	(456,757)
Depreciation and depletion	(146,595)	(16,709)	(41,645)	(8,065)	(692)	(4,591)	(560)	(218,857)

Gross profit (loss)	98,025	89,868	(17,747)	50,071	(5,212)	5,433	(560)	219,878
Exploration expense	7,575	159	3,283	3,591	8,648	—	3,014	26,270
Loss on impairment	—	—	—	—	5,825	—	—	5,825
Other operating expenses	11	80	74	1,401	2,108	—	30,564	34,238

OPERATING INCOME (LOSS)	90,439	89,629	(21,104)	45,079	(21,793)	5,433	(34,138)	153,545
Interest and other income, net	4,017	9,719	(77)	358	(1,153)	—	1,572	14,436
Interest expense, net	(18,938)	(72)	(2,972)	(26)	(3)	—	(4,158)	(26,169)
Loss on debt extinguishment	—	—	(1,036)	—	—	—	—	(1,036)
Fair value adjustments, net	(31,054)	—	4,089	—	—	—	3,478	(23,487)
Income tax expense	(18,066)	(44,632)	—	—	976	409	(7,299)	(68,612)

Net income (loss)	$26,398	$54,644	$(21,100)	$45,411	$(21,973)	$5,842	$(40,545)	$48,677

Segment assets (A)	$1,905,269	$302,922	$508,658	$104,373	$9,813	$31,479	$111,542	$2,974,056
Capital expenditures (B)	$38,456	$25,672	$36,994	$11,794	$1,193	$—	$1,532	$115,641

Year ended December 31, 2011	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$513,097	$267,502	$151,186	$57,331	$13,347	$18,737	$—	$1,021,200
Productions costs applicable to sales	(186,201)	(79,679)	(101,672)	(28,257)	(15,513)	(8,634)	—	(419,956)
Depreciation and depletion	(159,264)	(22,410)	(35,839)	(2,824)	(556)	(3,148)	(459)	(224,500)

Gross profit (loss)	167,632	165,413	13,675	26,250	(2,722)	6,955	(459)	376,744
Exploration expense	6,863	248	1,102	1,989	6,367	—	2,559	19,128
Other operating expenses	949	342	317	19,931	156	(1)	29,126	50,820

OPERATING INCOME (LOSS)	159,820	164,823	12,256	4,330	(9,245)	6,956	(32,144)	306,796
Interest and other income, net	(9,099)	156	4	57	(544)	—	2,816	(6,610)
Interest expense, net	(23,453)	(45)	(4,889)	(21)	(458)	—	(5,908)	(34,774)
Loss on debt extinguishment	—	—	—	—	—	—	(5,526)	(5,526)
Fair value adjustments, net	(40,046)	—	(8,438)	—	—	—	(3,566)	(52,050)
Income tax expense	(28,023)	(59,867)	(31)	—	(1,219)	—	(25,197)	(114,337)

Net income (loss)	$59,199	$105,067	$(1,098)	$4,366	$(11,466)	$6,956	$(69,525)	$93,499

Segment assets (A)	$2,029,769	$276,423	$507,891	$76,852	$19,717	$35,686	$16,792	$2,963,130
Capital expenditures (B)	$36,976	$17,731	$34,013	$27,217	$3,426	$—	$625	$119,988

(A)	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
(B)	Balance represents cash flow amounts

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Year ended December 31, 2010	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$230,024	$142,989	$23,628	$54,323	$53,875	$10,618	$—	$515,457
Productions costs applicable to sales	(127,658)	(60,023)	(14,043)	(24,760)	(27,040)	(4,112)	—	(257,636)
Depreciation and depletion	(91,505)	(19,650)	(17,487)	(1,890)	(8,525)	(1,989)	(573)	(141,619)

Gross profit (loss)	10,861	63,316	(7,902)	27,673	18,310	4,517	(573)	116,202
Exploration expense	4,658	9	659	190	5,791	—	2,942	14,249
Other operating expenses	352	—	170	1,544	—	—	24,987	27,053

OPERATING INCOME (LOSS)	5,851	63,307	(8,731)	25,939	12,519	4,517	(28,502)	74,900
Interest and other income, net	914	(373)	(26)	681	(3,974)	—	3,549	771
Interest expense, net	(21,567)	(325)	(1,591)	—	(90)	—	(7,369)	(30,942)
Loss on debt extinguishment	—	—	—	—	—	—	(20,300)	(20,300)
Fair value adjustments, net	(98,707)	—	(13,783)	—	—	—	(4,604)	(117,094)
Income tax expense	16,901	(21,655)	(8)	—	(8,523)	—	22,766	9,481

Income (loss) from continuing operations	(96,608)	40,954	(24,139)	26,620	(68)	4,517	(34,460)	$(83,184)
Loss from discontinued operations	—	—	—	—	—	—	(6,029)	$(6,029)
Loss on sale of net assets of discontinued operations	—	—	—	—	—	—	(2,095)	$(2,095)

Net income (loss)	$(96,608)	$40,954	$(24,139)	$26,620	$(68)	$4,517	$(42,584)	$(91,308)

Segment assets (A)	$2,119,367	$260,653	$512,401	$29,734	$21,290	$39,530	$17,414	$3,000,389
Capital expenditures (B)	$54,226	$6,159	$92,730	$2,349	$100	$—	$430	$155,994

(A)	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
(B)	Balance represents cash flow amounts

	2012	2011	2010
Assets
Total assets for reportable segments	$2,974,056	$2,963,130	$3,000,389
Cash and cash equivalents	125,440	175,012	66,118
Short term investments	999	20,254	—
Other assets	120,906	106,045	91,020

Total consolidated assets	$3,221,401	$3,264,441	$3,157,527

Geographic Information

	As of December 31,
	2012	2011	2010
Long Lived Assets:
United States	$608,051	$515,096	$488,104
Australia	29,408	33,999	37,147
Chile	65	65	14
Argentina	1,705	5,213	1,882
Bolivia	240,905	230,956	234,306
Mexico	1,795,677	1,903,374	2,028,864

Total	$2,675,811	$2,688,703	$2,790,317

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

	Twelve months ended December 31,
	2012	2011	2010
Revenues:
United States	$243,379	$208,517	$77,951
Mexico	442,098	513,097	230,025
Bolivia	178,005	267,502	142,988
Australia	18,848	18,737	10,618
Argentina	13,162	13,347	53,875

Total	$895,492	$1,021,200	$515,457

NOTE 23 – LITIGATION AND OTHER EVENTS

Sites Related to Callahan Mining Corporation

In 1991, the Company acquired all of the outstanding common stock of Callahan Mining Corporation. Since then, the Company has received requests for information or notices of potential liability from state or federal agencies with regard to Callahan’s operations at sites in Idaho, Maine, Colorado and Washington. The Company did not make any decisions with respect to generation, transport or disposal of hazardous waste at these sites. Therefore, the Company believes that it is not liable for any potential cleanup costs either directly as an operator or indirectly as a parent. To date, none of these agencies have made any claims against the Company or Callahan for cleanup costs. The Company anticipates that further agency interaction may be possible with respect to two of these sites.

Callahan operated a mine and mill in Brooksville, Maine from 1968 until 1972 and subsequently disposed of the property. In 2000, the U.S. Environmental Protection Agency, or EPA, made a formal request to the Company for information regarding the site. The site was placed on the National Priorities List on September 5, 2002, and the Maine Department of Transportation, a partial owner of the property, signed a consent order in 2005. In January 2009, the EPA and the State of Maine made additional formal requests to the Company for information relating to the site, to which the Company responded. The first phase of cleanup at the site began in April 2011.

The Van Stone Mine in Stevens County, Washington consists of several parcels and was mined by several owners from 1926 until 1993. Callahan held an ownership interest in the Van Stone Mine from 1971 to 1990. In February 2010, the State of Washington Department of Ecology notified Callahan Mining Corporation that it, among others, is a potentially liable person (PLP) under Washington law. Asarco LLC (“Asarco”), an affiliate of American Smelting and Refining Company, which developed the mill on the site in 1951, settled for $3.5 million. Another potentially liable person, Vaagen Brothers, signed a consent order which allows access to the site for a Remedial Investigation and Feasibility Study. Neither the Company nor Callahan Mining Corporation has received any further notices from the Washington Department of Ecology. On June 5, 2012, Asarco filed a lawsuit in the U.S. District Court for the Eastern District of Washington against five named defendants, including Callahan Mining Corporation, seeking contribution for the $3.5 million settlement. Callahan Mining Corporation filed a response and defense to the lawsuit on December 11, 2012 and does not believe it has any liability to Asarco. The Court has set a trial date for April 28, 2014.

Bolivian Temporary Restriction on Mining above 4,400 Meters

On October 14, 2009, the Bolivian state-owned mining organization, COMIBOL, announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. The Company holds rights to mine above this elevation

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. The Company temporarily adjusted its mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction.

The Cooperative Reserva Fiscal, with which the Company has one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, the Company resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur. Mining in other areas above the 4,400 meter level continues to be suspended.

The partial suspension may reduce production until the Company is able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that the Company’s operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force the Company to cease mining at such deposits. If COMIBOL objects to the Company mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, the Company may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Unpatented Mining Claims Dispute at Rochester in Nevada

On December 5, 2011, Coeur Rochester filed a lawsuit in the Sixth Judicial District Court of Nevada against Rye Patch Gold Corp and Rye Patch Gold US, Inc. seeking a declaratory judgment as to Coeur Rochester’s ownership of 447 unpatented mining claims covering approximately 8,600 acres of federal lands in and surrounding the Coeur Rochester mine operation. On December 5, 2011, Rye Patch Gold US, Inc. filed a similar action asserting its interest in the claims in the Second Judicial District Court of Nevada. The Rye Patch action was subsequently moved to the Sixth Judicial Court and consolidated with Coeur Rochester’s pending action. The dispute stems from competing asserted interests in the mining claims between Coeur Rochester and Rye Patch following Coeur Rochester’s inadvertent failure to pay annual mining claim maintenance fees. On December 5, 2011, the court issued a temporary restraining order prohibiting Rye Patch from entering the property. On December 20, 2011, following a hearing, the District Court judge issued a preliminary injunction, enjoining Rye Patch from entering certain active mine areas at the Coeur Rochester mine operation. On March 6, 2012 Rye Patch filed a Motion for Preliminary Injunction to which Coeur Rochester responded in opposition on March 21, 2012. It is Coeur Rochester’s position that there is no new material for review by the Court since the original preliminary injunction was granted in favor of Coeur Rochester. However, if granted in favor of Rye Patch, a preliminary injunction could halt Coeur Rochester’s mining operations on the disputed claims. On May 7, 2012, the Court appointed a Special Master to address certain pre-trial matters. A hearing on the Motion was held before the Special Master appointed by the Court on June 27-28, 2012. On August 6, 2012, the Special Master issued a recommendation that the Court deny Rye Patch’s motion on the grounds that Rye Patch did not demonstrate a likelihood of success on the merits of the case and did not show that it would suffer irreparable harm if a preliminary injunction were not granted. On August 9-10, 2012, the Court entered orders adopting a number of recommendations made by the Special Master regarding several pending motions, including an order denying Rye Patch’s motion to revoke the appointment of the Special Master. On October 12, 2012, the Court continued the original November 2012 trial date, which has since been re-scheduled for September 2013.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

On August 27, 2012, Coeur Rochester filed a Motion for Partial Summary Judgment with the Court, requesting the Court enter an Order declaring that Rye Patch’s LH Claims located within Coeur Rochester’s current Bureau of Land Management (BLM) approved plan of operations boundary are invalid because claims located by trespass cannot be valid. On August 29, 2012, Rye Patch filed a competing Motion for Partial Summary Judgment requesting the Court enter an Order declaring Coeur Rochester’s old unpatented mining claims as forfeited for failure to pay the annual maintenance fees to the BLM and that Rye Patch had a federal statutory right to locate the LH claims. Coeur Rochester and Rye Patch each has responded in opposition to the other party’s motions and filed subsequent replies to the opposition.

On September 7, 2012, Rye Patch filed a petition with the Nevada Supreme Court requesting a special writ be issued to the District Court to prevent its enforcement of its appointment of the Special Master. On October 5, 2012, the Supreme Court entered an order granting Rye Patch’s request for a temporary stay of the appointment of the Special Master. Coeur Rochester filed an answer to Rye Patch’s appeal with respect to the appointment of the Special Master on November 5, 2012. The Supreme Court will determine whether to hold a hearing or decide the appeal based only on the written filings.

The Company believes it holds a superior property interest to Rye Patch based on flaws in the Rye Patch claims, and the Company’s valid possessory rights in the claims. The mine operates under an approved BLM plan of operations and has continued normal operations while the legal action is pending. The Company cannot predict how the court will rule on the ownership interest in the claims and if all or some of the claims at issue will be retained by the Company. The Company believes there will be no impact to the current silver and gold reserves at Coeur Rochester as a result of the claims dispute. Furthermore, the Company believes the likelihood of a loss or impairment of assets is remote. The Company believes an adverse outcome would cause it to modify existing plans to further expand future mining operations, would require permits to be updated to reflect changes in claim ownership arising from an adverse outcome and would prevent the Company from future exploration in areas that are subject to any claims ultimately determined to be held by third parties.

Appeal of Plan of Operations Amendment at Rochester in Nevada

The Rochester property is also the subject of an administrative appeal filed by Great Basin Resource Watch (“GBRW”) with the Interior Board of Land Appeals (“IBLA”). This appeal challenges the decision of the U.S. Bureau of Land Management (“BLM”) to approve a plan of operations amendment permitting resumed mining in the existing mine pit and construction of a new heap leach pad. GBRW asserts that the National Environmental Policy Act (“NEPA”) required an Environmental Impact Statement for the plan of operations amendment, as opposed to the Environmental Assessment (“EA”) that was prepared. GBRW further alleges that BLM violated the Federal Land Policy & Management Act (“FLPMA”) by failing to avoid unnecessary and undue degradation of public lands. Because GBRW did not seek a stay of BLM’s decision, operations are proceeding as approved. Coeur was granted intervenor status in the appeal and is actively participating in its resolution. The BLM and Coeur assert that the EA complies with NEPA and that BLM complied with FLPMA by, among other things, requiring mitigation of any possible future effects on water quality. BLM filed a Supplemental Briefing on March 1, 2012 regarding additional analysis conducted by the BLM further supporting and strengthening BLM and Coeur’s positions that the EA complies with NEPA. The Company cannot predict whether this will result in further briefing with the IBLA, when the IBLA will rule on the appeal or what impact, if any, an adverse ruling may have on Rochester’s operations.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

NOTE 24 – SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)
The following table sets forth a summary of the unaudited quarterly results of operations for the years ended December 31, 2012 and 2011 (In thousands, except per share data):

	Q1	Q2	Q3	Q4
2012
Sales of metals	$204,564	$254,406	$230,593	$205,929
Income (loss) from continuing operations	3,975	22,973	(15,821)	37,550
Net income (loss)	3,975	22,973	(15,821)	37,550
Depreciation, depletion, and amortization	52,592	61,024	52,844	52,397
Production costs	92,554	131,823	124,967	107,413
Exploration expenses	6,567	6,305	6,957	6,441
Other operating expenses (general and administrative, pre-development, and loss on impairment)	8,664	13,680	11,836	5,883
Cash provided by operating activities	17,002	113,203	79,735	61,694
Capital expenditures	31,647	32,238	29,972	21,784
Basic net income (loss) per share:
Income (loss) from continuing operations	0.04	0.26	(0.18)	0.42

Net income (loss)	$0.04	$0.26	$(0.18)	$0.42

Diluted net income (loss) per share:
Income (loss) from continuing operations	0.04	0.26	(0.18)	0.42

Net income (loss)	$0.04	$0.26	$(0.18)	$0.42

	Q1	Q2	Q3	Q4
2011
Sales of metals	$199,624	$231,090	$343,575	$246,911
Income from continuing operations	12,464	38,611	31,060	11,364
Net income	12,464	38,611	31,060	11,364
Depreciation, depletion, and amortization	50,041	57,641	58,652	58,166
Production costs	92,474	77,102	141,253	109,127
Exploration expenses	2,762	4,077	4,772	7,517
Other operating expenses	15,805	12,931	11,507	10,577
Cash provided by operating activities	35,786	111,065	181,911	87,411
Capital expenditures	15,918	25,764	38,099	40,207
Basic net income per share:
Income from continuing operations	0.14	0.43	0.35	0.13

Net income	$0.14	$0.43	$0.35	$0.13

Diluted net income per share:
Income from continuing operations	0.14	0.43	0.35	0.13

Net Income	$0.14	$0.43	$0.35	$0.13

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

NOTE 25 – SUBSEQUENT EVENTS

Indenture

On January 29, 2013, Coeur d’Alene Mines Corporation (the “Company”) completed an offering of $300 million in aggregate principal amount of 7.875% Senior Notes due 2021 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes are governed by an Indenture, dated as of January 29, 2013 (the “Indenture”), among the Company, as issuer, certain of the Company’s subsidiaries named therein, as guarantors thereto (the “Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”).

The Notes are the Company’s unsecured senior obligations and rank equally in right of payment with all of its existing and future unsecured senior debt and rank senior in right of payment to all of its existing and future subordinated debt. The Notes are effectively subordinated to any of the Company’s existing and future secured debt, including indebtedness under the Company’s senior credit facility (the “Senior Credit Facility”), to the extent of the value of the assets securing such debt. Initially, the Company’s obligations under the Notes are jointly and severally guaranteed by the all of the Company’s domestic subsidiaries that guarantee the borrowings under the Senior Credit Facility. In addition, each of the Company’s restricted subsidiaries that becomes a borrower under or that guarantees the Senior Credit Facility, or that guarantees other indebtedness that exceeds $20.0 million aggregate principal amount, will be required to guarantee the Notes in the future. The guarantees rank equally in right of payment to all of the Guarantors’ existing and future unsecured senior debt and senior in right of payment to all of the Guarantors’ existing and future subordinated debt. The guarantees are effectively subordinated to any of the Guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt. The Notes are also structurally subordinated to the liabilities of subsidiaries of the Company that have not guaranteed the Notes.

The Notes bear interest at a rate of 7.875% per year from the date of original issuance or from the most recent payment date to which interest has been paid or provided for. Interest on the Notes is payable semi-annually in arrears on February 1 and August 1 of each year, commencing on August 1, 2013. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding January 15 and July 15. In certain circumstances the Company may be required to pay additional interest.

At any time prior to February 1, 2017, the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) a make-whole premium as of the date of redemption, plus (iii) accrued and unpaid interest and additional interest, if any, thereon, to the date of redemption. In addition, the Company may redeem some or all of the Notes on or after February 1, 2017, at redemption prices set forth in the Indenture, together with accrued and unpaid interest. At any time prior to February 1, 2016, the Company may use the proceeds of certain equity offerings to redeem up to 35% of the aggregate principal amount of the Notes, including any permitted additional Notes, at a redemption price equal to 107.875% of the principal amount.

Upon the occurrence of a change of control triggering event (as defined in the Indenture), unless the Company has exercised its right to redeem the Notes, each holder of Notes will have the right to require the Company to repurchase all or a portion of such holder’s Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

If the Company or its restricted subsidiaries sell assets under certain circumstances specified in the Indenture and do not use the proceeds for certain specified purposes, the Company must offer to use certain net

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

proceeds therefrom to repurchase the Notes and other debt that ranks equal in right of payment to the Notes on a pro rata basis. The purchase price of the Notes will be equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the applicable date of repurchase.

If the Company receives excess political risk insurance proceeds (as defined in the Indenture) related to its San Bartolomé mine and does not use the proceeds for certain specified purposes, the Company must offer to use certain net proceeds therefrom to repurchase the Notes and other debt that ranks equal in right of payment to the Notes and contains similar political risk insurance offer provisions on a pro rata basis. The purchase price of the Notes will be equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the applicable date of repurchase.

The Indenture contains covenants that, among other things, limit the Company’s ability under certain circumstances to create liens or enter into sale-leaseback transactions and impose conditions on the Company’s ability to engage in mergers, consolidations and sales of all or substantially all of its assets.

The Indenture also contains certain “Events of Default” (as defined in the Indenture) customary for indentures of this type. If an Event of Default has occurred and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare all unpaid principal of, premium, if any, and accrued interest on all the Notes to be due and payable.

Registration Rights Agreement

In connection with the sale of the Notes, the Company entered into a Registration Rights Agreement, dated as of January 29, 2013 (the “Registration Rights Agreement”), with the Guarantors and Barclays Capital Inc., as initial purchaser of the Notes. Under the Registration Rights Agreement, the Company and the Guarantors have agreed, to (i) file a registration statement (the “Exchange Offer Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) with respect to a registered offer (the “Exchange Offer”) to exchange the Notes for new notes of the Company having terms substantially identical in all material respects to the Notes (the “Exchange Notes”), (ii) to use their commercially reasonable efforts to cause the Exchange Offer to be completed on or prior to 365 days after January 29, 2013 and (iii) to commence the Exchange Offer and use their commercially reasonable efforts to issue on or prior to 35 business days, or longer, if required by applicable securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, the Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer.

If the Exchange Offer is not consummated, under certain circumstances and within specified time periods, the Company and the Guarantors are required to file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the Notes, use their commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective and to keep the Shelf Registration Statement effective until such time as the Notes cease to be registrable securities.

Subject to certain limitations, the Company and the Guarantors will be required to pay the holders of the Notes special interest on the Notes if (i) the Exchange Offer is not completed on or prior to 365 days after January 29, 2013, (ii) the Company and the Guarantors fail to file any Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing, (iii) any such Shelf Registration Statement is not declared effective by the SEC prior to the date specified for such effectiveness, (iv) the Company and the Guarantors fail to consummate the Exchange Offer within 35 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, or (v) the Shelf

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of registrable securities during specified time periods.

Offer to repurchase

The Company announced on February 13, 2013 that it is offering to repurchase all of its outstanding 3.25% Convertible Senior Notes due 2028 (the “Notes”). As of February 12, 2013, there was $48,658,000 aggregate principal amount of Notes outstanding.

The Indenture governing the Notes provides the holders of the Notes with a right to require the Company to purchase their Notes on March 15, 2013. To the extent that holders exercise this put right, the Company will pay a repurchase price in cash, consisting of 100% of the principal amount of the Notes repurchased, plus accrued but unpaid interest, up to, but not including, March 15, 2013.

Holders may exercise their put right by delivery to the Company and the Paying Agent of a written notice of purchase at any time from the opening of business on February 13, 2013 until 5:00 p.m. New York City time on March 14, 2013, stating (i) the certificate number of the Note which the Holder will deliver to be repurchased, (ii) the portion of the principal amount of the Note which the Holder will deliver to be repurchased, which portion must be in a principal amount of $1,000 or an integral multiple thereof and (iii) that such Note shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in paragraph 6 of the Notes and in the Indenture, or by delivery or book-entry transfer of such Notes to the Paying Agent prior to, on or after the Repurchase Date at the offices of the Paying Agent. Unless the Company defaults in making payment of the Repurchase Price, interest on Notes covered by any Repurchase Notice will cease to accrue on and after the Repurchase Date.

The Notes may be converted during the periods or upon the events described in the Indenture. Upon a conversion of the Notes, a Holder would be entitled to receive a cash payment equal to the “Principal Portion” (as defined in the Indenture) plus, in certain circumstances, an amount in excess thereof paid in cash, shares of the Company’s common stock or a combination thereof, at the Company’s election. The type and amount of consideration a Holder would receive upon conversion of its Notes would depend on, among other things, the conversion rate applicable at the time of conversion, the trading prices of the Company’s common stock during a 20 -day trading period beginning on the second business day following the Holder’s conversion election and whether the Company elects to settle any excess amount in cash, common stock or a combination thereof. The conversion rate in effect on February 13, 2013 was 17.6025 shares of common stock per $1,000 principal amount of the Notes and the conversion price in effect at that time was $56.81 per share of common stock.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to 5:00 p.m. on March 14, 2013, specifying (i) the certificate and principal amount of the Note in respect of which such notice of withdrawal is being submitted and (ii) the principal amount, if any, of such Note which remains subject to the original Repurchase Notice and which has been or will be delivered for purchase by the Company.

The Repurchase Price for any Notes as to which a Repurchase Notice has been given and not withdrawn shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

Acquisition of Orko Silver Corp.

On February 20, 2013, the Company entered into a definitive agreement to acquire all of the issued and outstanding common shares of Orko Silver Corp. (“Orko”) (TSX VENTURE: OK). Under the terms of the agreement, Orko shareholders may elect to receive in exchange for each Orko share:

•	0.0815 common shares of Coeur (“Coeur Shares”) and CAD $0.70 cash and 0.01118 warrants to purchase Coeur shares (“Coeur Warrants”);

•

0.1118 Coeur Shares and 0.01118 Coeur Warrants, subject to pro-ration as to the number of Coeur Shares if the total number of Coeur Shares elected by Orko shareholders exceeds approximately 11.6 million ; or

•	CAD $2.60 in cash and 0.01118 Coeur Warrants, subject to pro-ration as to the amount of cash if the total cash elected by Orko shareholders exceeds CAD $100 million.

Each whole Coeur Warrant will be exercisable for one Coeur Share for a period of four years at an exercise price of US $30.00, all subject to adjustment in accordance with the terms of the warrant.

In connection with the agreement, Orko executed and delivered a promissory note (the “Note”) in the principal amount of CAD$11,600,000 in favor of the Company in connection with the Company’s payment, on behalf of Orko, of the termination fee due to First Majestic Silver Corp. (“First Majestic”) pursuant to Orko’s and First Majestic’s arrangement agreement, dated as of December 16, 2012 (the “First Majestic Arrangement Agreement”). Orko and First Majestic terminated the First Majestic Arrangement Agreement in accordance with its terms on February 20, 2013. The indebtedness due under the Note will not accrue interest. The Note has a maturity date of August 20, 2014; provided, however, that earlier repayment may be required upon the occurrence of certain events of default or upon a Termination Payment becoming payable pursuant to the Arrangement Agreement. The Note includes customary representations, warranties and covenants by the parties thereto.

NOTE 26 – SUPPLEMENTAL GUARANTOR INFORMATION

The following Condensed Consolidating Financial Statements are presented to satisfy disclosure requirements of Rule 3-10 of Regulation S-X resulting from the guarantees by Coeur Alaska, Inc., Coeur Explorations, Inc., Coeur Rochester, Inc. and Coeur South America Corp. (collectively, the “Subsidiary Guarantors”) of the $300 million aggregate principal amount of 7.875% Senior Notes issued by Coeur on January 29, 2013. See Note 21—Subsequent events for additional discussion. The following schedules present Condensed Consolidating Financial Statements of (a) Coeur, the parent company; (b) the Subsidiary Guarantors; and (c) certain wholly owned domestic and foreign subsidiaries of the Company (collectively, the “Non-Guarantor Subsidiaries”). Each of the Subsidiary Guarantors is 100% owned by Coeur, the guarantees are full and unconditional and no other subsidiary of Coeur guaranteed any security issued under the Registration Statement. There are no restrictions on the ability of Coeur to obtain funds from its subsidiaries by dividend or loan.

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$86,788	$400	$38,252	$—	$125,440
Short term investments	999	—	—	—	999
Receivables	8,520	7,643	46,275	—	62,438
Ore on leach pad	—	22,991	—	—	22,991
Metal and other inventory	—	45,906	124,764	—	170,670
Deferred tax assets	—	—	2,458	—	2,458
Restricted Assets	—	—	396	—	396
Prepaid expenses and other	3,395	5,947	11,448	—	20,790

	99,702	82,887	223,593	—	406,182

Non-Current Assets
Property, plant and equipment, net	4,183	208,857	470,820	—	683,860
Mining properties, net	—	301,506	1,690,445	—	1,991,951
Ore on leach pad, non-current portion	—	21,356	—	—	21,356
Restricted assets	18,922	60	5,988	—	24,970
Marketable securities	27,065	—	—	—	27,065
Receivables, non-current portion	—	—	48,767	—	48,767
Debt issuance costs, net	3,713	—	—	—	3,713
Deferred tax assets	955	—	—	—	955
Net investment in subsidiaries	1,553,434	—	1,285,862	(2,839,296)	—
Other	39,120	12,360	318,330	(357,228)	12,582

Total Assets	$1,747,094	$627,026	$4,043,805	$(3,196,524)	$3,221,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,954	$17,211	$37,317	$—	$57,482
Accrued liabilities and other	1,418	4,014	4,570	—	10,002
Accrued income taxes	257	—	26,851	—	27,108
Accrued payroll and related benefits	7,477	8,158	5,671	—	21,306
Accrued interest payable	463	5	1,002	(992)	478
Current portion of debt and capital leases	48,081	3,013	309,539	(304,650)	55,983
Current portion of royalty obligation	—	—	65,104	—	65,104
Current portion of reclamation and mine closure	—	—	1,445	(777)	668
Deferred tax liability	—	—	121	—	121

	60,650	32,401	451,620	(306,419)	238,252

Non-Current Liabilities
Long-term debt and capital leases	—	1,675	53,367	(51,582)	3,460
Non-current portion of royalty obligation	—	—	141,879	—	141,879
Reclamation and mine closure	—	23,149	10,744	777	34,670
Deferred tax liabilities	115,425	—	462,063	—	577,488
Other long term liabilities	955	8,086	18,331	—	27,372
Intercompany payable (receivable)	(628,216)	390,480	237,736	—	—

	(511,836)	423,390	924,120	(50,805)	784,869

COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
Common stock	903	350	22,760	(23,110)	903
Additional paid-in capital	2,601,254	107,734	2,748,173	(2,855,907)	2,601,254
Accumulated deficit	(396,156)	63,151	(102,868)	39,717	(396,156)
Accumulated other comprehensive loss	(7,721)	—	—	—	(7,721)

Total Liabilities and Shareholders’ Equity	$1,747,094	$627,026	$4,043,805	$(3,196,524)	$3,221,401

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$85,672	$433	$88,907	$—	$175,012
Short term investments	20,254	—	—	—	20,254
Receivables	8,697	13,251	61,549	—	83,497
Ore on leach pad	—	27,252	—	—	27,252
Metal and other inventory	—	19,302	113,479	—	132,781
Deferred tax assets	—	—	1,869	—	1,869
Restricted Assets	—	—	60	—	60
Prepaid expenses and other	3,803	7,323	13,092	—	24,218

	118,426	67,561	278,956	—	464,943

Non-Current Assets
Property, plant and equipment, net	3,420	202,311	481,945	—	687,676
Mining properties, net	—	309,287	1,691,740	—	2,001,027
Ore on leach pad, non-current portion	—	6,679	—	—	6,679
Restricted assets	18,904	4,705	5,302	—	28,911
Marketable securities	19,844	—	—	—	19,844
Receivables, non-current portion	—	—	40,314	—	40,314
Debt issuance costs, net	434	1,455	—	—	1,889
Deferred tax assets	—	—	263	—	263
Net investment in subsidiaries	1,437,711	—	1,285,863	(2,723,574)	—
Other	35,867	6,023	318,533	(347,528)	12,895

Total Assets	$1,634,606	$598,021	$4,102,916	$(3,071,102)	$3,264,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,433	$17,697	$59,460	$—	$78,590
Accrued liabilities and other	3,467	3,938	5,721	—	13,126
Accrued income taxes	—	—	47,803	—	47,803
Accrued payroll and related benefits	7,125	5,470	3,645	—	16,240
Accrued interest payable	461	16	1,043	(961)	559
Current portion of debt and capital leases	—	19,418	313,184	(300,000)	32,602
Current portion of royalty obligation	—	—	61,721	—	61,721
Current portion of reclamation and mine closure	—	—	7	1,380	1,387
Deferred tax liability	—	—	53	—	53

	12,486	46,539	492,637	(299,581)	252,081

Non-Current Liabilities
Long-term debt and capital leases	45,544	65,082	51,801	(46,566)	115,861
Non-current portion of royalty obligation	—	—	169,788	—	169,788
Reclamation and mine closure	—	21,591	12,162	(1,382)	32,371
Deferred tax liabilities	110,195	—	417,378	—	527,573
Other long term liabilities	2,274	18,698	9,074	—	30,046
Intercompany payable (receivable)	(672,614)	304,089	368,525	—	—

	(514,601)	409,460	1,028,728	(47,948)	875,639

COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
Common stock	897	350	7,301	(7,651)	897
Additional paid-in capital	2,585,632	102,316	2,692,055	(2,794,371)	2,585,632
Accumulated deficit	(444,833)	39,356	(117,805)	78,449	(444,833)
Accumulated other comprehensive loss	(4,975)	—	—	—	(4,975)

Total Liabilities and Shareholders’ Equity	$1,634,606	$598,021	$4,102,916	$(3,071,102)	$3,264,441

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$243,380	$652,112	$—	$895,492
Production costs applicable to sales	—	(161,346)	(295,411)	—	(456,757)
Depreciation, depletion, and amortization	(521)	(49,750)	(168,586)	—	(218,857)

Gross Profit	(521)	32,284	188,115	—	219,878
COSTS AND EXPENSES
Administrative and general	30,699	1,101	1,177	—	32,977
Exploration	1,946	7,930	16,394	—	26,270
Loss on impairment	—	—	5,825	—	5,825
Pre-development, care, maintenance, and other	—	(362)	1,623	—	1,261

Total costs and expenses	32,645	8,669	25,019	—	66,333

OPERATING INCOME	(33,166)	23,615	163,096	—	153,545

OTHER INCOME AND EXPENSE, NET
Loss on debt extinguishments	—	(1,036)	—	—	(1,036)
Fair value adjustments, net	3,477	4,089	(31,053)	—	(23,487)
Interest and other income, net	5,135	861	13,073	(4,633)	14,436
Interest expense, net of capitalized interest	(4,158)	(2,997)	(23,647)	4,633	(26,169)

Total other income and expense, net	4,454	917	(41,627)	—	(36,256)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(28,712)	24,532	121,469	—	117,289
Income (provision) tax benefit	(3,844)	(735)	(64,033)	—	(68,612)

Total income (loss) from continuing operations	(32,556)	23,797	57,436	—	48,677

Equity income (loss) in consolidated subsidiaries	81,229	—	—	(81,229)	—

NET INCOME (LOSS)	$48,673	$23,797	$57,436	$(81,229)	$48,677

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$48,673	$23,797	$57,436	$(81,229)	$48,677
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(2,746)	—	—	—	(2,746)

Other comprehensive income (loss)	(2,746)	—	—	—	(2,746)

COMPREHENSIVE INCOME (LOSS)	$45,927	$23,797	$57,436	$(81,229)	$45,931

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$208,517	$812,683	$—	$1,021,200
Production costs applicable to sales	—	(129,929)	(290,027)	—	(419,956)
Depreciation, depletion, and amortization	(450)	(38,670)	(185,380)	—	(224,500)

Gross Profit	(450)	39,918	337,276	—	376,744
COSTS AND EXPENSES
Administrative and general	28,407	937	2,035	—	31,379
Exploration	1,504	3,754	13,870	—	19,128
Pre-development, care, maintenance, and other	—	19,311	130	—	19,441

Total costs and expenses	29,911	24,002	16,035	—	69,948
OPERATING INCOME	(30,361)	15,916	321,241	—	306,796
OTHER INCOME AND EXPENSE, NET
Loss on debt extinguishments	(5,526)	—	—	—	(5,526)
Fair value adjustments, net	(3,566)	(8,438)	(40,046)	—	(52,050)
Interest and other income, net	8,871	1,170	(7,372)	(9,279)	(6,610)
Interest expense, net of capitalized interest	(6,328)	(4,910)	(32,815)	9,279	(34,774)

Total other income and expense, net	(6,549)	(12,178)	(80,233)	—	(98,960)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(36,910)	3,738	241,008	—	207,836
Income tax (provision) benefit	(20,904)	(31)	(93,402)	—	(114,337)

Total income (loss) from continuing operations	(57,814)	3,707	147,606	—	93,499

Equity income (loss) in consolidated subsidiaries	151,313	—	—	(151,313)	—

NET INCOME (LOSS)	$93,499	$3,707	$147,606	$(151,313)	$93,499

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$93,499	$3,707	$147,606	$(151,313)	$93,499
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(4,975)	—	—	—	(4,975)

Other comprehensive income (loss)	(4,975)	—	—	—	(4,975)

COMPREHENSIVE INCOME (LOSS)	$88,524	$3,707	$147,606	$(151,313)	$88,524

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2010

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$77,951	$437,506	$—	$515,457
Production costs applicable to sales	—	(38,803)	(218,833)	—	(257,636)
Depreciation, depletion, and amortization	(500)	(19,448)	(121,671)	—	(141,619)

Gross Profit	(500)	19,700	97,002	—	116,202
COSTS AND EXPENSES
Administrative and general	23,138	112	926	—	24,176
Exploration	2,019	1,249	10,981	—	14,249
Pre-development, care, maintenance, and other	—	2,000	877	—	2,877

Total costs and expenses	25,157	3,361	12,784	—	41,302
OPERATING INCOME	(25,657)	16,339	84,218	—	74,900
OTHER INCOME AND EXPENSE
Loss on debt extinguishments	(20,300)	—	—	—	(20,300)
Fair value adjustments, net	(4,605)	(13,783)	(98,706)	—	(117,094)
Interest and other income, net	10,577	1,216	(906)	(10,116)	771
Interest expense, net of capitalized interest	(7,368)	(1,591)	(32,444)	10,461	(30,942)

Total other income and expense, net	(21,696)	(14,158)	(132,056)	345	(167,565)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	(47,353)	2,181	(47,838)	345	(92,665)
Income tax benefit (provision)	16,367	(8)	(6,878)	—	9,481

Income (Loss) from continuing operations	(30,986)	2,173	(54,716)	345	(83,184)
Loss from discontinued operations	—	—	(5,684)	(345)	(6,029)
Loss on sale of net assets of discontinued operations	(2,090)	(5)	—	—	(2,095)

Total income (loss) from continuing operations	(33,076)	2,168	(60,400)	—	(91,308)

Equity income (loss) in consolidated subsidiaries	(58,232)	—	—	58,232	—

NET INCOME (LOSS)	$(91,308)	$2,168	$(60,400)	$58,232	$(91,308)

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements– (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

YEAR ENDED DECEMBER 31, 2010

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$(91,308)	$2,168	$(60,400)	$58,232	$(91,308)
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(5)	—	—	—	(5)

Other comprehensive income (loss)	(5)	—	—	—	(5)

COMPREHENSIVE INCOME (LOSS)	$(91,313)	$2,168	$(60,400)	$58,232	$(91,313)

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$58,754	$37,426	$256,683	$(81,229)	$271,634

Cash Flows From Investing Activities
Capital expenditures	(1,531)	(48,788)	(65,322)	—	(115,641)
Acquisition of Joaquin mineral interests	(29,338)	—	41	—	(29,297)
Purchase of short term investments and marketable securities	(12,913)	(46)	—	—	(12,959)
Proceeds from sales and maturities of short term investments, marketable securities	21,590	45	60	—	21,695
Other	3,538	130	(581)	—	3,087
Investments in unconsolidated subsidiaries	(81,229)	—	—	81,229	—

Cash used in investing activities	(99,883)	(48,659)	(65,802)	81,229	(133,115)

Cash Flows From Financing Activities
Payments on long-term debt, capital leases, and associated costs	(4,005)	(79,839)	(13,326)	—	(97,170)
Payments on gold production royalty	—	—	(74,734)	—	(74,734)
Reductions of (additions to) restricted assets associated with the Kensington Term Facility	—	4,645	—	—	4,645
Share repurchases	(19,971)	—	—	—	(19,971)
Net intercompany borrowings (repayments)	67,082	86,394	(153,476)	—	—
Other	(861)	—	—	—	(861)

Cash provided by financing activities	42,245	11,200	(241,536)	—	(188,091)

Increase (decrease) in cash & cash equivalents	1,116	(33)	(50,655)	—	(49,572)
Cash and cash equivalents at beginning of period	85,672	433	88,907	—	175,012

Cash and cash equivalents at end of period	$86,788	$400	$38,252	$—	$125,440

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2011

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$132,318	$38,152	$397,016	$(151,313)	$416,173
Cash Flows From Investing Activities
Capital expenditures	(567)	(61,288)	(58,133)	—	(119,988)

Purchase of short term investments and marketable securities	(49,321)	(60)	(120)	—	(49,501)
Proceeds from sales and maturities of short term investments, marketable securities	6,138	48	60	—	6,246
Other	1,216	903	163	—	2,282
Investments in unconsolidated subsidiaries	(151,313)	—	—	151,313	—

Cash used in investing activities	(193,847)	(60,397)	(58,030)	151,313	(160,961)
Cash Flows From Financing Activities
Proceeds from bank borrowings	—	27,500	—	—	27,500

Payments on long-term debt, capital leases, and associated costs	(37,983)	(30,493)	(17,043)	—	(85,519)
Payments on gold production royalty	—	—	(73,191)	—	(73,191)
(Additions) reductions to funds held financing	—	(1,326)	—	—	(1,326)
Payments on gold lease facility	(13,800)	—	—	—	(13,800)
Net intercompany borrowings (repayments)	163,224	26,239	(189,463)	—	—
Other	18	—	—	—	18

Cash provided by financing activities	111,459	21,920	(279,697)	—	(146,318)

Increase (decrease) in cash & cash equivalents	49,930	(325)	59,289	—	108,894
Cash and cash equivalents at beginning of period	35,742	758	29,618	—	66,118

Cash and cash equivalents at end of period	$85,672	$433	$88,907	$—	$175,012

Coeur d’Alene Mines Corporation and Subsidiaries

Notes to Consolidated Financial Statements – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2010

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$(73,501)	$13,770	$167,062	$58,232	$165,563
Cash Flows From Investing Activities
Capital expenditures	(421)	(95,086)	(60,487)	—	(155,994)
Purchase of short term investments and marketable securities	(5,847)	(25)	—	—	(5,872)
Proceeds from sales and maturities of short term investments, marketable securities	14,232	25	9,987	—	24,244
Proceeds from (payment for) other assets	15,038	630	(9,741)	—	5,927
Investments in unconsolidated subsidiaries	58,232	—	—	(58,232)	—
Discontinued operations

Cash used in investing activities	81,234	(94,456)	(60,241)	(58,232)	(131,695)
Cash Flows From Financing Activities
Proceeds from issuance of notes and bank borrowings	100,000	58,766	17,400	—	176,166
Payments on long-term debt, capital leases, and associated costs	(68,772)	(3,765)	(34,290)	—	(106,827)
Payments on gold production royalty	—	—	(43,125)	—	(43,125)
Proceeds from gold lease facility	18,445	—	—	—	18,445
Payments on gold lease facility	(37,977)	—	—	—	(37,977)
Proceeds from sale-leaseback transactions	—	—	4,853	—	4,853
Reductions of (additions to) restricted assets associated with the Kensington Term Facility	—	(2,353)	—	—	(2,353)
Net intercompany borrowings (repayments)	12,863	28,552	(41,415)	—	—
Other	286	—	—	—	286

Cash Provided by Financing Activities	24,845	81,200	(96,577)	—	9,468

Increase (decrease) in cash & cash equivalents	32,578	514	10,244	—	43,336
Cash and cash equivalents at beginning of period	3,164	244	19,374	—	22,782

Cash and cash equivalents at end of period	$35,742	$758	$29,618	$—	$66,118

COEUR MINING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Notes	June 30, 2013	December 31, 2012
		(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$249,531	$125,440
Investments	5	—	999
Receivables	6	64,607	62,438
Ore on leach pad		28,880	22,991
Metal and other inventory	7	148,286	170,670
Deferred tax assets	13	2,620	2,458
Restricted assets		660	396
Prepaid expenses and other		17,945	20,790

		512,529	406,182
NON-CURRENT ASSETS
Property, plant and equipment, net	9	660,333	683,860
Mining properties, net	10	2,357,689	1,991,951
Ore on leach pad		26,861	21,356
Restricted assets		24,468	24,970
Marketable securities	5	16,008	27,065
Receivables	6	38,539	48,767
Debt issuance costs, net		11,890	3,713
Deferred tax assets	13	969	955
Other		17,430	12,582

TOTAL ASSETS		$3,666,716	$3,221,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$57,446	$57,482
Accrued liabilities and other		9,369	10,002
Accrued income taxes		8,662	27,108
Accrued payroll and related benefits		15,576	21,306
Accrued interest payable		10,237	478
Debt and capital leases	11	5,485	55,983
Royalty obligations	11,16	44,605	65,104
Reclamation and mine closure	12	473	668
Deferred tax liabilities	13	121	121

		151,974	238,252
NON-CURRENT LIABILITIES
Debt and capital leases	11	306,578	3,460
Royalty obligations	11,16	86,304	141,879
Reclamation and mine closure	12	35,708	34,670
Deferred tax liabilities	13	711,550	577,488
Other long-term liabilities		23,110	27,372

		1,163,250	784,869
COMMITMENTS AND CONTINGENCIES (Notes 11, 12, 13, 16, 17 and 20)
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, issued and outstanding 101,567,355 at June 30, 2013 and 90,342,338 at December 31, 2012		1,016	903
Additional paid-in capital		2,770,953	2,601,254
Accumulated deficit		(418,926)	(396,156)
Accumulated other comprehensive loss		(1,551)	(7,721)

		2,351,492	2,198,280

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$3,666,716	$3,221,401

The accompanying notes are an integral part of these condensed consolidated financial statements.

COEUR MINING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

		Three months ended June 30,		Six months ended June 30,
	Notes	2013	2012	2013	2012
		(In thousands, except share data)
Sales of metal		$204,525	$254,406	$376,322	$458,970
Production costs applicable to sales		(142,924)	(131,823)	(231,708)	(224,377)
Depreciation, depletion and amortization		(57,653)	(61,024)	(108,089)	(113,616)

Gross profit		3,948	61,559	36,525	120,977
COSTS AND EXPENSES
General and administrative		15,026	8,594	25,253	16,190
Exploration		6,774	6,305	13,615	12,872
Litigation settlement	20	32,046	—	32,046	—
Loss on impairment and other		86	4,813	205	4,813
Pre-development, care, maintenance and other		973	273	5,458	1,341

Total cost and expenses		54,905	19,985	76,577	35,216

OPERATING INCOME (LOSS)		(50,957)	41,574	(40,052)	85,761
OTHER INCOME AND EXPENSE
Fair value adjustments, net	4,16	66,754	16,039	84,550	(7,074)
Other than temporary impairment of marketable securities	5	(17,192)	—	(17,227)	—
Interest income and other, net		419	(3,221)	4,275	1,786
Interest expense, net of capitalized interest	11	(10,930)	(7,557)	(20,662)	(14,227)

Total other income and expense, net		39,051	5,261	50,936	(19,515)

Income (loss) before income taxes		(11,906)	46,835	10,884	66,246
Income tax provision	13	(23,134)	(23,862)	(33,654)	(39,298)

NET INCOME (LOSS)		$(35,040)	$22,973	$(22,770)	$26,948

INCOME (LOSS) PER SHARE
Basic	3	$(0.35)	$0.26	$(0.24)	$0.30

Diluted	3	$(0.35)	$0.26	$(0.24)	$0.30

Weighted average number of shares
Basic	3	99,833	89,631	94,918	89,611
Diluted	3	99,833	89,733	94,918	89,777

The accompanying notes are an integral part of these condensed consolidated financial statements.

COEUR MINING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

		Three months ended June 30,		Six months ended June 30,
	Notes	2013	2012	2013	2012
		(In thousands)
Net income (loss)		$(35,040)	$22,973	$(22,770)	$26,948
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities	4,5	(7,491)	(5,676)	(11,057)	(5,252)
Reclassification adjustments for losses included in net income (A)	4,5	17,192	—	17,227	—

Other comprehensive income (loss)		9,701	(5,676)	6,170	(5,252)

COMPREHENSIVE INCOME (LOSS)		$(25,339)	$17,297	$(16,600)	$21,696

A.	The reclassification adjustments have been reflected in other than temporary impairment of marketable securities in the condensed consolidated statements of operations.

The accompanying notes are an integral part of these condensed consolidated financial statements.

COEUR MINING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Six months ended June 30, 2013

(Unaudited)

(In thousands, except per share data)	Notes	Common Stock Shares	Common Stock Par Value	Additional Paid- In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2012		90,342	$903	$2,601,254	$(396,156)	$(7,721)	$2,198,280
Net income (loss)		—	—	—	(22,770)	—	(22,770)
Other comprehensive income (loss)		—	—	—	—	6,170	6,170
Common stock issued for the acquisition of Orko Silver Corp.	8	11,573	116	173,247	—	—	173,363
Warrants issued for the acquisition of Orko Silver Corp.	8	—	—	5,777	—	—	5,777
Common stock share buy back		(655)	(7)	(12,550)	—	—	(12,557)
Common stock issued/cancelled under long-term incentive plans and director fees and options, net	14	307	4	3,225	—		3,229

Balances at June 30, 2013		101,567	$1,016	$2,770,953	$(418,926)	$(1,551)	$2,351,492

The accompanying notes are an integral part of these condensed consolidated financial statements.

COEUR MINING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

		Three months ended June 30,		Six months ended June 30,
	Notes	2013	2012	2013	2012
		(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)		$(35,040)	$22,973	$(22,770)	$26,948
Add (deduct) non-cash items
Depreciation, depletion and amortization		57,653	61,024	108,089	113,616
Accretion of discount on debt and other assets, net		484	808	1,531	1,605
Accretion of royalty obligation	16	4,139	5,492	7,809	10,072
Deferred income taxes	13	12,123	9,690	19,548	17,368
Fair value adjustments, net	4	(65,754)	(17,759)	(81,795)	4,018
Loss on foreign currency transactions		148	70	(317)	369
Litigation settlement	20	22,046	—	22,046	—
Share-based compensation	14	1,617	1,033	2,713	3,170
Loss on sale of assets		(264)	264	(1,132)	264
Other than temporary impairment of marketable securities	5	17,192	—	17,227	—
Loss on impairment		86	4,813	205	4,813
Other non-cash charges		—	(40)	—	(40)
Changes in operating assets and liabilities:
Receivables and other current assets	6	4,401	10,319	8,647	7,365
Prepaid expenses and other		2,930	(2,857)	411	1,916
Inventories	7	31,483	3,097	10,990	(21,625)
Accounts payable and accrued liabilities		10,094	14,276	(16,930)	(39,655)

CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES		63,338	113,203	76,272	130,204

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short term investments and marketable securities		(683)	(6,831)	(5,332)	(7,866)
Proceeds from sales and maturities of short term investments		1,522	683	6,344	20,701
Capital expenditures	19	(27,201)	(32,238)	(40,028)	(63,885)
Acquisition of Orko Silver Corporation	8	(101,648)	—	(113,214)	—
Other		254	995	1,209	1,180

CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES		(127,756)	(37,391)	(151,021)	(49,870)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	11	—	—	300,000	—
Payments on long-term debt, capital leases, and associated costs	11	(1,857)	(8,794)	(57,197)	(14,244)
Payments on gold production royalty	11	(15,480)	(19,287)	(30,929)	(40,660)
Share repurchases		—	—	(12,557)	—
Other		(25)	(217)	(477)	(1,045)

CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES		(17,362)	(28,298)	198,840	(55,949)

INCREASE IN CASH AND CASH EQUIVALENTS		(81,780)	47,514	124,091	24,385
Cash and cash equivalents at beginning of period		331,311	151,883	125,440	175,012

Cash and cash equivalents at end of period		$249,531	$199,397	$249,531	$199,397

The accompanying notes are an integral part of these condensed consolidated financial statements.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1 – BASIS OF PRESENTATION

Basis of Presentation: The Company’s unaudited interim condensed consolidated financial statements have been prepared under United States Generally Accepted Accounting Principles (“U.S. GAAP”) and applicable rules of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting and include the accounts of Coeur Mining, Inc. and its consolidated subsidiaries (“Coeur” or the “Company”). All significant intercompany transactions and balances have been eliminated during consolidation. The Company has evaluated all activity that took place after June 30, 2013 and determined there are no subsequent events that need to be disclosed. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Form 10-K for the year ended December 31, 2012. The condensed consolidated balance sheet as of December 31, 2012, included herein, was derived from the audited consolidated financial statements as of that date.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s consolidated financial position as of June 30, 2013 and December 31, 2012 and the Company’s consolidated results of operations and cash flows for the three and six months ended June 30, 2013 and 2012. The results for the three and six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the year ending December 31, 2013. All references to June 30, 2013 or to the three and six months ended June 30, 2013 and 2012 in the notes to the condensed consolidated financial statements are unaudited.

Use of Estimates: The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in its condensed consolidated financial statements and accompanying notes. The most significant areas requiring the use of management’s estimates and assumptions relate to recoverable ounces from proven and probable reserves that are the basis of future cash flow estimates and units-of-production depreciation and amortization calculations; useful lives utilized for depreciation, depletion and amortization; estimates of future cash flows for long lived assets; estimates of recoverable gold and silver ounces in ore on leach pads; the amount and timing of reclamation and remediation costs; valuation allowance for deferred tax assets; and other employee benefit liabilities.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recently Adopted Accounting Pronouncements:

In December, 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 201): Disclosures about Offsetting Assets and Liabilities.” This ASU adds certain additional disclosure requirements about financial instruments and derivative instruments that are subject to netting arrangements. ASU 2011-11 is effective for fiscal years, and interim periods within those years, beginning January 1, 2013, with retrospective application required. The adoption of ASU 2011-11 had no effect on the Company’s financial position, results of operations or cash flows.

Effective January 1, 2013, the Company adopted ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” This ASU adds the following disclosure requirements:

•	For items reclassified out of accumulated other comprehensive income (AOCI) and into net income in their entirety, the effect of the reclassification on each affected net income line item; and

•	For AOCI reclassification items that are not reclassified in their entirety into net income, a cross reference to other required U.S. GAAP disclosures.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

NOTE 3 – EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For the three and six months ended June 30, 2013, 1,202,100 shares of common stock equivalents related to equity-based awards have not been included in the diluted per share calculation as the shares would be antidilutive. For the three and six months ended June 30, 2012, 632,213 shares of common stock equivalents related to equity-based awards have not been included in the diluted per share calculation as the shares would be antidilutive. The 3.25 % Convertible Senior Notes were not included in the computation of diluted earnings per share for the three and six months ended June 30, 2013 and 2012 because there is no excess value upon conversion over the principal amount of the Notes.

The effect of potentially dilutive stock outstanding as of June 30, 2013 and 2012 are as follows (in thousands, except per share data):

	Three months ended June 30, 2013			Six months ended June 30, 2013
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Net income (loss) available to common stockholders	$(35,040)	99,833	$(0.35)	$(22,770)	94,918	$(0.24)
Effect of Dilutive Securities
Equity awards	—	—		—	—

Diluted EPS
Net income (loss) available to common stockholders	$(35,040)	99,833	$(0.35)	$(22,770)	94,918	$(0.24)

	Three months ended June 30, 2013			Six months ended June 30, 2012
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic EPS
Net income (loss) available to common stockholders	$22,973	89,631	$0.26	$26,948	89,611	$0.30
Effect of Dilutive Securities
Equity awards	—	102		—	166

Diluted EPS
Net income (loss) available to common stockholders	$22,973	89,733	$0.26	$26,948	89,777	$0.30

NOTE 4 – FAIR VALUE MEASUREMENTS

Accounting standards establish a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

Level 2	Quoted market prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s financial assets and liabilities measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy. As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	Fair Value at June 30, 2013
	Total	Level 1	Level 2	Level 3
Assets:
Marketable equity securities	$16,008	$16,008	$—	$—
Gold put and call options	2,358	—	2,358	—

	$18,366	$16,008	$2,358	$—

Liabilities:
Palmarejo royalty obligation embedded derivative	$52,359	$—	$52,359	$—
Rochester NSR royalty obligation	22,046	—	22,046	—
Other derivative instruments, net	2,554	—	2,554	—

	$76,959	$—	$76,959	$—

	Fair Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
Assets:
Short term investments	$999	$999	$—	$—
Marketable securities	27,065	27,065	—	—
Other derivative instruments, net	943	—	943	—

	$29,007	$28,064	$943	$—

Liabilities:
Royalty obligation embedded derivative	$145,098	$—	$145,098	$—
Put and call options	9,299	—	9,299	—

	$154,397	$—	$154,397	$—

The Company’s short-term investments are readily convertible to cash and, therefore, these investments are classified within Level 1 of the fair value hierarchy.

The Company’s marketable equity securities are recorded at fair market value in the financial statements based on quoted market prices, which are accessible at the measurement date for identical assets. Such instruments are classified within Level 1 of the fair value hierarchy.

The Company’s gold put and call options, Palmarejo royalty obligation embedded derivative, Rochester NSR royalty obligation, and other derivative instruments, net, which relate to the concentrate sales contracts and foreign exchange contracts, are valued using pricing models, which require inputs that are derived from observable market data, including contractual terms, forward market prices, yield curves and credit spreads. The model inputs can generally be verified and do not involve significant management judgment. Such instruments are classified within Level 2 of the fair value hierarchy.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

The Company had no Level 3 financial assets and liabilities as of June 30, 2013 or December 31, 2012.

Financial assets and liabilities that are not measured at fair value at June 30, 2013 and December 31, 2012 are set forth below (in thousands):

	Fair Value at June 30, 2013
	Total	Level 1	Level 2	Level 3
Liabilities:
3.25% Convertible Senior Notes due 2028	$5,153	$5,153	$—	$—
7.875% Senior Notes due 2021	$295,689	$295,689	$—	$—
Palmarejo Gold Production Royalty Obligation	$75,645	$—	$75,645	$—

	Fair Value at December 31, 2012
	Total	Level 1	Level 2	Level 3
Liabilities:
3.25% Convertible Senior Notes due 2028	$48,220	$48,220	$—	$—
Palmarejo Gold Production Royalty Obligation	$90,617	$—	$90,617	$—
The fair value of the Company’s 7.875% Senior Notes due 2021 was moved to Level 1 as a result of the availability of active market transactions to establish fair value.

NOTE 5 – INVESTMENTS

The Company classifies the marketable securities in which it invests as available-for-sale securities. Such securities are measured at fair market value in the financial statements with unrealized gains or losses recorded in other comprehensive income.

The equity securities reflected in the table below consist of equity securities of silver and gold exploration and development companies that the Company purchased. The following table summarizes the Company’s available-for-sale securities on hand as of June 30, 2013 and December 31, 2012 (in thousands):

	Investments in marketable securities
	Adjusted Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
Marketable securities at June 30, 2013	$17,608	$(1,799)	$199	$16,008

Marketable securities at December 31, 2012	$34,786	$(10,443)	$2,722	$27,065

In the three months ended June 30, 2013 and 2012, the Company recognized an unrealized loss of $7.5 million and $5.7 million, respectively, in other comprehensive income (loss). In the six months ended June 30, 2013, and 2012, the Company recognized an unrealized loss of $11.1 million and $5.3 million, respectively. The Company performs a quarterly assessment on each of its marketable securities with unrealized losses to determine if the security is other than temporarily impaired. The Company’s management team uses industry knowledge and expertise to evaluate each investment and determined that unrealized losses on certain investments are not other than temporary. As a result, an other than temporary impairment charge of $17.2 million was recorded during the three months ended June 30, 2013.

The Company had $1.0 million of short-term investments at December 31, 2012. These investments were held with various banks and had maturity dates of less than one year. There were no short term investments at June 30, 2013.

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Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

NOTE 6 – RECEIVABLES

Receivables consist of the following (in thousands):

	June 30, 2013	December 31, 2012
Receivables – current
Accounts receivable – trade	$9,664	$8,701
Refundable income tax	1,807	9,331
Refundable value added tax	48,186	40,020
Accounts receivable – other	4,950	4,386

	$64,607	$62,438

Receivables – non-current
Refundable value added tax	$38,539	$48,767

Trade receivables and other receivable balances are reported at outstanding principal amounts, net of an allowance for doubtful accounts. Management evaluates the collectability of receivable account balances to determine the allowance, if any. There were no allowances against receivable balances at June 30, 2013 or December 31, 2012.

NOTE 7 – METAL AND OTHER INVENTORY

Metal and other inventory consist of the following (in thousands):

	June 30, 2013	December 31, 2012
Concentrate and doré inventory	$80,306	$91,130
Supplies	67,980	79,540

Metal and other inventory	$148,286	$170,670

NOTE 8 – ACQUISITION OF ORKO SILVER CORPORATION/LA PRECIOSA MINERAL INTERESTS

On April 16, 2013, the Company completed its acquisition of Orko Silver Corporation (“Orko”). Upon completion of the acquisition, the Company holds the La Preciosa silver-gold project in the state of Durango, Mexico. The transaction was accounted for as a purchase of mineral interests since La Preciosa is a development stage project.

Total consideration paid for the asset acquisition (in thousands):

Common shares issued (11,572,918 at $14.98)	$173,363
Cash	99,059
Warrants (1,588,768 valued at $3.64 per warrant)	5,777
Transaction advisory fees and other acquisition costs	17,642

Total purchase price	295,841
Current liabilities	2,616
Deferred income taxes	114,339

Total liabilities assumed	116,955

Total Consideration	$412,796

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Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

Estimated fair value of the assets acquired (in thousands):

Cash	$3,487
Other current assets	635
Mineral interests	408,352
Other assets	322

Total assets acquired	$412,796

NOTE 9 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

	June 30, 2013	December 31, 2012
Land	$1,888	$2,010
Buildings and improvements	593,989	581,286
Machinery and equipment	379,912	360,199
Capitalized leases for machinery, equipment, buildings, and land	22,445	35,129

	998,234	978,624
Accumulated depreciation and amortization	(353,533)	(313,067)

	644,701	665,557
Construction in progress	15,632	18,303

	$660,333	$683,860

NOTE 10 – MINING PROPERTIES

Mining properties consist of the following (in thousands):

June 30, 2013	Palmarejo	San Bartolomé	Kensington	Rochester	Endeavor	La Preciosa	Joaquin	Total
Mining properties	$162,855	$70,360	$338,907	$120,350	$—	$—	$—	$692,472
Accumulated depletion	(94,647)	(20,305)	(60,310)	(101,353)	—	—	—	(276,615)

	68,208	50,055	278,597	18,997	—	—	—	415,857
Mineral interests	1,660,580	26,643	—	—	44,033	408,352	93,429	2,233,037
Accumulated depletion	(266,499)	(8,037)	—	—	(16,669)	—	—	(291,205)

	1,394,081	18,606	—	—	27,364	408,352	93,429	1,941,832
Non-producing and development properties	—	—	—	—	—	—	—	—

Total mining properties	$1,462,289	$68,661	$278,597	$18,997	$27,364	$408,352	$93,429	$2,357,689

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

December 31, 2012	Palmarejo	San Bartolomé	Kensington	Rochester	Endeavor	Joaquin	Other	Total
Mining properties	$155,722	$70,322	$333,619	$114,973	$—	$—	$11,416	$686,052
Accumulated depletion	(82,037)	(18,439)	(46,649)	(100,437)	—	—	(11,416)	(258,978)

	73,685	51,883	286,970	14,536	—	—	—	427,074
Mineral interests	1,658,389	26,642	—	—	44,033	93,429	—	1,822,493
Accumulated depletion	(235,795)	(7,338)	—	—	(14,625)	—	—	(257,758)

	1,422,594	19,304	—	—	29,408	93,429	—	1,564,735
Non-producing and development properties	—	—	—	—	—	—	142	142

Total mining properties	$1,496,279	$71,187	$286,970	$14,536	$29,408	$93,429	$142	$1,991,951

Operational Mining Properties

Palmarejo Mine: Palmarejo is located in the State of Chihuahua in northern Mexico, and its principal silver and gold properties are collectively referred to as the “Palmarejo mine.” The Palmarejo mine commenced production in April 2009.

San Bartolomé Mine: The San Bartolomé mine is a silver mine located near the city of Potosi, Bolivia. The mineral rights for the San Bartolomé project are held through long-term joint venture/lease agreements with several local independent mining co-operatives and the Bolivian state owned mining organization, (“COMIBOL”). The Company commenced commercial production at San Bartolomé in June 2008.

Kensington Mine: The Kensington mine is an underground gold mine and consists of the Kensington and adjacent Jualin properties located on the east side of the Lynn Canal about 45 miles north-northwest of Juneau, Alaska. The Company commenced commercial production in July of 2010.

Rochester Mine: The Company has conducted operations at the Rochester mine, located in Western Nevada, since September 1986. The mine utilizes the heap-leaching process to extract both silver and gold from ore mined using open pit methods. Rochester’s primary product is silver with gold produced as a by-product.

Martha Mine: The Martha mine is an underground silver mine located in Argentina. The Martha mine ceased active mining operations in September 2012 and is included in “other” in the tables above.

Mineral Interests

Endeavor Mine: In May 2005, CDE Australia Pty Ltd (“CDE Australia”), a wholly-owned subsidiary of Coeur acquired the silver production and reserves, up to a maximum 17.7 million payable ounces, contained at the Endeavor mine in Australia, which is owned and operated by Cobar Operations Pty. Limited, a wholly-owned subsidiary of CBH Resources Ltd. In March 2006, CDE Australia entered into an amended agreement under which it owns all silver production and reserves up to a total of 20.0 million payable ounces.

CDE Australia began realizing reductions in revenues in the fourth quarter of 2008 as a result of a silver price sharing provision that was part of the purchase agreement. CDE Australia has received approximately 4.5 million payable ounces to date and the current ore reserve contains approximately 4.1 million payable ounces based on current metallurgical recovery and current smelter contract terms.

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Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

Joaquin Project: The Joaquin project is located in the Santa Cruz province of southern Argentina. The Company commenced exploration of this large property located north of the Company’s Martha silver mine in November 2007 and acquired 100% in December 2012. Since that time, the Company has defined silver and gold mineralization in two deposits at Joaquin, La Negra and La Morocha, collectively referred to as the “Joaquin Project,” and has recently commenced work on detailed drilling and other technical, economic and environmental programs.

La Preciosa Project: On April 16, 2013, the Company completed its acquisition of Orko Silver Corporation (“Orko”), which holds the La Preciosa silver-gold project in Durango, Mexico.

NOTE 11 – DEBT AND CAPITAL LEASE OBLIGATIONS

The current and non-current portions of long-term debt and capital lease obligations as of June 30, 2013 and December 31, 2012 are as follows (in thousands):

	June 30, 2013		December 31, 2012
	Current	Non-Current	Current	Non-Current
3.25% Convertible Senior Notes due 2028	$—	$5,334	$48,081	$—
7.875% Senior Notes due 2021	—	300,000	—	—
Capital lease obligations	5,485	1,244	7,902	3,460

	$5,485	$306,578	$55,983	$3,460

3.25% Convertible Senior Notes due 2028

Per the indenture governing the 3.25% Convertible Senior Notes due 2028 (the “Convertible Notes”), the Company announced on February 13, 2013 that it was offering to repurchase all of its outstanding 3.25% Convertible Senior Notes due 2028. As of February 12, 2013, there was $48.7 million aggregate principal amount of Convertible Notes outstanding. The Company repurchased $43.3 million in aggregate principal amount, leaving a balance of $5.3 million at June 30, 2013.

7.875% Senior Notes due 2021

On January 29, 2013, the Company completed an offering of $300 million in aggregate principal amount of 7.875% Senior Notes due 2021 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). As of June 30, 2013, the outstanding balance of Notes was $300 million.

Revolving Credit Facility

On August 1, 2012, Coeur Alaska, Inc. and Coeur Rochester, Inc. (the “Borrowers”), each a wholly-owned subsidiary of the Company, entered into a new Credit Agreement (the “Credit Agreement”) by and among the Company, the Borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent. The Credit Agreement provides for a senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $100.0 million, which principal amount may be increased, subject to receiving additional commitments therefor, by up to $50.0 million. There is a commitment fee of 0.10% on the unused portion of the line. The unused line fee for the three and six months ended June 30, 2013 was $ 0.1 and $0.3 million, respectively and was charged to interest expense.

As of June 30, 2013, no amounts were outstanding under the Revolving Credit Facility.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

Palmarejo Gold Production Royalty Obligation

The Company recognized accretion expense on the Palmarejo gold production royalty obligation for the three months ended June 30, 2013 and 2012 of $4.1 million and $5.6 million, respectively. As of June 30, 2013 and December 31, 2012, the remaining minimum obligation under the royalty agreement was $56.5 million and $61.9 million, of which $23.9 million and $24.0 million were current, respectively.

Interest Expense

The Company expenses interest incurred on its various debt instruments as a cost of operating its properties. For the three and six months ended June 30, 2013, the Company expensed interest of $10.9 million and $20.7 million, respectively. For the three and six months ended June 30, 2012, the Company expensed interest of $7.6 and $14.2 million, respectively.

Interest expense is made up of the following (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
3.25% Convertible Senior Notes due 2028	$43	$395	$380	$791
7.875% Senior Notes due 2021	5,906	—	10,041	—
Revolving Credit Facility	133	—	258	—
Kensington Term Facility (terminated in 2012)	—	906	—	1,880
Capital lease obligations	98	265	266	608
Other debt obligations	72	162	268	230
Accretion of Palmarejo gold production royalty obligation	4,107	5,559	8,170	10,663
Amortization of debt issuance costs	539	251	1,064	508
Accretion of debt discount	—	629	576	1,241
Capitalized interest	32	(610)	(361)	(1,694)

Total interest expense, net of capitalized interest	$10,930	$7,557	$20,662	$14,227

NOTE 12 – RECLAMATION AND MINE CLOSURE

Reclamation and mine closure costs are based principally on legal and regulatory requirements. Management estimates costs associated with reclamation of mining properties as well as remediation costs for inactive properties. The Company uses assumptions about future costs, mineral prices, mineral processing recovery rates, production levels, capital costs and reclamation costs. Such assumptions are based on the Company’s current mining plan and the best available information for making such estimates. The sum of the expected costs by year is discounted, using the Company’s credit adjusted risk free interest rate. On an ongoing basis, management evaluates its estimates and assumptions; however, actual amounts could differ from those based on such estimates and assumptions.

Changes to the Company’s asset retirement obligations for active mining sites are as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Asset retirement obligation – Beginning	$35,197	$33,434	$34,457	$32,714
Accretion	758	742	1,500	1,466
Addition and changes in estimates	—	335	—	335
Settlements	(377)	(1)	(379)	(5)

Asset retirement obligation	$35,578	$34,510	$35,578	$34,510

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

In addition, the Company has accrued $0.6 million and $0.9 million as of June 30, 2013 and December 31, 2012, respectively, for reclamation liabilities related to former mining activities. These amounts are also included in reclamation and mine closure liabilities.

NOTE 13 – INCOME TAXES

The following table summarizes the components of the Company’s income tax provision for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
United States	$(790)	$(388)	$(3,277)	$(3,525)
Mexico	(15,798)	(12,052)	(19,471)	(15,750)
Bolivia	(4,556)	(10,889)	(8,884)	(18,578)
Other jurisdictions	(1,990)	(533)	(2,022)	(1,445)

Income tax provision from continuing operations	$(23,134)	$(23,862)	$(33,654)	$(39,298)

The income tax provision for the three and six months ended June 30, 2013 varies from the statutory rate primarily because of differences in tax rates for the Company’s foreign operations and changes in valuation allowances for net deferred tax assets, permanent differences and foreign exchange rate differences.

The Company has U.S. net operating loss carryforwards which expire in 2017 through 2031. Net operating losses in foreign countries have an indefinite carryforward period, except in Mexico where net operating loss carryforwards are limited to ten years.

NOTE 14 – SHARE-BASED COMPENSATION PLANS

Compensation expense recognized in the Company’s consolidated financial statements for the three months ended June 30, 2013 and 2012 for share based compensation awards was $1.5 million and $1.0 million, respectively. Compensation expense recognized for the six months ended June 30, 2013 and 2012 for share based compensation awards was $2.1 million and $2.7 million, respectively. Stock appreciation rights (SARs) outstanding under the plan are liability-based awards and are required to be re-measured at the end of each reporting period with corresponding adjustments to previously recognized and future stock-based compensation expense. At June 30, 2013, there was $10.3 million of total unrecognized compensation cost (net of estimated forfeitures) to be recognized over a weighted-average period of 1.8 years.

The following table summarizes the new grants issued during the six months ended June 30, 2013:

Grant date	Restricted stock	Grant date fair value of restricted stock	Stock options	Grant date fair value of stock options	Performance shares	Grant date fair value of performance shares
January 2, 2013	1,805	$25.20	—	$—	—	$—
January 22, 2013	47,994	$23.90	77,715	$14.77	95,991	$27.41
February 4, 2013	18,668	$22.63	17,692	$14.00	21,828	$25.96
April 1, 2013	157,142	$18.51	73,290	$11.39	28,662	$21.23
May 21, 2013	111,193	$13.66	—	$—	—	$—

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

The following options and stock appreciation rights were exercised during the six months ended June 30, 2013:

Award Type	Number of Units	Weighted Average Exercise Price
Options	926	$20.80
Stock Appreciation Rights	3,846	$15.40

The following shows the weighted average fair value of SARs outstanding at June 30, 2013:

SARs
Weighted average fair value	$4.05

The following table shows the options and SARs exercisable at June 30, 2013:

Options Exercisable	Weighted Average Exercise Price	SARs Exercisable	Weighted Average Exercise Price
256,336	$32.92	65,019	$14.21

NOTE 15 – DEFINED CONTRIBUTION AND 401(k) PLANS

Defined Contribution Plan

The Company provides a noncontributory defined contribution retirement plan for all eligible U.S. employees. Total contributions, which are based on a percentage of the salary of eligible employees, were $0.4 million and $0.5 million, for the three months ended June 30, 2013 and 2012, respectively. Total contributions for the six months ended June 30, 2013 and 2012 were $0.8 million and $1.0 million, respectively.

401(k) Plan

The Company maintains a retirement savings plan (which qualifies under Section 401(k) of the U.S. Internal Revenue Code) covering all eligible U.S. employees. Under the plan, employees may elect to contribute up to 100% of their cash compensation, subject to ERISA limitations. The Company adopted a Safe Harbor Tiered Match and is required to make matching contributions equal to 100% of the employee’s contribution up to 3% of the employee’s compensation plus matching contributions equal to 50% of the employee’s contribution up to an additional 2% of the employee’s compensation. Total plan expenses recognized in the Company’s consolidated financial statements for the three months ended June 30, 2013 and 2012 were $0.5 million and $0.5 million, respectively. Total plan expenses recognized in the Company’s consolidated financial statements for the six months ended June 30, 2013 and 2012 were $1.3 million and $1.1 million, respectively.

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

Palmarejo Gold Production Royalty

On January 21, 2009, the Company entered into a gold production royalty transaction with Franco-Nevada Corporation. The royalty covers 50% of the life of mine production from the Palmarejo mine and adjacent properties. The royalty transaction included a minimum obligation of 4,167 ounces per month that ends when payments have been made on a total of 400,000 ounces of gold. As of June 30, 2013, a total of 170,382 ounces of gold remain outstanding under the minimum royalty obligation.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

The price volatility associated with the minimum royalty obligation is considered an embedded derivative financial instrument under U.S. GAAP. As such, the Company is required to recognize the change in fair value of the remaining minimum obligation due to the changing gold prices. Unrealized gains are recognized in periods when the forward gold price has decreased from the previous period and unrealized losses are recognized in periods when the forward gold price increases. The fair value of the embedded derivative is reflected net of the Company’s current credit adjusted risk free rate, which was 7.0% and 4.2% at June 30, 2013 and December 31, 2012, respectively. The fair value of the embedded derivative at June 30, 2013 and December 31, 2012, based on forward gold prices averaging approximately $1,243 and $1,694 per ounce, respectively, was a liability of $52.3 million and $145.1 million, respectively. During the three months ended June 30, 2013 and 2012, mark-to-market adjustments for this embedded derivative amounted to a gain of $69.2 million and $25.1 million, respectively. During the six months ended June 30, 2013 and 2012, mark-to-market adjustments for this embedded derivative amounted to a gain of $92.7 million and $12.7 million, respectively.

Payments on the royalty obligation occur monthly resulting in a decrease to the carrying amount of the minimum obligation and the derivative liability and the recognition of realized gains or losses as a result of changing prices for gold. Each monthly payment is an amount equal to the greater of the minimum of 4,167 ounces of gold or 50% of the actual gold production per month multiplied by the excess of the monthly average market price of gold above $400 per ounce (which $400 floor is subject to a 1% annual inflation compounding adjustment beginning on January 21, 2013). For the three months ended June 30, 2013 and 2012, realized losses on settlement of the liabilities were $8.1 million and $11.0 million, respectively. For the six months ended June 30, 2013 and 2012, realized losses on settlement of the liabilities were $17.2 million and $24.2 million, respectively. The mark-to-market adjustments and realized losses are included in fair value adjustments, net in the consolidated statement of operations.

Forward Foreign Exchange Contracts

The Company periodically enters into forward foreign currency contracts to reduce the foreign exchange risk associated with forecasted Mexican peso (“MXN”) operating costs at its Palmarejo mine. At June 30, 2013, the Company had MXN foreign exchange contracts of $32.7 million in U.S. dollars. These contracts require the Company to exchange U.S. dollars for MXN at a weighted average exchange rate of 12.65 MXN to each U.S. dollar over the next nine months. At December 31, 2012, the Company had MXP foreign exchange contracts of $26.1 million in U.S. dollars. These contracts required the Company to exchange U.S. dollars for MXN at a weighted average exchange rate of 13.11 MXN to each U.S. dollar and the Company had a liability with a fair value of $0.1 million at December 31, 2012. In addition, at June 30, 2013, the Company had outstanding call options requiring it to sell $6.0 million in U.S. dollars in exchange for MXP at a weighted average strike price of 15.50 MXP to each U.S. dollar if the foreign exchange rate exceeds the strike price. Further, at June 30, 2013, the Company had outstanding put options allowing it to buy $6.0 million in U.S. dollars in exchange for MXP at a weighted average strike price of 12.50 MXP to each U.S. dollar if the foreign exchange rate exceeds the strike price. The Company had a liability with a fair value of $1.4 million at June 30, 2013. The Company recorded mark-to-market losses on these contracts of $2.3 million and $1.5 million for the three and six months ended June 30, 2013, respectively. The Company recorded mark-to-market gains on these contracts of $0.1 million and $2.8 million for the three and six months ended June 30, 2012, respectively. These mark-to-market adjustments are reflected in fair value adjustments, net in the consolidated statement of operations. The Company recorded realized gains of $0.2 million and $0.8 million in production costs applicable to sales during the three and six months ended June 30, 2013, respectively. The Company recorded realized losses of $1.2 million and $1.9 million in the three and six months ended June 30, 2012, respectively, which have been recognized in production costs applicable to sales.

In connection with an arrangement agreement entered into with Orko Silver Corp., the Company entered into a foreign currency contract in the first quarter of 2013 to reduce the foreign exchange risk associated with

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

forecasted Canadian dollars (“CAD”). Please see Note 8 – ACQUISITION OF ORKO SILVER CORPORATION/LA PRECIOSA MINERAL INTERESTS for additional information. This contract allowed the Company to exchange U.S. dollars for CAD at an exchange rate of 1.0 CAD to each U.S. dollar if the CAD exchange rate exceeded par. The contract expired unexercised in the second quarter. The Company recorded a mark-to-market gain on this contract of $1.6 million for the three months ended June 30, 2013, reversing the loss recognized in the first quarter. This mark-to-market adjustment is reflected in fair value adjustments, net in the consolidated statement of operations.

Concentrate Sales Contracts

The Company enters into concentrate sales contracts with third-party smelters. The contracts, in general, provide for a provisional payment based upon provisional assays and quoted metal prices. The provisionally priced sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of concentrates at the forward price at the time of sale. The embedded derivative, which is the final settlement price based on a future price, does not qualify for hedge accounting. These embedded derivatives are recorded as derivative assets (in Prepaid expenses and other) or derivative liabilities (in Accrued liabilities and other) on the balance sheet and are adjusted to fair value through earnings each period until the date of final settlement. At June 30, 2013, the Company had outstanding provisionally priced sales of $29.5 million, consisting of 0.3 million ounces of silver and 15,589 ounces of gold, which had a fair value of $28.4 million including the embedded derivative. At December 31, 2012, the Company had outstanding provisionally priced sales of $33.2 million consisting of 0.4 million ounces of silver and 11,957 ounces of gold, which had a fair value of approximately $34.1 million including the embedded derivative.

Commodity Derivatives

As of June 30, 2013, the Company had outstanding call options requiring it to deliver 87,000 ounces of gold at a weighted average strike price of $1,964.20 per ounce if the market price of gold exceeds the strike price. At June 30, 2013, the Company had outstanding put options allowing it to sell 97,000 ounces of gold at a weighted average strike price of $979.79 per ounce if the market price of gold were to fall below the strike price. The contracts expire over the next three years. At December 31, 2012, the Company had outstanding call options requiring it to deliver 97,000 ounces of gold at a weighted average strike price of $1,967.89 per ounce if the market price of gold exceeds the strike price. At December 31, 2012, the Company had outstanding put options allowing it to sell 122,000 ounces of gold at a weighted average strike price of $967.86 per ounce if the market price of gold were to fall below the strike price. As of June 30, 2013 and December 31, 2012, the fair market value of these contracts was a net asset of $2.4 million and a net liability of $ 9.3 million, respectively. During the three and six months ended June 30, 2013, 12,500 and 25,000 ounces of gold put options, respectively, expired at a weighted average strike price of $921.60 per ounce, resulting in a realized loss of $0.5 million and $1.1 million, respectively. During the three and six months ended June 30, 2013, 5,000 and 10,000 ounces of gold call options, respectively, at a weighted average strike price of $ 2,000.00 expired. During the three months ended June 30, 2013 and 2012, the Company recorded unrealized gains of $6.9 million and $4.5 million, respectively, related to the outstanding options which was included in fair value adjustments, net in the consolidated statement of operations. During the six months ended June 30, 2013 and 2012, the Company recorded unrealized gains of $11.7 million and $4.7 million, respectively, related to the outstanding options which was included in fair value adjustments, net in the consolidated statement of operations.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

As of June 30, 2013, the Company had the following derivative instruments that settle in each of the years indicated in the table (in thousands except average prices, ounces and notional data):

	2013	2014	2015	Thereafter
Palmarejo gold production royalty	$14,750	$24,895	$24,691	$20,069
Average gold price in excess of minimum contractual deduction	$502	$498	$492	$490
Notional ounces	29,389	50,004	50,004	40,985
Mexican peso forward purchase contracts	$20,700	$12,000	$—	$—
Average rate (MXP/$)	$12.90	$12.21	$—	$—
Mexican peso notional amount	267,119	146,460	—	—
Mexican peso put options purchased	$—	$6,000	$—	$—
Average strike price (MXP/$)	$—	$12.50	$—	$—
Mexico peso notional amount	—	75,000	—	—
Mexican peso call options sold	$—	$6,000	$—	$—
Average strike price (MXP/$)	$—	$15.50	$—	$—
Mexico peso notional amount	—	93,000	—	—
Silver concentrate sales agreements	$7,249	$—	$—	$—
Average silver price	$23.92	$—	$—	$—
Notional ounces	302,990	—	—	—
Gold concentrates sales agreements	$22,252	$—	$—	$—
Average gold price	$1,427	$—	$—	$—
Notional ounces	15,589	—	—	—
Gold put options purchased	$720	$720	$—	$—
Average gold strike price	$936	$979	$1,010	$—
Notional ounces	20,000	47,000	30,000	—
Gold call options sold	$—	$720	$—	$—
Average gold strike price	$2,000	$1,934	$2,000	$—
Notional ounces	10,000	47,000	30,000	—

The following summarizes the classification of the fair value of the derivative instruments as of June 30, 2013 and December 31, 2012 (in thousands):

	June 30, 2013
	Prepaid expenses and other	Other long-term assets	Accrued liabilities and other	Current portion of royalty obligation	Non-current portion of royalty obligation
Foreign exchange contracts Peso	$12	$—	$1,457	$—	$—
Palmarejo gold production royalty	—	—	—	17,759	34,600
Put and call options, net	50	2,308	—	—	—
Concentrate sales contracts	20	—	1,128	—	—

	$82	$2,308	$2,585	$17,759	$34,600

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

	December 31, 2012
	Prepaid expenses and other	Accrued liabilities and other	Other long- term Liabilities	Current portion of royalty obligation	Non-current portion of royalty obligation
Forward foreign exchange contracts Peso	$376	$300	$—	$—	$—
Palmarejo gold production royalty	—	—	—	41,146	103,952
Put and call options, net	—	2,025	7,274	—	—
Concentrate sales contracts	1,030	163	—	—	—

	$1,406	$2,488	$7,274	$41,146	$103,952

The following represent mark-to-market gains (losses) on derivative instruments for the three months ended June 30, 2013 and 2012 (in thousands):

		Three months ended June 30,		Six months ended June 30,
Financial statement line	Derivative	2013	2012	2013	2012
Sales of metal	Concentrate sales contracts	$(667)	$(877)	$(2,422)	$459
Production costs applicable to sales	Forward foreign exchange contracts	203	(1,151)	830	(1,934)
Fair value adjustments, net	Foreign exchange contracts MXN Peso	(2,260)	83	(1,522)	2,773
Fair value adjustments, net	Forward foreign exchange contracts Canadian dollar	1,598	—	—	—
Fair value adjustments, net	Silver ounces receivable	—	(337)	—	22
Fair value adjustments, net	Palmarejo gold royalty	61,066	14,105	75,494	(11,505)
Fair value adjustments, net	Put and call options	6,350	2,187	10,577	1,636

		$66,290	$14,010	$82,957	$(8,549)

Credit Risk

The credit risk exposure related to any potential derivative instruments is limited to the unrealized gains, if any, on outstanding contracts based on current market prices. To reduce counter-party credit exposure, the Company deals with financial institutions management deems credit worthy and limits credit exposure to each. The Company does not anticipate non-performance by any of its counterparties. In addition, to allow for situations where positions may need to be revised, the Company deals only in markets that management considers highly liquid.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

Labor Union Contracts

The Company maintains one labor agreement with Sindicato de la Empresa Minera Manquiri at the San Bartolomé mine in Bolivia. The labor agreement, which became effective October 11, 2007, does not have a fixed term. As of June 30, 2013, approximately 10.2% of the Company’s worldwide labor force was covered by collective bargaining agreements.

Termination Benefits

As part of the March 2013 decision to relocate the Company’s headquarters office to Chicago, the Company established a one-time termination benefit program to retain current employees during the transition. The program provides for a one-time stay-bonus as well as severance and medical benefits equal to two weeks per

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

year of service. At June 30, 2013, the total benefit expected to be incurred under this plan is approximately $1.7 million. The liability is recognized ratably over the service period to June 30, 2014.

The Company does not have a written severance plan for any of its operations, including those operations located in Chile, Argentina, Bolivia and Mexico. However, laws in these foreign jurisdictions require payment of certain minimum statutory termination benefits. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, the Company records employee severance costs in accordance with U.S. GAAP. The Company has accrued obligations for post-employment benefits in these locations of approximately $7.3 million and $7.6 million at June 30, 2013 and December 31, 2012, respectively.

Kensington Production Royalty

On July 7, 1995, Coeur, through its wholly-owned subsidiary, Coeur Alaska, Inc., acquired the 50% ownership interest of Echo Bay Exploration Inc., or Echo Bay, giving Coeur 100% ownership of the Kensington property. Coeur Alaska is obligated to pay Echo Bay, a subsidiary of Kinross Gold Corporation, a scaled net smelter return royalty on 1.0 million ounces of future gold production after Coeur Alaska recoups the $32.5 million purchase price and its construction and development expenditures incurred after July 7, 1995 in connection with placing the property into commercial production. The royalty ranges from 1% at gold prices of $400 per ounce to a maximum of 2.5% at gold prices above $475 per ounce, with the royalty to be capped at 1.0 million ounces of production. No royalty has been paid to date.

Rochester Production Royalty

The Company acquired the Rochester property from ASARCO, a subsidiary of Grupo Mexico SA de CV, in 1983. The Company is obligated to pay a net smelter royalty interest to ASARCO when the market price of silver equals or exceeds $23.60 per ounce up to a maximum rate of 5%. Royalty expense was nil and $0.5 million, respectively for the three months ended June 30, 2013 and 2012, respectively. Royalty expense was $1.0 million and $1.1 million, respectively for the six months ended June 30, 2013 and 2012, respectively.

Rochester 3.4% NSR Royalty

In connection with the Company’s settlement of all disputes regarding competing mining claims located on or adjacent to the property encompassed by the Company’s Rochester gold and silver mine, the Company granted a 3.4% NSR royalty to a third party on up to 39.4 million silver equivalent ounces sold from the Rochester mine beginning January 1, 2014. Payments on the royalty obligation will occur quarterly reducing the carrying amount of the royalty liability and changes in silver and gold prices will result in the recognition of mark-to-market gains or losses in Fair value adjustments, net in the consolidated statement of operations.

Palmarejo Gold Production Royalty

On January 21, 2009, Coeur Mexicana entered into a gold production royalty transaction with Franco-Nevada Corporation under which Franco-Nevada purchased a royalty covering 50% of the life of mine gold to be produced from its Palmarejo silver and gold mine in Mexico. The royalty agreement provides for a minimum obligation to be paid monthly on a total of 400,000 ounces of gold, or 4,167 ounces per month over an initial eight year period. As of June 30, 2013, a total of 170,382 ounces of gold remain outstanding under the minimum royalty obligation.

NOTE 18 – SIGNIFICANT CUSTOMERS

The Company markets its doré to credit worthy bullion trading houses, market makers and members of the London Bullion Market Association, industrial companies and sound financial institutions. The refined metals are sold to end users for use in electronic circuitry, jewelry, silverware, pharmaceutical products, and the

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

technology industry. The Company currently has nine trading counterparties (International Commodities, Mitsui, Mitsubishi, Standard Bank, TD Securities, Valcambi, Johnson Matthey, Toronto Dominion Bank, and Auramet) and the sales of metals to these companies amounted to approximately 74% and 92% of total metal sales for the six months ended June 30, 2013 and 2012, respectively. Generally, the loss of a single bullion trading counterparty would not adversely affect the Company due to the liquidity of the markets and the availability of alternative trading counterparties.

Sales of silver and gold concentrates to third parties (Nyrstar, Aurubis, Sumitomo, Trafigura, Johnson Matthey, and China National Gold) amounted to approximately 26% and 8% of total metal sales for the six months ended June 30, 2013, and 2012, respectively. The loss of any one smelting and refining client may have a material adverse effect if alternate smelters and refiners are not available. The Company believes there is sufficient global capacity available to address the loss of any one smelter.

The following table indicates customers that represent 10% or more of total sales of metal for the three months ended June 30, 2013 and 2012 (in millions):

Customer	Three months ended June 30,	Three months ended June 30,	Segments reporting sales of metal
	2013	2012
Valcambi	$27.2	$148.3	Palmarejo, San Bartolomé
Auramet	44.1	19.9	San Bartolomé, Kensington
Toronto Dominian Bank	34.5	18.3	Palmarejo, Rochester
International Commodities	25.7	7.0	Palmarejo, San Bartolomé, Rochester

The following table indicates customers that represent 10% or more of total sales of metal for the six months ended June 30, 2013 and 2012 (in millions):

Customer	Six months ended June 30,	Six months ended June 30,	Segments reporting sales of metal
	2013	2012
Valcambi	$39.4	$256.2	Palmarejo, San Bartolomé
Auramet	68.9	33.5	San Bartolomé, Kensington
Johnson Mathey	44.8	0.9	San Bartolomé, Rochester
International Commodities	40.4	23.8	Palmarejo, San Bartolomé, Rochester

NOTE 19 – SEGMENT REPORTING

The operating segments are managed separately because each segment represents a distinct use of company resources and a separate contribution to the Company’s cash flows. The Company’s reportable operating segments include the Palmarejo, San Bartolomé, Martha, Rochester, Kensington and Endeavor mining properties and the La Preciosa exploration property. All operating segments are engaged in the discovery and/or mining of gold and silver and generate the majority of their revenues from the sale of these precious metal concentrates and/or refined precious metals. Through September 2012, the Martha mine sold precious metal concentrates, typically under long-term contracts, to trading partners located in the United States and Switzerland. The Company ceased active mining operations at the Martha mine in September of 2012.

The Kensington mine sells precious metals and concentrates, typically under long-term contracts to smelters in China, Japan, and Germany. Refined gold and silver produced by the Rochester, Palmarejo, and San Bartolomé mines are principally sold on a spot basis to precious metals trading banks such as International Commodities, Mitsui, Mitsubishi, Standard Bank, TD Securities, Valcambi and Auramet. Concentrates produced

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

at the Endeavor mine are sold to Nyrstar (formerly Zinifex), an Australian smelter. The Company’s exploration programs, other than the La Preciosa project, are reported in its other segment. The other segment also includes the corporate headquarters, elimination of intersegment transactions and other items necessary to reconcile to consolidated amounts. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies above. The Company evaluates performance and allocates resources based on profit or loss before interest, income taxes, depreciation and amortization, unusual and infrequent items and extraordinary items.

Financial information relating to the Company’s segments is as follows (in thousands):

Three months ended June 30, 2013	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	La Preciosa	Other	Total
Sales of metals	$86,217	$49,236	$30,851	$34,903	$(161)	$3,479	$—	$—	$204,525
Productions costs applicable to sales	(55,218)	(32,815)	(30,154)	(23,054)	—	(1,683)	—	—	(142,924)
Depreciation and depletion	(35,557)	(4,941)	(13,261)	(2,324)	(113)	(1,220)	(2)	(235)	(57,653)

Gross profit	(4,558)	11,480	(12,564)	9,525	(274)	576	(2)	(235)	3,948
Exploration expense	3,189	27	563	512	603	—	690	1,190	6,774
Loss on impairment	—	—	—	—	86	—	—	—	86
Other operating expenses	—	—	134	34,177	861	—	—	12,873	48,045

OPERATING INCOME	(7,747)	11,453	(13,261)	(25,164)	(1,824)	576	(692)	(14,298)	(50,957)
Interest and other income, net	(428)	683	150	—	(177)	—	(11)	(16,990)	(16,773)
Interest expense, net	(4,190)	(14)	(95)	(5)	(1)	—	—	(6,625)	(10,930)
Fair value adjustments, net	61,066	—	6,350	—	—	—	—	(662)	66,754
Income tax expense	(17,282)	(4,506)	—	—	(117)	85	—	(1,314)	(23,134)

Net income	$31,419	$7,616	$(6,856)	$(25,169)	$(2,119)	$661	$(703)	$(39,889)	$(35,040)

Segment assets (A)	$1,860,240	$286,325	$485,215	$122,917	$6,757	$30,226	$409,458	$103,464	$3,304,602
Capital expenditures (B)	$9,166	$3,159	$7,406	$6,596	$10	$—	$735	$129	$27,201

A.	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
B.	Balance represents cash flow amounts

Three months ended June 30, 2012	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$136,365	$53,383	$21,124	$34,153	$4,149	$5,232	$—	$254,406
Productions costs applicable to sales	(62,538)	(22,773)	(16,106)	(20,751)	(7,102)	(2,553)	—	(131,823)
Depreciation and depletion	(42,748)	(4,070)	(9,719)	(2,060)	(704)	(1,592)	(131)	(61,024)

Gross profit	31,079	26,540	(4,701)	11,342	(3,657)	1,087	(131)	61,559
Exploration expense	1,624	(70)	274	1,135	2,763	—	579	6,305
Loss on impairment	—	—	—	—	4,813	—	—
Other operating expenses	—	25	16	692	81	—	8,053	8,867

OPERATING INCOME	29,455	26,585	(4,991)	9,515	(11,314)	1,087	(8,763)	41,574
Interest and other income, net	(4,720)	631	—	239	(494)	—	1,123	(3,221)
Interest expense	(5,672)	(36)	(901)	(7)	(1)	—	(940)	(7,557)
Fair value adjustments, net	14,105	—	2,187	—	—	—	(253)	16,039
Income tax benefit (expense)	(11,967)	(10,889)	—	—	(28)	—	(978)	(23,862)

Net income	$21,201	$16,291	$(3,705)	$9,747	$(11,837)	$1,087	$(9,811)	$22,973

Segment assets (A)	$1,954,084	$289,428	$518,611	$94,677	$13,070	$33,228	$16,654	$2,919,752
Capital expenditures (B)	$11,174	$7,800	$9,324	$2,946	$529	$—	$465	$32,238

A.	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
B.	Balance represents cash flow amounts

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

Six months ended June 30, 2013	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	La Preciosa	Other	Total
Sales of metals	$143,643	$82,377	$70,126	$74,377	$(662)	$6,461		$—	$376,322
Productions costs applicable to sales	(81,937)	(48,494)	(53,718)	(44,557)	—	(3,003)	—	1	(231,708)
Depreciation and depletion	(64,507)	(9,696)	(26,647)	(4,505)	(229)	(2,044)	(2)	(459)	(108,089)

Gross profit	(2,801)	24,187	(10,239)	25,315	(891)	1,414	(2)	(458)	36,525
Exploration expense	5,170	79	1,235	996	1,587	—	690	3,858	13,615
Loss on impairment	—	—	—	—	205	—	—	—	205
Other operating expenses	—	3,722	210	34,321	1,906	—	—	22,598	62,757

OPERATING INCOME	(7,971)	20,386	(11,684)	(10,002)	(4,589)	1,414	(692)	(26,914)	(40,052)
Interest and other income, net	1,514	1,288	281	57	746	—	(11)	(16,827)	(12,952)
Interest expense, net	(7,928)	(46)	(354)	(11)	—	—	—	(12,323)	(20,662)
Fair value adjustments, net	75,494	—	10,577	—	—	—	—	(1,521)	84,550
Income tax expense	(20,816)	(8,834)	(1)	—	(44)	84	—	(4,043)	(33,654)

Net income	$40,293	$12,794	$(1,181)	$(9,956)	$(3,887)	$1,498	$(703)	$(61,628)	$(22,770)

Segment assets (A)	$1,860,240	$286,325	$485,215	$122,917	$6,757	$30,226	$409,458	$103,464	$3,304,602
Capital expenditures (B)	$14,480	$3,616	$10,736	$9,894	$10	$—	$735	$557	$40,028

A.	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
B.	Balance represents cash flow amounts

Six months ended June 30, 2012	Palmarejo Mine	San Bartolomé Mine	Kensington Mine	Rochester Mine	Martha Mine	Endeavor Mine	Other	Total
Sales of metals	$260,087	$94,759	$31,500	$52,911	$7,767	$11,946	$—	$458,970
Productions costs applicable to sales	(108,397)	(36,381)	(33,197)	(30,317)	(10,795)	(5,290)	—	(224,377)
Depreciation and depletion	(80,517)	(8,289)	(16,324)	(3,702)	(1,300)	(3,236)	(248)	(113,616)

Gross profit	71,173	50,089	(18,021)	18,892	(4,328)	3,420	(248)	120,977
Exploration expense	2,945	—	496	1,844	6,174	—	1,413	12,872
Loss on impairment	—	—	—	—	4,813	—	—	4,813
Other operating expenses	—	30	35	2,033	279	—	15,154	17,531

OPERATING INCOME	68,228	50,059	(18,552)	15,015	(15,594)	3,420	(16,815)	85,761
Interest and other income, net	(139)	726	—	288	(570)	—	1,481	1,786
Interest expense, net	(10,481)	(36)	(1,793)	(15)	(1)	—	(1,901)	(14,227)
Fair value adjustments, net	(11,505)	—	1,636	—	—	—	2,795	(7,074)
Income tax expense	(15,511)	(18,578)	—	—	(239)	—	(4,970)	(39,298)

Net income	$30,592	$32,171	$(18,709)	$15,288	$(16,404)	$3,420	$(19,410)	$26,948

Segment assets (A)	$1,954,084	$289,428	$518,611	$94,677	$13,070	$33,228	$16,654	$2,919,752
Capital expenditures (B)	$18,344	$18,007	$20,202	$5,585	$1,188	$—	$559	$63,885

A.	Segment assets consist of receivables, prepaids, inventories, property, plant and equipment, and mining properties
B.	Balance represents cash flow amounts

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

	June 30, 2013	December 31, 2012
Assets
Total assets for reportable segments	$3,304,602	$2,974,056
Cash and cash equivalents	249,531	125,440
Short term investments	—	999
Other assets	112,583	120,906

Total consolidated assets	$3,666,716	$3,221,401

Geographic Information

	June 30, 2013	December 31, 2012
Long Lived Assets:
United States	$503,105	$514,687
Australia	27,364	29,408
Argentina	94,964	95,134
Bolivia	235,781	240,905
Mexico	2,156,808	1,795,677

Total	$3,018,022	$2,675,811

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues:
United States	$65,754	$55,277	$144,502	$84,411
Mexico	86,217	136,365	143,643	260,087
Bolivia	49,236	53,383	82,377	94,759
Australia	3,479	5,232	6,462	11,946
Argentina	(161)	4,149	(662)	7,767

Total	$204,525	$254,406	$376,322	$458,970

NOTE 20 – LITIGATION AND OTHER EVENTS

Sites Related to Callahan Mining Corporation

In 1991, the Company acquired all of the outstanding common stock of Callahan Mining Corporation. Since then, the Company has received requests for information or notices of potential liability from state or federal agencies with regard to Callahan’s operations at sites in Idaho, Maine, Colorado and Washington. The Company did not make any decisions with respect to generation, transport or disposal of hazardous waste at these sites. Therefore, the Company believes that it is not liable for any potential cleanup costs either directly as an operator or indirectly as a parent. To date, none of these agencies have made any claims against the Company or Callahan for cleanup costs. The Company anticipates that further agency interaction may be possible with respect to three of these sites, discussed below.

Callahan operated a mine and mill in Brooksville, Maine from 1968 until 1972 and subsequently disposed of the property. In 2000, the U.S. Environmental Protection Agency, or EPA, made a formal request to the Company for information regarding the site. The site was placed on the National Priorities List on September 5,

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Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

2002, and the Maine Department of Transportation, a partial owner of the property, signed a consent order in 2005. In January 2009, the EPA and the State of Maine made additional formal requests to the Company for information relating to the site, to which the Company responded. The first phase of cleanup at the site began in April 2011.

The Van Stone Mine in Stevens County, Washington consists of several parcels and was mined from 1926 until 1993. Callahan sold its parcel in 1990. In February 2010, the State of Washington Department of Ecology notified Callahan Mining Corporation that it, among others, is a potentially liable person (PLP) under Washington law. Asarco LLC (“Asarco”), an affiliate of American Smelting and Refining Company, which developed the mill on the site in 1951, settled for $3.5 million. Another potentially liable person, Vaagen Brothers, signed a consent order which allows access to the site for a Remedial Investigation and Feasibility Study. Neither the Company nor Callahan Mining Corporation has received any further notices from the Washington Department of Ecology. On June 5, 2012, Asarco filed a lawsuit in the U.S. District Court for the Eastern District of Washington against five named defendants, including Callahan Mining Corporation, seeking contribution for the $3.5 million settlement. Callahan Mining Corporation filed a response and defense to the lawsuit on December 11, 2012 and does not believe it has any liability to Asarco. The Court has set a trial date for April 28, 2014. On January 23, 2013, the Court entered an Order dismissing one of the five named defendants from the lawsuit as a result of the parties reaching a settlement.

Callahan controlled the Akron Mine located in Gunnison County, Colorado under lease and option agreements with several owners from 1937-1960. In December 2003, the United States Forest Service (“USFS”) made a formal request for information to the Company for information regarding the site, to which the Company responded. In February 2007, the USFS made a formal request for information to Callahan for information regarding the site, to which Callahan responded. In April 2013, the USFS made a formal request for information to the Company regarding the site, to which the Company responded on June 10, 2013.

Bolivian Temporary Restriction on Mining above 4,400 Meters

On October 14, 2009, the Bolivian state-owned mining organization, COMIBOL, announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. The Company holds rights to mine above this elevation under valid contracts with COMIBOL as well as under authorized contracts with local mining cooperatives that hold their rights under contract themselves with COMIBOL. The Company temporarily adjusted its mine plan to confine mining activities to the ore deposits below 4,400 meters above sea level and timely notified COMIBOL of the need to lift the restriction.

The Cooperative Reserva Fiscal, with which the Company has one of those contracts, subsequently interpreted the COMIBOL resolution and determined that the Huacajchi deposit was not covered by such resolution. In March 2010, the Cooperative Reserva Fiscal notified COMIBOL that, based on its interpretation, it was resuming mining of high grade material above the 4,400 meter level in the Huacajchi deposit. In December 2011, the Cooperative Reserva Fiscal sent a similar notification to COMIBOL with respect to a further area above the 4,400 meter level known as Huacajchi Sur. Based on these notifications and on the absence of any objection from COMIBOL, the Company resumed mining operations at the San Bartolomé mine on the Huacajchi deposit and Huacajchi Sur. Mining in other areas above the 4,400 meter level continues to be suspended.

The partial suspension may reduce production until the Company is able to resume mining above 4,400 meters generally. It is uncertain at this time how long the suspension will remain in place. In addition, it is possible that COMIBOL may decide that the Company’s operations at the Huacajchi deposit or Huacajchi Sur are subject to the COMIBOL resolution, which may force the Company to cease mining at such deposits. If

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

COMIBOL objects to the Company mining at the Huacajchi deposit or Huacajchi Sur or if the other restrictions are not lifted, the Company may need to write down the carrying value of the asset. It is also uncertain if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia.

Unpatented Mining Claims Dispute at Rochester in Nevada

On December 5, 2011, Coeur Rochester filed a lawsuit in the Sixth Judicial District Court of Nevada against Rye Patch Gold Corp and Rye Patch Gold US, Inc. seeking a declaratory judgment as to Coeur Rochester’s ownership of 447 unpatented mining claims covering approximately 8,600 acres of federal lands in and surrounding the Coeur Rochester mine operation. On December 5, 2011, Rye Patch Gold US, Inc. filed a similar action asserting its interest in the claims in the Second Judicial District Court of Nevada. The Rye Patch action was subsequently moved to the Sixth Judicial Court and consolidated with Coeur Rochester’s pending action. The dispute stemmed from competing asserted interests in the mining claims between Coeur Rochester and Rye Patch following Coeur Rochester’s inadvertent failure to pay annual mining claim maintenance fees.

On June 24, 2013, Coeur Rochester entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Rye Patch. The closing of the transactions contemplated by the Settlement Agreement (the “Closing”) occurred on June 27, 2013. At the Closing, in accordance with the terms of the Settlement Agreement, all disputes among Coeur Rochester and Rye Patch regarding the competing unpatented mining claims were mutually released and Coeur Rochester and Rye Patch agreed to take necessary actions to cause all pending litigation involving the parties associated with the competing claims to be dismissed with prejudice. In addition, Coeur Rochester acquired all Rye Patch mining claims in dispute with those of Coeur Rochester, in exchange for (1) a $10 million cash payment, (2) the granting to Rye Patch of a 3.4% net smelter returns royalty on up to 39.4 million silver equivalent ounces produced and sold from the Rochester Mine beginning January 1, 2014, payable in cash on a quarterly basis, which had an estimated fair value of $22.0 million, and (3) granting Rye Patch an option to acquire CRI’s federal patented mining claim called “Blue Bird” (which option was timely exercised by Rye Patch and the transfer of the “Blue Bird” claim to Rye Patch occurred on July 11, 2013).

Appeal of Plan of Operations Amendment at Rochester in Nevada

The Rochester property is also the subject of an administrative appeal filed by Great Basin Resource Watch (“GBRW”) with the Interior Board of Land Appeals (“IBLA”). This appeal challenges the decision of the U.S. Bureau of Land Management (“BLM”) to approve a plan of operations amendment permitting resumed mining in the existing mine pit and construction of a new heap leach pad. GBRW asserts that the National Environmental Policy Act (“NEPA”) required an Environmental Impact Statement for the plan of operations amendment, as opposed to the Environmental Assessment (“EA”) that was prepared. GBRW further alleges that BLM violated the Federal Land Policy & Management Act (“FLPMA”) by failing to avoid unnecessary and undue degradation of public lands. Because GBRW did not seek a stay of BLM’s decision, operations are proceeding as approved. Coeur was granted intervenor status in the appeal and is actively participating in its resolution. The BLM and Coeur assert that the EA complies with NEPA and that BLM complied with FLPMA by, among other things, requiring mitigation of any possible future effects on water quality. BLM filed a Supplemental Briefing on March 1, 2012 regarding additional analysis conducted by the BLM further supporting and strengthening BLM and Coeur’s positions that the EA complies with NEPA. The Company cannot predict whether this will result in further briefing with the IBLA, when the IBLA will rule on the appeal or what impact, if any, an adverse ruling may have on Rochester’s operations.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

NOTE 21 – SUPPLEMENTAL GUARANTOR INFORMATION

The following Condensed Consolidating Financial Statements are presented to satisfy disclosure requirements of Rule 3-10 of Regulation S-X resulting from the guarantees by Coeur Alaska, Inc., Coeur Explorations, Inc., Coeur Rochester, Inc. and Coeur South America Corp. (collectively, the “Subsidiary Guarantors”) of the $300 million aggregate principal amount of 7.875% senior notes issued by Coeur on January 29, 2013. The following schedules present Condensed Consolidating Financial Statements of (a) Coeur, the parent company; (b) the Subsidiary Guarantors; and (c) certain wholly owned domestic and foreign subsidiaries of the Company (collectively, the “Non-Guarantor Subsidiaries”). Each of the Subsidiary Guarantors is 100% owned by Coeur, the guarantees are full and unconditional and no other subsidiary of Coeur guaranteed any security issued under the Registration Statement. There are no restrictions on the ability of Coeur to obtain funds from its subsidiaries by dividend or loan.

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

JUNE 30, 2013

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$186,881	$723	$61,927	$—	$249,531
Short term investments	—	—	—	—	—
Receivables	1,414	9,300	53,893	—	64,607
Ore on leach pad	—	28,880	—	—	28,880
Metal and other inventory	—	34,933	113,353	—	148,286
Deferred tax assets	—	—	2,620	—	2,620
Restricted Assets	—	—	660	—	660
Prepaid expenses and other	3,384	8,480	6,081	—	17,945

	191,679	82,316	238,534	—	512,529

Non-Current Assets
Property, plant and equipment, net	1,700	203,350	455,283	—	660,333
Mining properties, net	—	297,594	2,060,095	—	2,357,689
Ore on leach pad, non-current portion	—	26,861	—	—	26,861
Restricted assets	18,682	60	5,726	—	24,468
Marketable securities	16,008	—	—	—	16,008
Receivables, non-current portion	—	—	38,539	—	38,539
Debt issuance costs, net	11,890	—	—	—	11,890
Deferred tax assets	955	—	14	—	969
Net investment in subsidiaries	1,878,855	—	1,578,799	(3,457,654)	—
Other	52,443	14,717	318,635	(368,365)	17,430

Total Assets	$2,172,212	$624,898	$4,695,625	$(3,826,019)	$3,666,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,379	$16,948	$38,119	$—	$57,446
Accrued liabilities and other	2,309	2,254	4,806	—	9,369
Accrued income taxes	34	—	8,628	—	8,662
Accrued payroll and related benefits	3,231	4,312	8,033	—	15,576
Accrued interest payable	10,222	4	1,033	(1,022)	10,237
Current portion of capital leases and other debt obligations	—	2,421	307,714	(304,650)	5,485
Current portion of royalty obligation	—	2,911	41,694	—	44,605
Current portion of reclamation and mine closure	—	—	1,068	(595)	473
Deferred tax liability	—	—	121	—	121

	18,175	28,850	411,216	(306,267)	151,974

Non-Current Liabilities
Long-term debt and capital leases	305,333	312	63,625	(62,692)	306,578
Non-current portion of royalty obligation	—	19,135	67,169	—	86,304
Reclamation and mine closure	—	24,009	11,104	595	35,708
Deferred income taxes	118,743	—	592,807	—	711,550
Other long term liabilities	955	705	21,450	—	23,110
Intercompany payable (receivable)	(622,486)	392,288	230,198	—	—

	(197,455)	436,449	986,353	(62,097)	1,163,250

Stockholders’ Equity
Common stock	1,016	350	120,848	(121,198)	1,016
Additional paid-in capital	2,770,953	107,734	3,235,572	(3,343,306)	2,770,953
Accumulated deficit	(418,926)	51,515	(58,364)	6,849	(418,926)
Accumulated other comprehensive loss	(1,551)	—	—	—	(1,551)

Total Liabilities and Stockholders’ Equity	$2,172,212	$624,898	$4,695,625	$(3,826,019)	$3,666,716

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$86,788	$400	$38,252	$—	$125,440
Short term investments	999	—	—	—	999
Receivables	8,520	7,643	46,275	—	62,438
Ore on leach pad	—	22,991	—	—	22,991
Metal and other inventory	—	45,906	124,764	—	170,670
Deferred tax assets	—	—	2,458	—	2,458
Restricted Assets	—	—	396	—	396
Prepaid expenses and other	3,395	5,947	11,448	—	20,790

Total Current Assets	99,702	82,887	223,593	—	406,182

Non-Current Assets
Property, plant and equipment, net	4,183	208,857	470,820	—	683,860
Mining properties, net	—	301,506	1,690,445	—	1,991,951
Ore on leach pad, non-current portion	—	21,356	—	—	21,356
Restricted assets	18,922	60	5,988	—	24,970
Marketable securities	27,065	—	—	—	27,065
Receivables, non-current portion	—	—	48,767	—	48,767
Debt issuance costs, net	3,713	—	—	—	3,713
Deferred tax assets	955	—	—	—	955
Net investment in subsidiaries	1,553,434	—	1,285,862	(2,839,296)	—
Other	39,120	12,360	318,330	(357,228)	12,582

Total Assets	$1,747,094	$627,026	$4,043,805	$(3,196,524)	$3,221,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,954	$17,211	$37,317	$—	$57,482
Accrued liabilities and other	1,418	4,014	4,570	—	10,002
Accrued income taxes	257	—	26,851	—	27,108
Accrued payroll and related benefits	7,477	8,158	5,671	—	21,306
Accrued interest payable	463	5	1,002	(992)	478
Current portion of capital leases and other debt obligations	48,081	3,013	309,539	(304,650)	55,983
Current portion of royalty obligation	—	—	65,104	—	65,104
Current portion of reclamation and mine closure	—	—	1,445	(777)	668
Deferred tax liability	—	—	121	—	121

	60,650	32,401	451,620	(306,419)	238,252

Non-Current Liabilities
Long-term debt and capital leases	—	1,675	53,367	(51,582)	3,460
Non-current portion of royalty obligation	—	—	141,879	—	141,879
Reclamation and mine closure	—	23,149	10,744	777	34,670
Deferred income taxes	115,425	—	462,063	—	577,488
Other long term liabilities	955	8,086	18,331	—	27,372
Intercompany payable (receivable)	(628,216)	390,480	237,736	—	—

	(511,836)	423,390	924,120	(50,805)	784,869

Stockholders’ Equity
Common stock	903	350	22,760	(23,110)	903
Additional paid-in capital	2,601,254	107,734	2,748,173	(2,855,907)	2,601,254
Accumulated deficit	(396,156)	63,151	(102,868)	39,717	(396,156)
Accumulated other comprehensive loss	(7,721)	—	—	—	(7,721)

Total Liabilities and Stockholders’ Equity	$1,747,094	$627,026	$4,043,805	$(3,196,524)	$3,221,401

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2013

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$65,754	$138,771	$—	$204,525
Production costs applicable to sales	—	(53,207)	(89,717)	—	(142,924)
Depreciation, depletion and amortization	(231)	(15,589)	(41,833)	—	(57,653)

Gross Profit	(231)	(3,042)	7,221	—	3,948

COSTS AND EXPENSES
General and administrative	12,617	1,375	1,034	—	15,026
Exploration	314	1,398	5,062	—	6,774
Litigation Settlement		32,046			32,046
Loss on impairment and other	—	—	86	—	86
Pre-development, care, maintenance, and other	—	698	275	—	973

Total costs and expenses	12,931	35,517	6,457	—	54,905

OPERATING INCOME (LOSS)	(13,162)	(38,559)	764	—	(50,957)

OTHER INCOME AND EXPENSE
Fair value adjustments, net	(662)	6,350	61,066	—	66,754
Other than temporary impairment of marketable sec.	(17,192)	—	—	—	(17,192)
Interest and other, net	1,309	241	(247)	(884)	419
Interest expense, net of capitalized interest	(6,623)	(100)	(5,091)	884	(10,930)

Total other income and expense, net	(23,168)	6,491	55,728	—	39,051

INCOME (LOSS) BEFORE INCOME TAXES	(36,330)	(32,068)	56,492	—	(11,906)
Income tax provision	(824)	(191)	(22,119)	—	(23,134)

Total income (loss) after taxes	(37,154)	(32,259)	34,373	—	(35,040)

Equity income (loss) in consolidated subsidiaries	2,114	—	—	(2,114)	—

NET INCOME (LOSS)	$(35,040)	$(32,259)	$34,373	$(2,114)	$(35,040)

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

THREE MONTHS ENDED JUNE 30, 2013

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$(35,040)	$(32,259)	$34,373	$(2,114)	$(35,040)
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(7,491)	—	—	—	(7,491)
Reclassification adjustments for losses included in net income	17,192	—	—	—	17,192

Other comprehensive income (loss)	9,701	—	—	—	9,701

COMPREHENSIVE INCOME (LOSS)	$(25,339)	$(32,259)	$34,373	$(2,114)	$(25,339)

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$55,277	$199,129	$—	$254,406
Production costs applicable to sales	—	(36,857)	(94,966)	—	(131,823)
Depreciation, depletion and amortization	(131)	(11,780)	(49,113)	—	(61,024)

Gross Profit	(131)	6,640	55,050	—	61,559

COSTS AND EXPENSES
General and administrative	7,989	432	173	—	8,594
Exploration	212	1,782	4,311	—	6,305
Loss on impairment and other	—	—	4,813	—	4,813
Pre-development, care, maintenance, and other	—	276	(3)	—	273

Total costs and expenses	8,201	2,490	9,294	—	19,985

OPERATING INCOME (LOSS)	(8,332)	4,150	45,756	—	41,574

OTHER INCOME AND EXPENSE
Fair value adjustments, net	(254)	2,187	14,106	—	16,039
Interest and other income, net	2,176	325	(4,495)	(1,227)	(3,221)
Interest expense, net of capitalized interest	(940)	(908)	(6,936)	1,227	(7,557)

Total other income and expense, net	982	1,604	2,675	—	5,261

INCOME (LOSS) BEFORE INCOME TAXES	(7,350)	5,754	48,431	—	46,835
Income tax benefit (provision)	(388)	—	(23,474)	—	(23,862)

Total income (loss) after taxes	(7,738)	5,754	24,957	—	22,973

Equity income (loss) in consolidated subsidiaries	30,711	—	—	(30,711)	—

NET INCOME (LOSS)	$22,973	$5,754	$24,957	$(30,711)	$22,973

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

THREE MONTHS ENDED JUNE 30, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
NET INCOME (LOSS)	$22,973	$5,754	$24,957	$(30,711)	$22,973
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities, net	(5,676)	—	—	—	(5,676)

Other comprehensive income (loss)	(5,676)	—	—	—	(5,676)

COMPREHENSIVE INCOME (LOSS)	$17,297	$5,754	$24,957	$(30,711)	$17,297

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2013

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$144,502	$231,820	$—	$376,322
Production costs applicable to sales	—	(98,274)	(133,434)	—	(231,708)
Depreciation, depletion, and amortization	(450)	(31,160)	(76,479)	—	(108,089)

Gross Profit	(450)	15,068	21,907	—	36,525

COSTS AND EXPENSES
General and administrative	22,354	1,542	1,357	—	25,253
Exploration	663	2,862	10,090	—	13,615
Litigation settlement		32,046			32,046
Loss on impairment and other	—	—	205	—	205
Pre-development, care, maintenance, and other	—	698	4,760	—	5,458

Total costs and expenses	23,017	37,148	16,412	—	76,577

OPERATING INCOME (LOSS)	(23,467)	(22,080)	5,495	—	(40,052)

OTHER INCOME AND EXPENSE
Fair value adjustments, net	(1,522)	10,577	75,495	—	84,550
Other than temporary impairment of marketable sec.	(17,227)	—	—	—	(17,227)
Interest and other, net	2,208	475	3,316	(1,724)	4,275
Interest expense, net of capitalized interest	(12,320)	(364)	(9,702)	1,724	(20,662)

Total other income and expense, net	(28,861)	10,688	69,109	—	50,936

INCOME (LOSS) BEFORE INCOME TAXES	(52,328)	(11,392)	74,604	—	10,884
Income tax benefit (provision)	(3,310)	(246)	(30,098)	—	(33,654)

Total income (loss) after taxes	(55,638)	(11,638)	44,506	—	(22,770)

Equity income (loss) in consolidated subsidiaries	32,868	—	—	(32,868)	—

NET INCOME (LOSS)	$(22,770)	$(11,638)	$44,506	$(32,868)	$(22,770)

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

SIX MONTHS ENDED JUNE 30, 2013

NET INCOME (LOSS)	$(22,770)	$(11,638)	$44,506	$(32,868)	$(22,770)
OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on Available for sale securities	(11,057)	—	—	—	(11,057)
Reclassification adjustments for losses included in net income	17,227	—	—	—	17,227

Other comprehensive income (loss)	6,170	—	—	—	6,170

COMPREHENSIVE INCOME (LOSS)	$(16,600)	$(11,638)	$44,506	$(32,868)	$(16,600)

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Sales of metal	$—	$84,412	$374,558	$—	$458,970
Production costs applicable to sales	—	(63,513)	(160,864)	—	(224,377)
Depreciation, depletion and amortization	(248)	(20,026)	(93,342)	—	(113,616)

Gross Profit	(248)	873	120,352	—	120,977

COSTS AND EXPENSES
General and administrative	15,035	766	389	—	16,190
Exploration	818	2,941	9,113	—	12,872
Loss on impairment and other	—	—	4,813	—	4,813
Pre-development, care, maintenance, and other	—	1,303	38	—	1,341

Total costs and expenses	15,853	5,010	14,353	—	35,216

OPERATING INCOME (LOSS)	(16,101)	(4,137)	105,999	—	85,761

OTHER INCOME AND EXPENSE
Fair value adjustments, net	2,795	1,636	(11,505)	—	(7,074)
Interest and other, net	3,670	784	199	(2,867)	1,786
Interest expense, net of capitalized interest	(1,901)	(1,808)	(13,385)	2,867	(14,227)

Total other income and expense, net	4,564	612	(24,691)	—	(19,515)

INCOME (LOSS) BEFORE INCOME TAXES	(11,537)	(3,525)	81,308	—	66,246
Income tax benefit (provision)	(3,524)	—	(35,774)	—	(39,298)

Total income (loss) after taxes	(15,061)	(3,525)	45,534	—	26,948

Equity income (loss) in consolidated subsidiaries	42,009	—	—	(42,009)	—

NET INCOME (LOSS)	$26,948	$(3,525)	$45,534	$(42,009)	$26,948

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

SIX MONTHS ENDED JUNE 30, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

NET INCOME (LOSS)	$26,948	$(3,525)	$45,534	$(42,009)	$26,948

OTHER COMPREHENSIVE INCOME (LOSS) net of tax:
Unrealized loss on available for sale securities	(5,252)	—	—	—	(5,252)

Other comprehensive income (loss)	(5,252)	—	—	—	(5,252)

COMPREHENSIVE INCOME (LOSS)	$21,696	$(3,525)	$45,534	$(42,009)	$21,696

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

THREE MONTHS ENDED JUNE 30, 2013

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$(4,115)	$3,768	$65,798	$(2,113)	$63,338

Cash Flows From Investing Activities
Purchase of short term investments and marketable securities	—	(23)	(660)	—	(683)
Proceeds from sales and maturities of short term investments, marketable securities	1,498	24	—	—	1,522
Capital expenditures	(129)	(14,003)	(13,069)	—	(27,201)
Acquisition of Orko Silver Corporation	(107,249)	—	3,488	2,113	(101,648)
Other	(18)	205	67	—	254

Cash provided by (used in) investing activities	(105,898)	(13,797)	(10,174)	2,113	(127,756)

Cash Flows From Financing Activities
Payments on long-term debt, capital leases, and associated costs	—	(715)	(1,142)	—	(1,857)
Payments on gold lease obligation	—	—	(15,480)	—	(15,480)
Net intercompany borrowings (repayments)	(11,666)	11,183	483	—	—
Other	(25)	—	—	—	(25)

Cash provided by (used in) financing activities	(11,691)	10,468	(16,139)	—	(17,362)

Increase (decrease) in cash and cash equivalents	(121,704)	439	39,485	—	(81,780)
Cash and cash equivalents at beginning of period	308,585	284	22,442	—	331,311

Cash and cash equivalents at end of period	$186,881	$723	$61,927	$—	$249,531

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

THREE MONTHS ENDED JUNE 30, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$26,729	$(2,913)	$120,097	$(30,710)	$113,203

Cash Flows From Investing Activities
Purchase of short term investments and marketable securities	(6,807)	(24)	—	—	(6,831)
Proceeds from sales and maturities of short term investments, marketable securities	659	24	—	—	683
Capital expenditures	(466)	(12,269)	(19,503)	—	(32,238)
Other	1,038	—	(43)	—	995
Investments in unconsolidated subsidiaries	(30,710)	—	—	30,710	—

Cash provided by (used in) investing activities	(36,286)	(12,269)	(19,546)	30,710	(37,391)

Cash Flows From Financing Activities
Payments on long-term debt, capital leases, and associated costs	—	(4,702)	(4,092)	—	(8,794)
Payments on gold production royalty	—	—	(19,287)	—	(19,287)
Net intercompany borrowings (repayments)	55,024	20,330	(75,354)	—	—
Other	(217)	—	—	—	(217)

Cash provided by financing activities	54,807	15,628	(98,733)	—	(28,298)

Increase (decrease) in cash & cash equivalents	45,250	446	1,818	—	47,514
Cash and cash equivalents at beginning of period	79,656	91	72,136	—	151,883

Cash and cash equivalents at end of period	$124,906	$537	$73,954	$—	$199,397

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2013

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$18,859	$20,659	$69,621	$(32,867)	$76,272

Cash Flows From Investing Activities
Purchase of short term investments and marketable securities	(1,598)	(39)	(3,695)	—	(5,332)
Proceeds from sales and maturities of short term investments, marketable securities	2,873	38	3,433	—	6,344
Capital expenditures	(557)	(20,629)	(18,842)	—	(40,028)
Acquisition of Orko Silver Corporation	(149,568)	—	3,487	32,867	(113,214)
Other	(6)	443	772	—	1,209

Cash provided by (used in) investing activities	(148,856)	(20,187)	(14,845)	32,867	(151,021)

Cash Flows From Financing Activities
Proceeds from issuance of notes and bank borrowings	300,000	—	—	—	300,000
Payments on long-term debt, capital leases, and associated costs	(52,565)	(1,955)	(2,677)	—	(57,197)
Payments on gold production royalty	—	—	(30,929)	—	(30,929)
Share repurchases	(12,557)	—	—	—	(12,557)
Net intercompany borrowings (repayments)	(4,311)	1,806	2,505	—	—
Other	(477)	—	—	—	(477)

Cash provided by (used in) financing activities	230,090	(149)	(31,101)	—	198,840

Increase (decrease) in cash & cash equivalents	100,093	323	23,675	—	124,091
Cash and cash equivalents at beginning of period	86,788	400	38,252	—	125,440

Cash and cash equivalents at end of period	$186,881	$723	$61,927	$—	$249,531

Coeur Mining, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2012

	Coeur Mining, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operating Activities
Cash provided by operating activities	$29,931	$(9,217)	$151,498	$(42,008)	$130,204

Cash Flows From Investing Activities
Purchase of short term investments and marketable securities	(7,843)	(23)	—	—	(7,866)
Proceeds from sales and maturities of short term investments, marketable securities	20,677	24	—	—	20,701
Capital expenditures	(559)	(25,787)	(37,539)	—	(63,885)
Other	1,666	—	(486)	—	1,180
Investments in unconsolidated subsidiaries	(42,008)	—	—	42,008	—

Cash used in investing activities	(28,067)	(25,786)	(38,025)	42,008	(49,870)

Cash Flows From Financing Activities
Payments on long-term debt, capital leases, and associated costs	(282)	(6,068)	(7,894)	—	(14,244)
Payments on gold production royalty	—	—	(40,660)	—	(40,660)
Net intercompany borrowings (repayments)	38,697	41,175	(79,872)	—	—
Other	(1,045)	—	—	—	(1,045)

Cash provided by financing activities	37,370	35,107	(128,426)	—	(55,949)

Increase (decrease) in cash & cash equivalents	39,234	104	(14,953)	—	24,385
Cash and cash equivalents at beginning of period	85,672	433	88,907	—	175,012

Cash and cash equivalents at end of period	$124,906	$537	$73,954	$—	$199,397

$300,000,000

Coeur Mining, Inc.

OFFER TO EXCHANGE

All outstanding 7.875% Senior Notes due 2021

for new 7.875% Senior Notes due 2021

that have been registered under the Securities Act of 1933, as amended

                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL currently provides that this limitation of liability does not apply to: (a) breach of the duty of loyalty, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful distributions to stockholders under Section 174 of the DGCL or (d) a transaction from which the director derived an improper personal benefit.

Article X, Section 10.1 of the registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director will be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

With respect to actions by or in the right of the corporation, a similar standard applies under Section 145(b) of the DGCL, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 145(c) of the DGCL provides that a director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

Section 145(e) of the DGCL provides that expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation because he or she has not met the relevant standard of conduct described above.

Article VI of the registrant’s Bylaws requires indemnification and the advancement of defense expenses to directors, officers and employees to the fullest extent permitted by the DGCL. The rights to indemnification and advancement granted under the DGCL and the Bylaws are not exclusive of any other rights any person may have or acquire under any law, agreement, vote of stockholders or directors, provisions of a charter or bylaws, or otherwise.

The registrant maintains insurance for the benefit of its directors and officers to insure these persons against certain liabilities, whether or not the registrant would have the power to indemnify them against these liabilities under the DGCL.

The registrant intends to enter into certain indemnification agreements with its directors and officers. The indemnification agreements provide the registrant’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.

The foregoing summaries are subject to the text of the DGCL, the registrant’s Certificate of Incorporation and Bylaws, and the indemnification agreements referred to above, and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

See exhibits listed under the Exhibit Index below.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post—effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on the 23rd day of September, 2013.

COEUR MINING, INC.

By:	/s/ Peter C. Mitchell
Name:	Peter C. Mitchell
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Mitchell J. Krebs	President, Chief Executive Officer and Director (Principal Executive Officer)	September 23, 2013

* Peter C. Mitchell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 23, 2013

* Mark Spurbeck	Vice President—Finance (Principal Accounting Officer)	September 23, 2013

* Linda L. Adamany	Director	September 23, 2013

* Kevin S. Crutchfield	Director	September 23, 2013

* Sebastian Edwards	Director	September 23, 2013

* Randolph E. Gress	Director	September 23, 2013

* Robert E. Mellor	Chairman	September 23, 2013

* John H. Robinson	Director	September 23, 2013

* J. Kenneth Thompson	Director	September 23, 2013

*	By:	/s/ Casey M. Nault
Name: Casey M. Nault
Title: Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on the 23rd day of September, 2013.

COEUR ALASKA, INC.

By:	/s/ Peter C. Mitchell
Name:	Peter C. Mitchell
Title:	Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Mitchell J. Krebs	President and Director (Principal Executive Officer)	September 23, 2013

* Peter C. Mitchell	Vice President and Director (Principal Financial Officer)	September 23, 2013

* Mark Spurbeck	Vice President (Principal Accounting Officer)	September 23, 2013

* Frank L. Hanagarne	Director	September 23, 2013

*	By:	/s/ Casey M. Nault
Name: Casey M. Nault
Title: Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on the 23rd day of September, 2013.

COEUR EXPLORATIONS, INC.

By:	/s/ Peter C. Mitchell
Name:	Peter C. Mitchell
Title:	Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Mitchell J. Krebs	President and Director (Principal Executive Officer)	September 23, 2013

* Peter C. Mitchell	Vice President and Director (Principal Financial Officer)	September 23, 2013

* Mark Spurbeck	Vice President (Principal Accounting Officer)	September 23, 2013

* Frank L. Hanagarne	Director	September 23, 2013

*	By:	/s/ Casey M. Nault
Name: Casey M. Nault
Title: Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on the 23rd day of September, 2013.

COEUR ROCHESTER, INC.

By:	/s/ Peter C. Mitchell
Name:	Peter C. Mitchell
Title:	Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Mitchell J. Krebs	President and Director (Principal Executive Officer)	September 23, 2013

* Peter C. Mitchell	Vice President and Director (Principal Financial Officer)	September 23, 2013

* Mark Spurbeck	Vice President (Principal Accounting Officer)	September 23, 2013

* Frank L. Hanagarne	Director	September 23, 2013

*	By:	/s/ Casey M. Nault
Name: Casey M. Nault
Title: Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coeur d’Alene, State of Idaho, on the 23rd day of September, 2013.

COEUR SOUTH AMERICA CORP.

By:	/s/ Peter C. Mitchell
Name:	Peter C. Mitchell
Title:	Vice President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Mitchell J. Krebs	President and Director (Principal Executive Officer)	September 23, 2013

* Peter C. Mitchell	Vice President and Director (Principal Financial Officer)	September 23, 2013

* Mark Spurbeck	Vice President (Principal Accounting Officer)	September 23, 2013

* Frank L. Hanagarne	Director	September 23, 2013

*	By:	/s/ Casey M. Nault
Name: Casey M. Nault
Title: Attorney-in-Fact

Exhibit Index

2.1	Arrangement Agreement, dated February 20, 2013, among the registrant, 0961994 B.C. Ltd. and Orko Silver Corp. (Incorporated herein by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on February 20, 2013).

2.2	Memorandum of Agreement, dated March 12, 2013, among the registrant, 0961994 B.C. Ltd. and Orko Silver Corp. (Incorporated herein by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on March 13, 2013).

3.1	Delaware Certificate of Conversion of the registrant, effective as of May 16, 2013 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-12KB filed on May 16, 2013).

3.2	Delaware Certificate of Incorporation of the registrant, effective as of May 16, 2013 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-12KB filed on May 16, 2013).

3.3	Amended and Restated Bylaws of the registrant, effective as of September 16, 2013 (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on September 20, 2013).

4.1	Indenture dated as of January 29, 2013, among the registrant, as issuer, certain subsidiaries of the registrant, as guarantors thereto, and The Bank of New York Mellon, as trustee (Incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on January 29, 2013).

4.2	Registration Rights Agreement, dated January 29, 2013, among the registrant, certain subsidiaries of the registrant and Barclays Capital Inc. (Incorporated herein by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on January 29, 2013).

5.1	Opinion of Gibson, Dunn & Crutcher LLP (Filed herewith).

5.2	Opinion of Perkins Coie LLP (Previously filed).

10.1	401k Plan of the registrant. (Incorporated by reference to Exhibit 10(pp) to the registrant’s Annual Report on Form 10-K filed on March 29, 1995).*

10.2	Amended and Restated 2005 Non-Employee Directors’ Equity Incentive Plan, as amended for the registrant’s reverse stock split. (Incorporated herein by reference to Exhibit 10(b) to the registrant’s Annual Report on Form 10-K filed on February 26, 2010).*

10.3	Amended Mining Lease, effective as of August 5, 2005, between Hyak Mining Company, Inc. and Coeur Alaska, Inc. (Incorporated herein by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q filed on August 12, 2005).

10.4	Silver Sale Agreement, dated September 8, 2005, between the registrant, Perilya Broken Hill Ltd. and CDE Australia Pty. Ltd. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.) (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on November 9, 2005).

10.5	Form of Restricted Stock Award Agreement (Incorporated herein by reference to Exhibit 10.5 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.6	Form of Incentive Stock Option Award Agreement (Incorporated herein by reference to Exhibit 10.6 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.7	Form of Non-Qualified Stock Option Award Agreement (Incorporated herein by reference to Exhibit 10.7 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.8	Form of Performance Share Award Agreement (Incorporated herein by reference to Exhibit 10.8 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.9	Form of Performance Unit Award Agreement (Incorporated herein by reference to Exhibit 10.9 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.10	Form of Cash-Settled Restricted Stock Unit Award Agreement (Incorporated by reference to exhibit 10 (k) to the registrant’s Annual Report on Form 10-K filed on February 26, 2010.)*

10.11	Form of Cash-Settled Stock Appreciation Rights Award Agreement (Incorporated herein by reference to Exhibit 10.11 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.12	Amended and Restated Silver Sale and Purchase Agreement, dated March 28, 2006, between CDE Australia Pty Limited and Cobar Operations Pty Limited (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.) (Incorporated herein by reference to Exhibit 10(b) to the registrant’s Quarterly Report on Form 10-Q filed on May 9, 2006).

10.13	Supplemental Agreement in respect of the Amended and Restated Silver Sale and Purchase Agreement, dated January 29, 2008, between CDE Australia Pty Limited and Cobar Operations Pty Limited (Incorporated herein by reference to Exhibit 10(cc) to the registrant’s Annual Report on Form 10-K filed on February 29, 2008).

10.14	Gold royalty stream agreement, dated as of January 21, 2009, between the registrant and Franco-Nevada (Incorporated herein by reference to Exhibit 10.5 to the registrant’s Quarterly Report on Form 10-Q filed on May 11, 2009).*

10.15	Deed of Termination, dated July 15, 2009, of the Silver Sale Agreement, dated September 8, 2005, between the registrant, Perilya Broken Hill Ltd. and CDE Australia Pty. Ltd. (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed on August 6, 2009).

10.16	Employment Agreement, dated September 12, 2011, between us and Mitchell J. Krebs. (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on September 16, 2011.)*

10.17	Side letter, dated September 12, 2011, between us and Mitchell J. Krebs. (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on September 16, 2011.)*

10.18	Employment Agreement, dated September 16, 2011, between the registrant and Frank L. Hanagarne, Jr. (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on September 19, 2011.)*

10.19	Employment Agreement, dated December 31, 2011, between the registrant and Luke Russell (Incorporated herein by reference to Exhibit 10.19 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.20	Amended and Restated 2003 Long-Term Incentive Plan of the registrant, dated December 17, 2012 (Incorporated herein by reference to Exhibit 10.20 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).*

10.21	Amended and Restated Executive Severance Policy of the registrant (Filed herewith).*

10.22	Credit Agreement, dated August 1, 2012, among the registrant, Coeur Alaska, Inc. and Coeur Rochester, Inc., as the borrowers, the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on August 7, 2012).

10.23	Offer letter dated February 4, 2013 from the Company to Frank L. Hanagarne, Jr. (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on February 7, 2013).

10.24	Offer letter dated April 23, 2013 from the Company to Peter C. Mitchell (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 8, 2013).

10.25	Form of Indemnification Agreement (Incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 16, 2013).

10.26	Indenture dated as of March 18, 2008, between the registrant and the Bank of New York Mellon (formerly The Bank of New York), relating to the registrant’s 3.25% Convertible Senior Notes due 2028 (Incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on March 20, 2008).

10.27	First Supplemental Indenture dated as of March 18, 2008 to Indenture dated as of March 18, 2008, between the registrant and the Bank of New York Mellon (formerly The Bank of New York), relating to the registrant’s 3.25% Convertible Senior Notes due 2028 (Incorporated herein by reference to Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on March 20, 2008).

10.28	Agreement and General Release, dated September 16, 2013, between the registrant and Donald J. Birak (Filed herewith).*

10.29	Agreement and General Release, dated September 19, 2013, between the registrant and Luke Russell (Filed herewith).*

12.1	Computation of Ratio of Earnings to Fixed Charges (Previously filed).

21.1	List of subsidiaries of the registrant (Previously filed).

23.1	Consent of Gibson, Dunn & Crutcher LLP (Included in Exhibit 5.1).

23.2	Consent of Perkins Coie LLP (Previously filed).

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm (Filed herewith).

24.1	Powers of Attorney (Previously filed).

25.1	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon with respect to the Indenture dated as of January 29, 2013 (Previously filed).

99.1	Claims Dispute Map (Incorporated herein by reference to Exhibit 99.1 of the registrant’s Annual Report on Form 10-K filed on February 21, 2013).

99.2	Plan of Conversion, dated May 14, 2013 (Incorporated by reference to the registrant’s Form 8-K12B filed on May 16, 2013).

99.3	Idaho Statement of Domestication, dated May 16, 2013 (Incorporated by reference to the registrant’s Form 8-K12B filed on May 16, 2013).

99.4	Settlement Agreement and Mutual Release dated as of June 24, 2013, among Coeur Rochester, Inc. and Rye Patch Gold US Inc. and Rye Patch Gold Corp (Incorporated herein by reference to Exhibit 99.1 to the registrant’s Current Report on Form 8-K filed on June 28, 2013).

99.5	Net Smelter Royalty Agreement dated as of June 27, 2013, among Coeur Rochester, Inc. and Rye Patch Gold US Inc. (Incorporated herein by reference to Exhibit 99.2 to the registrant’s Current Report on Form 8-K filed on June 28, 2013).

99.6	Form of Letter of Transmittal (Previously filed).

99.7	Request for Taxpayer Identification Number and Certification on Form W-9 (Previously filed).

99.8	Form of Notice of Guaranteed Delivery (Previously filed).

101.INS	XBRL Instance Document (Previously filed).

101.SCH	XBRL Taxonomy Extension Schema (Previously filed).

101.CAL	XBRL Taxonomy Extension Calculation (Previously filed).

101.DEF	XBRL Taxonomy Extension Definition (Previously filed).

101.LAB	XBRL Taxonomy Extension Label (Previously filed).

101.PRE	XBRL Taxonomy Extension Presentation (Previously filed).

*	Management contract or compensatory plan.